Exhibit 10.1

UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF NEW YORK

IN RE PAYMENT CARD INTERCHANGE FEE AND MERCHANT DISCOUNT ANTITRUST LITIGATION This Document Applies to: All Cases.	No. 05‑MD‑1720 (MKB) (JO)

SUPERSEDING AND AMENDED DEFINITIVE CLASS SETTLEMENT AGREEMENT OF THE RULE 23(b)(3) CLASS PLAINTIFFS AND THE DEFENDANTS

UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF NEW YORK

IN RE PAYMENT CARD INTERCHANGE FEE AND MERCHANT DISCOUNT ANTITRUST LITIGATION This Document Applies to: All Cases.	No. 05‑MD‑1720 (MKB) (JO)

SUPERSEDING AND AMENDED DEFINITIVE CLASS SETTLEMENT AGREEMENT OF THE RULE 23(b)(3) CLASS PLAINTIFFS AND THE DEFENDANTS
Subject to the approval of the Court, and as further set forth below, this Superseding and Amended Definitive Class Settlement Agreement of the Rule 23(b)(3) Class Plaintiffs and the Defendants (the “Superseding and Amended Class Settlement Agreement”), which amends, modifies, and supersedes the Definitive Class Settlement Agreement (as defined herein), is made as of the 17th day of September, 2018, by and among the Rule 23(b)(3) Class Plaintiffs defined below, individually and as representatives of the Rule 23(b)(3) Settlement Class defined below, the Rule 23(b)(3) Class Counsel defined below, and the Defendants defined below.
WHEREAS, on June 22, 2005, Photos Etc. Corporation, Traditions Ltd., CHS Inc., and other plaintiffs filed a class action complaint in Photos Etc. Corp., et al. v. Visa U.S.A. Inc., et al., No. 05‑CV‑01007 (D. Conn.), alleging, among other things, that Defendants unlawfully fixed interchange fees and engaged in other conduct in violation of the Sherman Act (15 U.S.C. § 1, et seq.);
WHEREAS, the Photos Etc. Corp. action was subsequently consolidated for pretrial proceedings with additional putative class actions and individual plaintiff actions alleging similar or identical claims, in In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation, No. 05‑MD‑01720 (E.D.N.Y.);
WHEREAS, Class Plaintiffs and Defendants entered into a Definitive Class Settlement Agreement, which was filed with the Court on October 19, 2012, and which sought certification of settlement classes under Federal Rules of Civil Procedure 23(b)(3) and 23(b)(2);

WHEREAS, on November 27, 2012, the Court preliminarily approved the Definitive Class Settlement Agreement, certified a settlement class under Federal Rule of Civil Procedure 23(b)(3) from which opt-outs were permitted, and certified a settlement class under Federal Rule of Civil Procedure 23(b)(2) from which opt-outs were not permitted;
WHEREAS, on December 13, 2013, the Court filed an order finally approving the Definitive Class Settlement Agreement and certified the two settlement classes;
WHEREAS, the Visa Defendants, the Mastercard Defendants, and other Defendants also settled the claims of certain opt-outs from the previously certified Rule 23(b)(3) settlement class, who dismissed their claims with prejudice;
WHEREAS, on June 30, 2016, the United States Court of Appeals for the Second Circuit vacated the Court’s class certification and approval of the Definitive Class Settlement Agreement;
WHEREAS, on November 30, 2016, the Court appointed the law firms of Robins Kaplan LLP, Berger Montague PC, and Robbins Geller Rudman & Dowd LLP (“Rule 23(b)(3) Class Counsel”) to be interim co-lead counsel for a putative class of plaintiffs seeking class certification pursuant to Federal Rule of Civil Procedure 23(b)(3), and appointed The Nussbaum Law Group, P.C., Hilliard & Shadowen LLP, Freed Kanner London & Millen LLC, and Grant & Eisenhofer P.A. to be interim co‑lead counsel for a putative class of plaintiffs seeking class certification pursuant to Federal Rule of Civil Procedure 23(b)(2);
WHEREAS, on or about April 10, 2017, Barry’s Cut Rate Stores, Inc., et al. v. Visa, Inc., et al. was filed by interim co‑lead counsel for a putative class of plaintiffs seeking class certification pursuant to Federal Rule of Civil Procedure 23(b)(2) and on behalf of new named plaintiffs that were not signatories to the Definitive Class Settlement Agreement;
WHEREAS, on October 27, 2017, Rule 23(b)(3) Class Plaintiffs filed a Third Consolidated Amended Class Action Complaint, which sought certification of a class pursuant only to Federal Rule of Civil Procedure 23(b)(3);

WHEREAS, Rule 23(b)(3) Class Plaintiffs and Rule 23(b)(3) Class Counsel have conducted substantial discovery, including obtaining and analyzing more than 60 million pages of documents and participating in more than 550 depositions, and have carefully investigated and analyzed the facts and underlying events relating to the subject matter of their claims and the applicable legal principles;
WHEREAS, as a result of further arm’s-length negotiations for more than a year, including numerous mediation sessions before the Honorable Edward A. Infante and Professor Eric Green, Rule 23(b)(3) Class Plaintiffs, Rule 23(b)(3) Class Counsel, and Defendants have entered into this Superseding and Amended Class Settlement Agreement pertaining to the Rule 23(b)(3) Class Plaintiffs and the putative class of plaintiffs seeking class certification pursuant to Federal Rule of Civil Procedure 23(b)(3);
WHEREAS, Rule 23(b)(3) Class Plaintiffs and Rule 23(b)(3) Class Counsel have concluded, based upon their investigation, and taking into account the risks, uncertainties, burdens, delays, and costs of further prosecution of their claims, and for the purpose of putting to rest their controversies with Defendants, except as to injunctive relief claims alleged in Barry’s Cut Rate Stores, Inc., et al. v. Visa, Inc., et al., that a resolution and compromise on the terms set forth herein is fair, reasonable, adequate, and in the best interests of the Rule 23(b)(3) Settlement Class defined below;
WHEREAS, Rule 23(b)(3) Class Plaintiffs and Rule 23(b)(3) Class Counsel have developed a Notice Plan that they believe satisfies the requirements of due process and Federal Rule of Civil Procedure 23, and a Plan of Administration and Distribution that, pursuant to a claims-made process, will fairly and adequately administer the settlement and allocate the net settlement proceeds among, and distribute the settlement proceeds to, members of the Rule 23(b)(3) Settlement Class;
WHEREAS, Defendants, for the purpose of avoiding the burden, expense, risk, and uncertainty of continuing to litigate the Rule 23(b)(3) Class Plaintiffs’ claims, and for the purpose of putting to rest the controversies with the Rule 23(b)(3) Class Plaintiffs and the Rule 23(b)(3) Settlement Class, except as to the injunctive relief claims alleged in Barry’s Cut Rate Stores, Inc., et al. v. Visa, Inc., et al., and without any admission of liability or wrongdoing whatsoever, desire to enter into this Superseding and Amended Class Settlement Agreement;
WHEREAS, Rule 23(b)(3) Class Counsel represent and warrant that they are fully authorized to enter into this Superseding and Amended Class Settlement Agreement on behalf of the Rule 23(b)(3) Class Plaintiffs, and have consulted with and confirmed that all Rule 23(b)(3) Class Plaintiffs fully support and have no objection to this Superseding and Amended Class Settlement Agreement; and
WHEREAS, it is agreed that this Superseding and Amended Class Settlement Agreement shall not be deemed or construed to be an admission, concession, or evidence of any violation of any federal, state, or local statute, regulation, rule, or other law, or principle of common law or equity, or of any liability or wrongdoing whatsoever, by any of the Defendants, any of their alleged co‑conspirators, or any of the other Rule 23(b)(3) Settlement Class Released Parties defined below, or of the truth of any of the claims that Rule 23(b)(3) Class Plaintiffs have asserted;
NOW, THEREFORE, without any admission or concession by Rule 23(b)(3) Class Plaintiffs of any lack of merit to their allegations and claims, and without any admission or concession by Defendants of any liability or wrongdoing or lack of merit in their defenses, in consideration of the mutual covenants and terms contained herein, and subject to the approval of the Court, Rule 23(b)(3) Class Plaintiffs, Rule 23(b)(3) Class Counsel, and Defendants agree as follows:
Modification and Amendment of the Definitive Class Settlement Agreement
1.This Superseding and Amended Class Settlement Agreement modifies, amends, and supersedes the Definitive Class Settlement Agreement and shall become effective on the Settlement Preliminary Approval Date (the “Effective Date”).
2.Upon the Effective Date and thereafter, Rule 23(b)(3) Class Plaintiffs and Defendants, and the members of the Rule 23(b)(3) Settlement Class, shall have the rights, obligations, and agreements set forth below in this Superseding and Amended Class Settlement Agreement, and shall no longer have any enforceable rights, obligations, or agreements under the Definitive Class Settlement Agreement, except to the extent that those rights, obligations, or agreements continue to be set forth below in this Superseding and Amended Class Settlement Agreement.
Definitions
3.For the purposes of this Superseding and Amended Class Settlement Agreement, the following words and terms shall be defined to have the meanings set forth below, and all undefined words and phrases shall have their usual and customary meaning.
(a)“Action,” “this Action,” or “MDL 1720” means all actions that are consolidated for pretrial proceedings in In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation, No. 1:05‑MD‑01720 (E.D.N.Y.), including without limitation the Class Actions listed in Appendix A hereto.
(b)“Additional Cash Payment Amount” means the amount specified in Paragraph 13 below.
(c)“Attorneys’ Fee Awards” means all attorneys’ fees that are awarded by the Court to Rule 23(b)(3) Class Counsel or other Rule 23(b)(3) counsel in the Class Actions for work performed in connection with MDL 1720, but not including Expense Awards, Rule 23(b)(3) Class Plaintiffs’ Service Awards, or Settlement Administration Costs.
(d)“Authorized Claimant” means a member of the Rule 23(b)(3) Settlement Class that is entitled to receive a payment from the Net Cash Settlement Fund in the Class Settlement Cash Escrow Account as provided in the Plan of Administration and Distribution.
(e)“Bank Defendants” means Bank of America, N.A.; BA Merchant Services LLC (formerly known as National Processing, Inc.); Bank of America Corporation; Barclays Bank plc; Barclays Delaware Holdings, LLC (formerly known as Juniper Financial Corporation); Barclays Bank Delaware (formerly known as Juniper Bank); Barclays Financial Corp.; Capital One Bank (USA), N.A.; Capital One F.S.B.; Capital One Financial Corporation; Chase Bank USA, N.A. (and as successor to Chase Manhattan Bank USA, N.A. and Bank One, Delaware, N.A.); Paymentech, LLC (and as successor to Chase Paymentech Solutions, LLC); JPMorgan Chase & Co. (and as successor to Bank One Corporation); JPMorgan Chase Bank, N.A. (and as successor to Washington Mutual Bank); Citibank, N.A.; Citigroup Inc.; Citicorp; Fifth Third Bancorp; First National Bank of Omaha; HSBC Finance Corporation; HSBC Bank USA, N.A.; HSBC North America Holdings Inc.; HSBC Holdings plc; HSBC Bank plc; The PNC Financial Services Group, Inc. (and as acquirer of National City Corporation); National City Corporation; National City Bank of Kentucky; SunTrust Banks, Inc.; SunTrust Bank; Texas Independent Bancshares, Inc.; and Wells Fargo & Company (and as successor to Wachovia Corporation).
(f)“Barry’s” or “Barry’s Cut Rate Stores, Inc., et al. v. Visa, Inc., et al.” means Barry’s Cut Rate Stores, Inc., et al. v. Visa, Inc. et al., MDL No. 1720 Docket No. 05-md-01720-MKB-JO, as provided in Paragraph 34(a) below.
(g)“Case Website” means the dedicated website, www.PaymentCardSettlement.com, established for the purposes of this case, which is described in Paragraph 43 below.
(h)“Class Actions” means all actions styled as putative class actions in MDL 1720, which are listed in Appendix A hereto.
(i)“Class Administrator” means Epiq Systems, Inc., which shall effectuate and administer the Notice Plan, the exclusion process for Opt Outs, and the claims process and distribution for the members of the Rule 23(b)(3) Settlement Class, and which shall analyze and evaluate the amount of any Class Exclusion Takedown Payments, all under the supervision of Rule 23(b)(3) Class Counsel and the Court, and which firm is unrelated to and independent of the Rule 23(b)(3) Class Plaintiffs and the Defendants within the meaning of Treasury Regulations § 1.468B‑1(d) and § 1.468B‑3(c)(2)(A).
(j)“Class Exclusion Period” means the period in which a member of the Rule 23(b)(3) Settlement Class may timely and properly become an Opt Out, which period is specified in Paragraph 46 below.

(k)“Class Exclusion Takedown Payments” means the payment to be made to the Visa Defendants and the payment to be made to the Mastercard Defendants and the Bank Defendants from the Class Settlement Cash Escrow Account pursuant to Paragraphs 21‑23 below.
(l)“Class Objection Period” means the period in which a member of the Rule 23(b)(3) Settlement Class must file any objections to this Superseding and Amended Class Settlement Agreement, which period is specified in Paragraph 48 below.
(m)“Class Settlement Cash Escrow Account” means the bank account that was established in 2012 pursuant to the Class Settlement Cash Escrow Agreement that was attached as Appendix B to the Definitive Class Settlement Agreement, as amended and restated in the Amended and Restated Class Settlement Cash Escrow Agreement in Appendix C hereto.
(n)“Class Settlement Interchange Escrow Account” means the bank account that was established in 2012 pursuant to the Class Settlement Interchange Escrow Agreement that was attached as Appendix C to the Definitive Class Settlement Agreement, as amended and restated in the Amended and Restated Class Settlement Interchange Escrow Agreement in Appendix D hereto.
(o)“Court” means the United States District Court for the Eastern District of New York.
(p)“Credit Card” means any card, plate, or other payment code, device, credential, account, or service, even where no physical card is issued and the code, device, credential, account, or service is used for only one transaction or multiple transactions - including, without limitation, a plastic card, a mobile telephone or other mobile communications device, a fob, a home assistant or other internet-connected device, or any other current or future code, device, credential, account, or service by which a person, business, or other entity can pay for goods or services - that is issued or approved for use through a payment network and that may be used to access a line of credit or otherwise defer payment of debt or incur debt and defer its payment, including cards commonly known as credit cards, charge cards, commercial credit cards, corporate credit cards, fleet cards, or purchasing cards.

(q)“Debit Card” means any card, plate, or other payment code, device, credential, account, or service, even where no physical card is issued and the code, device, credential, account, or service is used for only one transaction or multiple transactions - including, without limitation, a plastic card, a mobile telephone or other mobile communications device, a fob, a home assistant or other internet-connected device, or any other current or future code, device, credential, account, or service by which a person, business, or other entity can pay for goods or services - that is issued or approved for use through a payment network to debit an asset or deposit account, or that otherwise is not a Credit Card, regardless of whether authentication is based on signature, personal identification number (or PIN), or other means (or no means at all), and regardless of whether or not the issuer holds the account (such as decoupled debit), including cards commonly known as signature or offline debit cards, PIN or online debit cards, gift cards, or other prepaid cards.
(r)“Defendants” means the Visa Defendants, the Mastercard Defendants, and the Bank Defendants.
(s)“Definitive Class Settlement Agreement” means the Definitive Class Settlement Agreement, including all of its Appendices, that was filed with the Court on or about October 19, 2012.
(t)“Dismissed Plaintiffs” means the individual plaintiffs and former opt‑out plaintiffs that have dismissed with prejudice an action against any Defendant and that are listed in Appendix B hereto, and any additional persons, businesses, or other entities included in an exclusion request that those plaintiffs previously submitted to the Class Administrator in connection with the Definitive Class Settlement Agreement.
(u)“Effective Date” means the date on which this Superseding and Amended Class Settlement Agreement becomes effective as provided in Paragraph 1 above.
(v)“Escrow Agent” means The Huntington National Bank or any other entity or entities that shall continue to maintain, administer, and make payments from the Class Settlement Cash Escrow Account or the Class Settlement Interchange Escrow Account as provided in this Superseding and

Amended Class Settlement Agreement, and which shall be unrelated to and independent of the Rule 23(b)(3) Class Plaintiffs and the Defendants within the meaning of Treasury Regulations § 1.468B‑1(d) and § 1.468B‑3(c)(2)(A).
(w)“Expense Awards” means all costs and expenses, including any fees and costs for experts and consultants, that are awarded by the Court to Rule 23(b)(3) Class Counsel or other Rule 23(b)(3) counsel in the Class Actions for work performed in connection with MDL 1720, but not including Attorneys’ Fee Awards, Rule 23(b)(3) Class Plaintiffs’ Service Awards, or Settlement Administration Costs.
(x)“Mastercard-Branded Card” means any Credit Card or Debit Card that bears or uses the name Mastercard, Maestro, Cirrus, or any other brand name or mark owned or licensed by a Mastercard Defendant, or that is issued under any such brand or mark.
(y)“Mastercard Defendants” means Mastercard International Incorporated and Mastercard Incorporated, and each of their respective subsidiaries, successors, purchasers, and assigns (including an acquirer of all or substantially all of their respective assets, stock, or other ownership interests).
(z)“Merchant Fee” means any amount that reduces from the face amount of a transaction the funds that a merchant receives in the settlement of a Credit Card or Debit Card transaction, or is otherwise charged to or paid by a merchant, or any interchange fee, network fee or assessment, or acquirer, issuer, or processor fee.
(aa)    “Net Cash Settlement Fund” means the amount in the Class Settlement Cash Escrow Account, including additional amounts deposited into the Class Settlement Cash Escrow Account pursuant to Paragraphs 14 and 24 below, and less (i) the Taxes and administrative costs related to the Class Settlement Cash Escrow Account and the Class Settlement Interchange Escrow Account, (ii) the Class Exclusion Takedown Payments, and (iii) any other payments approved by the Court, including for

Attorneys’ Fee Awards, Expense Awards, Rule 23(b)(3) Class Plaintiffs’ Service Awards, and Settlement Administration Costs.
(bb)    “Notice Plan” means the plan for providing notice of this Action and this Superseding and Amended Class Settlement Agreement to members of the Rule 23(b)(3) Settlement Class, which is contained in Appendix F hereto.
(cc)    “Objector” means any member of the Rule 23(b)(3) Settlement Class that timely and properly submits an objection to this Superseding and Amended Class Settlement Agreement in the manner provided in Paragraphs 48‑50 below.
(dd)    “Opt Out” means a member of the Rule 23(b)(3) Settlement Class that timely and validly excludes itself, himself, or herself from the Rule 23(b)(3) Settlement Class in accordance with the procedures approved by the Court.
(ee)    “Paragraph” or “Paragraphs” means one or more paragraphs of this Superseding and Amended Class Settlement Agreement.
(ff)    “Plan of Administration and Distribution” means the plan for administering claims made by Authorized Claimants to the Net Cash Settlement Fund and distributing the Net Cash Settlement Fund to Authorized Claimants, attached hereto as Appendix I.
(gg)    “Rule” as used in Paragraphs 31 and 34 below, means any rule, by‑law, policy, standard, guideline, operating regulation, practice, procedure, activity, or course of conduct relating to any Visa-Branded Card or any Mastercard-Branded Card.
(hh)    “Rule 23(b)(3) Class Counsel” means the law firms of Robins Kaplan LLP, Berger Montague PC, and Robbins Geller Rudman & Dowd LLP.
(ii)    “Rule 23(b)(3) Class Plaintiffs” means Photos Etc. Corporation (also referred to as 30 Minute Photos Etc. Corporation in the Third Consolidated Amended Class Action Complaint); Traditions, Ltd.; Capital Audio Electronics, Inc.; CHS Inc.; Discount Optics, Inc.; Leon’s Transmission Service, Inc.; Parkway Corporation (also known as Parkway Corp.); and Payless Inc. (and on behalf of

Payless ShoeSource, Inc.). The Rule 23(b)(3) Class Plaintiffs include the Class Plaintiffs as defined in the Definitive Class Settlement Agreement. On April 27, 2018, the Court ordered that the claims and action of Crystal Rock LLC be dismissed. As a result, Crystal Rock LLC is not a named plaintiff in the Third Consolidated Amended Class Action Complaint or in any other operative complaint in MDL 1720, and is no longer a Class Plaintiff as defined in the Definitive Class Settlement Agreement.
(jj)    “Rule 23(b)(3) Class Plaintiffs’ Service Awards” means any incentive or service awards that the Court orders to be paid to a Rule 23(b)(3) Class Plaintiff, but not including Attorneys’ Fee Awards, Expense Awards, or Settlement Administration Costs.
(kk)    “Rule 23(b)(3) Class Settlement Order and Final Judgment” means the Court’s order finally approving this Superseding and Amended Class Settlement Agreement and the final judgment dismissing all putative class action complaints in MDL 1720 with prejudice except with respect to the injunctive relief claims alleged in Barry’s, which is described in Paragraph 60 below and is contained in Appendix H hereto.
(ll)    “Rule 23(b)(3) Class Settlement Preliminary Approval Order” means the Court’s order preliminarily approving this Superseding and Amended Class Settlement Agreement, which order is described in Paragraph 39 below and is contained in Appendix E hereto.
(mm)    “Rule 23(b)(3) Settlement Class” means the members of the settlement class as defined in Paragraph 4 below, excluding those members who have become Opt Outs by the end of the Class Exclusion Period.
(nn)    “Rule 23(b)(3) Settlement Class Released Parties” means the persons, businesses, or other entities described in Paragraph 30 below.
(oo)    “Rule 23(b)(3) Settlement Class Releasing Parties” means the persons, businesses, or other entities described in Paragraph 29 below.
(pp)    “Settlement Administration Costs” means the expenses incurred in the administration of this Superseding and Amended Class Settlement Agreement, including all amounts approved by the Court for costs associated with providing notice to the Rule 23(b)(3) Settlement Class, locating members of that class or determining their eligibility to be an Authorized Claimant, calculating or verifying the amount of the Class Exclusion Takedown Payments, obtaining information regarding the claims of members of the Rule 23(b)(3) Settlement Class, administering, calculating, and distributing the Net Cash Settlement Fund to Authorized Claimants, other costs of claims administration, payment of Taxes or administration costs with respect to the Class Settlement Cash Escrow Account and the Class Settlement Interchange Escrow Account as provided in Paragraph 10 below, and other reasonable third-party fees and expenses incurred by the Class Administrator in connection with prosecuting, handling, and settling the Class Actions, and administering the terms of this Superseding and Amended Class Settlement Agreement, that are not categorized as Attorneys’ Fee Awards, Expense Awards, or Rule 23(b)(3) Class Plaintiffs’ Service Awards.
(qq)    “Settlement Class Notices” means the long‑form and publication notices concerning this Action and this Superseding and Amended Class Settlement Agreement to be provided to members of the Rule 23(b)(3) Settlement Class, which are contained in Appendix G hereto.
(rr)    “Settlement Final Approval Date” means the business day after all of the following conditions have been satisfied: (i) notice of this Superseding and Amended Class Settlement Agreement has been provided to the members of the Rule 23(b)(3) Settlement Class as provided in Paragraphs 42‑58 below and ordered by the Court; and (ii) the Court has entered the Rule 23(b)(3) Class Settlement Order and Final Judgment without material modification from the form of the attached Appendix H hereto, including without any modification of the certification for the purposes of settlement of the Rule 23(b)(3) Settlement Class, and including without any modification of the release and covenant not to sue provided by the Rule 23(b)(3) Settlement Class.
(ss)    “Settlement Final Date” means the business day after all of the following conditions have been satisfied: (i)  all conditions for the Settlement Final Approval Date have been satisfied; (ii) in the event that there is an appeal from the Court’s orders preliminarily or finally approving this

Superseding and Amended Class Settlement Agreement, or the Rule 23(b)(3) Class Settlement Order and Final Judgment, those orders and final judgment are affirmed without material modification, including without any modification of the certification for the purposes of settlement of the Rule 23(b)(3) Settlement Class, and including without any modification of the release and covenant not to sue provided by the Rule 23(b)(3) Settlement Class; and (iii) the Court’s orders preliminarily and finally approving this Superseding and Amended Class Settlement Agreement, and the Rule 23(b)(3) Class Settlement Order and Final Judgment, are no longer subject to further court review by rehearing, appeal, petition for certiorari, or otherwise. The Court’s orders preliminarily or finally approving this Superseding and Amended Class Settlement Agreement and the Rule 23(b)(3) Class Settlement Order and Final Judgment shall be deemed to be no longer subject to further court review either (x) seventy-five days after the Rule 23(b)(3) Class Settlement Order and Final Judgment has been entered by the Court if no notice, motion, or other document is filed within that time seeking any rehearing, reconsideration, vacatur, review, appeal, or any other action regarding the Rule 23(b)(3) Class Settlement Order and Final Judgment or this Superseding and Amended Class Settlement Agreement, or (y) if any such notice, motion, or document is filed, then ten business days after the date on which all appellate and/or other proceedings resulting from any such notices, motions, or documents have been finally terminated or resolved without modification of the Rule 23(b)(3) Class Settlement Order and Final Judgment or this Superseding and Amended Class Settlement Agreement and in such a manner as to permit no further judicial action, challenge, modification, or review of the Rule 23(b)(3) Class Settlement Order and Final Judgment or this Superseding and Amended Class Settlement Agreement.
(tt)    “Settlement Preliminary Approval Date” means the business day after all of the following conditions have been satisfied: (i) this Superseding and Amended Class Settlement Agreement has been approved by the Board of Directors of each of the Visa Defendants and by the requisite vote of the members of Visa U.S.A. Inc. entitled to vote thereon; (ii) this Superseding and Amended Class Settlement Agreement has been executed by each of the undersigned parties hereto; (iii) the Court has approved the Rule 23(b)(3) Class Plaintiffs and Defendants entering into this Superseding and Amended Class Settlement Agreement and its amendment, modification, and superseding of the Definitive Class Settlement Agreement as provided in the Rule 23(b)(3) Class Settlement Preliminary Approval Order; and (iv) the Court has entered the Rule 23(b)(3) Class Settlement Preliminary Approval Order without material modification from the form of the attached Appendix E hereto, including without any modification of the provisional certification for the purposes of settlement of the Rule 23(b)(3) Settlement Class, and including without any modification of the release and covenant not to sue provided by the Rule 23(b)(3) Settlement Class.
(uu)    “Superseding and Amended Class Settlement Agreement” means this Superseding and Amended Definitive Class Settlement Agreement, including all of its Appendices, which modifies, amends, and supersedes the Definitive Class Settlement Agreement.
(vv)    “Taxes” means (i) any and all applicable taxes, duties, and similar charges imposed by a government authority (including any estimated taxes, interest, or penalties) arising in any jurisdiction, if any, (A) with respect to the income or gains earned by or in respect of the Escrow Accounts including, without limitation, any taxes that may be imposed upon Defendants with respect to any income or gains earned by or in respect of an Escrow Account for any period while it is held by the Escrow Agent during which the Escrow Account does not qualify as a qualified settlement fund for federal or state income tax purposes, or (B) with respect to the income or gains earned by or in respect of any of the Escrow Accounts, or by way of withholding as required by applicable law on any distribution by the Escrow Agent of any portion of the Escrow Account to the Class Administrator, Authorized Claimants, or other persons entitled to such distributions pursuant to this Superseding and Amended Class Settlement Agreement, and (ii) any and all expenses, liabilities, and costs incurred in connection with the taxation of the Escrow Accounts (including without limitation expenses of tax attorneys and accountants).

(ww)    “Third Consolidated Amended Class Action Complaint” means the Third Consolidated Amended Class Action Complaint filed in MDL 1720 on or about October 27, 2017 and any amendment of the Third Consolidated Amended Class Action Complaint.
(xx)    “Total Cash Consideration” means the Total Cash Consideration as defined in Paragraph 22 below.
(yy)    “Total Class Exclusion Takedown Amount” means the Total Class Exclusion Takedown Amount as defined in Paragraph 22 below.
(zz)    “Total Opt Out Percentage” means the Total Opt Out Percentage as defined in Paragraph 22 below.
(aaa)    “United States” means all the States, territories, and possessions of the United States, the District of Columbia, the Commonwealth of Puerto Rico, and any political subdivision of the foregoing.
(bbb)    “Visa-Branded Card” means any Credit Card or Debit Card that bears or uses the name Visa, Plus, Interlink, or any other brand name or mark owned or licensed for use by a Visa Defendant, or that is issued under any such brand or mark.
(ccc)    “Visa Defendants” means Visa U.S.A. Inc., Visa International Service Association (also known as Visa International), and Visa Inc., and each of their respective subsidiaries, successors, purchasers, and assigns (including an acquirer of all or substantially all of their respective assets, stock, or other ownership interests).
Rule 23(b)(3) Settlement Class
4.Rule 23(b)(3) Class Plaintiffs will seek, and the Defendants will not oppose, the Court’s certification of a settlement class, for settlement purposes only, pursuant to Federal Rules of Civil Procedure 23(a) and (b)(3), from which exclusions shall be permitted (the “Rule 23(b)(3) Settlement Class”). That Rule 23(b)(3) Settlement Class shall consist of all persons, businesses, and other entities that have accepted any Visa-Branded Cards and/or Mastercard-Branded Cards in the United States at any

time from January 1, 2004 to the Settlement Preliminary Approval Date, except that the Rule 23(b)(3) Settlement Class shall not include (a) the Dismissed Plaintiffs, (b) the United States government, (c) the named Defendants in this Action or their directors, officers, or members of their families, or (d) financial institutions that have issued Visa-Branded Cards or Mastercard-Branded Cards or acquired Visa-Branded Card transactions or Mastercard-Branded Card transactions at any time from January 1, 2004 to the Settlement Preliminary Approval Date.
5.The Rule 23(b)(3) Class Plaintiffs and the Defendants stipulate and agree that the definition of the proposed class in paragraph 66 of the Third Consolidated Amended Class Action Complaint is amended to be the same as the Rule 23(b)(3) Settlement Class in the preceding Paragraph, and that the Court’s orders preliminarily and finally approving this Superseding and Amended Class Settlement Agreement must so amend the Third Consolidated Amended Class Action Complaint.
6.The Rule 23(b)(3) Class Plaintiffs will seek, and the Defendants will not oppose, the Court’s appointment of the law firms of Robins Kaplan LLP, Berger Montague PC, and Robbins Geller Rudman & Dowd LLP as Rule 23(b)(3) Class Counsel to represent the members of the Rule 23(b)(3) Settlement Class.
7.Each of the Rule 23(b)(3) Class Plaintiffs agrees that it (a) will not seek to become an Opt Out or otherwise exclude itself from the Rule 23(b)(3) Settlement Class, and (b) will not object to the Court’s preliminary or final approval of this Superseding and Amended Class Settlement Agreement. Rule 23(b)(3) Class Plaintiffs will seek, and on the basis of and in reliance on this commitment Defendants will not oppose, the Court’s appointment of the Rule 23(b)(3) Class Plaintiffs as the representative members of the Rule 23(b)(3) Settlement Class.
Class Settlement Escrow Accounts
8.Rule 23(b)(3) Class Plaintiffs and Defendants agree that the Class Settlement Cash Escrow Agreement, attached as Appendix B to the Definitive Class Settlement Agreement, shall remain in full force and effect, as amended and restated in the Amended and Restated Class Settlement Cash Escrow

Agreement, attached as Appendix C hereto. The Class Settlement Cash Escrow Account is intended to be and shall continue to be treated as a Qualified Settlement Fund within the meaning of Treasury Regulation § 1.468B-1 and any analogous local, state, and/or foreign statute, law, regulation, or rule.
9.Rule 23(b)(3) Class Plaintiffs and Defendants agree that the Class Settlement Interchange Escrow Agreement, attached as Appendix C to the Definitive Class Settlement Agreement, shall remain in full force and effect, as amended and restated in the Amended and Restated Class Settlement Interchange Escrow Agreement, attached as Appendix D hereto. The Class Settlement Interchange Escrow Account is intended to be and shall continue to be treated as a Qualified Settlement Fund within the meaning of Treasury Regulation § 1.468B-1 and any analogous local, state, and/or foreign statute, law, regulation, or rule.
10.All Taxes with respect to any sums in the Class Settlement Cash Escrow Account, including the administrative costs of paying such Taxes, and any other costs of maintaining or administering the Class Settlement Cash Escrow Account, shall be paid from the Class Settlement Cash Escrow Account by the Escrow Agent. All Taxes with respect to any sums in the Class Settlement Interchange Escrow Account, including the administrative costs of paying such Taxes, and any other costs of maintaining or administering the Class Settlement Interchange Escrow Account, shall be paid from the Class Settlement Interchange Escrow Account by the Escrow Agent.
11.No payments from the Class Settlement Cash Escrow Account or the Class Settlement Interchange Escrow Account, or any other use of those Escrow Accounts, shall be made without the prior approval of the Court (which may include approval of payments consistent with proposed budgets and expenses). Rule 23(b)(3) Class Plaintiffs shall provide Defendants with prior notice of any applications to the Court for such approvals sought up to twenty business days after the Settlement Final Date. No signature or approval from the Visa Defendants, the Mastercard Defendants, or the Bank Defendants shall be required for disbursements from the Class Settlement Cash Escrow Account commencing the day after twenty business days after the Settlement Final Date.

12.In no event shall any Defendant or any other Rule 23(b)(3) Settlement Class Released Party have any obligation, responsibility, or liability arising from or relating to the administration, maintenance, preservation, investment, use, allocation, adjustment, distribution, disbursement, or disposition of any funds in the Class Settlement Cash Escrow Account or the Class Settlement Interchange Escrow Account.
Additional Payments to the Class Settlement Cash Escrow Account
13.The Rule 23(b)(3) Class Plaintiffs and the Defendants agree that the Additional Cash Payment Amount shall be Nine Hundred Million Dollars ($900,000,000).
14.Within ten business days after the Settlement Preliminary Approval Date, (a) the Visa Defendants shall pay by wire transfer into the Class Settlement Cash Escrow Account, from the litigation escrow account established under the Visa Defendants’ Retrospective Responsibility Plan, two‑thirds of $900,000,000 (i.e., $600,000,000), and (b) the Mastercard Defendants and Bank Defendants shall pay by wire transfer into the Class Settlement Cash Escrow Account a total of one‑third of $900,000,000 (i.e., $300,000,000) in accordance with the agreement among themselves regarding their respective shares.
15.Rule 23(b)(3) Class Plaintiffs reserve their rights to seek appropriate relief from the Court in the event the payments described in the preceding Paragraph are not timely made, including but not limited to relief consisting of immediate payment, interest, and penalties.
16.The amount in the Class Settlement Cash Escrow Account, the amount in the Class Settlement Interchange Escrow Account, and the Additional Cash Payment Amount shall exhaust and fully satisfy any and all payment obligations under this Superseding and Amended Class Settlement Agreement of the Defendants and any other Rule 23(b)(3) Settlement Class Released Parties, and shall extinguish entirely any further obligation, responsibility, or liability to pay any notice expenses, attorneys’ fees, litigation costs, costs of administration, Taxes, settlement sums, or sums of any kind to the Class Settlement Cash Escrow Account or the Class Settlement Interchange Escrow Account, or to the Rule 23(b)(3) Class Plaintiffs or other members of the Rule 23(b)(3) Settlement Class (other than those who opt out of the Rule 23(b)(3) Settlement Class), or to any of their respective counsel, experts, advisors, agents, and representatives, all of whom shall look solely to the Class Settlement Cash Escrow Account and the Class Settlement Interchange Escrow Account for settlement and satisfaction of all claims released in this Superseding and Amended Class Settlement Agreement.
17.In the event that any sums previously paid pursuant to paragraph 22 of the Definitive Class Settlement Agreement to the law firms that were Class Counsel under the Definitive Class Settlement Agreement (a) do not become part of a future Expense Award, (b) are overturned or reduced on any appeal or otherwise, or (c) in the event this Superseding and Amended Class Settlement Agreement is terminated, then each of the law firms that received such sums (whether those sums were retained or disseminated to other law firms) shall, within ten business days of receiving notice of (a), (b), or (c), refund all such sums, or the amount by which those sums were reduced by judicial order, to the Class Settlement Cash Escrow Account, with interest thereon for the period from payment to refund at the same rate as earned on the funds deposited into the Class Settlement Cash Escrow Account, the basis for which rate shall be disclosed to Defendants. Any such law firm that has received any sums previously paid from the Class Settlement Cash Escrow Account agrees that it, and each member or shareholder of that law firm, is jointly and severally liable solely for the sum that the law firm received and that must be refunded (whether the sum was retained or disseminated to other law firms), is subject to the continuing jurisdiction of the Court for the enforcement of the obligation to make such refunds, and is liable for any attorneys’ fees and costs that Defendants incur in recovering any such funds that must be refunded, and that the release provided to that law firm in Paragraph 36 below shall not extend to any claims regarding such refunds.
18.For purposes of the identification requirement of Section 162(f)(2)(A)(ii) of the Internal Revenue Code, 26 U.S.C. § 162(f)(2)(A)(ii), all sums previously or in the future paid into the Class Settlement Cash Escrow Account and Class Settlement Interchange Account that are in turn paid to, or at the direction of, a government or governmental entity constitute restitution.

Payments from the Class Settlement Escrow Accounts
19.From the Settlement Preliminary Approval Date to the date twenty business days after the Settlement Final Date, the Escrow Agent may make payments from the Class Settlement Cash Escrow Account only in the amounts approved by the Court, and only for: (a) the costs of maintaining or administering the Class Settlement Cash Escrow Account, including Taxes and the administrative costs of paying such Taxes; (b) Settlement Administration Costs, including the costs of the Notice Plan and the exclusion procedures for Opt Outs as provided in Paragraphs 42‑58 below, in amounts not to result in a collective total for all Settlement Administration Costs under this Superseding and Amended Class Settlement Agreement that would exceed $40 million, and (c) the Class Exclusion Takedown Payments provided in Paragraphs 21‑23 below.
20.From the Settlement Preliminary Approval Date to the date twenty business days after the Settlement Final Date, the Escrow Agent may make payments from the Class Settlement Interchange Escrow Account only in the amounts approved by the Court, and only for: (a) the costs of maintaining or administering the Class Settlement Interchange Escrow Account, including Taxes and the administrative costs of paying such Taxes; and (b) effecting the transfer from the Class Settlement Interchange Escrow Account to the Class Settlement Cash Escrow Account after the Settlement Final Date as provided in Paragraph 24 below.
21.Within ten business days after the Settlement Final Approval Date, the Escrow Agent shall make the Class Exclusion Takedown Payments provided in Paragraphs 22‑23 below, in the amounts stated in the Rule 23(b)(3) Class Settlement Order and Final Judgment, regardless of any appeal or other challenge made to the Class Exclusion Takedown Payments or their amount. In the event of any appeal concerning or relating to the Class Exclusion Takedown Payments to the Visa Defendants or to the Mastercard Defendants and the Bank Defendants stated in the Rule 23(b)(3) Class Settlement Order and Final Judgment, and which results in an order requiring that the Class Exclusion Takedown Payments be modified, within ten business days after the Settlement Final Date the Visa Defendants, the Mastercard

Defendants, and the Bank Defendants shall pay any amounts that they each respectively are to refund by wire transfer to the Class Settlement Cash Escrow Account, and the Escrow Agents shall pay any increased amounts due to the Visa Defendants, the Mastercard Defendants, or Bank Defendants into accounts that they shall designate.
22.For the purposes of determining the Class Exclusion Takedown Payments, the “Total Class Exclusion Takedown Amount” shall be the “Total Opt Out Percentage” minus 15.00, multiplied by 1/85th of the “Total Cash Consideration”; provided, however, that the Total Class Exclusion Takedown Amount may not exceed a maximum of $700,000,000. The “Total Opt Out Percentage” shall be (a) the total dollar sales paid with all Visa-Branded Cards plus all Mastercard-Branded Cards in the United States, from January 1, 2004 up to the last day of the month in which the Court enters the Rule 23(b)(3) Class Settlement Preliminary Approval Order, that are attributable to all persons, businesses, and other entities that become Opt Outs from the Rule 23(b)(3) Settlement Class, divided by (b) the total dollar sales paid with all Visa-Branded Cards plus all Mastercard-Branded Cards in the United States, from January 1, 2004 up to the last day of the month in which the Court enters the Rule 23(b)(3) Class Settlement Preliminary Approval Order, that are attributable to all members of the Rule 23(b)(3) Settlement Class plus all persons, business, and all other entities that become Opt Outs from the Rule 23(b)(3) Settlement Class, multiplied by (c) 100. For the purposes of determining (a) and (b), dollar sales paid may be determined based on data from both Visa’s and Mastercard’s databases, or, where that is not feasible, from reasonable estimates based on data in either Visa’s or Mastercard’s databases. The “Total Cash Consideration” shall be the total dollar value of the contents of the Class Settlement Cash Escrow Account and the Class Settlement Interchange Escrow Account as of the last day of the month after both (a) the Settlement Preliminary Approval Date has occurred, and (b) the Visa Defendants, and the Mastercard Defendants and the Bank Defendants, have made payment of the Additional Cash Payment Amount as provided in Paragraphs 13‑14 above.

23.Within ten business days after the Settlement Final Approval Date, the Escrow Agent shall (a) make a Class Exclusion Takedown Payment from the Class Settlement Cash Escrow Account to an account that the Visa Defendants shall designate, which shall consist of two-thirds of the Total Class Exclusion Takedown Amount, and (b) make a Class Exclusion Takedown Payment from the Class Settlement Cash Escrow Account to an account or accounts that the Mastercard Defendants and the Bank Defendants shall designate, which shall consist of one-third of the Total Class Exclusion Takedown Amount.
24.Within twenty business days after the Settlement Final Date, and as ordered by the Court, the Rule 23(b)(3) Class Plaintiffs, Visa Defendants, and Mastercard Defendants, with the consent of the Bank Defendants, will authorize the Escrow Agent to transfer the contents of the Class Settlement Interchange Escrow Account to the Class Settlement Cash Escrow Account.
25.Commencing the day after twenty business days after the Settlement Final Date, if this Superseding and Amended Class Settlement Agreement has not been terminated, the Escrow Agent may make payments from the Class Settlement Cash Escrow Account in the amounts approved by the Court for: (a) the costs of maintaining or administering the Class Settlement Cash Escrow Account, including Taxes and the administrative costs of paying such Taxes; (b) Settlement Administration Costs not already paid; (c) Attorneys’ Fee Awards, Rule 23(b)(3) Class Plaintiffs’ Service Awards, and Expense Awards; and (d) the timely and valid claims of Authorized Claimants pursuant to the Plan of Administration and Distribution based on applications filed with the Court and served on the Defendants.
26.Notwithstanding anything in Paragraphs 8‑25 above, in the event that this Superseding and Amended Class Settlement Agreement is terminated, as provided in Paragraphs 61‑63 below, the Escrow Agent shall promptly pay two-thirds of any sums in the Class Settlement Cash Escrow Account, less any Taxes due and Settlement Administration Costs approved by the Court and already paid or incurred, to an account that the Visa Defendants shall designate, and shall promptly pay one‑third of any sums in the Class Settlement Cash Escrow Account, less any Taxes due and Settlement Administration Costs approved by the Court and already paid or incurred, to an account or accounts that the Mastercard Defendants and the Bank Defendants shall designate.
Consideration Provided to Members of the Rule 23(b)(3) Settlement Class
27.Members of the Rule 23(b)(3) Settlement Class shall receive money payments from the Net Cash Settlement Fund -- i.e., the amount in the Class Settlement Cash Escrow Account, plus the Additional Cash Payment Amount, and the amount transferred from the Class Settlement Interchange Escrow Account, as reduced by the Class Exclusion Takedown Payments and other payments permitted under Paragraphs 13‑25 above -- pursuant to the claims process specified in the Plan of Administration and Distribution attached as Appendix I hereto, which Rule 23(b)(3) Class Plaintiffs will propose to the Court in moving for preliminary approval of this Superseding and Amended Class Settlement Agreement, and as later or otherwise modified and ordered by the Court.
28.Insofar as any sums remain in the Net Cash Settlement Fund after paying the timely and proper claims of the members of the Rule 23(b)(3) Settlement Class as provided in the preceding Paragraph (whether made in one or more distributions), any Taxes or administrative expenses incurred by the Class Settlement Cash Escrow Account, any Attorneys’ Fee Awards, any Expense Awards, any Rule 23(b)(3) Class Plaintiffs’ Service Awards, and any additional costs and expenses incurred by Rule 23(b)(3) Class Counsel for the benefit of the Rule 23(b)(3) Settlement Class and approved by the Court, Rule 23(b)(3) Class Counsel shall make an application to the Court, with notice to Defendants, for such sums to be used as ordered by the Court. Defendants may comment upon and/or object to any such application.
Release and Covenant Not to Sue Provided By the Rule 23(b)(3) Settlement Class
29.The “Rule 23(b)(3) Settlement Class Releasing Parties” are individually and collectively Rule 23(b)(3) Class Plaintiffs and each member of the Rule 23(b)(3) Settlement Class, on behalf of themselves and any of their respective past, present, or future officers, directors, stockholders, agents, employees, legal representatives, partners, associates, trustees, parents, subsidiaries, divisions, affiliates, heirs, executors, administrators, estates, purchasers, predecessors, successors, and assigns, whether or not they object to the settlement set forth in this Superseding and Amended Class Settlement Agreement, and whether or not they make a claim for payment from the Net Cash Settlement Fund.
30.The “Rule 23(b)(3) Settlement Class Released Parties” are all of the following:
(a)Visa U.S.A. Inc., Visa International Service Association, Visa International, Visa Inc., Visa Asia Pacific Region, Visa Canada Association, Visa Central & Eastern Europe, Middle East & Africa Region, Visa Latin America & Caribbean Region, Visa Europe, Visa Europe Limited, Visa Europe Services, Inc., and any other entity that now authorizes or licenses, or in the past has authorized or licensed, a financial institution to issue any Visa-Branded Cards or to acquire any Visa-Branded Card transactions.
(b)Mastercard International Incorporated, Mastercard Incorporated, and any other entity that now authorizes or licenses, or in the past has authorized or licensed, a financial institution to issue any Mastercard-Branded Cards or to acquire any Mastercard-Branded Card transactions.
(c)Bank of America, N.A.; BA Merchant Services LLC (formerly known as National Processing, Inc.); Bank of America Corporation; NB Holdings; MBNA America Bank, N.A.; and FIA Card Services, N.A.
(d)Barclays Bank plc; Barclays Delaware Holdings, LLC (formerly known as Juniper Financial Corporation); Barclays Bank Delaware (formerly known as Juniper Bank); and Barclays Financial Corp.
(e)Capital One Bank (USA), N.A.; Capital One F.S.B.; and Capital One Financial Corporation.
(f)Chase Bank USA, N.A. (and as successor to Chase Manhattan Bank USA, N.A. and Bank One, Delaware, N.A.); Paymentech, LLC (and as successor to Chase Paymentech Solutions, LLC); JPMorgan Chase & Co. (and as successor to Bank One Corporation); and JPMorgan Chase Bank, N.A. (and as successor to Washington Mutual Bank).
(g)Citibank (South Dakota), N.A.; Citibank, N.A.; Citigroup Inc.; and Citicorp.

(h)Fifth Third Bancorp.
(i)First National Bank of Omaha.
(j)HSBC Finance Corporation; HSBC Bank USA, N.A.; HSBC North America Holdings Inc.; HSBC Holdings plc; HSBC Bank plc; and HSBC U.S.A. Inc.
(k)National City Corporation and National City Bank of Kentucky.
(l)The PNC Financial Services Group, Inc. and PNC Bank, National Association.
(m)SunTrust Banks, Inc. and SunTrust Bank.
(n)Texas Independent Bancshares, Inc.
(o)Wachovia Bank, N.A. and Wachovia Corporation.
(p)Washington Mutual, Inc.; Washington Mutual Bank; Providian National Bank (also known as Washington Mutual Card Services, Inc.); and Providian Financial Corporation.
(q)Wells Fargo & Company (and as successor to Wachovia Corporation) and Wells Fargo Bank, N.A. (and as successor to Wachovia Bank, N.A.).
(r)Each and every entity or person alleged to be a co-conspirator of any Defendant in the Third Consolidated Amended Class Action Complaint or any of the Class Actions.
(s)Each of the past, present, or future member or customer financial institutions of Visa U.S.A. Inc., Visa International Service Association, Visa Inc., Visa Europe, Visa Europe Limited, Mastercard International Incorporated, or Mastercard Incorporated.
(t)For each of the entities or persons in Paragraphs 30(a)‑(s) above, each of their respective past, present, and future, direct and indirect, parents (including holding companies), subsidiaries, affiliates, and associates (all as defined in SEC Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934), or any other entity in which more than 50% of the equity interests are held.
(u)For each of the entities or persons in Paragraphs 30(a)‑(t) above, each of their respective past, present, and future predecessors, successors, purchasers, and assigns (including acquirers of all or substantially all of the assets, stock, or other ownership interests of any of the Defendants to the extent a successor’s, purchaser’s, or acquirer’s liability is based on the Rule 23(b)(3) Settlement Class Released Parties as defined in Paragraphs 30(a)‑(t) above).
(v)For each of the entities or persons in Paragraphs 30(a)‑(u) above, each of their respective past, present, and future principals, trustees, partners, officers, directors, employees, agents, attorneys, legal or other representatives, trustees, heirs, executors, administrators, estates, shareholders, advisors, predecessors, successors, purchasers, and assigns (including acquirers of all or substantially all of the assets, stock, or other ownership interests of each of the foregoing entities to the extent a successor’s, purchaser’s, or acquirer’s liability is based on the Rule 23(b)(3) Settlement Class Released Parties as defined in Paragraphs 30(a)‑(u) above).
31.In addition to the effect of the Rule 23(b)(3) Class Settlement Order and Final Judgment entered in accordance with this Superseding and Amended Class Settlement Agreement, including but not limited to any res judicata effect, and except as provided hereinafter in Paragraphs 34 and 37 below:
(a)The Rule 23(b)(3) Settlement Class Releasing Parties hereby expressly and irrevocably waive, and fully, finally, and forever settle, discharge, and release the Rule 23(b)(3) Settlement Class Released Parties from, any and all manner of claims, demands, actions, suits, and causes of action, whether individual, class, representative, parens patriae, or otherwise in nature, for damages, restitution, disgorgement, interest, costs, expenses, attorneys’ fees, fines, civil or other penalties, or other payment of money, or for injunctive, declaratory, or other equitable relief, whenever incurred, whether directly, indirectly, derivatively, or otherwise, whether known or unknown, suspected or unsuspected, in law or in equity, that any Rule 23(b)(3) Settlement Class Releasing Party ever had, now has, or hereafter can, shall, or may have and that have accrued as of the Settlement Preliminary Approval Date or accrue no later than five years after the Settlement Final Date arising out of or relating to any conduct, acts, transactions, events, occurrences, statements, omissions, or failures to act of any Rule 23(b)(3) Settlement Class Released Party that are or have been alleged or otherwise raised in the Action, or that could have been alleged or raised in the Action relating to the subject matter thereof, or arising out of or relating to a continuation or continuing effect of any such conduct, acts, transactions, events, occurrences, statements, omissions, or failures to act. For avoidance of doubt, this release shall extend to, but only to, the fullest extent permitted by federal law.
(b)It is expressly agreed, for purposes of clarity, that any claims arising out of or relating to any of the following conduct, acts, transactions, events, occurrences, statements, omissions, or failures to act are claims that were or could have been alleged in this Action and relate to the subject matter thereof:
(i)any interchange fees, interchange rates, or any Rule of any Visa Defendant or Mastercard Defendant relating to interchange fees, interchange rates, or to the setting of interchange fees or interchange rates with respect to any Visa-Branded Card transactions in the United States or any Mastercard-Branded Card transactions in the United States;
(ii)any Merchant Fee of any Rule 23(b)(3) Settlement Class Released Party relating to any Visa-Branded Card transactions in the United States or any Mastercard-Branded transactions in the United States;
(iii)any actual or alleged “no surcharge” rules, “honor all cards” rules, “honor all issuers” rules, “honor all devices” rules, rules requiring the honoring of all credentials or accounts, “no minimum purchase” rules, “no discounting” rules, “non-discrimination” rules, “anti-steering” rules, Rules that limit merchants in favoring or steering customers to use certain payment systems, “all outlets” rules, “no bypass” rules, “no multi-issuer” rules, “no multi-bug” rules, routing rules, cross-border acquiring rules, card authentication or cardholder verification rules, “cardholder selection” rules or requirements, PAVD rules, rules or conduct relating to routing options regarding acceptance technology for mobile, e-commerce, or online payments, or development and implementation of tokenization standards;
(iv)any reorganization, restructuring, initial or other public offering, or other corporate structuring of any Visa Defendant or Mastercard Defendant;

(v)any service of an employee or agent of any Rule 23(b)(3) Settlement Class Released Party on any board or committee of any Visa Defendant or Mastercard Defendant; or
(vi)any actual or alleged agreement (or alleged continued participation therein) (A) between or among any Visa Defendant and any Mastercard Defendant, (B) between or among any Visa Defendant or Mastercard Defendant and any other Rule 23(b)(3) Settlement Class Released Party or Parties, or (C) between or among any Defendant or Rule 23(b)(3) Settlement Class Released Party or Parties, relating to (i)‑(v) above or to any Rule 23(b)(3) Settlement Class Released Party’s imposition of, compliance with, or adherence to (i)‑(v) above.
(c)For purposes of clarity, references to the rules identified in this Paragraph 31 mean those rules as they are or were in place on or before the Settlement Preliminary Approval Date and rules in place thereafter that are substantially similar to those rules in place as of the Settlement Preliminary Approval Date.
32.Each Rule 23(b)(3) Settlement Class Releasing Party further expressly and irrevocably waives, and fully, finally, and forever settles and releases, any and all defenses, rights, and benefits that the Rule 23(b)(3) Settlement Class Releasing Party may have or that may be derived from the provisions of applicable law which, absent such waiver, may limit the extent or effect of the release contained in the preceding Paragraphs 29‑31. Without limiting the generality of the foregoing, each Rule 23(b)(3) Settlement Class Releasing Party expressly and irrevocably waives and releases any and all defenses, rights, and benefits that the Rule 23(b)(3) Settlement Class Releasing Party might otherwise have in relation to the release by virtue of the provisions of California Civil Code Section 1542 or similar laws of any other state or jurisdiction. SECTION 1542 PROVIDES: “CERTAIN CLAIMS NOT AFFECTED BY GENERAL RELEASE. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” In addition, although each Rule

23(b)(3) Settlement Class Releasing Party may hereafter discover facts other than, different from, or in addition to those that it or he or she knows or believes to be true with respect to any claims released in the preceding Paragraphs 29‑31, each Rule 23(b)(3) Settlement Class Releasing Party hereby expressly waives, and fully, finally, and forever settles, discharges, and releases, any known or unknown, suspected or unsuspected, contingent or non‑contingent claims within the scope of the preceding Paragraphs 29‑31, whether or not concealed or hidden, and without regard to the subsequent discovery or existence of such other, different, or additional facts. Rule 23(b)(3) Class Plaintiffs acknowledge, and the members of the Rule 23(b)(3) Settlement Class shall be deemed by operation of the Rule 23(b)(3) Class Settlement Order and Final Judgment to have acknowledged, that the foregoing waiver was separately bargained for and is a key element of this Superseding and Amended Class Settlement Agreement.
33.The release in Paragraphs 29‑32 above does not bar an investigation or action, whether denominated as parens patriae, law enforcement, or regulatory, by a state, quasi-state, or local governmental entity to vindicate sovereign or quasi-sovereign interests. The release shall bar a claim brought by a state, quasi-state, or local governmental entity to the extent that such claim is based on a state, quasi-state, or local government entity’s proprietary interests as a member of the Rule 23(b)(3) Settlement Class that has received or is entitled to receive a financial recovery in this action. The release shall also bar a claim, whether denominated as seeking damages, restitution, unjust enrichment, or other monetary relief, brought by a state, quasi-state, or local governmental entity for monetary harm sustained by natural persons, businesses, other non-state, non-quasi-state, and non-local governmental entities or private parties who themselves are eligible to be members of the Rule 23(b)(3) Settlement Class.
34.Notwithstanding anything to the contrary in Paragraphs 29‑33 above, the release in Paragraphs 29‑33 above shall not release:
(a)A Rule 23(b)(3) Settlement Class Releasing Party’s continued participation, as a named representative or non-representative class member, in Barry’s Cut Rate Stores, Inc., et al. v. Visa, Inc., et al., MDL No. 1720 Docket No. 05-md-01720-MKB-JO (“Barry’s”), solely as to injunctive relief claims alleged in Barry’s. As to all such claims for injunctive relief in Barry’s, the Rule 23(b)(3) Settlement Class Releasing Parties retain all rights pursuant to Rule 23 of the Federal Rules of Civil Procedure which they have as a named representative plaintiff or absent class member in Barry’s except the right to initiate a new separate action before five years after the Settlement Final Date. Nothing in this Paragraph shall be read to enlarge, restrict, conflict with, or affect the terms of any release or judgment to which any Rule 23(b)(3) Settlement Class Releasing Party may become bound in Barry’s, and nothing in the release in Paragraphs 29‑33 above shall be interpreted to enlarge, restrict, conflict with, or affect the request for injunctive relief that the plaintiffs in Barry’s may seek or obtain in Barry’s.
(b)Any claims asserted in B&R Supermarket, Inc., et al. v. Visa, Inc., et al., No. 17-CV-02738 (E.D.N.Y.), as of the date of the parties’ execution of this Superseding and Amended Class Settlement Agreement, that are based on allegations that payment card networks unlawfully agreed with one another to shift the liability of fraudulent payment card transactions from card-issuing financial institutions to merchants beginning in October 2015.
(c)Any claim of a Rule 23(b)(3) Settlement Class Releasing Party that is based on standard commercial disputes arising in the ordinary course of business under contracts or commercial relations regarding loans, lines of credit, or other related banking or credit relations, individual chargeback disputes, products liability, breach of warranty, misappropriation of cardholder data or invasion of privacy, compliance with technical specifications for a merchant’s acceptance of Visa-Branded Credit Cards or Debit Cards, or Mastercard-Branded Credit Cards or Debit Cards, and any other dispute arising out of a breach of any contract between any of the Rule 23(b)(3) Settlement Class Releasing Parties and any of the Rule 23(b)(3) Settlement Class Released Parties; provided, however, that Paragraphs 29‑33 above and not this Paragraph shall control in the event that any such claim challenges the legality of interchange rules, interchange rates, or interchange fees, or any other Rule, fee, charge, or other conduct covered by any of the claims released in Paragraphs 29‑33 above.

(d)Claims based only on an injury suffered as (i) a payment card network competitor of the Visa Defendants or the Mastercard Defendants, or (ii) an ATM operator that is not owned by, or directly or indirectly controlled by, one or more of the Rule 23(b)(3) Settlement Class Released Parties.
35.Except as provided above in Paragraph 34, upon the Settlement Final Approval Date each of the Rule 23(b)(3) Settlement Class Releasing Parties agrees and covenants not to: (a) sue any of the Rule 23(b)(3) Settlement Class Released Parties on the basis of any claim released in Paragraphs 29‑33 above; (b) assist any third party in commencing or maintaining any private civil lawsuit against any Rule 23(b)(3) Settlement Class Released Party related in any way to any claim released in Paragraphs 29‑33 above; or (c) take any action or make any claim until five years after the Settlement Final Date that as of or after the Settlement Final Approval Date a Rule 23(b)(3) Settlement Class Released Party has continued to participate in, and failed to withdraw from, any alleged unlawful horizontal conspiracies or agreements relating to the claims released in Paragraphs 29‑33 above, which allegedly arise from or relate to the pre‑IPO structure or governance of any of the Visa Defendants or the pre‑IPO structure or governance of any of the Mastercard Defendants, or any Bank Defendant’s participation therein. For the avoidance of doubt, however, nothing in this Paragraph shall preclude a Rule 23(b)(3) Settlement Class Releasing Party from taking any action compelled by law or court order.
36.Each Rule 23(b)(3) Settlement Class Releasing Party further releases each of the Visa Defendants, Mastercard Defendants, and Bank Defendants, and their counsel and experts in this Action, from any claims relating to the defense and conduct of this Action, including the negotiation and terms of the Definitive Class Settlement Agreement or this Superseding and Amended Class Settlement Agreement, except for any claims relating to enforcement of this Superseding and Amended Class Settlement Agreement. Each Visa Defendant, Mastercard Defendant, and Bank Defendant releases the Rule 23(b)(3) Class Plaintiffs, the other plaintiffs in the Class Actions (except for the plaintiffs named in Barry’s), Rule 23(b)(3) Class Counsel, Rule 23(b)(3) Class Plaintiffs’ other counsel who have participated in any settlement conferences before the Court for a Class Plaintiff that executes this Superseding and

Amended Class Settlement Agreement, and their respective experts in the Class Actions, from any claims relating to their institution or prosecution of the Class Actions, including the negotiation and terms of the Definitive Class Settlement Agreement or this Superseding and Amended Class Settlement Agreement, except for any claims relating to enforcement of this Superseding and Amended Class Settlement Agreement.
37.In the event that this Superseding and Amended Class Settlement Agreement is terminated pursuant to Paragraphs 61‑64 below, or any condition for the Settlement Final Approval Date is not satisfied, the release and covenant not to sue provisions of Paragraphs 29‑36 above shall be null and void and unenforceable.
Preliminary Court Approval
38.After the parties’ execution of this Superseding and Amended Class Settlement Agreement, Rule 23(b)(3) Class Plaintiffs, Rule 23(b)(3) Class Counsel, and Defendants agree to use reasonable and good faith efforts to effectuate the Court’s preliminary approval of this Superseding and Amended Class Settlement Agreement, including filing necessary motion papers and scheduling any necessary hearings for a date and time that are convenient for the Court.
39.Separately from any motions for Attorneys’ Fee Awards, Expense Awards, or Rule 23(b)(3) Class Plaintiffs’ Service Awards, Rule 23(b)(3) Class Plaintiffs and Rule 23(b)(3) Class Counsel agree to file with the Court a motion and supporting papers seeking preliminary approval of this Superseding and Amended Class Settlement Agreement, after providing Defendants with at least ten days advance notice of the contents of those papers, and to seek the Court’s entry of the Rule 23(b)(3) Class Settlement Preliminary Approval Order in the form in Appendix E hereto, which will:
(a)Approve the Rule 23(b)(3) Class Plaintiffs and Defendants entering into this Superseding and Amended Class Settlement Agreement and its amendment, modification, and superseding of the Definitive Class Settlement Agreement as provided in the Rule 23(b)(3) Class Settlement Preliminary Approval Order.

(b)Preliminarily approve this Superseding and Amended Class Settlement Agreement as being within the range of a fair, reasonable, and adequate settlement within the meaning of Federal Rule of Civil Procedure 23 and applicable law, and consistent with due process.
(c)Approve the provisional certification of the Rule 23(b)(3) Settlement Class defined in Paragraph 4 above for settlement purposes only, and declare that in the event of termination of this Superseding and Amended Class Settlement Agreement, certification of the Rule 23(b)(3) Settlement Class shall automatically be vacated and each Defendant may fully contest certification of any class as if no Rule 23(b)(3) Settlement Class had been certified.
(d)Appoint as Rule 23(b)(3) Class Counsel the law firms of Robins Kaplan LLP, Berger Montague PC, and Robbins Geller Rudman & Dowd LLP.
(e)Appoint Epiq Systems, Inc. as the Class Administrator to assist Rule 23(b)(3) Class Counsel in effectuating and administering the Notice Plan and the exclusion process for Opt Outs, in analyzing and evaluating the amount of the Class Exclusion Takedown Payments, and in effectuating and administering the claims process for members of the Rule 23(b)(3) Settlement Class.
(f)Determine that notice and opt-out rights should be provided to members of the Rule 23(b)(3) Settlement Class.
(g)Approve the method of notice to be provided to the Rule 23(b)(3) Settlement Class in substantially the form described in the Notice Plan contained in Appendix F hereto, including use of the long-form notice to be mailed and included on the Case Website and the publication notice contained in Appendix G hereto, and direct any further notice (and expenses therefor) that the Court may find necessary to provide due process.
(h)Approve the procedures in substantially the form described in the Notice Plan and below for members of the Rule 23(b)(3) Settlement Class to become Opt Outs and exclude themselves from the Rule 23(b)(3) Settlement Class, and including the provision of the information specified in Paragraph 47 below, and approve the procedures in substantially the form described in the Notice Plan and below for members of the Rule 23(b)(3) Settlement Class to object to this Superseding and Amended Class Settlement Agreement.
(i)Schedule a final approval hearing for a time and date convenient for the Court at least two hundred eighty-five days after the Court’s entry of the Rule 23(b)(3) Class Settlement Preliminary Approval Order, at which hearing the Court will conduct an inquiry into the fairness, reasonableness, and adequacy of this Superseding and Amended Class Settlement Agreement and address any objections to it, and determine whether this Superseding and Amended Class Settlement Agreement and the Plan of Administration and Distribution should be finally approved, whether final judgment should be entered thereon, and whether to approve any motions for Attorneys’ Fee Awards, Expense Awards, and Rule 23(b)(3) Class Plaintiffs’ Service Awards.
(j)Stay all further proceedings in this Action as between the Rule 23(b)(3) Class Plaintiffs or any other plaintiff in a putative class action consolidated in MDL 1720, and the Defendants or any other defendant in a putative class action consolidated in MDL 1720, except for proceedings in Barry’s and proceedings in MDL 1720 related to effectuating and complying with this Superseding and Amended Class Settlement Agreement, pending the Court’s determination of whether this Superseding and Amended Class Settlement Agreement should be finally approved or the termination of this Superseding and Amended Class Settlement Agreement.
(k)Pending the Court’s determination of whether this Superseding and Amended Class Settlement Agreement should finally be approved or the termination of this Superseding and Amended Class Settlement Agreement, enjoin the members of the Rule 23(b)(3) Settlement Class from challenging in any action or proceeding any matter covered by this Superseding and Amended Class Settlement Agreement or its release and covenant not to sue provisions, and from commencing, maintaining, or participating in, or permitting another to commence, maintain, or participate in on its behalf, any claims being released against Rule 23(b)(3) Settlement Class Released Parties, except for: (a) proceedings in MDL 1720 related to effectuating and complying with this Superseding and Amended Class Settlement

Agreement; (b) the pursuit in Barry’s of injunctive relief claims; and (c) the pursuit by the named plaintiffs in actions in MDL 1720 that are not class actions of the claims in those actions, unless and until those named plaintiffs fail to exclude themselves from the Rule 23(b)(3) Settlement Class.
40.Prior to forty-five days before the end of the Class Exclusion Period and Class Objection Period specified in Paragraphs 46 and 48 below, Rule 23(b)(3) Class Counsel will file all motion and supporting papers seeking the Court’s final approval of this Superseding and Amended Class Settlement Agreement, and any Attorneys’ Fee Awards, Expense Awards, or Rule 23(b)(3) Class Plaintiffs’ Service Awards, so that notice of such motion or motions and any awards sought may be provided to members of the Rule 23(b)(3) Settlement Class under the Notice Plan.
41.Within ten days after the filing with the Court of this Superseding and Amended Class Settlement Agreement and the accompanying motion papers seeking its preliminary approval, the Defendants shall cause notice of the Superseding and Amended Class Settlement Agreement to be served upon appropriate State and Federal officials as provided in the Class Action Fairness Act, 28 U.S.C. § 1715 and will certify to the Court that the notice was provided.
Class Settlement Notice and Exclusion Procedures
42.Rule 23(b)(3) Class Counsel and the Class Administrator shall carry out the settlement notice and exclusion procedures as ordered by the Court, and shall perform such related duties as may be necessary to provide those notice and exclusion procedures.
43.As soon as practicable following the Court’s entry of the Rule 23(b)(3) Class Settlement Preliminary Approval Order, but before commencement of the mail and publication notice, the Class Administrator shall continue to provide, or re-establish, the dedicated Case Website, post office box, and toll-free telephone line for providing notice and information to members of the Rule 23(b)(3) Settlement Class, and receiving exclusion requests from members of the Rule 23(b)(3) Settlement Class, as provided in the Rule 23(b)(3) Class Settlement Preliminary Approval Order and the Notice Plan contained in Appendices E and F hereto.

44.Commencing immediately and in no event later than twenty days following the Court’s entry of the Rule 23(b)(3) Class Settlement Preliminary Approval Order:
(a)The Visa Defendants shall provide to Rule 23(b)(3) Class Counsel, in machine readable format where available, supplemental information from their databases for the time period since 2012 as can be produced without undue burden and that is identified by Rule 23(b)(3) Class Counsel as reasonably necessary to effectuate the Notice Plan and the Plan of Administration and Distribution. The Visa Defendants shall also provide reasonable cooperation and assistance to Rule 23(b)(3) Class Counsel and/or the Class Administrator in understanding and utilizing such information for purposes of effectuating the Notice Plan and Plan of Administration and Distribution. The parties shall cooperate to ensure that the information is produced and cooperation given without imposing any undue burden on the Visa Defendants. The Visa Defendants shall also provide readily available contact information for the largest non-Bank Defendant acquirers identified in Paragraph 44(d) below.
(b)The Mastercard Defendants shall provide to Rule 23(b)(3) Class Counsel, in machine readable format where available, supplemental information that may be obtained through searches of its data bases (in a manner consistent with Mastercard’s prior production of aggregated merchant and transactional data in MDL 1720) for the time period since 2012 as can be produced without undue burden and that is identified by Rule 23(b)(3) Class Counsel as reasonably necessary to effectuate the Notice Plan and Plan of Administration and Distribution. The Mastercard Defendants shall also provide reasonable cooperation and assistance to Rule 23(b)(3) Class Counsel and/or the Class Administrator in understanding and utilizing such information for purposes of effectuating the Notice Plan and Plan of Administration and Distribution. The parties shall cooperate to ensure that the information is produced and cooperation given without imposing any undue burden on the Mastercard Defendants. The Mastercard Defendants shall also provide readily available contact information for the largest non-Bank Defendant acquirers identified in Paragraph 44(d) below.

(c)The Bank Defendants shall provide to Rule 23(b)(3) Class Counsel, in machine readable format where available, supplemental information for the time period since 2012 as can be produced without undue burden and that is identified by Rule 23(b)(3) Class Counsel as reasonably necessary to effectuate the Notice Plan and Plan of Administration and Distribution, to the same extent that the Bank Defendants provided that information up to 2012 in connection with the notice plan and the plan of administration and distribution under the Definitive Class Settlement Agreement. The Bank Defendants shall also provide reasonable cooperation and assistance to Rule 23(b)(3) Class Counsel and/or the Class Administrator in understanding and utilizing such information for purposes of effectuating the Notice Plan and Plan of Administration and Distribution. The parties shall cooperate to ensure that the information is produced and cooperation given without imposing any undue burden on the Bank Defendants.
(d)The Rule 23(b)(3) Class Plaintiffs shall subpoena, to obtain the names and locations of any members of the Rule 23(b)(3) Settlement Class, as many non‑Bank Defendant acquirers as would be necessary to attempt to obtain merchant name and location information attributable to more than 90% of merchant transaction volume as reported in Nilson Report 1127 (March 2018) and that are attributable to members of the Rule 23(b)(3) Settlement Class.
45.Within ninety days following the Court’s entry of the Rule 23(b)(3) Class Settlement Preliminary Approval Order, the Class Administrator shall complete the mail and publication notice to members of the Rule 23(b)(3) Settlement Class, using the long form mail notice and the publication notice contained in Appendix G hereto, as provided in the Rule 23(b)(3) Class Settlement Preliminary Approval Order and the Notice Plan contained in Appendices E and F hereto, or as otherwise ordered by the Court.
46.As explained in the long‑form notice and publication notice contained in Appendix G hereto, any member of the Rule 23(b)(3) Settlement Class that does not wish to participate in the Rule 23(b)(3) Settlement Class shall have until one hundred eighty days after the Court’s entry of the Class Settlement Preliminary Approval Order - i.e., ninety days after the last date for completion of the mail and publication notice (the “Class Exclusion Period”) - to submit a request to become an Opt Out and be excluded from the Rule 23(b)(3) Settlement Class.
47.A member of the Rule 23(b)(3) Settlement Class may effect such an exclusion by sending a written request to the Class Administrator, by first‑class mail with postage prepaid and postmarked or received within the Class Exclusion Period, or by overnight delivery shown as sent within the Class Exclusion Period. The written request must be signed by a person authorized to do so, and provide all of the following information:
(a)The words “In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation.”
(b)A statement of the Rule 23(b)(3) Settlement Class member’s full name, address, telephone number, and taxpayer identification number.
(c)A statement that the Rule 23(b)(3) Settlement Class member desires to be excluded from the Rule 23(b)(3) Settlement Class, and by what position or authority he or she has the power to exclude the member from the Rule 23(b)(3) Settlement Class.
(d)The business names, brand names, “doing business as” names, taxpayer identification number(s), and addresses of any stores or sales locations whose sales the Rule 23(b)(3) Settlement Class member desires to be excluded from the Rule 23(b)(3) Settlement Class.
Members of the Rule 23(b)(3) Settlement Class also will be requested to provide for each such business or brand name, if reasonably available: the legal name of any parent (if applicable), dates Visa or Mastercard card acceptance began (if after January 1, 2004) and ended (if prior to the Settlement Preliminary Approval Date), names of all banks that acquired the Visa or Mastercard card transactions, and acquiring merchant ID(s).
48.As also explained in the long‑form notice and publication notice contained in Appendix G hereto, any Rule 23(b)(3) Settlement Class member that does not submit a request for exclusion shall have until one hundred eighty days after the Court’s entry of the Class Settlement Preliminary Approval Order -

i.e., ninety days after the last date for completion of the mail and publication notice (the “Class Objection Period”) - to submit an objection to this Superseding and Amended Class Settlement Agreement, any request for Attorneys’ Fee Awards, any request for Expense Awards, or any request for Rule 23(b)(3) Class Plaintiffs’ Service Awards (be an “Objector”), and to file any notice to appear.
49.Such an Objector must file with the Court within the Class Objection Period and send to a designee of Rule 23(b)(3) Class Counsel and a designee of counsel for the Defendants, by first‑class mail and postmarked within the Class Objection Period, a written statement of objections. The Objector’s statement must: (a) contain the words “In re Interchange Fee and Merchant Discount Antitrust Litigation”; (b) state each and every objection of the Objector and the specific reasons therefor; (c) provide all legal support and all evidence on which the Objector relies in support of any objection; (d) state the full name and address and telephone number of the Objector; (e) provide information sufficient to establish that the Objector is a Rule 23(b)(3) Settlement Class member, including the information required by Paragraphs 47(c) and (d) above; and (f) state the full name, mail address, email address, and telephone number of any counsel representing the Objector in connection with the objections.
50.In addition, any Objector or counsel for an Objector that desires to appear at the final approval hearing must file with the Court within the Class Objection Period, and send to a designee of Rule 23(b)(3) Class Counsel and a designee of counsel for the Defendants by first class mail and postmarked within the Class Objection Period, a separate notice of intention to appear that identifies by name, position, address, and telephone number each person who intends to appear at the final approval hearing on behalf of the Objector.
51.Upon receipt of any objection or notice of intention to appear, whether as provided in Paragraphs 49‑50 above or otherwise, the designees of Rule 23(b)(3) Class Counsel and counsel for the Defendants shall confer to ensure that they each receive a complete copy of all objections and any notice of intention to appear.

52.Within two hundred twenty days after the Court’s entry of the Rule 23(b)(3) Class Settlement Preliminary Approval Order - i.e., within forty days after the conclusion of the Class Objection Period - Rule 23(b)(3) Class Counsel and Defendants will file papers responding to objections, if any, to any aspect of the Superseding and Amended Class Settlement Agreement, or the requests for approval of Attorneys’ Fee Awards, Expense Awards, or Rule 23(b)(3) Class Plaintiffs’ Service Awards. Rule 23(b)(3) Class Counsel and Defendants agree to provide each other with at least ten days advance notice of those of the contents of those papers.
53.Within one hundred ninety-five days after the Court’s entry of the Class Settlement Preliminary Approval Order - i.e., within fifteen days after the conclusion of the Class Exclusion Period - the Class Administrator shall prepare and file with the Court, and provide to a designee of Rule 23(b)(3) Class Counsel, a designee of counsel for the Visa Defendants, a designee of counsel for the Mastercard Defendants, and a designee of counsel for the Bank Defendants, a report that:
(a)Confirms that the Notice Plan was carried out and that the website notice, mail notice, publication notice, and any other notice to members of the Rule 23(b)(3) Settlement Class was provided in the manner directed by the Court.
(b)Identifies the date when all new content on the Case Website was made available to the members of the Rule 23(b)(3) Settlement Class, the date or dates on which mail notices were mailed, the dates of the publication notices, and the date or dates of any other notice directed by the Court.
(c)Lists each member of the Rule 23(b)(3) Settlement Class that sought to become an Opt Out and be excluded from the Rule 23(b)(3) Settlement Class, and on what date the request to be excluded was postmarked and received, and states whether the Rule 23(b)(3) Settlement Class member’s request for exclusion was timely and validly made.
(d)Attaches a copy of all documentation concerning each request for exclusion that the Class Administrator received, with any taxpayer identification number or other confidential information filed under seal with the Court.

54.To facilitate determination of the amount of the Class Exclusion Takedown Payments, upon providing the report to designees of Rule 23(b)(3) Class Counsel, the Visa Defendants, the Mastercard Defendants, and the Bank Defendants, the Class Administrator shall also provide those designees with an electronic spreadsheet or file that identifies information obtained from each request for exclusion, in a form agreed upon by the Class Administrator, the Rule 23(b)(3) Class Counsel, the Visa Defendants, the Mastercard Defendants, and the Bank Defendants.
55.After receipt of the Class Administrator’s report and its supporting documentation, the Class Exclusion Takedown Payments will be determined as follows:
(a)Within fifteen days or as soon thereafter as is reasonably practicable, the Visa Defendants and the Mastercard Defendants shall provide Rule 23(b)(3) Class Counsel and the Class Administrator with a report that calculates, based on the Opt Outs, the Class Exclusion Takedown Payments that should be made to the Visa Defendants, the Mastercard Defendants, and the Bank Defendants pursuant to Paragraphs 21‑23 above. The Visa Defendants and the Mastercard Defendants also shall identify and provide Rule 23(b)(3) Class Counsel and the Class Administrator with the data used to make, and sufficient to analyze and evaluate, those calculations. It is intended for the Class Exclusion Takedown Payments to account fully for all the Opt Outs to the extent possible, but Opt Out data that cannot be determined or estimated in any reasonable manner shall not be included for the purposes of calculating the Class Exclusion Takedown Payments under Paragraph 22(a) above.
(b)Rule 23(b)(3) Class Counsel may, at its option, request that the Class Administrator provide, within fifteen days after receiving the report of the Visa Defendants and the Mastercard Defendants, an analysis and evaluation of the report of the Visa Defendants and the Mastercard Defendants, including all of its assumptions, data sources, and conclusions, and/or request that the Class Administrator prepare an independent report calculating the amount of the Class Exclusion Takedown Payments that should be made to the Visa Defendants, to the Mastercard Defendants, and to the Bank Defendants.

(c)In the event that within thirty days after receiving the report of the Visa Defendants and the Mastercard Defendants - i.e., within approximately two hundred forty days after the Court’s entry of the Class Settlement Preliminary Approval Order - the Rule 23(b)(3) Class Plaintiffs and the Defendants have not resolved all differences regarding the amount of the Class Exclusion Takedown Payments to be made to the Visa Defendants, and to the Mastercard Defendants and the Bank Defendants, they shall submit their dispute to the Court for resolution in connection with the final approval hearing, so that the Court’s Rule 23(b)(3) Class Settlement Order and Final Judgment may identify each Opt Out and state the Class Exclusion Takedown Payments to be made, respectively, to the Visa Defendants, to the Mastercard Defendants, and to the Bank Defendants from the Class Settlement Cash Escrow Account as provided in Paragraphs 21‑23 above.
56.The Class Administrator’s expenses for the foregoing notice and exclusion activities, including those of any third-party vendors it uses to perform tasks necessary for the implementation or effectuation of its duties, shall be paid from the Class Settlement Cash Escrow Account. In no event shall any Defendant or other Rule 23(b)(3) Settlement Class Released Party have any obligation, responsibility, or liability with respect to the Class Administrator, the Notice Plan, or the exclusion procedures for members of the Rule 23(b)(3) Settlement Class, including with respect to the costs, administration expenses, or any other charges for any notice and exclusion procedures.
57.Rule 23(b)(3) Class Counsel may, upon notice to the Rule 23(b)(3) Settlement Class in the manner approved by the Court, seek Attorneys’ Fee Awards and Expense Awards. Rule 23(b)(3) Class Counsel intend to apply for an Attorneys’ Fee Award in a reasonable amount not to exceed ten percent (10%) of the Total Cash Consideration and for Expense Awards comprising all reasonable expenses and costs incurred not to exceed $40 million, which requested amounts will be disclosed in the mail, publication, and other notices provided to members of the Rule 23(b)(3) Settlement Class. Rule 23(b)(3) Class Counsel reserve the right to make additional applications for Attorneys’ Fee Awards and Expense Awards for fees and expenses incurred after the Settlement Preliminary Approval Date, including for achieving the Settlement Final Approval Date and Settlement Final Date, and for the administration of this Superseding and Amended Class Settlement Agreement. Rule 23(b)(3) Class Counsel shall allocate any Attorneys’ Fee Awards and Expense Awards among counsel for the Rule 23(b)(3) Class Plaintiffs and Rule 23(b)(3) counsel for other plaintiffs in the Class Actions in a manner which they in good faith believe reflects the contribution of those counsel to the prosecution and settlement of the Class Actions in this Action.
58.The Court may consider any applications for Attorneys’ Fee Awards, Expense Awards, or Rule 23(b)(3) Class Plaintiffs’ Service Awards separately from a motion for preliminary or final approval of this Superseding and Amended Class Settlement Agreement, and may enter orders regarding such applications separately from the Rule 23(b)(3) Class Settlement Order and Final Judgment. Any rehearing, reconsideration, vacatur, review, appeal, or any other action taken regarding only a separate order concerning only an application for Attorneys’ Fee Awards, Expense Awards, or Rule 23(b)(3) Class Plaintiffs’ Service Awards, and not in any way concerning the Rule 23(b)(3) Class Settlement Order and Final Judgment, shall not delay the Settlement Final Date that otherwise would occur with respect to the Rule 23(b)(3) Class Settlement Order and Final Judgment.
Final Court Approval
59.Upon the Court’s entry of the Rule 23(b)(3) Class Settlement Preliminary Approval Order, the Rule 23(b)(3) Class Plaintiffs, the Rule 23(b)(3) Class Counsel, and the Defendants agree to use reasonable and good faith efforts to effectuate the Court’s final approval of this Superseding and Amended Class Settlement Agreement, including filing the necessary motion papers and scheduling any necessary hearings for a date and time that are convenient for the Court.
60.Separately from any motions for Attorneys’ Fee Awards, Expense Awards, or Rule 23(b)(3) Class Plaintiffs’ Service Awards, the Rule 23(b)(3) Class Plaintiffs agree to file with the Court a motion and supporting papers seeking final approval of this Superseding and Amended Class Settlement Agreement, after providing Defendants with at least ten days advance notice of the contents of those papers, and to seek the Court’s entry of the Rule 23(b)(3) Class Settlement Order and Final Judgment in the form in Appendix H hereto, which will:
(a)Determine that the Court has jurisdiction over the Rule 23(b)(3) Class Plaintiffs, all members of the Rule 23(b)(3) Settlement Class, and the Defendants, and jurisdiction to finally approve this Superseding and Amended Class Settlement Agreement.
(b)Approve the notice and exclusion procedures provided to the Rule 23(b)(3) Settlement Class as fair, adequate, and sufficient, as the best practicable notice under the circumstances, and as reasonably calculated to apprise members of the Rule 23(b)(3) Settlement Class of the Action, the terms of this Superseding and Amended Class Settlement Agreement, and their objection rights, and to apprise members of the Rule 23(b)(3) Settlement Class of their exclusion rights, and as fully satisfying the requirements of Federal Rule of Civil Procedure 23, any other applicable laws or rules of the Court, and due process.
(c)Finally approve this Superseding and Amended Class Settlement Agreement, including its consideration and release provisions, and find that the Superseding and Amended Class Settlement Agreement was made in good faith, following arm’s-length negotiations, and was not collusive, and further find that the Superseding and Amended Class Settlement Agreement is fair, reasonable, and adequate, in the best interests of the Rule 23(b)(3) Settlement Class, and consistent with the requirements of federal law and all applicable court rules, including Federal Rule of Civil Procedure 23.
(d)Finally certify the Rule 23(b)(3) Settlement Class as defined in Paragraph 4 above, for settlement purposes only, and declare that in the event of termination of this Superseding and Amended Class Settlement Agreement, certification of the Rule 23(b)(3) Settlement Class shall automatically be vacated and each Defendant may fully contest certification of any class as if no Rule 23(b)(3) Settlement Class had been certified.

(e)List all Opt Outs that timely and validly excluded themselves from the Rule 23(b)(3) Settlement Class, and state the agreed-upon or Court‑resolved Class Exclusion Takedown Payments to be made, respectively, to the Visa Defendants, to the Mastercard Defendants, and to the Bank Defendants from the Class Settlement Cash Escrow Account.
(f)Certify that the notification requirements of the Class Action Fairness Act, 28 U.S.C. § 1715, have been met.
(g)Approve the plan for the submission, processing, and allocation of claims to be made for members of the Rule 23(b)(3) Settlement Class with respect to the Net Cash Settlement Fund.
(h)Order that the Rule 23(b)(3) Class Plaintiffs and Rule 23(b)(3) Class Counsel shall provide to the Visa Defendants, the Mastercard Defendants, and the Bank Defendants such information as they may reasonably request, as needed in connection with litigation, regarding the claims made by, and payments made to, members of the Rule 23(b)(3) Settlement Class from the Class Settlement Cash Escrow Account, which information may be produced subject to the terms of the protective orders in this Action that address the production of confidential and highly confidential information.
(i)Incorporate all terms and conditions of this Superseding and Amended Class Settlement Agreement by reference, state the settlement consideration and full terms of the release and covenant not to sue of the Rule 23(b)(3) Settlement Class, provide that each Rule 23(b)(3) Settlement Class Releasing Party unconditionally, fully, and finally releases and forever discharges each of the Rule 23(b)(3) Settlement Class Released Parties from all released claims and waives any rights of Rule 23(b)(3) Settlement Class members to the protections afforded under California Civil Code § 1542 and/or any other similar, comparable, or equivalent laws.
(j)Enjoin all members of the Rule 23(b)(3) Settlement Class and those subject to their control from commencing, maintaining, or participating in, or permitting another to commence, maintain, or participate in on its behalf, any claims being released against Rule 23(b)(3) Settlement Class Released Parties, as set forth in the release and covenant not to sue provisions in Paragraphs 29‑37 above;

provided, however, for purposes of clarity, that members of the Rule 23(b)(3) Settlement Class may continue to prosecute or participate in injunctive relief claims in Barry’s as provided in Paragraph 34(a) above.
(k)Provide that the Court retains exclusive continuing jurisdiction in MDL 1720 over the Rule 23(b)(3) Class Plaintiffs, the members of the Rule 23(b)(3) Settlement Class, and the Defendants to implement, administer, consummate, and enforce this Superseding and Amended Class Settlement Agreement and the Rule 23(b)(3) Class Settlement Order and Final Judgment, including any disputes relating to, or arising out of, the release and covenant not to sue of the Rule 23(b)(3) Settlement Class or any claim for payment from the Class Settlement Cash Escrow Account.
(l)Direct that, as to the Defendants, all putative class actions consolidated in MDL 1720, listed in Appendix A hereto, be dismissed with prejudice and without costs, except with respect to the injunctive relief claims alleged in Barry’s.
(m)Determine that there is no just reason for delay in entering the final judgment, and direct that the Rule 23(b)(3) Class Settlement Order and Final Judgment shall be final and appealable.
Termination
61.In the event that (a) any condition for the Settlement Preliminary Approval Date is not satisfied, (b) the Class Administrator fails to provide its report described in Paragraph 53 above by the date specified in Paragraph 53 or by such other date ordered by the Court, or (c) any condition for the Settlement Final Approval Date is not satisfied, Rule 23(b)(3) Class Plaintiffs as a group or Defendants as a group may terminate this Superseding and Amended Class Settlement Agreement.
62.Defendants as a group may also terminate this Superseding and Amended Class Settlement Agreement by providing written notice to the other parties and the Court within ten business days after determining that the Total Opt Out Percentage defined in Paragraph 22 above exceeds 25.00.
63.Rule 23(b)(3) Class Plaintiffs as group or Defendants as a group, after conferring with the other group, may unilaterally terminate this Superseding and Amended Class Settlement Agreement by providing written notice to the other parties and the Court within twenty business days in the event that the Rule 23(b)(3) Settlement Preliminary Approval Order, or the Court’s Rule 23(b)(3) Class Settlement Order and Final Judgment, are materially modified or not fully affirmed on any appeal or otherwise, including but not limited to any modification of certification for the purposes of settlement of the Rule 23(b)(3) Settlement Class, and including but not limited to any modification of the release and covenant not to sue provided by the Rule 23(b)(3) Settlement Class. Rule 23(b)(3) Class Plaintiffs and Defendants agree to confer in good faith about whether to modify the twenty business day period provided in this Paragraph based on the circumstances.
64.In the event that this Superseding and Amended Class Settlement Agreement is terminated pursuant to Paragraphs 61‑63 above:
(a)two-thirds of any sums in the Class Settlement Cash Escrow Account, less any Taxes due and Settlement Administration Costs approved by the Court and already paid or incurred, shall promptly be paid to an account that the Visa Defendants shall designate, and one‑third of any sums in the Class Settlement Cash Escrow Account, less any Taxes due and Settlement Administration Costs approved by the Court and already paid or incurred, shall promptly be paid to an account or accounts that the Mastercard Defendants and the Bank Defendants shall designate;
(b)any sums in the Class Settlement Interchange Escrow Account shall remain in that Account, and shall be distributed in the manner determined by the Court, if the parties do not enter into a new class settlement agreement addressing such distribution;
(c)any certification of the Rule 23(b)(3) Settlement Class by the Court will automatically be vacated, Defendants will retain all defenses to class certification, and Defendants’ non‑opposition to the certification of the Rule 23(b)(3) Settlement Class for settlement purposes only shall not be used as evidence, and shall not be admissible as such, in support of or in opposition to class certification in the Action or any other civil action or other proceeding;

(d)the terms and conditions of this Superseding and Amended Class Settlement Agreement, any publicly disseminated information regarding this Superseding and Amended Class Settlement Agreement, and any orders, motion filings, objections, or oral argument concerning this Superseding and Amended Class Settlement Agreement, including any motion papers with respect to motions for preliminary or final approval of this Superseding and Amended Class Settlement Agreement, or for Attorneys’ Fee Awards or Expense Awards or Rule 23(b)(3) Class Plaintiffs’ Service Awards, may not thereafter be used as evidence, and shall not be admissible as such, in the Action or any other civil action or other proceeding; and
(e)with the exception of Paragraphs 8‑12, 56, 64(a)‑(d) above and Paragraphs 72‑74 below, this Superseding and Amended Class Settlement Agreement, including its release and covenant not to sue, shall be null and void, and of no force and effect, and the Rule 23(b)(3) Class Plaintiffs and the Defendants shall revert to their positions before the execution of the this Superseding and Amended Class Settlement Agreement, including with respect to the appropriateness of class certification, as if the Superseding and Amended Class Settlement Agreement had not been reached or executed.
Continuing Jurisdiction
65.The Court will retain continuing jurisdiction over the Rule 23(b)(3) Class Plaintiffs, the members of the Rule 23(b)(3) Settlement Class, and the Defendants to implement, administer, consummate, and enforce this Superseding and Amended Class Settlement Agreement and the Rule 23(b)(3) Class Settlement Order and Final Judgment.
66.The Defendants and the Rule 23(b)(3) Class Plaintiffs agree, and the members of the Rule 23(b)(3) Settlement Class will be deemed to have agreed, to submit irrevocably to the exclusive jurisdiction of the United States District Court for the Eastern District of New York for the resolution of any matter covered by this Superseding and Amended Class Settlement Agreement, the Rule 23(b)(3) Class Settlement Order and Final Judgment, or the applicability of this Superseding and Amended Class Settlement Agreement or the Rule 23(b)(3) Class Settlement Order and Final Judgment.

67.All applications to the Court with respect to any aspect of this Superseding and Amended Class Settlement Agreement or the Rule 23(b)(3) Class Settlement Order and Final Judgment shall be presented to and determined by United States District Court Judge Margo K. Brodie for resolution as a matter within the scope of MDL 1720, or, if she is not available, any other District Court Judge designated by the Court. Without limiting the generality of the foregoing, it is hereby agreed that any suit, action, proceeding, or dispute of a Class Plaintiff or member of the Rule 23(b)(3) Settlement Class, in which the provisions of this Superseding and Amended Class Settlement Agreement or the Rule 23(b)(3) Class Settlement Order and Final Judgment are asserted as a ground for a defense, in whole or in part, to any claim or cause of action, or are otherwise raised as an objection, constitutes a suit, action, proceeding, or dispute arising out of or relating to this Superseding and Amended Class Settlement Agreement or the Rule 23(b)(3) Class Settlement Order and Final Judgment.
68.In the event that the provisions of this Superseding and Amended Class Settlement Agreement or the Rule 23(b)(3) Class Settlement Order and Final Judgment are asserted by any Defendant or other Rule 23(b)(3) Settlement Class Released Party as a ground for a defense, in whole or in part, to any claim or cause of action, or are otherwise raised as an objection in any other suit, action, or proceeding by a Rule 23(b)(3) Class Plaintiff or member of the Rule 23(b)(3) Settlement Class, it is hereby agreed that the Rule 23(b)(3) Settlement Class Released Parties shall be entitled to an immediate stay of that suit, action, or proceeding until after the Court has entered an order or judgment determining any issues relating to the defense or objections based on such provisions, and no further judicial review of such order or judgment is possible.
Additional Terms and Conditions
69.The Rule 23(b)(3) Class Plaintiffs, Rule 23(b)(3) Class Counsel, Defendants, and counsel for the Defendants, agree that they:
(a)Shall not in any way encourage, promote, or solicit any person, business, or entity within the definition of the Rule 23(b)(3) Settlement Class, or their counsel, to request exclusion from the

Rule 23(b)(3) Settlement Class, to object to this Superseding and Amended Class Settlement Agreement, or to seek any relief inconsistent with this Superseding and Amended Class Settlement Agreement.
(b)Shall not in any way encourage, promote, or solicit any person, business, or entity within the definition of the Rule 23(b)(3) Settlement Class, or their counsel, to facilitate, induce, or cause the non-fulfillment of a condition, or the occurrence of an event, that could result in the termination of this Superseding and Amended Class Settlement Agreement.
70.The Rule 23(b)(3) Class Plaintiffs, Rule 23(b)(3) Class Counsel, and the Defendants shall undertake reasonable efforts to timely obtain any required approvals or consents to execute and proceed with this Superseding and Amended Class Settlement Agreement.
71.The Rule 23(b)(3) Class Plaintiffs, Rule 23(b)(3) Class Counsel, and the Defendants shall execute all documents and perform any additional acts reasonably necessary and proper to effectuate the terms of this Superseding and Amended Class Settlement Agreement.
72.The terms and provisions of the Fourth Amended Protective Order, filed on October 29, 2009, and approved by the Court on October 30, 2009, and the terms and provisions of the Protective Order filed on April 3, 2015 on the 14-md-01720 docket and approved by the Court on April 9, 2015, shall survive and continue in effect through and after any final adjudication of the Class Actions.
73.Each of the Defendants specifically denies any and all liability in this Action. It is expressly understood and agreed that, by entering into this Superseding and Amended Class Settlement Agreement, each Defendant and other Rule 23(b)(3) Settlement Class Released Party is not admitting any liability or wrongdoing whatsoever to the Rule 23(b)(3) Class Plaintiffs, any member of the Rule 23(b)(3) Settlement Class, or any other person or entity, and is not admitting the truth of any allegations or circumstances, nor is any Defendant or other Rule 23(b)(3) Settlement Class Released Party waiving any defense.
74.This Superseding and Amended Class Settlement Agreement, and all negotiations, documents, and discussions associated with it, shall be without prejudice to the rights, positions, or privileges of any Class Plaintiff or Defendant or other Rule 23(b)(3) Settlement Class Released Party (except as expressly provided for in this Superseding and Amended Class Settlement Agreement), and shall not be construed as, or deemed to be, an admission or evidence on the part of any Defendant or other Rule 23(b)(3) Settlement Class Released Party of any violation of any statute, regulation, law, rule, or principle of common law or equity, or of any liability or wrongdoing, or of the truth or merit of any allegations or claims in this Action, and shall not be discoverable, used, offered, or accepted, directly or indirectly, as evidence of such in this Action or any other action, litigation, arbitration, or other proceeding, and shall have no precedential value; provided, however, that nothing contained herein shall preclude use of this Superseding and Amended Class Settlement Agreement in any proceeding to enforce this Superseding and Amended Class Settlement Agreement or the Rule 23(b)(3) Class Settlement Order and Final Judgment.
75.Nothing in this Superseding and Amended Class Settlement Agreement is intended to waive any right to assert that any information or material is protected from discovery by reason of any individual or common interest privilege, attorney-client privilege, work product protection, or other privilege, protection, or immunity, or is intended to waive any right to contest any such claim of privilege, protection, or immunity.
76.This Superseding and Amended Class Settlement Agreement shall constitute the entire, complete, and integrated agreement between and among the Rule 23(b)(3) Class Plaintiffs, on behalf of themselves and the Rule 23(b)(3) Settlement Class, and the Defendants, with respect to the settlement of the Class Actions provided herein. All of the Appendices to this Superseding and Amended Class Settlement Agreement are material and integral parts of it and are incorporated by reference as if fully set forth herein.
77.The terms of this Superseding and Amended Class Settlement Agreement are not severable, but are interdependent and have been agreed to only as a whole by the Rule 23(b)(3) Class Plaintiffs, Rule 23(b)(3) Class Counsel, and the Defendants.

78.This Superseding and Amended Class Settlement Agreement supersedes all prior negotiations and agreements, and is not subject to any condition not provided for in this Superseding and Amended Class Settlement Agreement. In entering into and executing this Superseding and Amended Class Settlement Agreement, the Rule 23(b)(3) Class Plaintiffs and the Defendants warrant that they are acting upon their respective independent judgments and upon the advice of their respective counsel, and not in reliance upon any warranty or representation, express or implied, of any nature or kind by any other person or entity, other than the warranties and representations expressly made in this Superseding and Amended Class Settlement Agreement.
79.This Superseding and Amended Class Settlement Agreement shall be governed, construed, enforced, and administered in accordance with the laws of the State of New York without reference to its conflict of laws principles.
80.This Superseding and Amended Class Settlement Agreement may not be modified or amended except by a writing signed by the Rule 23(b)(3) Class Plaintiffs and the Defendants or their respective counsel and approved by the Court.
81.This Superseding and Amended Class Settlement Agreement or any portion thereof shall not be construed more strictly against any party to it merely because it may have been prepared by counsel for one of them, it being recognized that because of the arm’s-length negotiations resulting in this Superseding and Amended Class Settlement Agreement, all parties to this Superseding and Amended Class Settlement Agreement have contributed substantially and materially to the preparation of it.
82.All headings used in this Superseding and Amended Class Settlement Agreement are for reference and convenience only and shall not affect the meaning or interpretation of this Superseding and Amended Class Settlement Agreement.
83.The waiver by any Rule 23(b)(3) Class Plaintiff or Defendant of any breach of this Superseding and Amended Class Settlement Agreement shall not be deemed or construed as a waiver of any other breach of this Superseding and Amended Class Settlement Agreement, whether prior, subsequent, or contemporaneous.
84.This Superseding and Amended Class Settlement Agreement shall be binding upon, and shall inure to the benefit of, the Rule 23(b)(3) Class Plaintiffs, the members of the Rule 23(b)(3) Settlement Class, and the Defendants. The Rule 23(b)(3) Settlement Class Released Parties other than the Defendants are third party beneficiaries of this Superseding and Amended Class Settlement Agreement and are authorized to enforce the provisions of this Superseding and Amended Class Settlement Agreement, including without limitation the release and covenant not to sue provisions in Paragraphs 29‑37 above, the continuing jurisdiction provisions in Paragraphs 65‑68 above, and such other provisions of this Superseding and Amended Class Settlement Agreement as are applicable to them.
85.Any notice or materials to be provided to the Rule 23(b)(3) Class Plaintiffs pursuant to this Superseding and Amended Class Settlement Agreement shall be sent to Rule 23(b)(3) Class Counsel, and any notice or materials to be provided to the Defendants pursuant to this Superseding and Amended Class Settlement Agreement shall be sent to their respective counsel in MDL 1720, whose names and contact information are set forth in Appendix J hereto. Any notice or materials to be submitted to the Court pursuant to this Superseding and Amended Class Settlement Agreement shall also be filed in MDL 1720 through the Electronic Court Filing (ECF) system of the Court.
86.Each of the undersigned representatives of each party to this Superseding and Amended Class Settlement Agreement represents that he or she is fully authorized to enter into, and to execute, this Superseding and Amended Class Settlement Agreement on behalf of that party. Each of the parties hereto agrees that, in return for the agreements in this Superseding and Amended Class Settlement Agreement, it is receiving good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged.
87.This Superseding and Amended Class Settlement Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the signatories below have read and understood this Superseding and Amended Class Settlement Agreement, have executed it, represent that the undersigned are authorized to execute this Superseding and Amended Class Settlement Agreement on behalf of their respectively represented parties, have agreed to be bound by its terms, and have duly executed this Superseding and Amended Class Settlement Agreement.

FOR RULE 23(b)(3) CLASS PLAINTIFF
PHOTOS ETC. CORPORATION

Dated:  September 5, 2018.        By:        /s/ Mitch Goldstone
Mitch Goldstone
President and CEO

FOR RULE 23(b)(3) CLASS PLAINTIFF
TRADITIONS, LTD.

Dated:  September 1, 2018.        By:        /s/ Michael Schumann
Michael Schumann
Co-Owner, Secretary/Treasurer

FOR RULE 23(b)(3) CLASS PLAINTIFF
CHS INC.

Dated:  September 4, 2018.        By:        /s/ Jason Schwantz
Jason Schwantz
Senior Vice President - Refined Fuels Marketing

FOR RULE 23(b)(3) CLASS PLAINTIFF
PARKWAY CORPORATION (ALSO KNOWN AS PARKWAY CORP.)

Dated:  September 6, 2018.        By:        /s/ Robert Zuritsky
Robert Zuritsky
President

FOR RULE 23(b)(3) CLASS PLAINTIFF
DISCOUNT OPTICS, INC.

Dated:  September 5, 2018.        By:        /s/ Deborah E. Opper
Deborah E. Opper
Executive Vice President

FOR RULE 23(b)(3) CLASS PLAINTIFF
LEON’S TRANSMISSION SERVICE, INC.

Dated:  August 31, 2018.        By:        /s/ John Paul Armstrong
John Paul Armstrong
President & Secretary

FOR RULE 23(b)(3) CLASS PLAINTIFF
PAYLESS INC. (AND ON BEHALF OF PAYLESS SHOESOURCE, INC.)

Dated:  September 6, 2018.        By:        /s/ Robert Donohoo
Robert Donohoo
Division Senior Vice President and
General Counsel
Payless ShoeSource, Inc.

FOR RULE 23(b)(3) CLASS PLAINTIFF
CAPITAL AUDIO ELECTRONICS, INC.

Dated:  September 12, 2018.        By:        /s/ Abraham Harari
Abraham Harari
President

FOR DEFENDANTS
VISA INC., VISA U.S.A. INC., AND VISA
INTERNATIONAL SERVICE ASSOCIATION

Dated:   ____________, 2018        By:        /s/ Kelly Mahon Tullier
Kelly Mahon Tullier
EVP, General Counsel

FOR DEFENDANTS
MASTERCARD INTERNATIONAL
INCORPORATED AND MASTERCARD
INCORPORATED

Dated:  September 6, 2018.        By:        /s/ James P. Masterson
James P. Masterson
Senior Vice President
Global Litigation Counsel

FOR DEFENDANTS
BANK OF AMERICA, N.A. (AND AS SUCCESSOR TO MBNA AMERICA BANK, N.A.) AND BANK OF AMERICA CORPORATION

Dated:  September 10, 2018.        By:        /s/ Thong M. Nguyen
Thong M. Nguyen
President, Retail Banking

FOR DEFENDANT
BA MERCHANT SERVICES LLC (FORMERLY KNOWN AS NATIONAL PROCESSING, INC.)

Dated:  September 10, 2018.        By:        /s/ JoAnn P. Carlton
JoAnn P. Carlton
Executive Vice President, General
Counsel

FOR DEFENDANTS
BARCLAYS BANK DELAWARE, BARCLAYS DELAWARE HOLDINGS, LLC, AND BARCLAYS BANK PLC (IN ITS INDIVIDUAL CAPACITY AND AS SUCCESSOR IN INTEREST TO BARCLAYS FINANCIAL CORP.)

Dated:  September 5, 2018.        By:        /s/ Clinton Walker
Clinton Walker
Managing Director and Assistant Secretary
Barclays Bank Delaware

FOR DEFENDANTS
CAPITAL ONE BANK (USA), N.A., CAPITAL ONE, N.A. (AS SUCCESSOR TO CAPITAL ONE F.S.B.), AND CAPITAL ONE FINANCIAL CORPORATION

Dated:  September 13, 2018.        By:        /s/ Matthew W. Cooper
Matthew W. Cooper
General Counsel

FOR DEFENDANTS
JPMORGAN CHASE BANK, N.A. AND JPMORGAN CHASE & CO. (AND AS SUCCESSOR TO BANK ONE CORPORATION)

Dated:   ____________, 2018        By:        /s/ Gordon A. Smith
Gordon A. Smith
President of JPMorgan Chase & Co.
and Chief Executive Officer of Chase
Consumer and Community Banking

FOR DEFENDANT
CHASE BANK USA, N.A. (AND AS SUCCESSOR TO CHASE MANHATTAN BANK USA, N.A. AND BANK ONE, DELAWARE, N.A.)

Dated:  September 11, 2018.        By:        /s/ Jennifer Piepszak
Jennifer Piepszak
Chief Executive Officer of
Chase Bank USA, N.A.

FOR DEFENDANT
PAYMENTECH, LLC (AND AS SUCCESSOR TO CHASE PAYMENTECH SOLUTIONS, LLC)

Dated:   ____________, 2018        By:        /s/ Kimberly Fitzsimmons
Kimberly Fitzsimmons
President and Chief Executive Officer of
Paymentech, LLC

FOR DEFENDANT
CITIGROUP INC.

Dated:  September 17, 2018.        By:        /s/ Rohan Weerasinghe
Rohan Weerasinghe
General Counsel and Corporate Secretary

FOR CITICORP LLC AS SUCCESSOR IN INTEREST TO DEFENDANT
CITICORP

Dated:  September 17, 2018.        By:        /s/ Rohan Weerasinghe
Rohan Weerasinghe
General Counsel and Corporate Secretary

FOR DEFENDANT
CITIBANK, N.A., ON BEHALF OF ITSELF
AND AS SUCCESSOR IN INTEREST TO
CITIBANK (SOUTH DAKOTA), N.A.

Dated:  September 17, 2018.        By:        /s/ Anita Romero
Anita Romero
General Counsel and Secretary

FOR DEFENDANT
FIFTH THIRD BANCORP

Dated:  September 13, 2018.        By:        /s/ Susan B. Zaunbrecher
Susan B. Zaunbrecher
Chief Legal Officer & Corporate Secretary

FOR DEFENDANT
FIRST NATIONAL BANK OF OMAHA

Dated:   ____________, 2018        By:        /s/ Nicholas W. Baxter
Nicholas W. Baxter
Senior Vice President

FOR DEFENDANT
HSBC FINANCE CORPORATION

Dated:   ____________, 2018            By:    /s/ Kathryn Madison
Kathryn Madison
President and Chief Executive Officer

FOR DEFENDANT
HSBC BANK USA, N.A.

Dated:   ____________, 2018            By:    /s/ Mark A. Steffensen
Mark A. Steffensen
Senior Executive Vice President

FOR DEFENDANT
HSBC NORTH AMERICA HOLDINGS INC.

Dated:   ____________, 2018            By:    /s/ Mark A. Steffensen
     Mark A. Steffensen
Senior Executive Vice President

FOR DEFENDANT
HSBC HOLDINGS PLC

Dated:  September 6, 2018.            By:    /s/ Shawn Chen
Shawn Chen
Global Co-General Counsel for Litigation
and Regulatory Enforcement

FOR DEFENDANT
HSBC BANK PLC

Dated:  September 6, 2018.            By:     /s/ Shawn Chen
Shawn Chen
Global Co-General Counsel for Litigation
and Regulatory Enforcement

FOR DEFENDANT
THE PNC FINANCIAL SERVICES GROUP, INC, SUCCESSOR BY MERGER TO NATIONAL CITY CORPORATION

Dated:   ____________, 2018            By:    /s/ E. William Parsley
E. William Parsley
Executive Vice President and Chief
Operating Officer

FOR DEFENDANT
PNC BANK, NATIONAL ASSOCIATION, SUCCESSOR BY MERGER TO NATIONAL CITY BANK AND NATIONAL CITY BANK OF KENTUCKY

Dated:   ____________, 2018            By:    /s/ E. William Parsley
E. William Parsley
Executive Vice President and Chief
Operating Officer

FOR DEFENDANT
TEXAS INDEPENDENT BANCSHARES, INC.

Dated:   ____________, 2018            By:    /s/ Charles T. Doyle
Charles T. Doyle
Chairman

FOR DEFENDANTS
SUNTRUST BANKS, INC. AND SUNTRUST BANK

Dated:   ____________, 2018            By:    /s/ R. Mark Ford
R. Mark Ford
Executive Vice President, Unsecured
Lending

FOR DEFENDANT
WELLS FARGO & COMPANY, FOR ITSELF AND AS SUCCESSOR TO WACHOVIA CORPORATION, AND FOR WELLS FARGO BANK, N.A., FOR ITSELF AND AS SUCCESSOR TO WACHOVIA BANK, N.A.

Dated:  September 6, 2018.            By:     /s/ Avid Modjtabai
Avid Modjtabai
Senior Executive Vice President

FOR RULE 23(b)(3) CLASS COUNSEL

Dated:  September 6, 2018.            By:     /s/ H. Laddie Montague, Jr.
H. Laddie Montague, Jr.
Berger Montague PC

Dated:  ____________, 2018            By:     /s/ K. Craig Wildfang
K. Craig Wildfang
Robins Kaplan LLP

Dated:  September 4, 2018. By: /s/ Alexandra Bernay
Alexandra Bernay
Robbins Geller Rudman & Dowd LLP

APPENDIX A - Class Actions in MDL 1720

47 West 55th Restaurant Inc. v. Visa U.S.A. Inc., et al., No. 06‑CV‑01829-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑08057-SCR (S.D.N.Y).
518 Restaurant Corp. v. American Express Travel Related Services Co., Inc., et al., No. 05‑CV‑05884-MKB-JO (E.D.N.Y.), formerly No. 05‑CVG‑04230-GP (E.D. Pa.).
American Booksellers Association v. Visa U.S.A., Inc., et al., No. 05‑CV‑05319-MKB-JO (E.D.N.Y.).
Animal Land, Inc. v. Visa U.S.A., Inc., et al., No. 05‑CV‑05074-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑01210-JOF (N.D. Ga.).
Baltimore Avenue Foods, LLC v. Visa U.S.A., Inc., et al., No. 05‑CV‑05080-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑06532-DAB (S.D.N.Y).
Barry’s Cut Rate Stores, Inc., et al. v. Visa, Inc., et al., No. 05-MD-01720-MKB-JO (E.D.N.Y.)
Bishara v. Visa USA, Inc, et al., No. 05‑CV‑05883-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑04147-GP (E.D. Pa.).
BKS, Inc., et al. v. Visa, Inc, et al., No. 09‑CV‑02264-MKB-JO (E.D.N.Y.), formerly No. 09‑CV‑00066-KS-MTP (S.D. Miss.).
Bonte Wafflerie, LLC, et al. v. Visa U.S.A., Inc., et al., No. 05‑CV‑05083-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑06708-DAB (S.D.N.Y).
Broadway Grill, Inc. v. Visa, Inc., et al., No. 17-CV-04362-MKB-JO (E.D.N.Y.), formerly No. 16-cv-04040 (N.D. Cal.) and 16-00392 (Cal. Super. Ct.).
Broken Ground, Inc. v. Visa U.S.A., Inc., et al., No. 05‑CV‑05082-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑06543-DAB (S.D.N.Y).
Connecticut Food Association, Inc., et al. v. Visa U.S.A., Inc., et al., No. 05‑CV‑05880-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑07456-DAB (S.D.N.Y).
Discount Optics, Inc. v. Visa U.S.A., Inc., et al., No. 05‑CV‑05870-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑07175-DAB (S.D.N.Y).
East Goshen Pharmacy, Inc. v. Visa U.S.A., Inc., et al., No. 05‑CV‑05073-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑01177-JBA (D. Conn.).
Esdacy, Inc. v. Visa U.S.A., Inc. et al., No. 06‑CV‑05583-MKB-JO (E.D.N.Y.), formerly No. 06‑CV‑02192-MDL (D. S.C.).
Fairmont Orthopedics & Sports Medicine, PA, et al. v. Visa U.S.A., Inc., et al., No. 05‑CV‑05076-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑06259-DAB (S.D.N.Y).
Fitlife Health Systems of Arcadia, Inc. v. Mastercard International Incorporated, et al., No. 05‑CV‑05153-MKB-JO (E.D.N.Y.).

Fringe, Inc. v. Visa U.S.A., Inc. et al., No. 05‑CV‑04194-MKB-JO (E.D.N.Y.).
G.E.S. Bakery, Inc. v. Visa USA, Inc, et al., No. 05‑CV‑05879-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑07414-DAB (S.D.N.Y).
Gulfside Casino Partnership v. Visa, Inc., et al., No. 09‑CV‑03225-MKB-JO (E.D.N.Y.), formerly No 05‑CV‑00382-HSO-JMR (S.D. Miss.).
Harris Stationers, Inc., et al. v. VISA International Service Association, Inc., et al., No. 05‑CV‑05868-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑06541-ABC-AJW (C.D. Cal.).
Hyman, et al. v. VISA International Service Association, Inc, et al., No. 05‑CV‑05866-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑00487 (W.D. Ky.).
Jasperson v. Visa U.S.A., Inc., et al., No. 05‑CV‑05070-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑02996-MMC (N.D. Cal.).
Jax Dux & Bux, LLC v. Visa U.S.A. Inc, et al., No. 06‑CV‑01830-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑08058-SCR (S.D.N.Y).
Jetro Holding, Inc., et al. v. Visa U.S.A., Inc., et al., No. 05‑CV‑04520-MKB-JO (E.D.N.Y.).
JGSA, Inc. v. Visa USA, Inc, et al., No. 05‑CV‑05885-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑00801-CNC (E.D. Wis.).
Lakeshore Interiors v. Visa U.S.A., Inc., et al., No. 05‑CV‑05081-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑06683-DAB (S.D.N.Y).
LDC, Inc. v. Visa USA, Inc, et al., No. 05‑CV‑05871-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑07316-DAB (S.D.N.Y).
Lee, et. al. v. Visa U.S.A. Inc., et. al., No. 05‑CV‑03800-MKB-JO (E.D.N.Y.).
Leeber Cohen, M.D. v. Visa U.S.A., Inc., et al., No. 05‑CV‑05878-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑07317-DAB (S.D.N.Y).
Lepkowski v. Mastercard International Incorporated, et al., No. 05‑CV‑04974-MKB-JO (E.D.N.Y.).
Lombardo Bros., Inc. v. Visa U.S.A., Inc., No. 05‑CV‑05882-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑04146-GP (E.D. Pa.).
Michael Cetta, Inc. v. Visa U.S.A. Inc., et al., No. 06‑CV‑01831-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑08060-SCR (S.D.N.Y).
National Association of Convenience Stores, et al. v. Visa U.S.A., Inc. et al., No. 05‑CV‑04521-MKB-JO (E.D.N.Y.).
National Grocers Association, et al. v. Visa U.S.A., Inc. et al., No. 05‑CV‑05207-MKB-JO (E.D.N.Y.).
NuCity Publications, Inc. v. Visa U.S.A., Inc., et al., No. 05‑CV‑05075-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑05991-DAB (S.D.N.Y).

Parkway Corp., et al. v. Visa U.S.A., Inc, et al., No. 05‑CV‑05077-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑06349-DAB (S.D.N.Y).
Payless Shoe Source, Inc. v. Visa U.S.A. Inc, et al., No. 06‑CV‑01832-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑09245-SCR (S.D.N.Y).
Performance Labs, Inc. v. American Express Travel Related Services Co., Inc., et al., No. 05‑CV‑05869-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑03959-JCL-MF (D. N.J.).
Photos Etc. Corp., et al. v. Visa U.S.A., Inc., et al., No. 05‑CV‑05071-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑01007-WWE (D. Conn.).
Resnick Amsterdam & Leshner P.C. v. Visa U.S.A., Inc., et al., No. 05‑CV‑03924-MKB-JO (E.D.N.Y.).
Rookies, Inc., et al. v. Visa U.S.A., Inc., et al., No. 05‑CV‑05069-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑02933-SC (N.D. Cal.).
Seaway Gas & Petroleum, Inc. v. Visa U.S.A., Inc., et al., No. 05‑CV‑04728-MKB-JO (E.D.N.Y.).
Tabu Salon & Spa, Inc. v. Visa U.S.A., Inc., et al., No. 05‑CV‑05072-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑01111-WWE (D. Conn.).
Twisted Spoke v. Visa USA, Inc, et al., No. 05‑CV‑05881-MKB-JO (E.D.N.Y.), formerly No. 05‑CV‑02108-KMO (N.D. Ohio).

APPENDIX B - Dismissed Plaintiffs

BI-LO, LLC; and Bruno’s Supermarkets, Inc.
Hy‑Vee, Inc.
The Kroger Co.
Albertson’s Inc.
Safeway, Inc.
Ahold U.S.A., Inc.
Walgreen Co.
Maxi Drug, Inc. (and doing business as Brooks Pharmacy)
Eckerd Corporation
Delhaize America, Inc.
The Great Atlantic & Pacific Tea Company
H.E. Butt Grocery Company
Meijer, Inc.; and Meijer Stores Limited Partnership
Publix Supermarkets, Inc.
QVC, Inc.
Raley’s
Rite Aid Corporation; and Pathmark Stores, Inc.
Supervalu Inc.
Wakefern Food Corporation
Delta Air Lines, Inc. (and as successor in interest to Northwest Airlines Corp.); Delta Private Jets, Inc.; and MLT, Inc.
Fiesta Restaurant Group, Inc.
Alfred H. Siegel as Trustee of the Circuit City Stores, Inc. Liquidating Trust
Curtis R. Smith as Trustee of the BGI Creditors’ Liquidating Trust
Performance Food Group, Inc.

META Advisors LLC (f/k/a KDW Restructuring and Liquidation Services, LLC) as Trustee of the Deel Liquidating Trust
Dots, LLC
Hewlett-Packard Company
Manheim, Inc.; AutoTrader Group, Inc.; Cox Media Group, LLC; Cox Communications, Inc.; and Cox Enterprises, Inc.
G6 Hospitality, LLC (and as successor in interest to Accor North America, Inc.); and Motel 6 Operating LP
Live Nation Entertainment, Inc.
Air Canada
Air New Zealand Limited
Amway Corp. (f/k/a Quixtar, Inc.); and Alticor Inc.
Blue Nile, LLC
Callaway Golf Company; Callaway Golf Interactive, Inc.; Callaway Golf Sales Company; and uPlay, Inc.
CheapCarribbean.com, Inc.
Cinemark USA, Inc.; CNMK Texas Properties, LLC; Laredo Theater, Ltd.; Greeley, Ltd.; Cinemark Partners II, Ltd.; and Century Theaters, Inc.
City of Houston
ClubCorp USA, Inc. (both itself and as assignee of all affiliates listed in Exhibit 5 to the August 13, 2013 complaint in Delta Air Lines, Inc. et al. v. Visa, Inc., et al., No. 13-CV-04766 (E.D.N.Y.))
CST Brands, Inc.; CST USA, Inc.; CST Services, LLC; Autotronic Systems, Inc.; Big Diamond, LLC; Big Diamond Number 1, LLC; CST Arkansas Stations, LLC; CST California Stations, Inc.; CST Diamond, LP; CST Marketing and Supply Company; CST Metro LLC; CST Security Services, Inc.; Diamond Shamrock Arizona, Inc.; Diamond Shamrock Stations, Inc.; Emerald Marketing, Inc.; National Convenience Stores Incorporated; Sigmor Beverage, Inc.; Sigmor Company, LLC; Sigmor Number 5, Inc.; Sigmor Number 43, Inc.; Sigmor Number 79, Inc.; Sigmor Number 80, Inc.; Sigmor Number 103, Inc.; Sigmor Number 105, Inc.; Sigmor Number 119, Inc.; Sigmor Number 178, Inc.; Sigmor Number 196, Inc.; Sigmor Number 238, Inc.; Sigmor Number 259, Inc.; Sigmor Number 422, Inc.; Skipper Beverage Company, LLC; Sunshine Beverage Co.; TOC-DS Company; Valley Shamrock, Inc.; and VRG Diamond Holdings, LLC
Diamond Foods, LLC
Duke Energy Corporation; Cinergy Corporation; Duke Energy Business Services LLC; Duke Energy Carolinas LLC; Duke Energy Florida, Inc.; Duke Energy Ohio, Inc.; Duke Energy Indiana, Inc.; Duke Energy Kentucky, Inc.; Duke Energy Progress, Inc.; Progress Energy Services Company LLC; and Progress Energy, Inc.

El Al Israel Airlines Ltd.
Emerald Foods, Inc.
Etihad Airways
EVA Airways Corp.
Fastrac Markets, LLC
Group 1 Automotive, Inc. (both itself and as assignee of all affiliates listed in Exhibit 1 to the August 13, 2013 in Delta Air Lines, Inc. et al. v. Visa, Inc., et al., No. 13-CV-04766 (E.D.N.Y.))
Harris County, Texas
Harris County Hospital District d/b/a Harris County Health System
J Hilburn, Inc.
K Partners Hospitality Group, LP (both itself and as assignee of all affiliates listed in Exhibit 2 to the August 13, 2013 complaint in Delta Air Lines, Inc. et al. v. Visa, Inc., et al., No. 13-CV-04766 (E.D.N.Y.))
KEL, Inc. d/b/a Dimensions
LQ Management, L.L.C.; La Quinta Inns, Inc.
MAPCO Express, Inc.
The Mark Travel Corporation; The Mark Travel Corporation dba Lamacchia Enterprises, Inc.; The Mark Travel Corporation dba United Vacations Hawaii; MGM Resorts Vacations, LLC dba MGM Mirage Resorts Vacations; The Mark Travel Corporation dba Blue Sky Tours, Inc.; The Mark Travel Corporation dba Nevada Coaches, LLC; The Mark Travel Corporation dba Showtime Tours; Trans Global Tours, LLC; The Mark Travel Corporation dba Adventure Tours USA; The Mark Travel Corporation dba VAX Vacation Access; The Mark Travel Corporation dba Mark International; Bestway Limousine, Inc. dba Casino Holiday; Vacations Together, Inc.; Vacation Together, Inc. dba Sears Vacation; Traterra; The Mark Travel Corporation dba Trisept Solutions; The Mark Travel Corporation dba Global Booking Solutions (G2 Switchworks); Bestway Limousine; and Hidden Glen at Bentdale Farms
Mary Kay Inc.
The Men’s Wearhouse, Inc. (both itself and as assignee of all affiliates listed in Exhibit 3 to the August 13, 2013 complaint in Delta Air Lines, Inc. et al. v. Visa, Inc., et al., No. 13-CV-04766 (E.D.N.Y.))
Murphy Oil USA, Inc.
The Neptune Society, Inc.
OnCue Marketing, LLC; Shaw’s Gulf, LLC (formerly known as Shaw’s Gulf, Inc); and Jack Griffith’s Gas-Up, LLC (formerly known as Jack Griffith’s Gas-Up, Inc.)
Orbitz Worldwide, LLC; Orbitz, LLC (“Orbitz.com”); and Trip Network, Inc. (“Cheaptickets.com”)

Pier 1 Imports (U.S.), Inc.
Qantas Airways Limited; and Jetstar Airways Limited
RadioShack Corporation; Kiosk Operations, Inc.; SCK, Inc. a/k/a SC Kiosks, Inc.; TE Electronics, LP; Atlantic Retail Ventures, Inc.; and ITC Service, Inc.
Red Roof Inns, Inc.; Red Roof Franchising, LLC; RRI Reservations, LLC; R-Roof I, LLC; R-Roof II, LLC; R-Roof III, LLC; R-Roof IV, LLC; R-Roof V, LLC; R-Roof VI, LLC; R-Roof Holdings I, LLC; R-Roof Holdings II, LLC; R-Roof Funds, LLC; R-Roof Assets, LLC; R-Roof Business Trust I; R-Roof Business Trust IV; R-Roof Business Trust VI; R-Roof Mezz I, LLC; R-Roof Mezz II, LLC; R-Roof Mezz III, LLC; R-Roof Mezz IV, LLC; R-Roof Mezz V, LLC; R-Roof Mezz VI, LLC; R-Roof Mezz VI A, LLC; and R-Roof Mezz VI B, LLC
Red Wing Brands of America, Inc.; and Red Wing Shoe Company, Inc.
Reliant Energy Retail Services LLC; NRG EV Services LLC d/b/a eVgo; US Retailers, LLC d/b/a Pennywise Power; and Everything Energy LLC d/b/a Independence Energy
Service Corporation International; SCI Funeral & Cemetery Purchasing Cooperative, Inc. (both itself and as assignee of all affiliates listed in Exhibit 4 to the August 13, 2013 complaint in Delta Air Lines, Inc. et al. v. Visa, Inc., et al., No. 13-CV-04766 (E.D.N.Y.))
Singapore Airlines Limited
Societe Air France
Suit Mart, Inc.
Travelocity.com LP
United Supermarkets, LLC
Valero Energy Corporation; and Valero Marketing and Supply Company
WW Grainger, Inc.; Zoro Tools, Inc.; Imperial Supplies LLC ; and GHC Specialty Brands, LLC
Wesco, Inc.
T-Mobile USA, Inc.; Western PCS Corporation; VoiceStream Wireless Corporation; and MetroPCS Wireless Inc.
Hawaiian Holdings, Inc.; and Hawaiian Airlines, Inc.
JetBlue Airways Corporation; and Live TV, LLC
DSW Inc. (identified as in its complaint as DSW, Inc.)
Federal Express Corporation; FedEx Ground Package Systems, Inc.; FedEx Trade Networks, Inc.; FedEx Freight, Inc.; FedEx Office and Print Services, Inc.; and FedEx Tech Connect Services, Inc. f/k/a FedEx Customer Information Services, Inc.

Southwest Airlines Co.; and Airtran Airways, Inc.
Alaska Air Group, Inc.; Alaska Airlines, Inc.; and Horizon Air Industries, Inc.
Progressive Casualty Insurance Company
Avis Budget Group, Inc.; Avis Rent A Car System LLC; Budget Rent A Car System, Inc.; Budget Truck Rental LLC; Zipcar, Inc.; and LAS Rentals, LLC d/b/a Payless Car Rental
Bed Bath & Beyond Inc.; Buy Buy Baby, Inc.; Christmas Tree Shops, Inc.; Harmon Stores, Inc.; Cost Plus, Inc.; Harbor Linen, LLC; and T-Y Group, LLC
Brinker International, Inc.
Pepper Dining, Inc.
Burlington Coat Factory Warehouse Corporation
Forever 21 Retail, Inc.
Global Cash Access, Inc.\
Harris Teeter, Inc.
Landry’s, Inc.
R.T.G. Furniture Corp.
Safe Auto Insurance Company
Spirit Airlines, Inc.
Toys “R” Us, Inc.; and Toys “R” Us-Delaware, Inc.
Wegmans Food Markets, Inc.
Winn-Dixie Stores, Inc.
Carnival Corporation; and Carnival PLC
O’Reilly Automotive Stores, Inc.; and O’Reilly Auto Enterprises, LLC f/k/a CSK Auto, Inc.
British Airways, Plc
Bloomin’ Brands, Inc.
Piggly Wiggly Midwest, LLC
Butera Finer Foods, Inc.
AutoZone, Inc.
Century 21 Department Stores LLC

Host Hotels and Resorts, L.P.; HST Lessee SLT LLC; HST Lessee Boston LLC; HST Lessee Keystone LLC; HST Lessee Needham LLC; HST Lessee SNYT LLC; HST Lessee CMBS LLC; HST Lessee San Diego LP; HST Lessee Tucson LLC; HST Lessee SR Houston LP; HST Lessee WNY LLC; HST Union Square LLC; CCSH Atlanta LLC; HST WRN LLC; HST Lessee Cincinnati LLC; HST Lessee Denver LLC; HST Lessee Indianapolis LLC; HST Kierland LLC; HST Lessee LAX LP; HST Lessee Mission Hills LP; HST Grand Central LLC; HST W. Seattle LLC ; HST Lessee S. Coast LP; and HST Lessee Waltham LLC
The Gymboree Corporation
Google Inc.; and Google Payment Corp.
1‑800 CONTACTS, Inc. d/b/a South Valley Optical; and 1‑800 CONTACTS, Inc. (identified in the complaint in Bass Pro Group, LLC, et al. v. Visa, Inc., et al., No. 14-CV-07540 (E.D.N.Y.), as 1‑800 CONTACTS, Inc. d/b/a Glasses.com but formerly and no longer doing business as Glasses.com)
Bass Pro Group, LLC; American Sportsman Holdings Co.; Bass Pro Outdoor World, LLC (individually and as successor in interest to World Wide Sportsman, LLC and World Wide Sportsman, Inc.); Bass Pro Shops White River Conference & Education Center, LLC; Big Cedar, LLC; BPIP, LLC; BPS Direct, LLC; Fryingpan River Ranch, LLC; Islamorada Fish Company, LLC; Islamorada Fish Company Kansas, LLC; Islamorada Fish Company Texas, LLC; Sportsman’s Distribution Co. of GA, LLC; Sportsman’s Specialty Group, LLC; TMBC Corp. of Canada (individually and as successor in interest to TMBC Corp. of Canada (Calgary)); TMBC, LLC; Tracker Marine Financial Services, LLC; Tracker Marine, LLC (individually and as successor in interest to Mako Marine International, LLC f/k/a Mako Marine International, Inc.); Tracker Marine Retail, LLC (individually and as successor in interest to Flagship, LLC); and Travis Boats & Motors Baton Rouge, LLC
Board of Trustees of the University of Arkansas, acting for the University of Arkansas, Fayetteville
Charming Charlie LLC (as successor in interest to Charming Charlie, Inc.)
City of Scottsdale
Crocs, Inc.; Bite, Inc.; Crocs Retail, LLC (individually and as successor in interest to Crocs Online, Inc. and Crocs Retail, Inc.); Fury, Inc.; Jibbitz, LLC; and Ocean Minded, Inc.
Ethan Allen (Canada) Inc.; Ethan Allen Interiors, Inc.; Ethan Allen Miami, LLC; Ethan Allen Operations, Inc. (and as successor to Ethan Allen Manufacturing Corporation); Ethan Allen Realty, LLC; Ethan Allen Retail, Inc. (and as successor to Ethan Allen, Inc.); Ethanallen.com Inc. (identified in the complaint in Bass Pro Group, LLC, et al. v. Visa, Inc., et al., No. 14-CV-07540 (E.D.N.Y.), as Ethan Allen.com, Inc.); Ethan Allen Global, Inc; Lake Avenue Associates, Inc.; and Manor House, Inc.
Ignite Restaurant Group, Inc.; BHTT Entertainment, Inc.; BHTT Private Club - Plano TX; Crab Addison, Inc.; Ignite Restaurants - New Jersey, Inc.; Joe’s Crab Shack - Abingdon MD, Inc.; Joe’s Crab Shack - Alabama Private Club, Inc.; Joe’s Crab Shack - Anne Arundel MD, Inc. (identified in the complaint as Joe’s Crab Shack - Anne Arundel MC, Inc.); Joe’s Crab Shack - Hunt Valley MD, Inc.; Joe’s Crab Shack - Kansas, Inc.; Joe’s Crab Shack - Maryland, Inc.; Joe’s Crab Shack - Redondo Beach, Inc.; Joe’s Crab Shack - San Diego, Inc.; Joe’s Crab Shack - Texas Inc.; and JCS Monmouth Mall - NJ, LLC
Love’s Travel Stops & Country Stores, Inc.

Lucky Brand Dungarees Stores, Inc.
Nine West Holdings (identified in the complaint in Bass Pro Group, LLC, et al. v. Visa, Inc., et al., No. 14-CV-07540 (E.D.N.Y.), as successor in interest to The Jones Group Inc., Brian Atwood IP Company, LLC, JAG Footwear, Accessories and Retail Corporation, Jones Apparel Group Holdings, Inc., and Jones Apparel Group USA, Inc.); Jones Distribution Corporation; Nine West Jeanswear Holding LLC f/k/a Jones Holding Inc.; Jones Investment Co. Inc.; Jones Management Service Company; One Jeanswear Group, Inc. (and as successor in interest to Jones Jeanswear Group, Inc.); and Nine West Development LLC f/k/a Nine West Development Corporation
Ross Dress for Less, Inc.
Scandinavian Airlines of North America, Inc.; and Scandinavian Airlines System Denmark-Norway-Sweden
Sinclair Oil Corporation; Grand America Hotel Company; Little America Hotel Company; Sun Valley Company; Westgate Hotel Company; Little America Hotels and Resorts Inc.; and Snowbasin Resort Company
Starving Students, Inc.
Stuart Weitzman Holdings, LLC; Lizzy Mae, Inc.; Stuart Weitzman IP, LLC; Stuart Weitzman Retail Stores, LLC; and Stuart Weitzman, LLC
Tiffany and Company d/b/a Tiffany & Co.
Twin Liquors, LP
Waffle House, Inc.; East Coast Waffles, Inc.; Mid South Waffles, Inc.; Midwest Waffles, Inc.; and Ozark Waffles, L.L.C.
Williams-Sonoma, Inc.
TXU Energy Retail Company, LLC
Minnesota Twins, LLC; Twins Ballpark, LLC; Facets Fine Jewelry, LLC; Granite City Food & Brewery Ltd.; TCA Imports, LLC; Twin Cities Hyundai, LLC; Twin Cities VW, LLC; St. Cloud Hyundai, LLC; North Branch TCA Chevrolet, LLC; Star West TCA Chevrolet, LLC; Maplewood TCA A, LLC; Golden Valley TCA P, LLC; Maplewood TCA MP, LLC; Golden Valley TCA A, LLC; and Twin Cities CRA, LLC
Grayling Corporation (d/b/a Chili’s Grill & Bar); Bluewater Grille, LLC (d/b/a Blue2O Seafood Bar + Grill); Grady’s American Grill Restaurant Corporation (d/b/a Porterhouse Steaks & Seafood); Grady’s American Grill, L.P. (d/b/a Grady’s American Grill); Quality Dining, Inc.; Bravogrand, Inc. (d/b/a Burger King); Full Service Dining, Inc. (d/b/a Spageddies); Grady’s American Grill Restaurant Corporation (d/b/a Grady’s American Grill); Bravotampa, LLC (d/b/a Burger King); Bravokilo, Inc. (d/b/a Burger King); Southwest Dining, Inc. (d/b/a Chili’s Grill & Bar); and Full Service Dining, Inc. (d/b/a Papa Vino’s Italian Kitchen)
State of Arizona
Speedy Stop Food Stores, LLC; Thomas Petroleum LLC; Thomas Foods, LLC; and C.L. Thomas, Inc.

Shop Rite, Inc.; Tobacco Plus, Inc.; Rice Palace, Inc.; and Gielen Development, Inc. (replacing plaintiff Gielen Enterprises, Inc.)
Holiday Companies; Holiday Stationstores, Inc.; Gander Mountain Company; Consumers Marine Electronics, Inc.; GMTN Tall Tales, LLC; and Overton’s, Inc.
Trans World Entertainment Corporation
Maverik, Inc. (formerly doing business as Maverik Country Stores, Inc. and Caribou Four Corners, Inc.)
Carmike Cinemas, Inc.
ABC Carpet Co., Inc.; ABC Home Furnishings, Inc.; ABC Oriental Carpets, Inc.; The ABC Outlet, Inc.; and ABC Carpet of New Jersey, LLC
Furniture Row BC, Inc.; and Furniture Row, LLC
Sheetz, Inc.
Giant Eagle, Inc.; Riser Foods Company; and The Tamarkin Company
Kum & Go, L.C.
Haverty Furniture Companies, Inc.
ADFP Management Inc.
Allsup’s Convenience Stores, Inc.
Citi Trends, Inc.
Kwik Trip, Inc.
Quick Chek Corporation f/k/a Quick Chek Food Stores
QuikTrip Corporation; and QuickTrip West, Incorporated
Wawa, Inc.
American Airlines, Inc.; American Airlines Group Inc.; and US Airways Group, Inc.
Urban Outfitters, Inc.
Charles M. Forman as the Chapter 7 Trustee for the consolidated bankruptcy estates of Linens Holding Co.; Linens ’n Things, Inc.; Linens ’n Things Center, Inc.; Bloomington, MN., L.T., Inc.; Vendor Finance, LLC; LNT, Inc.; LNT Services, Inc.; LNT Leasing II, LLC; LNT West, Inc.; LNT Virginia LLC; LNT Merchandising Company LLC; LNT Leasing III, LLC; and Citadel LNT, LLC
J.Crew Group, Inc.
BSN SPORTS LLC f/k/a BSN SPORTS, Inc.
RaceTrac Petroleum, Inc.

Waffle House, Inc. (and as assignee on behalf of Ahrooo Waffles, LLC; Amarillo Waffles, LLC; Angelle Enterprises, Inc.; Bluegrass Waffle, LLC; Buckeye Waffles, Inc.; Cathia Inc.; Chesapeake Waffles; Choo Choo Waffles, LLC; D. Love’s Restaurants, LLC; Derby City Waffles, LLC; Hillcrest Foods, Inc. ; Hilltop Foods, LLC; J. Thomas & Co. Inc.; JD’s Wild West Waffles, Inc.; JKW Enterprises, Inc.; Just Us Waffles, LLC; Lakeland Foods, Inc.; Lehigh Valley Waffles, Inc.; Lewis Jones Enterprises, Inc.; Lexidan Foods, LLC; Longhorn Waffles, Inc.; Look Out Waffles, LLC; M&M Waffles, LLC; Memphis Food Group/River Waffles; Mericle’s, Inc.; Miller Properties, Inc.; Riverside Restaurant Group, LLC; Rocky Top Waffles, LLC; Texas Waffle Co., Ltd.; TW Odom Management Services; West Penn Waffles, LLC; Winning Waffles, LLC; Yellow Brick Foods, Inc.; and Yogi Hill Corp.)
Einstein Noah Restaurant Group, Inc.
Go-Mart, Inc.
ANN INC.; AnnTaylor, Inc.; AnnTaylor Retail, Inc.; ANN INC. d/b/a Ann Taylor Stores; ANN INC. d/b/a LOFT Stores; ANN INC. d/b/a Ann Taylor Factory Stores; ANN INC. d/b/a LOFT Outlet Stores; ANN INC. d/b/a www.anntaylor.com; and ANN INC. d/b/a www.LOFT.com
NPC International, Inc.
CVS Pharmacy, Inc.
Brown-Thompson General Partnership d/b/a 7‑Eleven Stores
Cleveland State University
D & H Company; Dodge Brothers, Inc. (also known as Dodge Brothers); Dodge Oil Company; Dodge Oil Company of Arkansas; Dodge Oil Company of Mississippi; East Coast Oil Company; Giant Oil Company of Mississippi; Giant Oil Company of Kentucky; Go Oil Company, Inc.; H & D Oil Company, Inc. (identified in the complaint in National Restaurants Management, Inc., et al. v. Visa Inc., et al., No. 15-CV-06827 (E.D.N.Y.) as H & D Oil Company); Henry Oil Company of Tennessee; North Mississippi Oil Company; Park Oil Company; Perfection Oil Company; Progressive Oil Company; Quality Oil Company; Royal Oil Company; Savings Carolina Division; Savings Oil Company; Savings, Alabama Division, Inc.; and Savings, Inc.
GES Inc., dba Food Giant
Kent State University
National Restaurants Management, Inc.
Ohio University
The University of Akron
The University of Toledo
Youngstown State University; and YSU Bookstore
Brookstone Company, Inc.; Brookstone Stores, Inc.; and Brookstone Holdings Corp.
Newegg Inc.; and Evolution Design Lab Inc.

New Prime Inc., d/b/a “PRIME INC.”
Wal-Mart Stores, Inc.; Wal-Mart Stores Texas, LLC; Wal-Mart Stores East, LP; Wal-Mart Stores East, LLC; Wal-Mart Louisiana, LLC; Wal-Mart Stores Arkansas, LLC; Sam’s West, Inc.; Sam’s East, Inc.; Wal-Mart.com USA, LLC; Vudu, Inc.; Inkiru, Inc.; Ozark Spirits, LLC; Green River Spirits, LLC; and Quality Licensing Corp.
State of New Mexico

APPENDIX C - Amended and Restated Class Settlement Cash Escrow Agreement

This Amended and Restated Class Settlement Cash Escrow Agreement (“Amended and Restated Escrow Agreement”) dated September 17, 2018, restates and amends the Class Settlement Cash Escrow Agreement, dated October 19, 2012, attached as Appendix B to the Definitive Class Settlement Agreement, dated October 19, 2012.
This Amended and Restated Escrow Agreement is made and entered into in connection with the concurrently executed Superseding and Amended Definitive Class Settlement Agreement of the Rule 23(b)(3) Class Plaintiffs and the Defendants (the “Superseding and Amended Class Settlement Agreement”), which amends, modifies, and supersedes the Definitive Class Settlement Agreement, in the matter of In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation, No. 05-MD-01720 (MKB) (JO). This Amended and Restated Escrow Agreement is entered into on behalf of the Rule 23(b)(3) Class Plaintiffs, by and through Rule 23(b)(3) Class Counsel; each of the Visa Defendants and the Mastercard Defendants, by and through their respective authorized signatories below; and The Huntington National Bank as escrow agent (the “Escrow Agent”) (collectively, the “Parties”).
Upon the Effective Date as defined in the Superseding and Amended Class Settlement Agreement, the Class Settlement Cash Escrow Agreement shall remain in full force and effect as amended and restated in this Amended and Restated Escrow Agreement, and the Class Settlement Cash Escrow Account shall remain in place and continue to be treated as a Qualified Settlement Fund within the meaning of Treasury Regulation § 1.468B‑1 and any analogous local, state, and/or foreign statute, law, regulation, or rule.
Recitals
A.    As provided in the Definitive Class Settlement Agreement and the Class Settlement Cash Escrow Agreement, on or about October 27, 2012, the Escrow Agent established the Class Settlement Cash Escrow Account, into which Defendants deposited the Total Cash Payment Amount and from which the Class Exclusion Takedown Payments and other payments were made, as provided in the Definitive Class Settlement Agreement and the Class Settlement Cash Escrow Agreement and ordered by the Court.
B.    Commencing on the Effective Date, this Amended and Restated Escrow Agreement shall govern the continued administration, maintenance, investment, and disbursement of the Class Settlement Cash Escrow Account, into which the Additional Cash Payment Amount and the contents of the Class Settlement Interchange Escrow Account are to be deposited subject to the terms of the Superseding and Amended Class Settlement Agreement.
C.    Commencing on the Effective Date, all sums in, or subsequently deposited into, the Class Settlement Cash Escrow Account, together with any interest, dividends, and other distributions and payments accruing thereon, will be used by the Escrow Agent solely in the manner provided in the Superseding and Amended Class Settlement Agreement and approved by the Court.
D.    In no event shall the Visa Defendants or the Mastercard Defendants, any other Defendant, or any other Rule 23(b)(3) Settlement Class Released Party, except The Huntington National Bank to the extent of its obligations as Escrow Agent herein, have any obligation, responsibility, or liability arising from or relating to the administration, maintenance, preservation, investment, use, allocation, adjustment, distribution, disbursement, or disposition of any funds in the Class Settlement Cash Escrow Account.

E.    Unless otherwise defined herein, all capitalized terms shall have the meaning ascribed to them in the Superseding and Amended Class Settlement Agreement, and the terms of the Superseding and Amended Class Settlement Agreement are hereby incorporated by reference into this Amended and Restated Escrow Agreement.
Agreement
1.    Continued Appointment of Escrow Agent. The Escrow Agent shall continue to be appointed to maintain and administer the previously established Class Settlement Cash Escrow Account and to receive, deposit, administer, maintain, invest, and disburse all sums in, and all future sums deposited into, the Class Settlement Cash Escrow Account upon the terms and conditions provided in this Amended and Restated Escrow Agreement, the Superseding and Amended Class Settlement Agreement, and any other exhibits or schedules annexed hereto and made a part hereof.
2.    Qualifications. The Escrow Agent and any bank at which the Escrow Agent maintains the Class Settlement Cash Escrow Account for the purposes of this Amended and Restated Escrow Agreement shall at all times be a bank, savings and loan association, and/or trust company in good standing, organized and doing business under the laws of the United States or a State of the United States, having assets of not less than twenty-five billion dollars ($25,000,000,000). The Escrow Agent shall be authorized under such laws to enter into and perform this Amended and Restated Escrow Agreement, and shall be unrelated to and independent of the Rule 23(b)(3) Class Plaintiffs and the Defendants within the meaning of Treasury Regulations § 1.468B-1(d) and § 1.468B-3(c)(2)(A). If the Escrow Agent at any time ceases to have the foregoing qualifications, the Escrow Agent shall give notice of resignation to the other Parties and a qualified successor escrow agent shall be appointed in accordance with Section 14 of this Amended and Restated Escrow Agreement.
3.    The Escrow Account. The Escrow Agent shall continue to maintain and receive and disburse funds from one or more escrow accounts previously established and set up as a state law trust or trusts and titled as the Class Settlement Cash Escrow Account at financial institutions (the “Custodian Banks”), into which sums have been deposited and further sums shall be deposited subject to and in accordance with the terms of the Superseding and Amended Class Settlement Agreement. The Custodian Banks shall be The Huntington National Bank and U.S. Bank. The Escrow Agent has provided the Parties with notice of the name and account number for the Class Settlement Cash Escrow Account, and the Escrow Agent shall continue to provide the Parties with monthly account statements or reports that describe all deposits, investments, disbursements, and other activities with respect to funds in the Class Settlement Cash Escrow Account. The Class Settlement Cash Escrow Account shall continue to be a segregated account held and invested on the terms and subject to the limitations set forth herein, and funds or financial assets contained therein shall be invested and disbursed by the Escrow Agent in accordance with the terms and conditions hereinafter set forth and set forth in the Superseding and Amended Class Settlement Agreement and in orders of the Court approving the disbursement of the funds or financial assets contained therein.
4.    Investment of the Class Settlement Cash Escrow Account. The Escrow Agent shall invest all sums in, and deposited into, the Class Settlement Cash Escrow Account exclusively in instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government, including a U.S. Treasury Money Market Fund, with a term of investment of no more than twelve months, or a bank account insured by the Federal Deposit Insurance Corporation (“FDIC”) up to, but in no event in excess of, the maximum amount so insured. Amounts which may reasonably be expected to be disbursed in the forthcoming three months shall be invested in such instruments with a maturity not to exceed three months. The Escrow Agent shall reinvest the proceeds of these instruments as they mature in those same types of instruments at their then-current market rates. The Escrow Agent may, with reasonable notice to Rule 23(b)(3) Class Counsel, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any disbursement of funds from the Class Settlement Cash Escrow Account under this Amended and Restated Escrow Agreement and the Superseding and Amended Class Settlement Agreement. Except as provided in the Superseding and Amended Class Settlement Agreement, all interest, dividends, and other distributions and payments in connection with the investment of the Class Settlement Cash Escrow Account shall accrue to the benefit of the Class Settlement Cash Escrow Account. All losses, costs or penalties resulting from any sale or liquidation of the investments of the Class Settlement Cash Escrow Account shall be charged against the Class Settlement Cash Escrow Account.
5.    Escrow Funds Subject to Jurisdiction of the Court. The Class Settlement Cash Escrow Account shall continue to remain subject to the jurisdiction of the Court, and be under the continuing supervision of the Court, until such time as the funds contained therein are fully distributed pursuant to the Superseding and Amended Class Settlement Agreement and on further order or orders of the Court.
6.    Tax Treatment & Report. The Class Settlement Cash Escrow Account shall continue to be maintained and treated at all times as a “Qualified Settlement Fund” within the meaning of Treasury Regulation §1.468B-1 and any analogous local, state, and/or foreign statute, law, regulation, or rule. The Escrow Agent shall timely make such elections as necessary or advisable to fulfill the requirements of such Treasury Regulation, including the “relation-back election” under Treas. Reg. § 1.468B-1(j)(2) to the earliest permitted date. Such election shall be made in compliance with the procedures and requirements contained in the Treasury Regulations. For purposes of §468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” of the Class Settlement Cash Escrow Account shall be the Escrow Agent. The Escrow Agent shall timely and properly prepare, deliver to all necessary parties for signature, and file all necessary documentation for any elections required under Treas. Reg. §1.468B-1. The Escrow Agent shall timely and properly prepare and file any informational and other tax returns necessary or advisable with respect to the Class Settlement Cash Escrow Account and the distributions and payments therefrom, including without limitation the returns described in Treasury Regulation §1.468B-2(k), and to the extent applicable Treasury Regulation §1.468B-2(1).
7.    Tax Payments of Class Settlement Cash Escrow Account. All Taxes with respect to income earned on the Class Settlement Cash Escrow Account, as more fully described in the Superseding and Amended Class Settlement Agreement, shall be treated as and considered to be a cost of administration of settlement funds and the Escrow Agent shall timely pay such Taxes out of the Class Settlement Cash Escrow Account, as appropriate, subject to the approval of the Court. The Escrow Agent shall be responsible for the timely and proper preparation and delivery of any necessary documentation for signature by all necessary parties, and the timely filing of all tax returns and other tax reports required by law, and the withholding of any taxes required by law; provided that the Escrow Agent shall have no IRS Form 1099 reporting obligations with respect to any distribution, compensation, income, or other benefits paid to Authorized Claimants (which tax reporting duties shall be fulfilled by the Class Administrator). The Escrow Agent may engage an accounting firm or tax preparer to assist in the preparation of any tax reports or the calculation of any tax payments due as set forth in Sections 6 and 7, and the expense of such assistance shall be paid from the Class Settlement Cash Escrow Account. The Class Settlement Cash Escrow Account shall indemnify and hold the Defendants harmless for any taxes that may be deemed to be payable by the Defendants by reason of the income earned on the Class Settlement Cash Escrow Account, and the Escrow Agent shall establish such reserves as are necessary to cover the tax liabilities of the Class Settlement Cash Escrow Account and the indemnification obligations imposed by this Section. To the extent that any sums in Class Settlement Cash Escrow Account are paid to any Defendant pursuant to the terms of the Superseding and Amended Class Settlement Agreement or this Amended and Restated Escrow Agreement, the Escrow Agent may require such Defendant to provide wire payment information and forms or information necessary for tax purposes with respect to the payment.
8.    Disbursement Instructions. Disbursements from the Class Settlement Cash Escrow Account are to be made only in accordance with the terms and provisions contained in Paragraphs 19, 21‑23, and 25‑26 of the Superseding and Amended Class Settlement Agreement, upon written authorization of Rule 23(b)(3) Class Counsel and the Visa Defendants and the Mastercard Defendants, and include the following:
(a)Pursuant to Paragraph 19 of the Superseding and Amended Class Settlement Agreement, from the Settlement Preliminary Approval Date to the date twenty business days after the Settlement Final Date the Escrow Agent may make payments only in the amounts approved by the Court and only to pay for: (i) the costs of maintaining or administering the Class Settlement Cash Escrow Account, including Taxes and the administrative costs of paying such Taxes; (ii) Settlement Administration Costs, including the costs of the Notice Plan and the exclusion procedures for Opt Outs as provided in Paragraphs 42‑58 of the Superseding and Amended Class Settlement Agreement, in amounts not to result in a collective total for all Settlement Administration Costs that would exceed $40 million, and (iii) the Class Exclusion Takedown Payments described in Paragraphs 21‑23 of the Superseding and Amended Class Settlement Agreement, in the amounts approved by the Court and as determined through the procedures described in Paragraph 55 of the Superseding and Amended Class Settlement Agreement.
(b)Pursuant to Paragraph 25 of the Superseding and Amended Class Settlement Agreement, commencing the day after twenty business days after the Settlement Final Date, if the Superseding and Amended Class Settlement Agreement has not been terminated, the Escrow Agent may make payments only in the amounts approved by the Court for: (i) the costs of maintaining or administering the Class Settlement Cash Escrow Account, including Taxes and the administrative costs of paying such Taxes; (ii) Settlement Administration Costs not already paid; (iii) Attorneys’ Fee Awards, Rule 23(b)(3) Class Plaintiffs’ Service Awards, and Expense Awards; and (iv) the timely and proper claims of Authorized Claimants pursuant to the Plan of Administration and Distribution approved by the Court and administered by the Class Administrator.
(c)All disbursements described in Section 8(a)-(b), above, and any other disbursements from the Class Settlement Cash Escrow Account, must be authorized by an order of the Court.
(d)Consistent with the orders of the Court, the Escrow Agent may rely on transfer or disbursement instructions provided in a signed writing on firm letterhead or an email by a counsel listed below in Section 16 for each of the Rule 23(b)(3) Class Counsel, Visa Defendants, and Mastercard Defendants. Alternatively, the Escrow Agent may rely on such transfer or disbursement instructions provided in a signed writing on firm letterhead or an email by a counsel listed in Section 16 below for either Rule 23(b)(3) Class Counsel, the Visa Defendants, or the Mastercard Defendants, if that writing is copied to the counsel for the other Parties listed in Section 16 and one of those counsel for each of the other Parties confirms the instructions by email or other writing. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it shall not execute the instruction until all issues have been resolved. The Escrow Agent shall provide prompt notice as provided in Section 16 that instructions and transactions have been executed, and the Parties agree to notify the Escrow Agent of any errors, delays, or other problems within 30 days after receiving notification that an instruction and transaction has been executed. If it is determined that the transaction was delayed or erroneously executed as a result of the Escrow Agent’s error, the Escrow Agent’s sole obligation is to pay or refund the amount of such error and any amounts as may be required by applicable law. Any claim for interest payable will be at the then-published rate for United States Treasury Bills having a maturity of 91 days.
9.    Termination of Superseding and Amended Class Settlement Agreement. If the Superseding and Amended Class Settlement Agreement terminates, upon notification thereof being provided to the Escrow Agent, any sums in the Class Settlement Cash Escrow Account, together with any interest, dividends, and other disbursements and payments earned thereon, less any Taxes due and owing and Settlement Administration Costs approved by the Court and already paid or incurred in accordance with the terms of the Superseding and Amended Class Settlement Agreement, shall be promptly paid to the Visa Defendants and to the Mastercard Defendants and Bank Defendants in accordance with Paragraph 64(a) of the Superseding and Amended Class Settlement Agreement.
10.    Fees. For all services rendered by the Escrow Agent pursuant to this Amended and Restated Escrow Agreement, the Escrow Agent shall waive its standard charges and fee. If the Escrow Agent is asked to provide additional services, the Escrow Agent and the Parties must first agree to a separate fee schedule for such services. All such fees and expenses of the Escrow Agent shall be paid solely from the Class Settlement Cash Escrow Account. The Escrow Agent may pay itself such fees from the Class Settlement Cash Escrow Account only after such fees have been approved for payment by the Court, Rule 23(b)(3) Class Counsel, the Visa Defendants, and the Mastercard Defendants.
11.    Duties, Liabilities and Rights of Escrow Agent. This Amended and Restated Escrow Agreement sets forth all of the obligations of the Escrow Agent, and no additional obligations shall be implied from the terms of this Amended and Restated Escrow Agreement or any other agreement, instrument, or document.
(a)The Escrow Agent shall deal with the contents of the Class Settlement Cash Escrow Account only in accordance with this Amended and Restated Escrow Agreement.
(b)The Escrow Agent may act in reliance upon any instructions, notice, certification, demand, consent, authorization, receipt, power of attorney, or other writing delivered to it by Rule 23(b)(3) Class Counsel or the Visa Defendants or the Mastercard Defendants, as provided herein, without being required to determine the authenticity or validity thereof or the correctness of any fact stated therein, the propriety or validity of the service thereof, or the jurisdiction of the court issuing any judgment or order. The Escrow Agent may act in reliance upon any signature which is reasonably believed by it to be genuine, and may assume that such person has been properly authorized to do so.
(c)The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected to the extent the Escrow Agent acts in accordance with the reasonable opinion and instructions of counsel. The Escrow Agent shall have the right to reimburse itself for reasonable legal fees and reasonable and necessary disbursements and expenses actually incurred from the Class Settlement Cash Escrow Account only (i) upon approval by Rule 23(b)(3) Class Counsel and the Visa Defendants and the Mastercard Defendants, and (ii) pursuant to an order of the Court.
(d)The Escrow Agent, or any of its affiliates, is authorized to manage, advise, or service any money market mutual funds in which any portion of the Class Settlement Cash Escrow Account may be invested.

(e)The Escrow Agent is authorized (but not required) to hold any treasuries held hereunder in its Federal Reserve account. Alternatively, the Escrow Agent may hold treasuries or other securities in a segregated account held by a qualified third-party financial institution.
(f)The Escrow Agent shall not bear any risks related to the investment of the Class Settlement Cash Escrow Account in accordance with the provisions of Section 4 of this Amended and Restated Escrow Agreement. The Escrow Agent will be indemnified by the Class Settlement Cash Escrow Account, and held harmless against, any and all claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and expenses (including reasonable legal fees and expenses of attorneys chosen by the Escrow Agent) as and when incurred, arising out of or based upon any act, omission, alleged act or alleged omission by the Escrow Agent or any other cause, in any case in connection with the acceptance of, or performance or non-performance by the Escrow Agent of, any of the Escrow Agent’s duties under this Amended and Restated Escrow Agreement, except as a result of the Escrow Agent’s bad faith, willful misconduct, negligence, or gross negligence.
(g)Upon distribution of all of the funds in the Class Settlement Cash Escrow Account pursuant to the terms of this Amended and Restated Escrow Agreement and any orders of the Court, the Escrow Agent shall be relieved of any and all further obligations and released from any and all liability under this Amended and Restated Escrow Agreement, except as otherwise specifically set forth herein.
(h)The Escrow Agent shall not have any interest in the Class Settlement Cash Escrow Account, but shall serve as escrow holder only and shall have possession thereof.
12.    Non-Assignability by Escrow Agent. The Escrow Agent’s rights, duties and obligations hereunder may not be assigned or assumed without the written consent of Rule 23(b)(3) Class Counsel and the Visa Defendants and the Mastercard Defendants.
13.    Resignation of Escrow Agent. The Escrow Agent may, in its sole discretion, resign and terminate its position hereunder at any time following 120 days prior written notice to the parties to this Amended and Restated Escrow Agreement. On the effective date of such resignation, the Escrow Agent shall deliver this Amended and Restated Escrow Agreement together with any and all related instruments or documents and all funds in the Class Settlement Cash Escrow Account to the successor Escrow Agent, subject to this Amended and Restated Escrow Agreement and an accounting of the funds held in such Class Settlement Cash Escrow Account. If a successor Escrow Agent has not been appointed prior to the expiration of 120 days following the date of the notice of such resignation, then the Escrow Agent may petition the Court for the appointment of a successor Escrow Agent, or other appropriate relief. Any such resulting appointment shall be binding upon all of the parties to this Amended and Restated Escrow Agreement.
Notwithstanding any resignation or removal of the Escrow Agent pursuant to this Section 13, the Escrow Agent shall continue to serve in its capacity as Escrow Agent until each of the following has occurred: (a) a successor escrow agent being appointed in accordance with the provisions of Section 14 and having accepted such appointment, and (b) all sums in the Class Settlement Cash Escrow Account having been transferred to and received by such successor escrow agent along with the records pertaining to the Class Settlement Cash Escrow Account.
14.    Appointment of Successor Escrow Agent. If at any time the Escrow Agent shall resign, be removed, or otherwise become incapable of acting as escrow agent pursuant to this Amended and Restated Escrow Agreement, or if at any time a vacancy shall occur in the office of the Escrow Agent for any other cause, a qualified successor escrow agent shall be appointed by the Parties (other than the Escrow Agent)

by a written instrument with the successor escrow agent that is approved and ordered by the Court. If no qualified successor escrow agent has been appointed at the effective date of resignation or removal of the Escrow Agent or within thirty (30) days after the time the Escrow Agent became incapable of acting as the Escrow Agent or a vacancy occurred in the office of the Escrow Agent, any Party hereto (other than the Escrow Agent) may petition the Court for an appointment of a qualified successor escrow agent, and the Escrow Agent shall have the right to refuse to make any payments from the Class Settlement Cash Escrow Account until a qualified successor escrow agent is appointed and has accepted such appointment. Upon the appointment and acceptance of any qualified successor escrow agent hereunder, the Escrow Agent shall transfer the contents of the Class Settlement Cash Escrow Account to its successor. Upon receipt by the successor escrow agent of those contents, the Escrow Agent shall be discharged from any continuing duties or obligations under this Amended and Restated Escrow Agreement, but such discharge shall not relieve the Escrow Agent from any powers, duties, and obligations of the Escrow Agent under this Amended and Restated Escrow Agreement arising prior to its replacement.
15.    Parties’ Appointment of New Escrow Agent or Custodian Banks. A new and qualified Escrow Agent may be appointed to succeed the current Escrow Agent by a written agreement among Rule 23(b)(3) Class Counsel, the Visa Defendants, and the Mastercard Defendants that is approved and ordered by the Court. New and qualified Custodian Banks may be appointed to succeed the current Custodian Banks or to be additional Custodian Banks by a written agreement among Class Counsel, the Visa Defendants, the Mastercard Defendants, and the Escrow Agent that is approved and ordered by the Court.
16.    Notices. Notice to the parties hereto shall be in writing and delivered by electronic mail and by hand-delivery, facsimile, or overnight courier service, addressed as follows:

If to the Escrow Agent:
Christopher Ritchie, Senior Vice President
The Huntington National Bank
1150 First Avenue, Suite 501
King of Prussia, PA 19406
Telephone: (215) 568-2328
Facsimile: (215) 568-2385
E-Mail: chris.ritchie@huntington.com

Susan Brizendine, Trust Officer The Huntington National Bank 7 Easton Oval - EA5W63 Columbus, OH 43219 Telephone: (614) 331-9804 E-Mail: susan.brizendine@huntington.com
If to Rule 23(b)(3) Class Counsel:	Thomas J. Undlin Robins Kaplan LLP 800 LaSalle Avenue 2800 LaSalle Plaza Minneapolis, MN 55402-2015 Telephone: (612) 349-8706 Facsimile: (612) 339-4181 E-Mail: tundlin@RobinsKaplan.com

Merrill G. Davidoff Berger Montague PC 1818 Market Street, Suite 3600 Philadelphia, PA 19103 Telephone: (215) 875-3000 Facsimile: (215) 875-4604 E-Mail: mdavidoff@bm.net
David Walton Robbins, Geller, Rudman & Dowd LLP 655 West Broadway Suite 1900 San Diego, CA 92101 Telephone: (619) 231-1058 Facsimile: (619) 231-7423 E-Mail: davew@rgrdlaw.com
If to Visa Defendants	General Counsel Visa Inc. P.O. Box 8999 San Francisco, CA 94128-8999 Telephone: (415) 932-2100 Facsimile: (415) 932-2531
Adam R. Eaton Visa Inc. P.O. Box 266001 Highlands Ranch, CO 80163-6001 Telephone: (303) 389-7156 Facsimile: (303) 389-7113 E-Mail: aeaton@visa.com
Robert J. Vizas Arnold & Porter Kaye Scholer LLP Three Embarcadero Center, 10th Floor San Francisco, CA 94111-4024 Telephone: (415) 471-3100 Facsimile: (415) 471-3400 Email: robert.vizas@arnoldporter.com

Mark R. Merley
Matthew A. Eisenstein
Arnold & Porter Kaye Scholer LLP
601 Massachusetts Ave., NW
Washington, DC 20001-3743
Telephone: (202) 942-5000
Facsimile: (202) 942-5999
E-Mail: mark.merley@arnoldporter.com
E-Mail: matthew.eisenstein@arnoldporter.com

Robert C. Mason Arnold & Porter Kaye Scholer LLP 250 West 55th Street New York, NY 10019-9710 Telephone: (212) 836-8000 Facsimile: (212) 836-8689 E-Mail: robert.mason@arnoldporter.com

Michael S. Shuster
Demian A. Ordway
Blair E. Kaminsky
Holwell Shuster & Goldberg LLP
425 Lexington Avenue
New York, NY 10017
Telephone: 646-837-5151
Facsimile: 646-837-5153
E-Mail: mshuster@hsgllp.com
E-Mail: dordway@hsgllp.com
E-Mail: bkaminsky@hsgllp.com

If to Mastercard Defendants	James P. Masterson Mastercard International Incorporated 2000 Purchase Street Purchase, NY 10577 Telephone: (914) 249-2000 Facsimile: (914) 249-4262

Kenneth A. Gallo
Zachary A. Dietert
Paul, Weiss, Rifkind, Wharton & Garrison LLP
2001 K Street, NW
Washington, DC 20006-1047
Telephone: (202) 223-7300
Facsimile: (202) 223-7420
E-Mail: kgallo@paulweiss.com
E-Mail: zdietert@paulweiss.com

Gary R. Carney Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Telephone: (212) 373-3000 Facsimile: (212) 757-3990 E-Mail: gcarney@paulweiss.com or to such other address or to such person as any Party shall have last designated by notice to the other Parties.
17.    Patriot Act Warranties.
(a)    The Visa Defendants and the Mastercard Defendants hereby acknowledge that they will seek to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, the Visa Defendants and the Mastercard Defendants hereby represent, warrant, and agree that, to the best of their knowledge:

(i)    none of the cash or property that it has paid, will pay, or will contribute to the Class Settlement Cash Escrow Account has been or shall be derived from, or related to, an activity that is deemed criminal under United States law; and
(ii)    no contribution or payment by the Defendants to the Class Settlement Cash Escrow Account shall cause the Escrow Agent to be in violation of the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.
(b)    The Visa Defendants and the Mastercard Defendants agree to promptly notify the Escrow Agent and Rule 23(b)(3) Class Counsel if any of the foregoing representations cease to be true and accurate. Each such Defendant agrees to provide to the Escrow Agent any additional information regarding it that is reasonably necessary or appropriate for the Escrow Agent to ensure its compliance with all applicable laws concerning money laundering and similar activities, subject to any confidentiality obligations (recognized or permitted by law) that may restrict or prohibit the Defendant from providing such information. The Escrow Agent agrees to keep any information provided by the Defendant pursuant to this Section confidential, and will not disclose such information to any other party except to the extent necessary or appropriate to ensure compliance with all applicable laws concerning money laundering and similar activities; provided, however, that the Escrow Agent shall give notice to the Defendant as soon as practicable in the event it expects that such a disclosure will become necessary.
(c)    The Visa Defendants and the Mastercard Defendants agree that if at any time the Escrow Agent reasonably determines that any of the foregoing representations are incorrect with respect to any one of those Defendants, or if otherwise required by applicable law or regulation related to money laundering and similar activities, the Escrow Agent may undertake whatever actions are reasonably appropriate to ensure compliance with applicable law or regulation.
18.    Assignment; Parties in Interest. This Amended and Restated Escrow Agreement is binding upon and will inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but will not be assignable, by operation of law or otherwise, by any Party hereto without the prior written consent of the other Parties subject to Section 14. Nothing in this Amended and Restated Escrow Agreement is intended to create any legally enforceable rights in any other non‑Party person or entity, or to make any non‑Party person or entity, including but not limited to any proposed or potential non‑Party recipient of funds from the Class Settlement Cash Escrow Account or under the Superseding and Amended Class Settlement Agreement, a beneficiary of this Amended and Restated Escrow Agreement.
19.    Entire Agreement. This Amended and Restated Escrow Agreement constitutes the entire agreement and understanding of the parties hereto. Any modification of this Amended and Restated Escrow Agreement or any additional obligations assumed by any party hereto shall be binding only if evidenced by a writing signed by each of the Parties hereto. This Amended and Restated Escrow Agreement may not be modified or amended in any way that could jeopardize, impair, or modify the qualified settlement fund status of the Class Settlement Cash Escrow Account.
20.    Superseding and Amended Class Settlement Agreement Governs. To the extent this Amended and Restated Escrow Agreement conflicts in any way with the Superseding and Amended Class Settlement Agreement, the provisions of the Superseding and Amended Class Settlement Agreement shall govern.

21.    Governing Law. This Amended and Restated Escrow Agreement shall be governed by the law of the State of New York in all respects, without regard to its choice of law or conflicts of laws principles, other than New York General Obligations Law Sections 5-1401 and 5-1402.
22.    Forum for Disputes. The Parties hereto submit to the jurisdiction of the Court in the Action, in connection with any proceedings commenced regarding this Amended and Restated Escrow Agreement, including, but not limited to, any interpleader proceeding or proceeding the Escrow Agent may commence pursuant to this Amended and Restated Escrow Agreement for the appointment of a successor escrow agent, and all Parties hereto submit to the jurisdiction of such Court for the determination of all issues in such proceedings, and irrevocably waive any objection to venue or inconvenient forum. All applications to the Court with respect to any aspect of this Amended and Restated Escrow Agreement shall be presented to and determined by United States District Court Judge Margo K. Brodie for resolution as a matter within the scope of MDL 1720, or, if she is not available, any other District Court Judge designated by the Court.
23.    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Amended and Restated Escrow Agreement is not performed in substantial accordance with the terms hereof and that the Parties will be entitled to a specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or equity.
24.    Termination of Class Settlement Cash Escrow Account. The Class Settlement Cash Escrow Account will terminate after all funds and financial assets deposited in it, together with all interest earned thereon, are disbursed in accordance with the provisions of the Superseding and Amended Class Settlement Agreement and this Amended and Restated Escrow Agreement.
25.    Miscellaneous Provisions.
(a)Sections and Other Headings. Sections or other headings contained in this Amended and Restated Escrow Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Amended and Restated Escrow Agreement.
(b)Counterparts. This Amended and Restated Escrow Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Amended and Restated Escrow Agreement.
(c)Further Cooperation. The Parties hereto agree to do such further acts and things and to execute and deliver such other documents as the Escrow Agent may request from time to time in connection with the administration, maintenance, enforcement or adjudication of this Amended and Restated Escrow Agreement in order (a) to give the Escrow Agent confirmation and assurance of the Escrow Agent’s rights, powers, privileges, remedies and interests under this Amended and Restated Escrow Agreement and applicable law, (b) to better enable the Escrow Agent to exercise any such right, power, privilege or remedy, or (c) to otherwise effectuate the purpose and the terms and provisions of this Amended and Restated Escrow Agreement, each in such form and substance as may be acceptable to the Escrow Agent.
(d)Non-Waiver. The failure of any of the Parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or any other provision.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Escrow Agreement as of the date first above written.

The Huntington National Bank, as Escrow Agent

By:        /s/ Christopher Ritchie
Christopher Ritchie
Senior Vice President
The Huntington National Bank

Rule 23(b)(3) Class Counsel

By:        /s/ Merrill G. Davidoff
Merrill G. Davidoff
Berger Montague PC

Visa Defendants
(Visa Inc., Visa U.S.A. Inc., and Visa International Service Association)

By:        /s/ Kelly Mahon Tullier
Kelly Mahon Tullier
EVP, General Counsel
Visa Inc.

Mastercard Defendants
(Mastercard International Incorporated and Mastercard Incorporated)

By:        /s/ James P. Masterson
James P. Masterson
Senior Vice President
Global Litigation Counsel
Mastercard International Incorporated

APPENDIX D - Amended and Restated Class Settlement Interchange Escrow Agreement

This Amended and Restated Class Settlement Interchange Escrow Agreement (“Amended and Restated Escrow Agreement”) dated September 17, 2018, restates and amends the Class Settlement Interchange Escrow Agreement , dated October 19, 2012, attached as Appendix C to the Definitive Class Settlement Agreement, dated October 19, 2012.
This Amended and Restated Escrow Agreement is made and entered into in connection with the concurrently executed Superseding and Amended Definitive Class Settlement Agreement of the Rule 23(b)(3) Class Plaintiffs and the Defendants (the “Superseding and Amended Class Settlement Agreement”), which amends, modifies, and supersedes the Definitive Class Settlement Agreement in the matter of In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation, No. 05-MD-01720 (MKB) (JO). This Amended and Restated Escrow Agreement is entered into on behalf of the Rule 23(b)(3) Class Plaintiffs, by and through Rule 23(b)(3) Class Counsel; each of the Visa Defendants and the Mastercard Defendants, by and through their respective authorized signatories below; and The Huntington National Bank as escrow agent (the “Escrow Agent”) (collectively, the “Parties”).
Upon the Effective Date as defined in the Superseding and Amended Class Settlement Agreement, the Class Settlement Interchange Escrow Agreement shall remain in full force and effect as amended and restated in this Amended and Restated Escrow Agreement, and the Class Settlement Interchange Escrow Account shall remain in place and continue to be treated as a Qualified Settlement Fund within the meaning of Treasury Regulation § 1.468B‑1 and any analogous local, state, and/or foreign statute, law, regulation, or rule.
Recitals
A.    As provided in the Definitive Class Settlement Agreement and the Class Settlement Interchange Escrow Agreement, on or about October 27, 2012, the Escrow Agent established the Class Settlement Interchange Escrow Account, into which the Visa Defendants and the Mastercard Defendants deposited the Default Interchange Payments and from which certain payments were made, as provided in the Definitive Class Settlement Agreement and the Class Settlement Cash Interchange Escrow Agreement and ordered by the Court.
B.    Commencing on the Effective Date, this Amended and Restated Escrow Agreement shall govern the continued administration, maintenance, investment, and disbursement of the Class Settlement Interchange Escrow Account subject to the terms of the Superseding and Amended Class Settlement Agreement.
C.     Commencing on the Effective Date, all sums in the Class Settlement Interchange Escrow Account together with any interest, dividends, and other distributions and payments accruing thereon, will be used by the Escrow Agent solely in the manner provided in the Superseding and Amended Class Settlement Agreement and approved by the Court.
D.    In no event shall the Visa Defendants or the Mastercard Defendants, any other Defendant, or any other Rule 23(b)(3) Settlement Class Released Party, except The Huntington National Bank to the extent of its obligations as Escrow Agent herein, have any obligation, responsibility, or liability arising from or relating to the administration, maintenance, preservation, investment, use, allocation, adjustment, distribution, disbursement, or disposition of any funds in the Class Settlement Interchange Escrow Account.
E.    Unless otherwise defined herein, all capitalized terms shall have the meaning ascribed to them in the Superseding and Amended Class Settlement Agreement, and the terms of the Superseding and Amended Class Settlement Agreement are hereby incorporated by reference into this Amended and Restated Escrow Agreement.
Agreement
1.    Continued Appointment of Escrow Agent. The Escrow Agent shall continue to be appointed to maintain and administer the previously established Class Settlement Interchange Escrow Account and to receive, deposit, administer, maintain, invest, and disburse all sums in the Class Settlement Interchange Escrow Account upon the terms and conditions provided in this Amended and Restated Escrow Agreement, the Superseding and Amended Class Settlement Agreement, and any other exhibits or schedules annexed hereto and made a part hereof.
2.    Qualifications. The Escrow Agent and any bank at which the Escrow Agent maintains the Class Settlement Interchange Escrow Account for the purposes of this Amended and Restated Escrow Agreement shall at all times be a bank, savings and loan association, and/or trust company in good standing, organized and doing business under the laws of the United States or a State of the United States, having assets of not less than twenty-five billion dollars ($25,000,000,000). The Escrow Agent shall be authorized under such laws to enter into and perform this Amended and Restated Escrow Agreement, and shall be unrelated to and independent of the Rule 23(b)(3) Class Plaintiffs and the Defendants within the meaning of Treasury Regulations § 1.468B-1(d) and § 1.468B-3(c)(2)(A). If the Escrow Agent at any time ceases to have the foregoing qualifications, the Escrow Agent shall give notice of resignation to the other Parties and a qualified successor escrow agent shall be appointed in accordance with Section 14 of this Amended and Restated Escrow Agreement.
3.    The Escrow Account. The Escrow Agent shall continue to maintain, and receive and disburse funds from one or more escrow accounts set up as a state law trust or trusts and titled as the Class Settlement Interchange Escrow Account at financial institutions (the “Custodian Banks”), into which the Default Interchange Payments were deposited, subject to and in accordance with the terms of the Superseding and Amended Class Settlement Agreement. The Custodian Banks shall be the Huntington National Bank and U.S. Bank. The Escrow Agent has provided the Parties with notice of the name and account number for the Class Settlement Interchange Escrow Account, and the Escrow Agent shall continue to provide the Parties with monthly account statements or reports that describe all deposits, investments, disbursements, and other activities with respect to funds in the Class Settlement Interchange Escrow Account. The Class Settlement Interchange Escrow Account shall continue to be a segregated account held and invested on the terms and subject to the limitations set forth herein, and funds or financial assets contained therein shall be invested and disbursed by the Escrow Agent in accordance with the terms and conditions hereinafter set forth and set forth in the Superseding and Amended Class Settlement Agreement and in orders of the Court approving the disbursement of the funds or financial assets contained therein.
4.    Investment of the Class Settlement Interchange Escrow Account. The Escrow Agent shall invest all sums deposited into the Class Settlement Interchange Escrow Account exclusively in instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government, including a U.S. Treasury Money Market Fund, with a term of investment of no more than twelve months, or a bank account insured by the Federal Deposit Insurance Corporation

(“FDIC”) up to, but in no event in excess of, the maximum amount so insured. Amounts which may reasonably be expected to be disbursed in the forthcoming three months shall be invested in such instruments with a maturity not to exceed three months. The Escrow Agent shall reinvest the proceeds of these instruments as they mature in those same types of instruments at their then-current market rates. The Escrow Agent may, with reasonable notice to Rule 23(b)(3) Class Counsel, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any disbursement of funds from the Class Settlement Interchange Escrow Account under this Amended and Restated Escrow Agreement and the Superseding and Amended Class Settlement Agreement. Except as provided in the Superseding and Amended Class Settlement Agreement, all interest, dividends, and other distributions and payments in connection with the investment of the Class Settlement Interchange Escrow Account shall accrue to the benefit of the Class Settlement Interchange Escrow Account. All losses, costs or penalties resulting from any sale or liquidation of the investments of the Class Settlement Interchange Escrow Account shall be charged against the Class Settlement Interchange Escrow Account.
5.    Escrow Funds Subject to Jurisdiction of the Court. The Class Settlement Interchange Escrow Account shall continue to remain subject to the jurisdiction of the Court, and be under the continuing supervision of the Court, until such time as the funds contained therein are fully distributed pursuant to the Superseding and Amended Class Settlement Agreement and on further order or orders of the Court.
6.    Tax Treatment & Report. The Class Settlement Interchange Escrow Account shall be maintained and treated at all times as a “Qualified Settlement Fund” within the meaning of Treasury Regulation §1.468B-1 and any analogous local, state, and/or foreign statute, law, regulation, or rule. The Escrow Agent shall timely make such elections as necessary or advisable to fulfill the requirements of such Treasury Regulation, including the “relation-back election” under Treas. Reg. § 1.468B-1(j)(2) to the earliest permitted date. Such election shall be made in compliance with the procedures and requirements contained in the Treasury Regulations. For purposes of §468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” of the Class Settlement Interchange Escrow Account shall be the Escrow Agent. The Escrow Agent shall timely and properly prepare, deliver to all necessary parties for signature, and file all necessary documentation for any elections required under Treas. Reg. §1.468B-1. The Escrow Agent shall timely and properly prepare and file any informational and other tax returns necessary or advisable with respect to the Class Settlement Interchange Escrow Account and the distributions and payments therefrom, including without limitation the returns described in Treasury Regulation §1.468B-2(k), and to the extent applicable Treasury Regulation §1.468B-2(1).
7.    Tax Payments of Class Settlement Interchange Escrow Account. All Taxes with respect to income earned on the Class Settlement Interchange Escrow Account, as more fully described in the Superseding and Amended Class Settlement Agreement, shall be treated as and considered to be a cost of administration of settlement funds and the Escrow Agent shall timely pay such Taxes out of the Class Settlement Interchange Escrow Account, as appropriate, subject to the approval of the Court. The Escrow Agent shall be responsible for the timely and proper preparation and delivery of any necessary documentation for signature by all necessary parties, and the timely filing of all tax returns and other tax reports required by law, and the withholding of any taxes required by law; provided that the Escrow Agent shall have no IRS Form 1099 reporting obligations with respect to any distribution, compensation, income, or other benefits paid to Authorized Claimants (which tax reporting duties shall be fulfilled by the Class Administrator). The Escrow Agent may engage an accounting firm or tax preparer to assist in the preparation of any tax reports or the calculation of any tax payments due as set forth in Sections 6 and 7, and the expense of such assistance shall be paid from the Class Settlement Interchange Escrow Account.

The Class Settlement Interchange Escrow Account shall indemnify and hold the Defendants harmless for any taxes that may be deemed to be payable by the Defendants by reason of the income earned on the Class Settlement Interchange Escrow Account, and the Escrow Agent shall establish such reserves as are necessary to cover the tax liabilities of the Class Settlement Interchange Escrow Account and the indemnification obligations imposed by this Section.
8.    Disbursement Instructions. Disbursements from the Class Settlement Interchange Escrow Account are to be made only in accordance with the terms and provisions contained in Paragraphs 20 and 24 of the Superseding and Amended Class Settlement Agreement, upon written authorization of Rule 23(b)(3) Class Counsel and the Visa Defendants and the Mastercard Defendants, and include the following:
(a)    From the Settlement Preliminary Approval Date to the date twenty business days after the Settlement Final Date, the Escrow Agent may make payments from the Class Settlement Interchange Escrow Account only in the amounts approved by the Court, and only for: (i) the costs of maintaining or administering the Class Settlement Interchange Escrow Account, including Taxes and the administrative costs of paying such Taxes; and (ii) effecting the transfer from the Class Settlement Interchange Escrow Account to the Class Settlement Cash Escrow Account after the Settlement Final Date as provided in Paragraphs 20 and 24 of the Superseding and Amended Class Settlement Agreement.
(b)    All disbursements described in Section 8(a), above, and any other disbursements from the Class Settlement Interchange Escrow Account, must be authorized by an order of the Court.
(c)    Consistent with the orders of the Court, the Escrow Agent may rely on transfer or disbursement instructions provided in a signed writing on firm letterhead or an email by a counsel listed below in Section 16 for each of the Class Counsel, Visa Defendants, and Mastercard Defendants. Alternatively, the Escrow Agent may rely on such transfer or disbursement instructions provided in a signed writing on firm letterhead or an email by a counsel listed in Section 16 below for either Class Counsel, the Visa Defendants, or the Mastercard Defendants, if that writing is copied to the counsel for the other Parties listed in Section 16 and one of those counsel for each of the other Parties confirms the instructions by email or other writing. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it shall not execute the instruction until all issues have been resolved. The Escrow Agent shall provide prompt notice as provided in Section 16 that instructions and transactions have been executed, and the Parties agree to notify the Escrow Agent of any errors, delays, or other problems within 30 days after receiving notification that an instruction and transaction has been executed. If it is determined that the transaction was delayed or erroneously executed as a result of the Escrow Agent’s error, the Escrow Agent’s sole obligation is to pay or refund the amount of such error and any amounts as may be required by applicable law. Any claim for interest payable will be at the then-published rate for United States Treasury Bills having a maturity of 91 days.
9.    Termination of Class Settlement Agreement. If the Superseding and Amended Class Settlement Agreement terminates, upon notification thereof being provided to the Escrow Agent, any sums in the Class Settlement Interchange Escrow Account, together with any interest, dividends, and other disbursements and payments earned thereon, less any Taxes due and owing and Settlement Administration Costs approved by the Court and already paid or incurred in accordance with the terms of the Superseding and Amended Class Settlement Agreement, shall remain in the Class Settlement Interchange Escrow Account, and shall be distributed in the manner determined by the Court, if the parties do not enter into a new class settlement agreement addressing such distribution, in accordance with Paragraph 64(b) of the Superseding and Amended Class Settlement Agreement.

10.    Fees. For all services rendered by the Escrow Agent pursuant to this Amended and Restated Escrow Agreement, the Escrow Agent shall waive its standard charges and fee. If the Escrow Agent is asked to provide additional services, the Escrow Agent and the Parties must first agree to a separate fee schedule for such services. All such fees and expenses of the Escrow Agent shall be paid solely from the Class Settlement Interchange Escrow Account. The Escrow Agent may pay itself such fees from the Class Settlement Interchange Escrow Account only after such fees have been approved for payment by the Court, Rule 23(b)(3) Class Counsel, the Visa Defendants, and the Mastercard Defendants.
11.    Duties, Liabilities and Rights of Escrow Agent. This Amended and Restated Escrow Agreement sets forth all of the obligations of the Escrow Agent, and no additional obligations shall be implied from the terms of this Amended and Restated Escrow Agreement or any other agreement, instrument, or document.
(a)The Escrow Agent shall deal with the contents of the Class Settlement Interchange Escrow Account only in accordance with this Amended and Restated Escrow Agreement.
(b)The Escrow Agent may act in reliance upon any instructions, notice, certification, demand, consent, authorization, receipt, power of attorney, or other writing delivered to it by Rule 23(b)(3) Class Counsel or the Visa Defendants or the Mastercard Defendants, as provided herein, without being required to determine the authenticity or validity thereof or the correctness of any fact stated therein, the propriety or validity of the service thereof, or the jurisdiction of the court issuing any judgment or order. The Escrow Agent may act in reliance upon any signature which is reasonably believed by it to be genuine, and may assume that such person has been properly authorized to do so.
(c)The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected to the extent the Escrow Agent acts in accordance with the reasonable opinion and instructions of counsel. The Escrow Agent shall have the right to reimburse itself for reasonable legal fees and reasonable and necessary disbursements and expenses actually incurred from the Class Settlement Interchange Escrow Account only (i) upon approval by Rule 23(b)(3) Class Counsel and the Visa Defendants and the Mastercard Defendants, and (ii) pursuant to an order of the Court.
(d)The Escrow Agent, or any of its affiliates, is authorized to manage, advise, or service any money market mutual funds in which any portion of the Class Settlement Interchange Escrow Account may be invested.
(e)The Escrow Agent is authorized (but not required) to hold any treasuries held hereunder in its Federal Reserve account. Alternatively, the Escrow Agent may hold treasuries or other securities in a segregated account held by a qualified third-party financial institution.
(f)The Escrow Agent shall not bear any risks related to the investment of the Class Settlement Interchange Escrow Account in accordance with the provisions of Section 4 of this Amended and Restated Escrow Agreement. The Escrow Agent will be indemnified by the Class Settlement Interchange Escrow Account, and held harmless against, any and all claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and expenses (including reasonable legal fees and expenses of attorneys chosen by the Escrow Agent) as and when incurred, arising out of or based upon any act, omission, alleged act or alleged omission by the Escrow Agent or any other cause, in any case in connection with the acceptance of, or performance or non-performance by the Escrow Agent of, any of the Escrow Agent’s duties under this Amended and Restated Escrow

Agreement, except as a result of the Escrow Agent’s bad faith, willful misconduct, negligence, or gross negligence.
(g)Upon transfer of all of the funds in the Class Settlement Interchange Escrow Account to the Class Settlement Cash Escrow Account, pursuant to the terms of this Amended and Restated Escrow Agreement and any orders of the Court, the Escrow Agent shall be relieved of any and all further obligations and released from any and all liability under this Amended and Restated Escrow Agreement, except as otherwise specifically set forth herein.
(h)The Escrow Agent shall not have any interest in the Class Settlement Interchange Escrow Account, but shall serve as escrow holder only and shall have possession thereof.
12.    Non-Assignability by Escrow Agent. The Escrow Agent’s rights, duties and obligations hereunder may not be assigned or assumed without the written consent of Rule 23(b)(3) Class Counsel and the Visa Defendants and the Mastercard Defendants.
13.    Resignation of Escrow Agent. The Escrow Agent may, in its sole discretion, resign and terminate its position hereunder at any time following 120 days prior written notice to the parties to this Amended and Restated Escrow Agreement. On the effective date of such resignation, the Escrow Agent shall deliver this Amended and Restated Escrow Agreement together with any and all related instruments or documents and all funds in the Class Settlement Interchange Escrow Account to the successor Escrow Agent, subject to this Amended and Restated Escrow Agreement and an accounting of the funds held in such Class Settlement Interchange Escrow Account. If a successor Escrow Agent has not been appointed prior to the expiration of 120 days following the date of the notice of such resignation, then the Escrow Agent may petition the Court for the appointment of a successor Escrow Agent, or other appropriate relief. Any such resulting appointment shall be binding upon all of the parties to this Amended and Restated Escrow Agreement.
Notwithstanding any resignation or removal of the Escrow Agent pursuant to this Section 13, the Escrow Agent shall continue to serve in its capacity as Escrow Agent until each of the following has occurred: (a) a successor escrow agent being appointed in accordance with the provisions of Section 14 and having accepted such appointment, and (b) all sums in the Class Settlement Interchange Escrow Account having been transferred to and received by such successor escrow agent along with the records pertaining to the Class Settlement Interchange Escrow Account.
14.    Appointment of Successor Escrow Agent. If at any time the Escrow Agent shall resign, be removed, or otherwise become incapable of acting as escrow agent pursuant to this Amended and Restated Escrow Agreement, or if at any time a vacancy shall occur in the office of the Escrow Agent for any other cause, a qualified successor escrow agent shall be appointed by the Parties (other than the Escrow Agent) by a written instrument with the successor escrow agent that is approved and ordered by the Court. If no qualified successor escrow agent has been appointed at the effective date of resignation or removal of the Escrow Agent or within thirty (30) days after the time the Escrow Agent became incapable of acting as the Escrow Agent or a vacancy occurred in the office of the Escrow Agent, any Party hereto (other than the Escrow Agent) may petition the Court for an appointment of a qualified successor escrow agent, and the Escrow Agent shall have the right to refuse to make any payments from the Class Settlement Interchange Escrow Account until a qualified successor escrow agent is appointed and has accepted such appointment. Upon the appointment and acceptance of any qualified successor escrow agent hereunder, the Escrow Agent shall transfer the contents of the Class Settlement Interchange Escrow Account to its successor. Upon receipt by the successor escrow agent of those contents, the Escrow Agent shall be discharged from any continuing duties or obligations under this Amended and Restated Escrow Agreement, but such discharge shall not relieve the Escrow Agent from any powers, duties, and obligations of the Escrow Agent under this Amended and Restated Escrow Agreement arising prior to its replacement.
15.    Parties’ Appointment of New Escrow Agent or Custodian Banks. A new and qualified Escrow Agent may be appointed to succeed the current Escrow Agent by a written agreement among Rule 23(b)(3) Class Counsel, the Visa Defendants, and the Mastercard Defendants that is approved and ordered by the Court. New and qualified Custodian Banks may be appointed to succeed the current Custodian Banks or to be additional Custodian Banks by a written agreement among Class Counsel, the Visa Defendants, the Mastercard Defendants, and the Escrow Agent that is approved and ordered by the Court.
16.    Notices. Notice to the parties hereto shall be in writing and delivered by electronic mail and by hand-delivery, facsimile, or overnight courier service, addressed as follows:

If to the Escrow Agent:
Christopher Ritchie, Senior Vice President
The Huntington National Bank
1150 First Avenue, Suite 501
King of Prussia, PA 19406
Telephone: (215) 568-2328
Facsimile: (215) 568-2385
E-Mail: chris.ritchie@huntington.com

Susan Brizendine, Trust Officer The Huntington National Bank 7 Easton Oval - EA5W63 Columbus, OH 43219 Telephone: (614) 331-9804 E-Mail: susan.brizendine@huntington.com
If to Rule 23(b)(3) Class Counsel:	Thomas J. Undlin Robins Kaplan LLP 800 LaSalle Avenue 2800 LaSalle Plaza Minneapolis, MN 55402-2015 Telephone: (612) 349-8706 Facsimile: (612) 339-4181 E-Mail: tundlin@RobinsKaplan.com
Merrill G. Davidoff Berger Montague PC 1818 Market Street, Suite 3600 Philadelphia, PA 19103 Telephone: (215) 875-3000 Facsimile: (215) 875-4604 E-Mail: mdavidoff@bm.net
David Walton Robbins, Geller, Rudman & Dowd LLP 655 West Broadway Suite 1900 San Diego, CA 92101 Telephone: (619) 231-1058 Facsimile: (619) 231-7423 E-Mail: davew@rgrdlaw.com

If to Visa Defendants	General Counsel Visa Inc. P.O. Box 8999 San Francisco, CA 94128-8999 Telephone: (415) 932-2100 Facsimile: (415) 932-2531
Adam R. Eaton Visa Inc. P.O. Box 266001 Highlands Ranch, CO 80163-6001 Telephone: (303) 389-7156 Facsimile: (303) 389-7113 E-Mail: aeaton@visa.com
Robert J. Vizas Arnold & Porter Kaye Scholer LLP Three Embarcadero Center, 10th Floor San Francisco, CA 94111-4024 Telephone: (415) 471-3100 Facsimile: (415) 471-3400 Email: robert.vizas@arnoldporter.com

Mark R. Merley
Matthew A. Eisenstein
Arnold & Porter Kaye Scholer LLP
601 Massachusetts Ave., NW
Washington, D.C. 20001-3743
Telephone: (202) 942-5000
Facsimile: (202) 942-5999
E-Mail: mark.merley@arnoldporter.com
E-Mail: matthew.eisenstein@arnoldporter.com

Robert C. Mason Arnold & Porter Kaye Scholer LLP 250 West 55th Street New York, NY 10019-9710 Telephone: (212) 836-8000 Facsimile: (212) 836-8689 E-Mail: robert.mason@arnoldporter.com

Michael S. Shuster
Demian A. Ordway
Blair E. Kaminsky
Holwell Shuster & Goldberg LLP
425 Lexington Avenue
New York, NY 10017
Telephone: 646-837-5151
Facsimile: 646-837-5153
E-Mail: mshuster@hsgllp.com
E-Mail: dordway@hsgllp.com
E-Mail: bkaminsky@hsgllp.com

If to Mastercard Defendants	James P. Masterson Mastercard International Incorporated 2000 Purchase Street Purchase, NY 10577 Telephone: (914) 249-2000 Facsimile: (914) 249-4262

Kenneth A. Gallo
Zachary A. Dietert
Paul, Weiss, Rifkind, Wharton & Garrison LLP
2001 K Street, NW
Washington, DC 20006-1047
Telephone: (202) 223-7300
Facsimile: (202) 223-7420
E-Mail: kgallo@paulweiss.com
E-Mail: zdietert@paulweiss.com

Gary R. Carney Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Telephone: (212) 373-3000 Facsimile: (212) 757-3990 E-Mail: gcarney@paulweiss.com or to such other address or to such person as any Party shall have last designated by notice to the other Parties.
17.    Patriot Act Warranties.
(a)    The Visa Defendants and the Mastercard Defendants hereby acknowledge that they will seek to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, the Visa Defendants and the Mastercard Defendants hereby represent, warrant, and agree that, to the best of their knowledge:
(i)    none of the cash or property that it has paid, will pay, or will contribute to the Class Settlement Interchange Escrow Account has been or shall be derived from, or related to, an activity that is deemed criminal under United States law; and
(ii)    no contribution or payment by the Defendants to the Class Settlement Interchange Escrow Account shall cause the Escrow Agent to be in violation of the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.
(b)    The Visa Defendants and the Mastercard Defendants agree to promptly notify the Escrow Agent and Rule 23(b)(3) Class Counsel if any of the foregoing representations cease to be true and accurate. Each such Defendant agrees to provide to the Escrow Agent any additional information regarding it that is reasonably necessary or appropriate for the Escrow Agent to ensure its compliance with all applicable laws concerning money laundering and similar activities, subject to any confidentiality obligations (recognized or permitted by law) that may restrict or prohibit the Defendant from providing such information. The Escrow Agent agrees to keep any information provided by the Defendant pursuant to this Section confidential, and will not disclose such information to any other party except to the extent necessary or appropriate to ensure compliance with all applicable laws concerning money laundering and similar activities; provided, however, that the Escrow Agent shall give notice to the Defendant as soon as practicable in the event it expects that such a disclosure will become necessary.
(c)    The Visa Defendants and the Mastercard Defendants agree that if at any time the Escrow Agent reasonably determines that any of the foregoing representations are incorrect with respect to any one of those Defendants, or if otherwise required by applicable law or regulation related to money laundering and similar activities, the Escrow Agent may undertake whatever actions are reasonably appropriate to ensure compliance with applicable law or regulation.
18.    Assignment; Parties in Interest. This Amended and Restated Escrow Agreement is binding upon and will inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but will not be assignable, by operation of law or otherwise, by any Party hereto without the prior written consent of the other Parties subject to Section 14. Nothing in this Amended and Restated Escrow Agreement is intended to create any legally enforceable rights in any other non‑Party person or entity, or to make any non‑Party person or entity, including but not limited to any proposed or potential non‑Party recipient of funds from the Class Settlement Interchange Escrow Account or under the Superseding and Amended Class Settlement Agreement, a beneficiary of this Amended and Restated Escrow Agreement.
19.    Entire Agreement. This Amended and Restated Escrow Agreement constitutes the entire agreement and understanding of the parties hereto. Any modification of this Amended and Restated Escrow Agreement or any additional obligations assumed by any party hereto shall be binding only if evidenced by a writing signed by each of the Parties hereto. This Amended and Restated Escrow Agreement may not be modified or amended in any way that could jeopardize, impair, or modify the qualified settlement fund status of the Class Settlement Interchange Escrow Account.
20.    Superseding and Amended Class Settlement Agreement Governs. To the extent this Amended and Restated Escrow Agreement conflicts in any way with the Superseding and Amended Class Settlement Agreement, the provisions of the Superseding and Amended Class Settlement Agreement shall govern.
21.    Governing Law. This Amended and Restated Escrow Agreement shall be governed by the law of the State of New York in all respects, without regard to its choice of law or conflicts of laws principles, other than New York General Obligations Law Sections 5-1401 and 5-1402.
22.    Forum for Disputes. The Parties hereto submit to the jurisdiction of the Court in the Action, in connection with any proceedings commenced regarding this Amended and Restated Escrow Agreement, including, but not limited to, any interpleader proceeding or proceeding the Escrow Agent may commence pursuant to this Amended and Restated Escrow Agreement for the appointment of a successor escrow agent, and all Parties hereto submit to the jurisdiction of such Court for the determination of all issues in such proceedings, and irrevocably waive any objection to venue or inconvenient forum. All applications to the Court with respect to any aspect of this Amended and Restated Escrow Agreement shall be presented to and determined by United States District Court Judge Margo K. Brodie for resolution as a matter within the scope of MDL 1720, or, if she is not available, any other District Court Judge designated by the Court.
23.    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Amended and Restated Escrow Agreement is not performed in substantial accordance with the terms hereof and that the Parties will be entitled to a specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or equity.

24.    Termination of Class Settlement Interchange Escrow Account. The Class Settlement Interchange Escrow Account will terminate after all funds and financial assets deposited in it, together with all interest earned thereon, are transferred to the Class Settlement Cash Escrow Account in accordance with the provisions of the Superseding and Amended Class Settlement Agreement and this Amended and Restated Escrow Agreement.
25.    Miscellaneous Provisions.
(e)    Sections and Other Headings. Sections or other headings contained in this Amended and Restated Escrow Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Amended and Restated Escrow Agreement.
(f)    Counterparts. This Amended and Restated Escrow Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Amended and Restated Escrow Agreement.
(g)    Further Cooperation. The Parties hereto agree to do such further acts and things and to execute and deliver such other documents as the Escrow Agent may request from time to time in connection with the administration, maintenance, enforcement or adjudication of this Amended and Restated Escrow Agreement in order (a) to give the Escrow Agent confirmation and assurance of the Escrow Agent’s rights, powers, privileges, remedies and interests under this Amended and Restated Escrow Agreement and applicable law, (b) to better enable the Escrow Agent to exercise any such right, power, privilege or remedy, or (c) to otherwise effectuate the purpose and the terms and provisions of this Amended and Restated Escrow Agreement, each in such form and substance as may be acceptable to the Escrow Agent.
(h)    Non-Waiver. The failure of any of the Parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or any other provision.
IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Escrow Agreement as of the date first above written.

The Huntington National Bank, as Escrow Agent

By:        /s/ Christopher Ritchie
Christopher Ritchie
Senior Vice President
The Huntington National Bank

Rule 23(b)(3) Class Counsel

By:        /s/ Merrill G. Davidoff
Merrill G. Davidoff
Berger Montague PC

Visa Defendants
(Visa Inc., Visa U.S.A. Inc., and Visa International Service Association)

By:        /s/ Kelly Mahon Tullier
Kelly Mahon Tullier
EVP, General Counsel
Visa Inc.

Mastercard Defendants
(Mastercard International Incorporated and Mastercard Incorporated)

By:        /s/ James P. Masterson
James P. Masterson
Senior Vice President
Global Litigation Counsel
Mastercard International Incorporated

APPENDIX E - Rule 23(b)(3) Class Settlement Preliminary Approval Order

UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF NEW YORK

IN RE PAYMENT CARD INTERCHANGE FEE AND MERCHANT DISCOUNT ANTITRUST LITIGATION This Document Applies to: All Cases.	No. 05‑MD‑1720 (MKB) (JO)
RULE 23(b)(3) CLASS SETTLEMENT PRELIMINARY APPROVAL ORDER
WHEREAS, the Court has considered the Superseding and Amended Definitive Class Settlement Agreement of the Rule 23(b)(3) Class Plaintiffs and the Defendants, including its Appendices, dated September 17, 2018 (the “Superseding and Amended Class Settlement Agreement”), which sets forth the terms and conditions for a proposed settlement of the Class Actions in MDL 1720 except for Barry’s Cut Rate Stores, Inc., et al. v. Visa, Inc., et al., MDL No. 1720 Docket No. 05-md-01720-MKB-JO (“Barry’s”), and the termination and disposition of all causes of action against the Defendants in those Class Actions with prejudice;
WHEREAS, the Court has considered the motion of Rule 23(b)(3) Class Plaintiffs for preliminary approval of the Superseding and Amended Class Settlement Agreement, the Memorandum of Law and evidence filed in support thereof, and all other papers submitted in connection with the Superseding and Amended Class Settlement Agreement and the motion for preliminary approval, and;
WHEREAS, the Court held a hearing on ________ __, 2018, at which the Court heard argument on whether the Superseding and Amended Class Settlement Agreement should be preliminarily approved;

NOW, THEREFORE, IT IS HEREBY ORDERED AND DECREED as follows:
1.    The Court hereby approves Rule 23(b)(3) Class Plaintiffs and Defendants entering into the Superseding and Amended Class Settlement Agreement, which amends, modifies, and supersedes the Definitive Class Settlement Agreement dated October 19, 2012.1 In addition, the Court has considered whether the Superseding and Amended Class Settlement Agreement preliminarily satisfies the class action settlement requirements of Federal Rule of Civil Procedure 23. Based on its consideration, the Court hereby also preliminarily approves the Superseding and Amended Class Settlement Agreement for class action settlement purposes, including specifically the Plan of Administration and Distribution contained in Appendix I of the Superseding and Amended Class Settlement Agreement, as within the range of a fair, reasonable, and adequate settlement within the meaning of Federal Rule of Civil Procedure 23 and applicable law, and consistent with due process.
2.    This Rule 23(b)(3) Class Settlement Preliminary Approval Order incorporates by reference the definitions in the Superseding and Amended Class Settlement Agreement, and all terms herein shall have the same meanings as set forth in the Superseding and Amended Class Settlement Agreement.
3.    The Court has subject matter and personal jurisdiction over the Rule 23(b)(3) Class Plaintiffs, all members of the Rule 23(b)(3) Settlement Class provisionally certified below, and the Defendants.

__________________________________________
1 The Rule 23(b)(3) Class Plaintiffs include the Class Plaintiffs as defined in the Definitive Class Settlement Agreement. On April 27, 2018, the Court ordered that the claims and action of Crystal Rock LLC be dismissed. As a result, Crystal Rock LLC is not a named plaintiff in the Third Consolidated Amended Class Action Complaint or in any other operative complaint in MDL 1720, and is no longer a Class Plaintiff as defined in the Definitive Class Settlement Agreement.

4.    The Court orders Rule 23(b)(3) Class Counsel, the Visa Defendants, the Mastercard Defendants, and the Bank Defendants to continue to maintain the Class Settlement Cash Escrow Account and the Class Settlement Interchange Escrow Account as provided in Paragraphs 8‑12 of the Superseding and Amended Class Settlement Agreement, the Amended and Restated Class Settlement Cash Escrow Agreement (attached as Appendix C to the Superseding and Amended Class Settlement Agreement), and the Amended and Restated Class Settlement Interchange Escrow Agreement (attached as Appendix D to the Superseding and Amended Class Settlement Agreement).
5.    Based on and pursuant to the class action criteria of Federal Rules of Civil Procedure 23(a) and 23(b)(3), [as explained in the accompanying opinion,] the Court preliminarily finds that the requirements of Rule 23(a) and (b)(3) have been met and therefore provisionally certifies, for settlement purposes only, a Rule 23(b)(3) Settlement Class consisting of all persons, businesses, and other entities that have accepted any Visa-Branded Cards and/or Mastercard-Branded Cards in the United States at any time from January 1, 2004 to the Settlement Preliminary Approval Date, except that the Rule 23(b)(3) Settlement Class shall not include (a) the Dismissed Plaintiffs, (b) the United States government, (c) the named Defendants in this Action or their directors, officers, or members of their families, or (d) financial institutions that have issued Visa-Branded Cards or Mastercard-Branded Cards or acquired Visa-Branded Card transactions or Mastercard-Branded Card transactions at any time from January 1, 2004 to the Settlement Preliminary Approval Date.
6.    The definition of the proposed class in the Third Consolidated Amended Class Action Complaint is hereby amended to be the same as the settlement class provisionally certified above.
7.    In the event of termination of the Superseding and Amended Class Settlement Agreement as provided therein, certification of the Rule 23(b)(3) Settlement Class shall automatically be vacated and each Defendant may fully contest certification of any class as if no Rule 23(b)(3) Settlement Class had been certified.

8.    The Court finds and concludes[, as explained in the accompanying opinion,] that the Rule 23(b)(3) Class Plaintiffs will fairly and adequately represent and protect the interests of the Rule 23(b)(3) Settlement Class and appoints them to serve as the representatives of the Rule 23(b)(3) Settlement Class. The Court appoints the law firms of Robins Kaplan LLP, Berger Montague PC, and Robbins Geller Rudman & Dowd LLP to serve as Rule 23(b)(3) Class Counsel, finding and concluding that they meet the requirements to be class counsel pursuant to Federal Rule of Civil Procedure 23(g)[, as explained in the accompanying opinion].
9.    The notice requirements of the Class Action Fairness Act, 28 U.S.C. § 1715, have been met.
10.    The Court appoints Epiq Systems, Inc. as the Class Administrator to assist Rule 23(b)(3) Class Counsel in effectuating and administering the Notice Plan delineated in Appendix F to the Superseding and Amended Class Settlement Agreement and the exclusion process for Opt Outs, in analyzing and evaluating the amount of the Class Exclusion Takedown Payments, and in effectuating and administering the claims process for members of the Rule 23(b)(3) Settlement Class.
11.    The Court determines that notice should be provided to members of the Rule 23(b)(3) Settlement Class with exclusion rights afforded to them as to their participation in the Rule 23(b)(3) Settlement Class.
12.    The Court approves the method of notice to be provided to the Rule 23(b)(3) Settlement Class that is described in the Superseding and Amended Class Settlement Agreement and in the Notice Plan contained in Appendix F to the Superseding and Amended Class Settlement Agreement, including use of the long-form notice to be mailed and included on the Case Website and the publication notice contained in Appendix G to the Superseding and Amended Class Settlement Agreement. The Court finds and concludes that such notice: (a) is the best notice that is practicable under the circumstances, and is reasonably calculated to reach the members of the Rule 23(b)(3) Settlement Class that would be bound by the Superseding and Amended Class Settlement Agreement and to apprise them of the Action, the terms and conditions of the Superseding and Amended Class Settlement Agreement, their right to opt out and be excluded from the Rule 23(b)(3) Settlement Class, and to object to the Superseding and Amended Class Settlement Agreement; and (b) meets the requirements of Federal Rule of Civil Procedure 23 and due process.
13.    Consistent with the Notice Plan, the Court directs the Class Administrator, as soon as practicable following the Court’s entry of this Class Settlement Preliminary Approval Order, but before commencement of the mail and publication notice, to continue to provide, or re‑establish, the dedicated Case Website, post office box, and toll-free telephone line for providing notice and information to members of the Rule 23(b)(3) Settlement Class, and receiving exclusion requests and other filings or communications from members of the Rule 23(b)(3) Settlement Class.
14.    Within ninety days following the Court’s entry of this Rule 23(b)(3) Class Settlement Preliminary Approval Order, the Class Administrator shall complete the mail and publication notice to members of the Rule 23(b)(3) Settlement Class that is described in the Notice Plan, using the long form mail notice and the publication notice contained in Appendix G to the Superseding and Amended Class Settlement Agreement.
15.    As explained in the long‑form notice and publication notice, any member of the Rule 23(b)(3) Settlement Class that does not wish to participate in the Rule 23(b)(3) Settlement Class shall have until one hundred eighty days after the Court’s entry of this Rule 23(b)(3) Class Settlement Preliminary Approval Order - i.e., ninety days after the last date for completion of the mail and publication notice (the “Class Exclusion Period”) - to submit a request to become an Opt Out and be excluded from the Rule 23(b)(3) Settlement Class.
16.    A member of the Rule 23(b)(3) Settlement Class may effect such an exclusion by sending a written request to the Class Administrator, by first‑class mail with postage prepaid and postmarked or received within the Class Exclusion Period, or by overnight delivery shown as sent within the Class Exclusion Period. The written request must be signed by a person authorized to do so, and provide all of the following information:
(a)    The words “In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation.”
(b)    A statement of the Rule 23(b)(3) Settlement Class member’s full name, address, telephone number, and taxpayer identification number.
(c)    A statement that the Rule 23(b)(3) Settlement Class member desires to be excluded from the Rule 23(b)(3) Settlement Class, and by what position or authority he or she has the power to exclude the member from the Rule 23(b)(3) Settlement Class.
(d)    The business names, brand names, “doing business as” names, taxpayer identification number(s), and addresses of any stores or sales locations whose sales the Rule 23(b)(3) Settlement Class member desires to be excluded from the Rule 23(b)(3) Settlement Class.
Members of the Rule 23(b)(3) Settlement Class also will be requested to provide for each such business or brand name, if reasonably available: the legal name of any parent (if applicable), dates Visa or Mastercard card acceptance began (if after January 1, 2004) and ended (if prior to the Settlement Preliminary Approval Date), names of all banks that acquired the Visa or Mastercard card transactions, and acquiring merchant ID(s).
17.    As also explained in the long‑form notice and publication notice, any Rule 23(b)(3) Settlement Class member that does not submit a request for exclusion, shall have until one hundred eighty days after the Court’s entry of the Rule 23(b)(3) Class Settlement Preliminary Approval Order - i.e., ninety days after the last date for completion of the mail and publication notice (the “Class Objection Period”) - to submit an objection to the Superseding and Amended Class Settlement Agreement, any

request for Attorneys’ Fee Awards, any request for Expense Awards, or any request for Rule 23(b)(3) Class Plaintiffs’ Service Awards (be an “Objector”), and to file any notice to appear.
18.    Such an Objector must file a written statement of objections with the Court within the Class Objection Period, and send it to the following designees of Rule 23(b)(3) Class Counsel and counsel for the Defendants, by first-class mail and postmarked within the Class Objection Period:
Designee of Rule 23(b)(3) Class Counsel: Alexandra S. Bernay, Robbins Geller Rudman & Dowd LLP, 655 West Broadway, Suite 1900, San Diego, CA, 92101‑3301, xanb@rgrdlaw.com.
Designee of the Defendants: Matthew A. Eisenstein, Arnold & Porter Kaye Scholer LLP, 601 Massachusetts Ave., NW, Washington, DC, 20001‑3743, matthew.eisenstein@arnoldporter.com.
19.    The Objector’s written statement of objections must: (a) contain the words “In re Interchange Fee and Merchant Discount Antitrust Litigation”; (b) state each and every objection of the Objector and the specific reasons therefor; (c) provide all legal support and all evidence on which the Objector relies in support of any objection; (d) state the full name and address and telephone number of the Objector; (e) provide information sufficient to establish that the Objector is a member of the Rule 23(b)(3) Settlement Class, including the information required by Paragraphs 16(c) and (d) above; and (f) state the full name, mail address, email address, and telephone number of any counsel representing the Objector in connection with the objections.
20.    In addition, any Objector or counsel for an Objector that desires to appear at the final approval hearing must file with the Court within the Class Objection Period, and send to the designees of Rule 23(b)(3) Class Counsel and the Defendants identified above, by first class mail and postmarked within the Class Objection Period, a separate notice of intention to appear that identifies by name, position, address, and telephone number each person who intends to appear at the final approval hearing on behalf of the Objector.

21.    Prior to forty‑five days before the end of the Class Exclusion Period and Class Objection Period -- i.e., within one hundred thirty-five days after the Court’s entry of this Rule 23(b)(3) Class Settlement Preliminary Approval Order -- Rule 23(b)(3) Class Counsel will file all motions and supporting papers seeking the Court’s final approval of the Superseding and Amended Class Settlement Agreement, and the Court’s approval of any Attorneys’ Fee Awards, Expense Awards, or Rule 23(b)(3) Class Plaintiffs’ Service Awards with respect to the their representation of merchants in MDL 1720, which culminated in the Superseding and Amended Class Settlement Agreement. Rule 23(b)(3) Class Counsel will also file any additional details regarding the Plan of Administration and Distribution, after timely and regular consultation with the Defendants and subject to the Court’s approval, prior to forty-five days before the end of the Class Exclusion Period and Class Objection Period. Rule 23(b)(3) Class Counsel will provide notice of such motions and any additional details to members of the Rule 23(b)(3) Settlement Class by causing all such motions and supporting papers, and any additional details regarding the Plan of Administration and Distribution, to be posted prominently on the Case Website prior to, or simultaneously with, their filing with the Court.
22.    Within one hundred ninety-five days after the Court’s entry of the Rule 23(b)(3) Class Settlement Preliminary Approval Order- i.e., within fifteen days after the conclusion of the Class Exclusion Period - the Class Administrator shall prepare a report, and file it with the Court and provide it to the following designees of Rule 23(b)(3) Class Counsel, the Visa Defendants, the MasterCard Defendants, and the Bank Defendants:
Designee of Rule 23(b)(3) Class Counsel: Alexandra S. Bernay, Robbins Geller Rudman & Dowd LLP, 655 West Broadway, Suite 1900, San Diego, CA, 92101‑3301, xanb@rgrdlaw.com.
Designee of the Visa Defendants: Matthew A. Eisenstein, Arnold & Porter Kaye Scholer LLP, 601 Massachusetts Ave., NW, Washington, DC, 20001‑3743, matthew.eisenstein@arnoldporter.com.
Designee of the Mastercard Defendants: Kenneth A. Gallo, Paul, Weiss, Rifkind, Wharton & Garrison LLP, 2001 K Street, NW, Washington, DC, 20006‑1047, kgallo@paulweiss.com.

Designee of the Bank Defendants: Boris Bershteyn, Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, boris.bershteyn@skadden.com.
23.    The Class Administrator’s report shall:
(a)    Confirm that the Notice Plan was carried out and that the website notice, mail notice, publication notice, and any other notice to members of the Rule 23(b)(3) Settlement Class was provided in the manner directed by the Court.
(b)    Identify the date on which all new content on the Case Website was made available to members of the Rule 23(b)(3) Settlement Class, and identify the dates on which the mail notice was mailed, the dates of publication notices, and the date or dates of any other notice directed by the Court.
(b)    List each member of the Rule 23(b)(3) Settlement Class that sought to become an Opt Out and be excluded from the Rule 23(b)(3) Settlement Class, and on what date the request to be excluded was postmarked and received, and state whether the Rule 23(b)(3) Settlement Class member’s request for exclusion was timely and validly made.
(c)    Attach a copy of all documentation concerning each request for exclusion that the Class Administrator received, with any taxpayer identification number, or other confidential information filed under seal with the Court.
24.    To facilitate determination of the amount of the Class Exclusion Takedown Payments, upon providing the report to designees of Rule 23(b)(3) Class Counsel, the Visa Defendants, the Mastercard Defendants, and the Bank Defendants, the Class Administrator shall also provide those designees with an electronic spreadsheet or file that identifies information obtained from each request for exclusion, in a form agreed upon by the Class Administrator, the Rule 23(b)(3) Class Counsel, the Visa Defendants, the Mastercard Defendants, and the Bank Defendants.

25.    As provided in the Superseding and Amended Class Settlement Agreement, within approximately two hundred forty days after the Court’s entry of the Rule 23(b)(3) Class Settlement Preliminary Approval Order, in the event that the Rule 23(b)(3) Class Plaintiffs and the Defendants have not resolved all differences regarding the amount of the Class Exclusion Takedown Payments to be made to the Visa Defendants, and to the Mastercard Defendants and Bank Defendants, they shall submit their dispute to the Court for resolution in connection with the final approval hearing, so that the Court’s Rule 23(b)(3) Class Settlement Order and Final Judgment may identify each Opt Out and state the Class Exclusion Takedown Payments to be made, respectively, to the Visa Defendants, to the Mastercard Defendants, and to the Bank Defendants from the Class Settlement Cash Escrow Account as provided in the Superseding and Amended Class Settlement Agreement.
26.    The Class Administrator’s expenses for the foregoing notice and exclusion activities, including those of any third-party vendors it uses to perform tasks necessary for the implementation or effectuation of its duties, shall be paid from the Class Settlement Cash Escrow Account. In no event shall any Defendant or other Rule 23(b)(3) Settlement Class Released Party have any obligation, responsibility, or liability with respect to the Class Administrator, the Notice Plan, or the exclusion procedures for members of the Rule 23(b)(3) Settlement Class, including with respect to the costs, administration expenses, or any other charges for any notice and exclusion procedures.
27.    Within two hundred twenty days after the Court’s entry of the Rule 23(b)(3) Class Settlement Preliminary Approval Order - i.e., within forty days after the conclusion of the Class Objection Period - Rule 23(b)(3) Class Counsel and any other party will file papers responding to objections, if any, to any aspect of the Superseding and Amended Class Settlement Agreement, or to any aspect of the requests for approval of Attorneys’ Fee Awards, Expense Awards, or Rule 23(b)(3) Class Plaintiffs’ Service Awards with respect to their representation of merchants in MDL 1720, which culminated in the Superseding and Amended Class Settlement Agreement.

28.    The Court will hold a final approval hearing at least two hundred eighty-five days after the Court’s entry of this Rule 23(b)(3) Class Settlement Preliminary Approval Order, at ____ o’clock on __________ __, 2019, at the Courthouse for the United States District Court for the Eastern District of New York, 225 Cadman Plaza East, Brooklyn, NY 11201. At that final approval hearing, the Court will conduct an inquiry as it deems appropriate into the fairness, reasonableness, and adequacy of the Superseding and Amended Class Settlement Agreement, address any objections to it, and determine whether the Superseding and Amended Class Settlement Agreement and the Plan of Administration and Distribution should be finally approved, whether final judgment should be entered thereon, and whether to approve any motions for Attorneys’ Fee Awards, Expense Awards, and Rule 23(b)(3) Class Plaintiffs’ Service Awards.
29.    The Court stays all further proceedings in this Action as between the Rule 23(b)(3) Class Plaintiffs or any other plaintiff in a putative class action consolidated in MDL 1720 and the Defendants or any other defendant in a putative class action consolidated in MDL 1720, except for proceedings in Barry’s and proceedings related to effectuating and complying with the Superseding and Amended Class Settlement Agreement and the terms of this Order, pending the Court’s determination of whether the Superseding and Amended Class Settlement Agreement should be finally approved or the termination of the Superseding and Amended Class Settlement Agreement. Orders of the Court in MDL 1720 regarding third-party claims filing companies, including the Order filed December 20, 2013 (ECF No. 6137), the Order filed December 30, 2013 (ECF No. 6147), the docket entry Order of February 25, 2014, and the Order filed October 3, 2014 (ECF No. 6349), shall apply to conduct with respect to the Superseding and Amended Class Settlement Agreement with the same force and effect as those Orders applied to conduct with respect to the Definitive Class Settlement Agreement.
30.    Pending the Court’s determination of whether the Superseding and Amended Class Settlement Agreement should finally be approved or the termination of the Superseding and Amended Class Settlement Agreement, the Court enjoins the members of the Rule 23(b)(3) Settlement Class from challenging in any action or proceeding any matter covered by the Superseding and Amended Class Settlement Agreement or its release and covenant not to sue provisions, and from commencing, maintaining, or participating in, or permitting another to commence, maintain, or participate in on its behalf, any claims being released against Rule 23(b)(3) Settlement Class Released Parties, except for: (a) proceedings in MDL 1720 related to effectuating and complying with the Superseding and Amended Class Settlement Agreement; (b) the pursuit in Barry’s of injunctive relief claims; and (c) the pursuit by the named plaintiffs in actions in MDL 1720 that are not class actions of the claims in those actions, unless and until those named plaintiffs fail to exclude themselves from the Rule 23(b)(3) Settlement Class.

IT IS SO ORDERED.
DATED: _________________________        ____________________________________
THE HONORABLE MARGO K. BRODIE
UNITED STATES DISTRICT JUDGE

APPENDIX F - Notice Plan

UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF NEW YORK

IN RE PAYMENT CARD INTERCHANGE FEE AND MERCHANT DISCOUNT ANTITRUST LITIGATION This Document Applies to: All Cases.	No. 05‑MD‑01720 (MKB) (JO)

DECLARATION OF CAMERON R. AZARI, ESQ.,
ON PROPOSED SETTLEMENT CLASS NOTICE PROGRAM
I, Cameron R. Azari, Esq., hereby declare and state as follows:
1.My name is Cameron R. Azari, Esq. I have personal knowledge of the matters set forth herein, and I believe them to be true and correct.
2.I am a nationally recognized expert in the field of legal notice and I have served as an expert in dozens of federal and state cases involving class action notice plans.
3.I am the Director of Legal Notice for Hilsoft Notifications (“Hilsoft”); a firm that specializes in designing, developing, analyzing and implementing large-scale, un-biased, legal notification plans. Hilsoft is a business unit of Epiq Class Action & Claims Solutions (“EPIQ”).
4.Hilsoft has been involved with some of the most complex and significant notices and notice programs in recent history. With experience in more than 300 cases, notices prepared by Hilsoft have appeared in 53 languages with distribution in almost every country, territory and dependency in the world. Judges, including in published decisions, have recognized and approved numerous notice plans developed by Hilsoft, which decisions have always withstood collateral reviews by other courts and appellate challenges.

EXPERIENCE RELEVANT TO THIS CASE
5.Hilsoft and Epiq were retained to design the prior notice efforts for the prior proposed settlement in 2012 in In re: Payment Card Interchange Fee and Merchant Discount Antitrust Litigation, MDL 1720. Notices pursuant to that plan were implemented in 2013.
6.Additionally, I have served as a notice expert and have been recognized and appointed by courts to design and provide notice in many of the largest and most significant cases, including: In re Takata Airbag Products Liability Litigation, Case No. 1:15-md-02599-FAM (“Takata MDL”) (S.D. Fla) (Massive individual notice mailing effort to over 40 million Class Members in two phases of settlements with Toyota, Mazda, Subaru, BMW, Honda, Nissan and Ford. Comprehensive nationwide media accompanied each phase that included radio ads, consumer magazine ads and an extensive online notice effort. Settlements with Honda, Nissan, Toyota, Mazda, Subaru and BMW have received Final Approval.); In re: Volkswagen “Clean Diesel” Marketing, Sales Practices and Product Liability Litigation (Bosch Settlement), MDL No. 2672 (N.D. Cal.) (Comprehensive notice program within the Volkswagen Emissions Litigation that provided individual notice to more than 946,000 vehicle owners via first class mail and to more than 855,000 via email.  A targeted internet campaign further enhanced the notice effort.); In re: Energy Future Holdings Corp., et. al. (Asbestos Claims Bar Date Notice), 14-10979 (CSS) (Bankr. D. Del.) (Large asbestos bar date notice effort, which included individual notice, national consumer publications and newspapers, hundreds of local newspapers, Spanish newspapers, union labor publications, and digital media to reach the target audience.); In Re: Oil Spill by the Oil Rig “Deepwater Horizon” in the Gulf of Mexico, on April 20, 2010, MDL 2179 (E.D. La.) (Dual landmark settlement notice programs to separate “Economic and Property Damages” and “Medical Benefits” settlement classes. Notice effort included over 7,900 television spots, over 5,200 radio spots, and over 5,400 print insertions and reached over 95% of Gulf Coast residents.); In Re: Checking Account Overdraft Litigation, MDL 2036 (S.D. Fla.) (Multiple bank settlements between 2010-2018 involving direct mail and email to millions of class members and publication in relevant local newspapers.  Representative banks include,

Fifth Third Bank, National City Bank, Bank of Oklahoma, Webster Bank, Harris Bank, M & I Bank, Community Bank, PNC Bank, Compass Bank, Commerce Bank, Citizens Bank, Great Western Bank, TD Bank, Bancorp, Whitney Bank, Associated Bank, and Susquehanna Bank.); and In re Residential Schools Class Action Litigation, (Canada) (Five phase notice program for the landmark settlement between the Canadian government and Aboriginal former students. Phase V of the notice program was implemented during 2014.).
7.Numerous other court opinions and comments as to my testimony, and opinions on the adequacy of our notice efforts, are included in Hilsoft’s curriculum vitae included as Attachment 1.
8.In forming my expert opinions, I and my staff draw from our in-depth class action case experience, as well as our educational and related work experiences. I am an active member of the Oregon State Bar, receiving my Bachelor of Science from Willamette University and my Juris Doctor from Northwestern School of Law at Lewis and Clark College. I have served as the Director of Legal Notice for Hilsoft since 2008 and have overseen the detailed planning of virtually all of our court-approved notice programs since that time. Prior to assuming my current role with Hilsoft, I served in a similar role as Director of Epiq Legal Noticing (previously called Huntington Legal Advertising). Overall, I have over 18 years of experience in the design and implementation of legal notification and claims administration programs having been personally involved in well over one hundred successful notice programs.
9.I have been directly and personally responsible for all of the media notice planning here, including analysis of the media audience data and determining the most effective mixture of media required to reach the greatest practicable number of Rule 23(b)(3) Settlement Class members. I have also worked closely with my colleagues at Epiq, and the settling parties, to review and recommend the most reasonable individual mailed notice effort to this large and diverse Class. The facts in this declaration are based on what I personally know, as well as information provided to me in the ordinary course of my business by my colleagues at Hilsoft and Epiq.
OVERVIEW
10.This declaration will describe the settlement Notice Plan (“Notice Plan” or “Plan”) and notices (the “Notice” or “Notices”) recommended here for the proposed settlement between the Rule 23(b)(3) Class Plaintiffs and the Defendants in In re: Payment Card Interchange Fee and Merchant Discount Antitrust Litigation, MDL 1720 in the United States District Court for the Eastern District of New York.
11.Key factors guide the dissemination methods needed to achieve a reasonable and effective notice effort:

•
The proposed Rule 23(b)(3) Settlement Class (“Settlement Class”) is national in scope and likely includes persons, and businesses and other entities owned by persons, of all ages, races and demographic profiles;

•
Data containing contact information for members of the Settlement Class from the 2013 notice effort, combined with recent data supplied by the defendants and cross-referenced with lists subpoenaed from other sources is (and will be) available;

•	A high number of small businesses fail annually and locating current addresses for these class members is not certain; and

•	Many small retail businesses are owned and operated by recent immigrants and members of discreet, ethnic and foreign-language communities.
12.In my opinion, the Notice Plan proposed below is designed to reach the greatest practicable number of Settlement Class members through the use of individual notice and paid and earned media. In my opinion, the Notice Plan is the best notice practicable under the circumstances of this case and far exceeds the requirements of due process, including its “desire to actually inform” requirement.1
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1 “But when notice is a person’s due, process which is a mere gesture is not due process. The means employed must be such as one desirous of actually informing the absentee might reasonably adopt to accomplish it. The reasonableness and hence the constitutional validity of any chosen method may be defended on the ground that it is in itself reasonably certain to inform those affected . . .” Mullane v. Cent. Hanover Bank & Trust Co., 339 U.S. 306, 315 (1950).

NOTICE PLANNING METHODOLOGY
13.Rule 23 directs that the best notice practicable under the circumstances must include “individual notice to all members who can be identified through reasonable effort.”2 The proposed notice program here satisfies this requirement. A Long Form Notice will be sent via First Class mail. Address updating (both prior to mailing and on undeliverable pieces) and re-mailing protocols will meet or exceed those used in other class action settlements. Where email addresses are available, an Email Notice will also be sent.
14.Separate from the compilation of the individual notice mailing lists, data sources and tools that are commonly employed by experts in this field were used to analyze the reach and frequency3 of the media portion of this Notice Program. These include GfK Mediamark Research & Intelligence, LLC (“MRI”) data,4 which provides statistically significant readership and product usage data, and Alliance for Audited Media (“AAM”)5 statements, which certify how many readers buy or obtain copies of

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2 FRCP 23(c)(2)(B).
3 Reach is defined as the percentage of a class exposed to a notice, net of any duplication among people who may have been exposed more than once. Notice “exposure” is defined as the opportunity to read a notice. The average “frequency” of notice exposure is the average number of times that those reached by a notice would be exposed to a notice.
4 GfK Mediamark Research & Intelligence, LLC (“MRI”) is a leading source of publication readership and product usage data for the communications industry. MRI offers comprehensive demographic, lifestyle, product usage and exposure to all forms of advertising media collected from a single sample. As the leading U.S. supplier of multimedia audience research, MRI provides information to magazines, televisions, radio, Internet, and other media, leading national advertisers, and over 450 advertising agencies-including 90 of the top 100 in the United States. MRI’s national syndicated data is widely used by companies as the basis for the majority of the media and marketing plans that are written for advertised brands in the U.S.
5 Established in 1914 as the Audit Bureau of Circulations (“ABC”), and rebranded as Alliance for Audited Media (“AAM”) in 2012, AAM is a non-profit cooperative formed by media, advertisers, and advertising agencies to audit the paid circulation statements of magazines and newspapers. AAM is the leading third party auditing organization in the U.S. It is the industry’s leading, neutral source for documentation on the actual distribution of newspapers, magazines, and other publications. Widely accepted throughout the industry, it certifies thousands of printed publications as well as emerging digital editions read via tablet subscriptions. Its publication audits are conducted in accordance with rules established by its Board of Directors. These rules govern not only how audits are conducted, but also how publishers report their circulation figures. AAM’s Board of Directors is comprised of representatives from the publishing and advertising communities.

publications, Nielsen6 and Nielsen Audio7 (formerly Arbitron Inc.), which have been relied upon since 1950. Online media planning data was provided by comScore, Inc.8 These tools, along with demographic breakdowns indicating how many people use each media vehicle, as well as computer software that take the underlying data and factor out the duplication among audiences of various media vehicles, allow us to determine the net (unduplicated) reach of a particular media schedule. We combine the results of this analysis to help determine notice plan sufficiency and effectiveness.
15.Tools and data trusted by the communications industry and courts. Virtually all of the nation’s largest advertising agency media departments utilize and rely upon such independent, time-tested data and tools, including net reach and de-duplication analysis methodologies, to guide the billions of dollars of advertising placements that we see today, providing assurance that these figures are not overstated. These analyses and similar planning tools have become standard analytical tools for evaluating notice programs, and have been regularly accepted by courts.

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6 Nielsen ratings are the audience measurement system developed by the Nielsen Company to determine the audience size and composition of television programming in the United States. Since first debuting in 1950, Nielsen’s methodology has become the primary source of audience measurement information in the television industry around the world, including “time-shifted” viewing via television recording devices.
7 Nielsen Audio (formerly Arbitron Inc., which was acquired by the Nielsen Company and re-branded Nielsen Audio), is an international media and marketing research firm providing radio media data to companies in the media industry, including radio, television, online and out-of-home; the mobile industry as well as advertising agencies and advertisers around the world.
8 comScore, Inc.is a global leader in measuring the digital world and a preferred source of digital marketing intelligence. In an independent survey of 800 of the most influential publishers, advertising agencies and advertisers conducted by William Blair & Company in January 2009, comScore was rated the “most preferred online audience measurement service” by 50% of respondents, a full 25 points ahead of its nearest competitor.

16.In fact, advertising and media planning firms around the world have long relied on audience data and techniques: AAM data has been relied on since 1914; 90-100% of media directors use reach and frequency planning;9 all of the leading advertising and communications textbooks cite the need to use reach and frequency planning.10 Ninety of the top one hundred media firms use MRI data and at least 15,000 media professionals in 85 different countries use media planning software.11
17.The proposed Settlement Class is national in scope and likely includes persons, and businesses and other entities owned by persons, of all ages, races and demographic profiles. Data on business owner and adults in business and finance occupations were specifically analyzed to identify key demographic groups, which were used to guide the media selection.
18.To ensure the greatest possible coverage of measured media in reaching the potentially diverse universe of members of the Settlement Class, the Notice Plan has a primary target audience of all adults 18 years and older across the country. Additionally, the media is targeted to reach individuals who might own their own business, have owned a business in the past, or make financial decisions for their business with secondary targets of “business owners” and “adults in business and finance occupations.”

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9 See generally Peter B. Turk, Effective Frequency Report: Its Use And Evaluation By Major Agency Media Department Executives, 28 J. Advertising Res. 56 (1988); Peggy J. Kreshel et al., How Leading Advertising Agencies Perceive Effective Reach and Frequency, 14 J.Advertising 32 (1985).
10 Textbook sources that have identified the need for reach and frequency for years include: Jack S. Sissors & Jim Surmanek, Advertising Media Planning, 57-72 (2d ed. 1982); Kent M. Lancaster & Helen E. Katz, Strategic Media Planning 120-156 (1989); Donald W. Jugenheimer & Peter B. Turk, Advertising Media 123-126 (1980); Jack Z. Sissors & Lincoln Bumba, Advertising Media Planning 93-122 (4th ed. 1993); Jim Surmanek, Introduction to Advertising Media: Research, Planning, and Buying 106-187 (1993).
11 For example, Telmar is the world's leading supplier of media planning software and support services. Over 15,000 media professionals in 85 countries use Telmar systems for media and marketing planning tools including reach and frequency planning functions. Established in 1968, Telmar was the first company to provide media planning systems on a syndicated basis.

NOTICE PLAN DETAIL
19.Class Notice is proposed to be disseminated pursuant to the plan and details set forth below and referred to as the “Notice Plan.” The Notice Plan was designed to provide notice to the following Rule 23(b)(3) Settlement Class (the “Settlement Class”): all persons, businesses, and other entities that have accepted any Visa-Branded Cards and/or Mastercard-Branded Cards in the United States at any time from January 1, 2004 to the Settlement Preliminary Approval Date, except that the Rule 23(b)(3) Settlement Class shall not include (a) the Dismissed Plaintiffs, (b) the United States government, (c) the named Defendants in this Action or their directors, officers, or members of their families, or (d) financial institutions that have issued Visa-Branded Cards or Mastercard-Branded Cards or acquired Visa-Branded Card transactions or Mastercard-Branded Card transactions at any time from January 1, 2004 to the Settlement Preliminary Approval Date.
20.We further understand that the capitalized terms in the Class Definitions have the following meanings: “Mastercard-Branded Card” means any Credit Card or Debit Card that bears or uses the name Mastercard, Maestro, Cirrus, or any other brand name or mark owned or licensed by a Mastercard Defendant, or that is issued under any such brand or mark. “Visa-Branded Card” means any Credit Card or Debit Card that bears or uses the name Visa, Plus, Interlink, or any other brand name or mark owned or licensed for use by a Visa Defendant, or that is issued under any such brand or mark.
21.To guide the selection of measured media in reaching unknown members of the Settlement Class, the Notice Plan has three primary target audiences; 1) US Adults aged 18+; 2) US Adults who are Business Owners; and 3) US Adults who are in Business & Finance Occupations.
22.The combined, measured media notice effort is estimated to reach 80.4% all U.S. Adults aged 18+ with an average frequency of 2.8 times, 84.2% of all US Business Owners with an average frequency of 3.2 times; and 84.4% of all US Adults in Business and Finance Occupations, with an average frequency of 3.4 times. In my opinion, the projected reach of the extensive proposed media Notice Plan is the highest that is practicable, given the size and demographics of the proposed Settlement Class. In my experience, the projected reach and frequency of the Notice Plan is consistent with other court-approved notice programs in settlements of similar magnitude, and has been designed to meet and exceed due process requirements.
NOTICE PLAN
Individual Notice - Direct Mail
23.A Long-Form Notice will be mailed via first class mail to all Settlement Class members who can be identified with reasonable effort. Epiq will work with the settling parties to develop a notice database using the extensive database developed for the proposed 2012 settlement, combined with additional data provided by Visa and MasterCard, and 2013 - forward acquirer records. Epiq will combine and de-duplicate the data as appropriate. As with the data used for individual notice in the proposed 2012 settlement, extensive data analysis efforts will be undertaken to maximize the accuracy of the deduplication efforts and to enhance the deliverability of the mailing effort. To the extent reasonably possible, separate records will be “rolled-up” into one record for the notice mailing.
24.Prior to mailing, all mailing addresses will be checked against the National Change of Address (“NCOA”) database maintained by the United States Postal Service (“USPS”).12 Any addresses that are returned by the NCOA database as invalid may be updated through a third-party address search service. In addition, the addresses will be certified via the Coding Accuracy Support System (“CASS”) to ensure the quality of the zip code, and verified through Delivery Point Validation (“DPV”) to verify the accuracy of the addresses. This address updating process is standard for the industry and for the majority of promotional mailings that occur today.
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12 The NCOA database contains records of all permanent change of address submissions received by the USPS for the last four years. The USPS makes this data available to mailing firms and lists submitted to it are automatically updated with any reported move based on a comparison with the person’s name and known address.

25.Notices returned as undeliverable will be re-mailed as practical to any new address available through postal service information, for example, to the address provided by the postal service on returned pieces for which the automatic forwarding order has expired, but which is still during the period in which the postal service returns the piece with the address indicated, or to better addresses that may be found using a third-party lookup service (“ALLFIND”, maintained by LexisNexis). Upon successfully locating better addresses, Notices will be promptly re-mailed. As with the prior proposed settlement, in situations in which there are multiple mailing records related to a single Settlement Class member taxpayer identification number at different addresses, Epiq will work to re-mail Notices only for those records for whom there was no delivered Notice to any address.
26.Additionally, a Long Form Notice will be mailed to all persons who request one via the toll-free phone number or by mail or email. The Long Form Notice will also be available for download or printing at the Case Website (in English, Spanish, Chinese, Japanese, Korean, Russian, Thai and Vietnamese).
Supplemental Email Notice
27.A database of approximately 124,000 email addresses exists from the prior proposed settlement. Visitors to the existing settlement website were able to contact Epiq via email with questions. Those email addresses were logged. For all available email addresses, an Email Notice (including the text of the Long Form Notice) will be sent to all potential Settlement Class members for whom a facially valid email address is available. The Email Notice will be created using an embedded html text format. This format will provide text that is easy to read without graphics, tables, images and other elements that would increase the likelihood that the message could be blocked by Internet Service Providers (ISPs) and/or SPAM filters. The emails will be sent using a server known to the major email providers as one not used to send bulk “SPAM” or “junk” email blasts. Also, the emails will be sent in small groups so as to not be erroneously flagged as a bulk junk email blast. Each Summary Email Notice will be transmitted with a unique message identifier. If the receiving e-mail server cannot deliver the message, a “bounce code” should be returned along with the unique message identifier. For any Summary Email Notice for which a bounce code is received indicating that the message is undeliverable, at least two additional attempts will be made to deliver the Notice by email.
28.The Email Notice will include the website address of the Case Website. By accessing the Case Website, recipients will be able to easily access the Superseding and Amended Class Settlement Agreement and other information about the settlement.
National Consumer Publications
29.The Notice Plan includes a highly visible national print program. A full page notice will appear one time in the monthly magazines National Geographic, and People en Español. A full page notice will also appear once in the weekly magazines Parade and twice in the weekly magazine People and the bi-weekly magazine Sports Illustrated. The publications have an estimated combined circulation of 27.6 million, and a combined readership of 145.1 million.
30.Positioning will be sought for the Notices to be placed opposite news articles with documented high readership, and in certain other sections of publications to help ensure that, over the course of the media schedule, the greatest practicable number of potential Settlement Class members will see the Notice.

Publication	Format	Circulation	Distribution	# of Insertions
Parade	Weekly	18,000,000	National	1
People	Weekly	3,400,000	National	2
National Geographic	Monthly	3,000,000	National	1
People en Espanol	11x a Year	540,000	National	1
Sports Illustrated	Bi-Weekly	2,700,000	National	2
TOTAL		27,640,000

U.S. Territory Newspapers
31.A 1/2 or full page notice will appear one time in English and Spanish language newspapers targeting the United States territories. Specifically, the notice will run in the following ten newspapers:

Publication	Format	Distribution	# of Insertions
Agana Pacific Daily News	Weekly (Monday)	Guam	1
Caribbean Business	Weekly (Thursday)	Puerto Rico	1
El Nuevo Dia	Mon-Sat	Puerto Rico	1
El Vocero De Puerto Rico	Mon-Fri	Puerto Rico	1
Primera Hora	Mon-Sat	Puerto Rico	1
Saipan Tribune	Weekly (Friday)	Northern Mariana Islands	1
Samoa News	Weekly (Monday)	American Samoa	1
St. Croix Avis	Weekly (Monday)	U.S. Virgin Islands	1
St. John Trade Winds	Weekly (Monday)	U.S. Virgin Islands	1
Virgin Islands Daily News	Weekly (Monday)	U.S. Virgin Islands	1
National Business Publications
32.To target business owners and adults in business and finance occupations, the Publication Notice will appear in eight selected leading national business publications as a full-page or equivalent size ad unit. The selected publications include some of the largest circulating newspapers in the U.S.

Publication	Format	Distribution	# of Insertions
Barrons	Weekly (Saturday)	National	1
Bloomberg Businessweek	47x/year	National	1
Financial Times	Daily	National	1
Forbes	10x/year	National	1
Fortune	Monthly	National	1
Investors Business Weekly	Weekly (Monday)	National	1
New York Times	Daily	National	1
Wall Street Journal	Daily	National	1
33.The selected business publications have a combined circulation of over 4.27 million.
Trade, Business & Specialty Publications
34.The Publication Notice will appear in 64 selected trade, business & specialty publications once or twice as a full page or equivalent size ad unit for a total of 125 planned insertions. The selected publications, which include all editions of Crain’s and the entire network of Business Journals, have a combined circulation of over 992,000. A complete list of the trade, business & specialty publications in which the Publication Notice will appear, is provided as Attachment 2.
Language & Ethnic Targeted Publications
35.To target foreign language and ethnic business owners and adults in business and finance occupations affected by the Settlement, the Publication Notice will appear in 113 language & ethnic targeted publications. The Publication Notice will appear as a full-page ad unit or equivalent size two times in selected daily or weekly publications and one time in selected monthly publications for a total of 220 planned insertions. The Publication Notice will be translated as appropriate into Spanish, Chinese, Japanese, Korean, Russian, Thai, and Vietnamese. The selected language & ethnic targeted publications have a combined circulation of over 5.84 million. A complete list of the language & ethnic targeted publications in which the Publication Notice will appear, is provided as Attachment 3.
Digital Banner Notice
36.The Notice Plan includes digital banner advertisements both broadly distributed across the United States and also targeted specifically to individuals more likely to be Settlement Class members. The Banner Notice will provide the Settlement Class with additional opportunities to be apprised of the proposed settlement and their rights.
37.Banner advertisements will appear on Google and Yahoo! Ad Network (now called Oath) in English, on the Pulpo Ad Network in Spanish and on the Refuel Diversity Audience Network in multiple languages (English, Spanish, Chinese, Japanese, Korean, Thai and Russian).
38.These banner advertisements will appear on a rotating schedule in either leaderboard or big box sizes.

39.Banner advertisements will also be displayed on the social media networks Facebook and Instagram. Facebook is the most widely used social networking service in the world. When a user logs into their account they are presented with their homepage. Banners will appear in the right hand column next to the newsfeed. On both Facebook and Instagram, some of the Banners will be targeted to individuals more likely to be Settlement Class members based on their expressed online preferences (small business owners, interested in business and finance, women business owners, etc).
40.Banners will also be placed on the websites of several financial media outlets mirrored in the print portion of the Notice Plan, such as the WSJ.com, Bloomberg.com, Forbes.com, BiZ Journals and others.

41.A summary of the Digital Banner Notice efforts is as follows:

Network/Property	Banner Size	# of Days	A18+ Impressions
BiZ Journals	300x250, 728x90	35	3,467,337
Bloomberg.com	300x250, 728x90	35	1,000,000
WSJ.com	300x250, 728x90	35	1,000,000
Forbes.com	300x250, 728x90, 300x600	35	3,000,000
Meredith Business Network (Fortune, Time, & Money)	300x250, 728x90, 300x600, 320x50	35	3,663,004
Facebook (Adults 18+)	254x133	35	100,000,000
Facebook: Behavioral Targeting (Small Business Owners)	254x133	35	2,500,000
Facebook: Interests include "Small Business Owners of America"	254x133	35	30,000
Facebook: Interests include "National Association of Women Business Owners"	254x133	35	50,000
Facebook: Profile Description includes "Chief Financial Officer"	254x133	35	75,000
Facebook: Work Industries = "Business and Finance"	254x133	35	2,000,000
Instagram (Mobile)	1080x1080	35	5,000,000
Instagram (Mobile): Behavioral Targeting (Small Business Owners)	1080x1080	35	1,000,000
Instagram: Work Industries = "Business and Finance"	1080x1080	35	1,000,000
Google Display Network	300x250, 728x90, 300x600	35	125,000,000
Google Affinity Audience: Business Ownership	300x250, 728x90, 300x600	35	50,000,000
Google Intent Audience: Business Financial Services / Business & Finance	300x250, 728x90, 300x600	35	10,000,000
Oath (Yahoo!) Ad Network	300x250, 728x90, 300x600	35	75,000,000
Oath Data Audience: Small Business & Entrepreneurship	300x250, 728x90, 300x600	35	15,000,000
Refuel Diversity Audience Network	300x250, 728x90, 300x600, 320x50	35	11,379,310
Pulpo Spanish Ad Network	300x250, 728x90, 300x600	35	20,000,000
TOTAL			430,164,651
Source: 2018 comScore Data.
42.Combined, approximately 430.1 million adult impressions will be generated by these Banner Notices over a 31-day period. Clicking on the Banner Notice will bring the reader to the Case Website where they can obtain detailed information about the case.

Placing Notices to be Highly Visible
43.The Notices are designed to be highly visible and noticeable. Since all placements are not equal, extra care will be taken to place Notices in positions that will generate visibility among potential Settlement Class members.
44.In print, positioning will be sought opposite news articles with documented high readership, and in certain other sections of publications to help ensure that, over the course of the media schedule, the greatest practicable number of potential Settlement Class members will see the Notice.
45.In digital, placement will be sought above the fold13 on the websites. The Facebook advertisements will appear on the right-hand side of the user’s news feed, above the fold, on the top half of the page. The Google, Oath (Yahoo!) Ad Network, Pulpo Ad Network, Refuel and business website Banner Notices will appear in multiple sizes, which may include:
Leaderboard

•	Horizontal, 728 x 90 pixels

•	Located at the top of the screen
Big Box or Box (also known by other similar names)

•	Square Box, 300 x 250 pixels

•	Can be located on left or right side of screen

__________________________________________
13 “Above the fold” is a term to refer to the portion of a website that can be viewed by a visitor, typically without the need to scroll down the page.

Internet Sponsored Search Listings
46.To facilitate Class Members with locating the Case Website, sponsored search listings will be acquired on the three most highly-visited internet search engines: Google, Yahoo! and Bing. When search engine visitors search on common keyword combinations such as “Visa Mastercard Settlement,” “Interchange Fee Settlement,” or “Payment Card Settlement,” the sponsored search listing will generally be displayed at the top of the page prior to the search results or in the upper right hand column.
47.The Sponsored Search Listings will be provided to search engine visitors across the United States, and will assist Settlement Class members in finding and accessing the Case Website.
Informational Release
48.To build additional reach and extend exposures, a party-neutral Informational Release, as provided in Attachment 4, will be issued nationwide to approximately 5,000 general media (print and broadcast) outlets and 5,400 online databases and websites throughout the United States. The Informational Release will also be issued to several “microlists” targeting niche media appropriate for this Settlement Class. These microlists include: "Small Business," "Top Legal Newspapers," "General Retailing,” "Finance," and "Accounting.” The Informational Release will serve a valuable role by providing additional notice exposures beyond that which was provided by the paid media. There is no guarantee that any news stories will result, but if they do, potential Settlement Class members will have additional opportunities to learn that their rights are at stake in credible news media, adding to their understanding. The Informational Release will include the toll free number and Case Website address.
Case Website, Toll-free Telephone Number, Email Inbox and Postal Mailing Address
49.A dedicated website for the previous proposed settlement (www.PaymentCardSettlement.com) was created and became available on December 7, 2012 and that website will continue to be used here as the Case Website. The content of the website will be updated to reflect the terms of the Superseding and Amended Class Settlement Agreement and will include all relevant deadlines for Settlement Class members to act. Settlement Class members will be able to obtain detailed information about the new settlement and review documents including, but not limited to, the Publication Notice, Long-Form Notice, the Superseding and Amended Definitive Class Settlement Agreement and all its Appendices, all papers filed in connection with the motions for approval of the class settlement and any motions for attorneys’ fees, expenses, or service awards, and answers to frequently asked questions (FAQs). As before, the Case Website will be translated and available in Spanish, Chinese, Japanese, Korean, Russian, Thai, and Vietnamese with translated versions of the Publication Notice and the Long-Form Notice. Links for each language and corresponding country flag will continue to be displayed prominently in the top right corner of all key pages of the website.
50.The Case Website address will be displayed prominently on all notice documents. The Banner Notices will link directly to the case website.
51.The toll-free phone number used for the prior settlements (1-800-625-6440) will be continued for this proposed settlement to allow Settlement Class members to call for additional information, listen to answers to FAQs and request that a Long Form Notice or the Settlement Agreement be mailed to them. Live operators will be available as needed. The toll-free number will be prominently displayed in the Notice documents as appropriate.
52.The existing email inbox, info@PaymentCardSettlement.com, will continue to be operational.
53.A post office box will also be used for the settlement, allowing Settlement Class members to contact the claims administrator by mail with any specific requests or questions.

PLAIN LANGUAGE NOTICE DESIGN
54.Notices designed to increase readership and comprehension. All proposed Notices are designed to be “noticed,” reviewed, and-by presenting the information in plain language-understood by Settlement Class members. The design of the Notices followed the principles embodied in the Federal Judicial Center’s illustrative “model” notices posted at www.fjc.gov. Many courts have approved notices that we have written and designed in a similar fashion. The Notices contain substantial, albeit easy-to-read, summaries of all of the key information about Settlement Class members’ rights and options. The Notices, as produced, are worded clearly with an emphasis on simple, plain language to encourage readership and comprehension.
55.The Publication Notice will feature a prominent headline in bold text (“A settlement of as much as [$6.24] Billion and not less than [$5.54] Billion will provide payments to merchants that accepted Visa and Mastercard since 2004.”). Design elements alert recipients and readers that the Notice is an important document authorized by a court (“A federal court directed this Notice.”) and that the content may affect them, thereby supplying reasons to read the Notice.
56.The Long-Form Notice provides substantial information to Settlement Class members. The Long-Form Notice begins with a summary page providing a concise overview of the important information highlighting key options available to Settlement Class members. A table of contents, categorized into logical sections helps to organize the information, while a question-and-answer format makes it easy to find answers to common questions by breaking the information into simple headings.
57.The ad units in which the Publication Notice will appear promote attention to the settlement. In most print publications, the Notices are full-page units or similar sizes to promote readership.

CONCLUSION
58.In class action notice planning, execution, and analysis, we are guided by due process considerations under the United States Constitution, by federal and local rules and statutes, and further by case law pertaining to notice. This framework directs that the notice program be designed to reach the greatest practicable number of potential Settlement Class members and, in a settlement class action notice situation such as this, that the notice or notice program itself not limit knowledge of the availability of benefits-nor the ability to exercise other options-to Settlement Class members in any way. All of these requirements will be met in this proposed Notice Plan.
59.The Notice Plan follows the guidance for how to satisfy due process obligations that a notice expert gleans from the United States Supreme Court’s seminal decisions which are: a) to endeavor to actually inform the class, and b) to demonstrate that notice is reasonably calculated to do so:
A.“But when notice is a person’s due, process which is a mere gesture is not due process. The means employed must be such as one desirous of actually informing the absentee might reasonably adopt to accomplish it,” Mullane v. Central Hanover Trust, 339 U.S. 306, 315 (1950).
B.“[N]otice must be reasonably calculated, under all the circumstances, to apprise interested parties of the pendency of the action and afford them an opportunity to present their objections,” Eisen v. Carlisle & Jacquelin, 417 U.S. 156, 174 (1974) citing Mullane at 314.
60.Individual notice in the form of the Long Form Notice will be sent via First Class mail to all Settlement Class members who can be identified with reasonable effort. As with the prior proposed settlement in 2012, extensive effort will be made to aggregate all relevant Class member data and mail Notice to each potential Class member identified. It is expected that the total number of Long Form Notices sent will reach well in the millions.

61.Based on conservative calculations, the combined measurable paid print and Internet effort alone will reach an estimated 80.4% all U.S. Adults aged 18+ with an average frequency of 2.8 times, 84.2% of all US Business Owners with an average frequency of 3.2 times; and 84.4% of all US Adults in Business and Finance Occupations, with an average frequency of 3.4 times. Although not calculable, reach and frequency of exposure will be enhanced further by the individual notice effort, notice placements in trade, business & specialty publications, language & ethnic targeted publications, U.S. territories newspapers, an informational release, Internet sponsored listings, and the Case Website.
62.The combined individual notice and media efforts will conform to due process requirements, all aspects of Federal Rule of Civil Procedure 23, and comport with the guidance for effective notice articulated in the Manual for Complex Litigation 4th. The Notice Program described above will provide the best notice practicable under the circumstances of this case, and will far exceed all requirements for the adequacy of class notice.
63.The Notice Plan schedule will afford enough time to provide full and proper notice to Settlement Class members before any opt-out and objection deadlines.
I declare under penalty of perjury that the foregoing is true and correct. Executed on August 31, 2018.

/s/ Cameron R. Azari, Esq.
Cameron R. Azari, Esq.
© 2018 Hilsoft Notifications

Attachment 1

Hilsoft Notifications is a leading provider of legal notice services for large-scale class action and bankruptcy matters. We specialize in providing quality, expert, notice plan development - designing notice programs that satisfy due process requirements and withstand judicial scrutiny. For more than 23 years, Hilsoft Notifications’ notice plans have been approved and upheld by courts. Hilsoft Notifications has been retained by defendants and/or plaintiffs on more than 300 cases, including more than 30 MDL cases, with notices appearing in more than 53 languages and in almost every country, territory and dependency in the world. Case examples include:

➢
Hilsoft designed and implemented monumental notice campaigns to notify current or former owners or lessees of certain BMW, Mazda, Subaru, Toyota, Honda, and Nissan vehicles as part of $1.2 billion in settlements regarding Takata airbags. The Notice Plans included individual mailed notice to more than 51.5 million potential Class Members and notice via consumer publications, U.S. Territory newspapers, radio spots, internet banners, mobile banners, and specialized behaviorally targeted digital media. Combined, the Notice Plans reached more than 95% of adults aged 18+ in the U.S. who owned or leased a subject vehicle with a frequency of 4.0 times each. In re: Takata Airbag Products Liability Litigation (OEMS - BMW, Mazda, Subaru, Toyota, Honda and Nissan), MDL No. 2599 (S.D. Fla.).

➢
A comprehensive notice program within the Volkswagen Emissions Litigation that provided individual notice to more than 946,000 vehicle owners via first class mail and to more than 855,000 via email. A targeted internet campaign further enhanced the notice effort. In re: Volkswagen “Clean Diesel” Marketing, Sales Practices and Product Liability Litigation (Bosch Settlement), MDL No. 2672 (N.D. Cal.).

➢
Hilsoft designed and implemented an extensive settlement Notice Plan for a class period spanning more than 40 years for smokers of light cigarettes. The Notice Plan delivered a measured reach of approximately 87.8% of Arkansas Adults 25+ with a frequency of 8.9 times and approximately 91.1% of Arkansas Adults 55+ with a frequency of 10.8 times. Hispanic newspaper notice, an informational release, radio PSAs, sponsored search listings and a case website further enhanced reach. Miner v. Philip Morris USA, Inc., No. 60CV03-4661 (Ark. Cir.).

➢
One of the largest claim deadline notice campaigns ever implemented, for BP’s $7.8 billion settlement claim deadline relating to the Deepwater Horizon oil spill. Hilsoft Notifications designed and implemented the claim deadline notice program, which resulted in a combined measurable paid print, television, radio and Internet effort that reached in excess of 90% of adults aged 18+ in the 26 identified DMAs covering the Gulf Coast Areas an average of 5.5 times each. In re Oil Spill by the Oil Rig “Deepwater Horizon” in the Gulf of Mexico, on April 20, 2010, MDL No. 2179 (E.D. La.).

➢
Large asbestos bar date notice effort, which included individual notice, national consumer publications, hundreds of local and national newspapers, Spanish newspapers, union labor publications, and digital media to reach the target audience. In re: Energy Future Holdings

Corp., et al. (Asbestos Claims Bar Date Notice), 14-10979(CSS) (Bankr. D. Del.).

➢
Landmark $6.05 billion settlement reached by Visa and MasterCard. The intensive notice program involved over 19.8 million direct mail notices to class members together with insertions in over 1,500 newspapers, consumer magazines, national business publications, trade & specialty publications, and language & ethnic targeted publications. Hilsoft also implemented an extensive online notice campaign with banner notices, which generated more than 770 million adult impressions, a case website in eight languages, and acquisition of sponsored search listings to facilitate locating the website. In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation, MDL No. 1720 (E.D.N.Y.).

➢
BP’s $7.8 billion settlement of claims related to the Deepwater Horizon oil spill emerged from possibly the most complex class action in U.S. history. Hilsoft Notifications drafted and opined on all forms of notice. The 2012 notice program designed by Hilsoft reached at least 95% Gulf Coast region adults via television, radio, newspapers, consumer publications, trade journals, digital media and individual notice. In re Oil Spill by the Oil Rig “Deepwater Horizon” in the Gulf of Mexico, on April 20, 2010, MDL No. 2179 (E.D. La.).

➢
Momentous injunctive settlement reached by American Express regarding merchant payment card processing. The notice program provided extensive individual notice to more than 3.8 million merchants as well as coverage in national and local business publications, retail trade publications and placement in the largest circulation newspapers in each of the U.S. territories and possessions. In re American Express Anti-Steering Rules Antitrust Litigation (II), MDL No. 2221 (E.D.N.Y.) (“Italian Colors”).

➢
Overdraft fee class actions have been brought against nearly every major U.S. commercial bank. For related settlements, Hilsoft Notifications has developed programs that integrate individual notice and paid media efforts. PNC, Citizens, TD Bank, Fifth Third, Harris Bank M&I, Comerica Bank, Susquehanna Bank, Capital One, M&T Bank and Synovus are among the more than 20 banks that have retained Hilsoft. In re Checking Account Overdraft Litigation, MDL No. 2036 (S.D. Fla.).

➢	Possibly the largest data breach in U.S. history with approximately 130 million credit and debit card numbers stolen. In re Heartland Data Security Breach Litigation, MDL No. 2046 (S.D. Tex.)

➢
Largest and most complex class action in Canadian history. Designed and implemented groundbreaking notice to disparate, remote aboriginal people in the multi-billion dollar settlement. In re Residential Schools Class Action Litigation, 00-CV-192059 CPA (Ont. Super. Ct.).

➢
Extensive point of sale notice program of a settlement providing payments up to $100,000 related to Chinese drywall - 100 million notices distributed to Lowe’s purchasers during a six-week period. Vereen v. Lowe’s Home Centers, SU10-CV-2267B (Ga. Super. Ct.).

➢	Largest discretionary class action notice campaign involving virtually every adult in the U.S. for the settlement. In re Trans Union Corp. Privacy Litigation, MDL No. 1350 (N.D. Ill.).

➢	Most complex national data theft class action settlement involving millions of class members. Lockwood v. Certegy Check Services, Inc., 8:07-cv-1434-T-23TGW (M.D. Fla.).

➢	Largest combined U.S. and Canadian retail consumer security breach notice program. In re TJX

Companies, Inc., Customer Data Security Breach Litigation, MDL No. 1838 (D. Mass.).

➢	Most comprehensive notice ever in a securities class action for the $1.1 billion settlement of In re Royal Ahold Securities and ERISA Litigation, MDL No. 1539 (D. Md.).

➢
Most complex worldwide notice program in history. Designed and implemented all U.S. and international media notice with 500+ publications in 40 countries and 27 languages for $1.25 billion settlement. In re Holocaust Victims Assets, “Swiss Banks”, No. CV-96-4849 (E.D.N.Y.).

➢	Largest U.S. claim program to date. Designed and implemented a notice campaign for the $10 billion program. Tobacco Farmer Transition Program, (U.S. Dept. of Ag.).

➢	Multi-national claims bar date notice to asbestos personal injury claimants. Opposing notice expert’s reach methodology challenge rejected by court. In re Babcock & Wilcox Co, No. 00-10992 (E.D. La.).
LEGAL NOTICING EXPERTS
Cameron Azari, Esq., Director of Legal Notice
Cameron Azari, Esq. has more than 17 years of experience in the design and implementation of legal notification and claims administration programs. He is a nationally recognized expert in the creation of class action notification campaigns in compliance with Fed R. Civ. P. 23(c)(2) (d)(2) and (e) and similar state class action statutes. Cameron has been responsible for hundreds of legal notice and advertising programs. During his career, he has been involved in an array of high profile class action matters, including In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation (MasterCard & Visa), In re: Oil Spill by the Oil Rig “Deepwater Horizon” in the Gulf of Mexico, Heartland Payment Systems, In re: Checking Account Overdraft Litigation, Lowe’s Home Centers, Department of Veterans Affairs (VA), and In re Residential Schools Class Action Litigation. He is an active author and speaker on a broad range of legal notice and class action topics ranging from amendments to FRCP Rule 23 to email noticing, response rates and optimizing settlement effectiveness. Cameron is an active member of the Oregon State Bar. He received his B.S. from Willamette University and his J.D. from Northwestern School of Law at Lewis and Clark College. Cameron can be reached at caza@legalnotice.com.
Lauran Schultz, Executive Director
Lauran Schultz consults extensively with clients on notice adequacy and innovative legal notice programs. Lauran has more than 20 years of experience as a professional in the marketing and advertising field, specializing in legal notice and class action administration for the past seven years. High profile actions he has been involved in include companies such as BP, Bank of America, Fifth Third Bank, Symantec Corporation, Lowe’s Home Centers, First Health, Apple, TJX, CNA and Carrier Corporation. Prior to joining Epiq in 2005, Lauran was a Senior Vice President of Marketing at National City Bank in Cleveland, Ohio. Lauran’s education includes advanced study in political science at the University of Wisconsin-Madison along with a Ford Foundation fellowship from the Social Science Research Council and American Council of Learned Societies. Lauran can be reached at lschultz@hilsoft.com.
ARTICLES AND PRESENTATIONS

➢	Cameron Azari Co-Author, “A Practical Guide to Chapter 11 Bankruptcy Publication Notice.” E-book, published, May 2017.

➢	Cameron Azari Featured Speaker, “Proposed Changes to Rule 23 Notice and Scrutiny of Claim Filing Rates,” DC Consumer Class Action Lawyers Luncheon, December 6, 2016.

➢	Cameron Azari Speaker, “2016 Cybersecurity & Privacy Summit. Moving From ‘Issue Spotting’ To Implementing a Mature Risk Management Model.” King & Spalding, Atlanta, GA, April 25, 2016.

➢	Cameron Azari Speaker, “Live Cyber Incident Simulation Exercise.” Advisen’s Cyber Risk Insights Conference, London, UK, February 10, 2015.

➢	Cameron Azari Speaker, “Pitfalls of Class Action Notice and Claims Administration.” PLI's Class Action Litigation 2014 Conference, New York, NY, July 9, 2014.

➢	Cameron Azari Co-Author, “What You Need to Know About Frequency Capping In Online Class Action Notice Programs.” Class Action Litigation Report, June 2014.

➢
Cameron Azari Speaker, “Class Settlement Update - Legal Notice and Court Expectations.” PLI's 19th Annual Consumer Financial Services Institute Conference, New York, NY, April 7-8, 2014 and Chicago, IL, April 28-29, 2014.

➢	Cameron Azari Speaker, “Legal Notice in Consumer Finance Settlements - Recent Developments.” ACI’s Consumer Finance Class Actions and Litigation, New York, NY, January 29-30, 2014.

➢	Cameron Azari Speaker, “Legal Notice in Building Products Cases.” HarrisMartin’s Construction Product Litigation Conference, Miami, FL, October 25, 2013.

➢	Cameron Azari Co-Author, “Class Action Legal Noticing: Plain Language Revisited.” Law360, April 2013.

➢	Cameron Azari Speaker, “Legal Notice in Consumer Finance Settlements Getting your Settlement Approved.” ACI’s Consumer Finance Class Actions and Litigation, New York, NY, January 31-February 1, 2013.

➢
Cameron Azari Speaker, “Perspectives from Class Action Claims Administrators: Email Notices and Response Rates.” CLE International’s 8th Annual Class Actions Conference, Los Angeles, CA, May 17-18, 2012.

➢
Cameron Azari Speaker, “Class Action Litigation Trends: A Look into New Cases, Theories of Liability & Updates on the Cases to Watch.” ACI’s Consumer Finance Class Actions and Litigation, New York, NY, January 26-27, 2012.

➢	Lauran Schultz Speaker, “Legal Notice Best Practices: Building a Workable Settlement Structure.” CLE International’s 7th Annual Class Action Conference, San Francisco, CA, May 2011.

➢
Cameron Azari Speaker, “Data Breaches Involving Consumer Financial Information: Litigation Exposures and Settlement Considerations.” ACI’s Consumer Finance Class Actions and Litigation, New York, NY, January 2011.

➢	Cameron Azari Speaker, “Notice in Consumer Class Actions: Adequacy, Efficiency and Best

Practices.” CLE International’s 5th Annual Class Action Conference: Prosecuting and Defending Complex Litigation, San Francisco, CA, 2009.

➢	Lauran Schultz Speaker, “Efficiency and Adequacy Considerations in Class Action Media Notice Programs.” Chicago Bar Association, Chicago, IL, 2009.

➢	Cameron Azari Author, “Clearing the Five Hurdles of Email - Delivery of Class Action Legal Notices.” Thomson Reuters Class Action Litigation Reporter, June 2008.

➢	Cameron Azari Speaker, “Planning for a Smooth Settlement.” ACI: Class Action Defense - Complex Settlement Administration for the Class Action Litigator, Phoenix, AZ, 2007.

➢	Cameron Azari Speaker, “Noticing and Response Rates in Class Action Settlements” - Class Action Bar Gathering, Vancouver, British Columbia, 2007.

➢	Cameron Azari Speaker, “Structuring a Litigation Settlement.” CLE International’s 3rd Annual Conference on Class Actions, Los Angeles, CA, 2007.

➢	Cameron Azari Speaker, “Notice and Response Rates in Class Action Settlements” - Skadden Arps Slate Meagher & Flom, LLP, New York, NY, 2006.

➢	Cameron Azari Speaker, “Notice and Response Rates in Class Action Settlements” - Bridgeport Continuing Legal Education, Class Action and the UCL, San Diego, CA, 2006.

➢	Cameron Azari Speaker, “Notice and Response Rates in Class Action Settlements” - Stoel Rives litigation group, Portland, OR / Seattle, WA / Boise, ID / Salt Lake City, UT, 2005.

➢	Cameron Azari Speaker, “Notice and Response Rates in Class Action Settlements” - Stroock & Stroock & Lavan litigation group, Los Angeles, CA, 2005.

➢	Cameron Azari Author, “Twice the Notice or No Settlement.” Current Developments - Issue II, August 2003.

➢	Cameron Azari Speaker, “A Scientific Approach to Legal Notice Communication” - Weil Gotshal litigation group, New York, NY, 2003.
JUDICIAL COMMENTS
Judge Charles R. Breyer, In re: Volkswagen “Clean Diesel” Marketing, Sales Practices and Products Liability Litigation (May 17, 2017) MDL No. 2672 (N.D. Cal.):
The Court is satisfied that the Notice Program was reasonably calculated to notify Class Members of the proposed Settlement. The Notice “apprise[d] interested parties of the pendency of the action and afford[ed] them an opportunity to present their objections.” Mullane v. Cent. Hanover Bank & Trust Co., 339 U.S. 306, 314 (1950). Indeed, the Notice Administrator reports that the notice delivery rate of 97.04% “exceed[ed] the expected range and is indicative of the extensive address updating and re-mailing protocols used.” (Dkt. No. 3188-2 ¶ 24.)
Judge Joseph F. Bataillon, Klug v. Watts Regulator Company (April 13, 2017) No. 8:15-cv-00061-JFB-FG3 (D. Neb.):

The court finds that the notice to the Settlement Class of the pendency of the Class Action and of this settlement, as provided by the Settlement Agreement and by the Preliminary Approval Order dated December 7, 2017, constituted the best notice practicable under the circumstances to all persons and entities within the definition of the Settlement Class, and fully complied with the requirements of Federal Rules of Civil Procedure Rule 23 and due process. Due and sufficient proof of the execution of the Notice Plan as outlined in the Preliminary Approval Order has been filed.
Judge Yvonne Gonzalez Rogers, Bias v. Wells Fargo & Company, et al. (April 13, 2017) No. 4:12-cv-00664- YGR (N.D. Cal.):
The form, content, and method of dissemination of Notice of Settlement given to the Settlement Class was adequate and reasonable and constituted the best notice practicable under the circumstances, including both individual notice to all Settlement Class Members who could be identified through reasonable effort and publication notice.
Notice of Settlement, as given, complied with the requirements of Rule 23 of the Federal Rules of Civil Procedure, satisfied the requirements of due process, and constituted due and sufficient notice of the matters set forth herein.
Notice of the Settlement was provided to the appropriate regulators pursuant to the Class Action Fairness Act, 28 U.S.C. § 1715(c)(1).
Judge Carlos Murguia, Whitton v. Deffenbaugh Industries, Inc., et al (December 14, 2016) No. 2:12-cv-02247 (D. Kan.) and Gary, LLC v. Deffenbaugh Industries, Inc., et al (December 14, 2016) No. 2:13-cv-2634 (D. Kan.):
The Court determines that the Notice Plan as implemented was reasonably calculated to provide the best notice practicable under the circumstances and contained all required information for members of the proposed Settlement Class to act to protect their interests. The Court also finds that Class Members were provided an adequate period of time to receive Notice and respond accordingly.
Judge Yvette Kane, In re: Shop-Vac Marketing and Sales Practices Litigation (December 9, 2016) MDL No. 2380 (M.D. Pa.):
The Court hereby finds and concludes that members of the Settlement Class have been provided the best notice practicable of the Settlement and that such notice satisfies all requirements of due process, Rule 23 of the Federal Rules of Civil Procedure, the Class Action Fairness Act of 2005, 28 U.S.C. § 1715, and all other applicable laws.
Judge Timothy D. Fox, Miner v. Philip Morris USA, Inc. (November 21, 2016) No. 60CV03-4661 (Ark. Cir.):
The Court finds that the Settlement Notice provided to potential members of the Class constituted the best and most practicable notice under the circumstances, thereby complying fully with due process and Rule 23 of the Arkansas Rules of Civil Procedure.
Judge Eileen Bransten, In re: HSBC Bank USA, N.A., Checking Account Overdraft Litigation (October 13, 2016) No. 650562/2011 (Sup. Ct. N.Y.):
This Court finds that the Notice Program and the Notice provided to Settlement Class members fully satisfied the requirements of constitutional due process, the N.Y. C.P.L.R., and any other applicable laws, and constituted the best notice practicable under the circumstances and constituted due and sufficient notice to all persons entitled thereto.
Judge Jerome B. Simandle, In re: Caterpillar, Inc. C13 and C15 Engine Products Liability Litigation (September 20, 2016) MDL No. 2540 (D. N.J.):
The Court hereby finds that the Notice provided to the Settlement Class constituted the best notice practicable under the circumstances. Said Notice provided due and adequate notice of these proceedings and the matters set forth herein, including the terms of the Settlement Agreement, to all persons entitled to such notice, and said notice fully satisfied the requirements of Fed. R. Civ. P. 23, requirements of due process and any other applicable law.
Judge Marcia G. Cooke, Chimeno-Buzzi v. Hollister Co. and Abercrombie & Fitch Co. (April 11, 2016) No. 14- 23120 (S.D. Fla.):
Pursuant to the Court’s Preliminary Approval Order, the Settlement Administrator, Epiq Systems, Inc. [Hilsoft Notifications], has complied with the approved notice process as confirmed in its Declaration filed with the Court on March 23, 2016. The Court finds that the notice process was designed to advise Class Members of their rights. The form and method for notifying Class Members of the settlement and its terms and conditions was in conformity with this Court’s Preliminary Approval Order, constituted the best notice practicable under the circumstances, and satisfied the requirements of Federal Rule of Civil Procedure 23(c)(2)(B), the Class Action Fairness Act of 2005 (“CAFA”), 28 U.S.C. § 1715, and due process under the United States Constitution and other applicable laws.
Judge Christopher S. Sontchi, In re: Energy Future Holdings Corp, et al., (July 30, 2015) 14-10979(CSS) (Bankr. D. Del.):
Notice of the Asbestos Bar Date as set forth in this Asbestos Bar Date Order and in the manner set forth herein constitutes adequate and sufficient notice of the Asbestos Bar Date and satisfies the requirements of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules.
Judge David C. Norton, In re: MI Windows and Doors Inc. Products Liability Litigation (July 22, 2015) MDL No. 2333, No. 2:12-mn-00001 (D. S.C.):
The court finds that the Notice Plan, as described in the Settlement and related declarations, has been faithfully carried out and constituted the best practicable notice to Class Members under the circumstances of this Action, and was reasonable and constituted due, adequate, and sufficient notice to all Persons entitled to be provided with Notice.
The court also finds that the Notice Plan was reasonably calculated, under the circumstances, to apprise Class Members of: (1) the pendency of this class action; (2) their right to exclude themselves from the Settlement Class and the proposed Settlement; (3) their right to object to any aspect of the proposed Settlement (including final certification of the Settlement Class, the fairness, reasonableness, or adequacy of the proposed Settlement, the adequacy of the Settlement Class’s representation by Named Plaintiffs or Class Counsel, or the award of attorney’s and representative fees); (4) their right to appear at the fairness hearing (either on their own or through counsel hired at their own expense); and (5) the binding and preclusive effect of the orders and Final Order and Judgment in this Action, whether favorable or unfavorable, on all Persons who do not request exclusion from the Settlement Class. As such, the court finds that the Notice fully satisfied the requirements of the Federal Rules of Civil Procedure, including Federal Rule of Civil Procedure 23(c)(2) and (e), the United States Constitution (including the Due Process Clause), the rules of this court, and any other applicable law, and provided sufficient notice to bind all Class Members, regardless of whether a particular Class Member received actual notice.
Judge Robert W. Gettleman, Adkins v. Nestle Purina PetCare Company, et al., (June 23, 2015) No. 12-cv-2871 (N.D. Ill.):
Notice to the Settlement Class and other potentially interested parties has been provided in accordance with the notice requirements specified by the Court in the Preliminary Approval Order. Such notice fully and accurately informed the Settlement Class members of all material elements of the proposed Settlement and of their opportunity to object or comment thereon or to exclude themselves from the Settlement; provided Settlement Class Members adequate instructions and a variety of means to obtain additional information; was the best notice practicable under the circumstances; was valid, due, and sufficient notice to all Settlement Class members; and complied fully with the laws of the State of Illinois, Federal Rules of Civil Procedure, the United States Constitution, due process, and other applicable law.
Judge James Lawrence King, Steen v. Capital One, N.A. (May 22, 2015) No. 2:10-cv-01505-JCZ-KWR (E.D. La.) and No. 1:10-cv-22058-JLK (S.D. Fla.) as part of In Re: Checking Account Overdraft Litigation, MDL 2036 (S.D. Fla.)
The Court finds that the Settlement Class Members were provided with the best practicable notice; the notice was reasonably calculated, under [the] circumstances, to apprise interested parties of the pendency of the action and afford them an opportunity to present their objections.'' Shutts, 472 U.S. at 812 (quoting Mullane, 339 U.S. at 314-15). This Settlement with Capital One was widely publicized, and any Settlement Class Member who wished to express comments or objections had ample opportunity and means to do so. Azari Decl. ¶¶ 30-39.
Judge Rya W. Zobel, Gulbankian et al. v. MW Manufacturers, Inc., (December 29, 2014) No. 1:10-cv-10392-RWZ (D. Mass.):
This Court finds that the Class Notice was provided to the Settlement Class consistent with the Preliminary Approval Order and that it was the best notice practicable and fully satisfied the requirements of the Federal Rules of Civil Procedure, due process, and applicable law. The Court finds that the Notice Plan that was implemented by the Claims Administrator satisfies the requirements of FED. R. CIV. P. 23, 28 U.S.C. § 1715, and Due Process, and is the best notice practicable under the circumstances. The Notice Plan constituted due and sufficient notice of the Settlement, the Final Approval Hearing, and the other matters referred to in the notices. Proof of the giving of such notices has been filed with the Court via the Azari Declaration and its exhibits.
Judge Edward J. Davila, Rose v. Bank of America Corporation, and FIA Card Services, N.A., (August 29, 2014) No. 5:11-CV-02390-EJD; 5:12-CV-04009-EJD (N.D. Cal.):
The Court finds that the notice was reasonably calculated under the circumstances to apprise the Settlement Class of the pendency of this action, all material elements of the Settlement, the opportunity for Settlement Class Members to exclude themselves from, object to, or comment on the settlement and to appear at the final approval hearing. The notice was the best notice practicable under the circumstances, satisfying the requirements of Rule 23(c)(2)(B); provided notice in a reasonable manner to all class members, satisfying Rule 23(e)(1)(B); was adequate and sufficient notice to all Class Members; and, complied fully with the laws of the United States and of the Federal Rules of Civil Procedure, due process and any other applicable rules of court.

Judge James A. Robertson, II, Wong et al. v. Alacer Corp. (June 27, 2014) No. CGC-12-519221 (Cal. Super. Ct.):
Notice to the Settlement Class has been provided in accordance with the Preliminary Approval Order. Based on the Declaration of Cameron Azari dated March 7, 2014, such Class Notice has been provided in an adequate and sufficient manner, constitutes the best notice practicable under the circumstances and satisfies the requirements of California Civil Code Section 1781, California Civil Code of Civil Procedure Section 382, Rules 3.766 of the California Rules of Court, and due process.
Judge John Gleeson, In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation, (December 13, 2013) No. 1:05-cv-03800 (E.D. NY.):
The Class Administrator notified class members of the terms of the proposed settlement through a mailed notice and publication campaign that included more than 20 million mailings and publication in more than 400 publications. The notice here meets the requirements of due process and notice standards… The objectors’ complaints provide no reason to conclude that the purposes and requirements of a notice to a class were not met here.
Judge Lance M. Africk, Evans, et al. v. TIN, Inc., et al, (July 7, 2013) No. 2:11-cv-02067 (E.D. La.):
The Court finds that the dissemination of the Class Notice… as described in Notice Agent Lauran Schultz’s Declaration: (a) constituted the best practicable notice to Class Members under the circumstances; (b) constituted notice that was reasonably calculated, under the circumstances…; (c) constituted notice that was reasonable, due, adequate, and sufficient; and (d) constituted notice that fully satisfied all applicable legal requirements, including Rules 23(c)(2)(B) and (e)(1) of the Federal Rules of Civil Procedure, the United States Constitution (including Due Process Clause), the Rules of this Court, and any other applicable law, as well as complied with the Federal Judicial Center’s illustrative class action notices.
Judge Edward M. Chen, Marolda v. Symantec Corporation, (April 5, 2013) No. 08-cv-05701 (N.D. Cal.):
Approximately 3.9 million notices were delivered by email to class members, but only a very small percentage objected or opted out . . . The Court . . . concludes that notice of settlement to the class was adequate and satisfied all requirements of Federal Rule of Civil Procedure 23(e) and due process. Class members received direct notice by email, and additional notice was given by publication in numerous widely circulated publications as well as in numerous targeted publications. These were the best practicable means of informing class members of their rights and of the settlement’s terms.
Judge Ann D. Montgomery, In re Zurn Pex Plumbing Products Liability Litigation, (February 27, 2013) No. 0:08cv01958 (D. Minn.):
The parties retained Hilsoft Notifications ("Hilsoft"), an experienced class-notice consultant, to design and carry out the notice plan. The form and content of the notices provided to the class were direct, understandable, and consistent with the "plain language" principles advanced by the Federal Judicial Center.
The notice plan's multi-faceted approach to providing notice to settlement class members whose identity is not known to the settling parties constitutes "the best notice [*26] that is practicable under the circumstances" consistent with Rule 23(c)(2)(B).

Magistrate Judge Stewart, Gessele et al. v. Jack in the Box, Inc., (January 28, 2013) No. 3:10-cv-960 (D. Or.):
Moreover, plaintiffs have submitted [a] declaration from Cameron Azari (docket #129), a nationally recognized notice expert, who attests that fashioning an effective joint notice is not unworkable or unduly confusing. Azari also provides a detailed analysis of how he would approach fashioning an effective notice in this case.
Judge Carl J. Barbier, In re Oil Spill by the Oil Rig “Deepwater Horizon” in the Gulf of Mexico, on April 20, 2010
(Medical Benefits Settlement), (January 11, 2013) MDL No. 2179 (E.D. La.):
Through August 9, 2012, 366,242 individual notices had been sent to potential [Medical Benefits] Settlement Class Members by postal mail and 56,136 individual notices had been e-mailed. Only 10,700 mailings-or 3.3%-were known to be undeliverable. (Azari Decl. ¶¶ 8, 9.) Notice was also provided through an extensive schedule of local newspaper, radio, television and Internet placements, well-read consumer magazines, a national daily business newspaper, highly-trafficked websites, and Sunday local newspapers (via newspaper supplements). Notice was also provided in non-measured trade, business and specialty publications, African-American, Vietnamese, and Spanish language publications, and Cajun radio programming. The combined measurable paid print, television, radio, and Internet effort reached an estimated 95% of adults aged 18+ in the Gulf Coast region an average of 10.3 times each, and an estimated 83% of all adults in the United States aged 18+ an average of 4 times each. (Id. ¶¶ 8, 10.) All notice documents were designed to be clear, substantive, and informative. (Id. ¶ 5.)
The Court received no objections to the scope or content of the [Medical Benefits] Notice Program. (Azari Supp. Decl. ¶ 12.) The Court finds that the Notice and Notice Plan as implemented satisfied the best notice practicable standard of Rule 23(c) and, in accordance with Rule 23(e)(1), provided notice in a reasonable manner to Class Members who would be bound by the Settlement, including individual notice to all Class Members who could be identified through reasonable effort. Likewise, the Notice and Notice Plan satisfied the requirements of Due Process. The Court also finds the Notice and Notice Plan satisfied the requirements of CAFA.
Judge Carl J. Barbier, In re Oil Spill by the Oil Rig “Deepwater Horizon” in the Gulf of Mexico, on April 20, 2010
(Economic and Property Damages Settlement), (December 21, 2012) MDL No. 2179 (E.D. La.):
The Court finds that the Class Notice and Class Notice Plan satisfied and continue to satisfy the applicable requirements of Federal Rule of Civil Procedure 23(c)(2)(b) and 23(e), the Class Action Fairness Act (28
U.S.C. § 1711 et seq.), and the Due Process Clause of the United States Constitution (U.S. Const., amend. V), constituting the best notice that is practicable under the circumstances of this litigation. The notice program surpassed the requirements of Due Process, Rule 23, and CAFA. Based on the factual elements of the Notice Program as detailed below, the Notice Program surpassed all of the requirements of Due Process, Rule 23, and CAFA.
The Notice Program, as duly implemented, surpasses other notice programs that Hilsoft Notifications has designed and executed with court approval. The Notice Program included notification to known or potential Class Members via postal mail and e-mail; an extensive schedule of local newspaper, radio, television and Internet placements, well-read consumer magazines, a national daily business newspaper, and Sunday local newspapers. Notice placements also appeared in non-measured trade, business, and specialty publications, African-American, Vietnamese, and Spanish language publications, and Cajun radio programming. The Notice Program met the objective of reaching the greatest possible number of class members and providing them with every reasonable opportunity to understand their legal rights. See Azari Decl. ¶¶ 8, 15, 68. The Notice Program was substantially completed on July 15, 2012, allowing class members adequate time to make decisions before the opt-out and objections deadlines.
The media notice effort alone reached an estimated 95% of adults in the Gulf region an average of 10.3 times each, and an estimated 83% of all adults in the United States an average of 4 times each. These figures do not include notice efforts that cannot be measured, such as advertisements in trade publications and sponsored search engine listings. The Notice Program fairly and adequately covered and notified the class without excluding any demographic group or geographic area, and it exceeded the reach percentage achieved in most other court-approved notice programs.
Judge Alonzo Harris, Opelousas General Hospital Authority, A Public Trust, D/B/A Opelousas General Health System and Arklamiss Surgery Center, L.L.C. v. FairPay Solutions, Inc., (August 17, 2012) No. 12-C-1599 (27th Jud. D. Ct. La.):
Notice given to Class Members and all other interested parties pursuant to this Court’s order of April 18, 2012, was reasonably calculated to apprise interested parties of the pendency of the action, the certification of the Class as Defined for settlement purposes only, the terms of the Settlement Agreement, Class Members rights to be represented by private counsel, at their own costs, and Class Members rights to appear in Court to have their objections heard, and to afford persons or entities within the Class Definition an opportunity to exclude themselves from the Class. Such notice complied with all requirements of the federal and state constitutions, including the Due Process Clause, and applicable articles of the Louisiana Code of Civil Procedure, and constituted the best notice practicable under the circumstances and constituted due and sufficient notice to all potential members of the Class as Defined.
Judge James Lawrence King, In re Checking Account Overdraft Litigation (IBERIABANK), (April 26, 2012) MDL No. 2036 (S.D. Fla):
The Court finds that the Notice previously approved was fully and properly effectuated and was sufficient to satisfy the requirements of due process because it described “the substantive claims . . . [and] contained information reasonably necessary to [allow Settlement Class Members to] make a decision to remain a class member and be bound by the final judgment.'' In re Nissan Motor Corp. Antitrust Litig., 552 F.2d 1088, 1104-05 (5th Cir. 1977). The Notice, among other things, defined the Settlement Class, described the release as well as the amount and method and manner of proposed distribution of the Settlement proceeds, and informed Settlement Class Members of their rights to opt-out or object, the procedures for doing so, and the time and place of the Final Approval Hearing. The Notice also informed Settlement Class Members that a class judgment would bind them unless they opted out, and told them where they could obtain more information, such as access to a full copy of the Agreement. Further, the Notice described in summary form the fact that Class Counsel would be seeking attorneys' fees of up to 30 percent of the Settlement. Settlement Class Members were provided with the best practicable notice “reasonably calculated, under [the] circumstances, to apprise them of the pendency of the action and afford them an opportunity to present their objections.'' Mullane, 339 U.S. at 314. The content of the Notice fully complied with the requirements of Rule 23.

Judge Bobby Peters, Vereen v. Lowe’s Home Centers, (April 13, 2012) SU10-CV-2267B (Ga. Super. Ct.):
The Court finds that the Notice and the Notice Plan was fulfilled, in accordance with the terms of the Settlement Agreement, the Amendment, and this Court’s Preliminary Approval Order and that this Notice and Notice Plan constituted the best practicable notice to Class Members under the circumstances of this action, constituted due and sufficient Notice of the proposed Settlement to all persons entitled to participate in the proposed Settlement, and was in full compliance with Ga. Code Ann § 9-11-23 and the constitutional requirements of due process. Extensive notice was provided to the class, including point of sale notification, publication notice and notice by first-class mail for certain potential Class Members.
The affidavit of the notice expert conclusively supports this Court’s finding that the notice program was adequate, appropriate, and comported with Georgia Code Ann. § 9-11-23(b)(2), the Due Process Clause of the Constitution, and the guidance for effective notice articulate in the FJC’s Manual for Complex Litigation, 4th.
Judge Lee Rosenthal, In re Heartland Payment Systems, Inc. Customer Data Security Breach Litigation, (March 2, 2012) MDL No. 2046 (S.D. Tex.):
The notice that has been given clearly complies with Rule 23(e)(1)’s reasonableness requirement… Hilsoft Notifications analyzed the notice plan after its implementation and conservatively estimated that notice reached 81.4 percent of the class members. (Docket Entry No. 106, ¶ 32). Both the summary notice and the detailed notice provided the information reasonably necessary for the presumptive class members to determine whether to object to the proposed settlement. See Katrina Canal Breaches, 628 F.3d at 197. Both the summary notice and the detailed notice “were written in easy-to-understand plain English.” In re Black Farmers Discrimination Litig., - F. Supp. 2d -, 2011 WL 5117058, at *23 (D.D.C. 2011); accord AGGREGATE LITIGATION § 3.04(c).15 The notice provided “satisf[ies] the broad reasonableness standards imposed by due process” and Rule 23. Katrina Canal Breaches, 628 F.3d at 197.
Judge John D. Bates, Trombley v. National City Bank, (December 1, 2011) 1:10-CV-00232 (D.D.C.)
The form, content, and method of dissemination of Notice given to the Settlement Class were in full compliance with the Court’s January 11, 2011 Order, the requirements of Fed. R. Civ. P. 23(e), and due process. The notice was adequate and reasonable, and constituted the best notice practicable under the circumstances. In addition, adequate notice of the proceedings and an opportunity to participate in the final fairness hearing were provided to the Settlement Class.
Judge Robert M. Dow, Jr., Schulte v. Fifth Third Bank, (July 29, 2011) No. 1:09-cv-6655 (N.D. Ill.):
The Court has reviewed the content of all of the various notices, as well as the manner in which Notice was disseminated, and concludes that the Notice given to the Class fully complied with Federal Rule of Civil Procedure 23, as it was the best notice practicable, satisfied all constitutional due process concerns, and provided the Court with jurisdiction over the absent Class Members.
Judge Ellis J. Daigle, Williams v. Hammerman & Gainer Inc., (June 30, 2011) No. 11-C-3187-B (27th Jud. D. Ct. La.):
Notices given to Settlement Class members and all other interested parties throughout this proceeding with respect to the certification of the Settlement Class, the proposed settlement, and all related procedures and hearings-including, without limitation, the notice to putative Settlement Class members and others more fully described in this Court’s order of 30th day of March 2011 were reasonably calculated under all the circumstances and have been sufficient, as to form, content, and manner of dissemination, to apprise interested parties and members of the Settlement Class of the pendency of the action, the certification of the Settlement Class, the Settlement Agreement and its contents, Settlement Class members’ right to be represented by private counsel, at their own cost, and Settlement Class members’ right to appear in Court to have their objections heard, and to afford Settlement Class members an opportunity to exclude themselves from the Settlement Class. Such notices complied with all requirements of the federal and state constitutions, including the due process clause, and applicable articles of the Louisiana Code of Civil Procedures, and constituted the best notice practicable under the circumstances and constituted due and sufficient notice to all potential members of the Settlement Class.
Judge Stefan R. Underhill, Mathena v. Webster Bank, N.A., (March 24, 2011) No. 3:10-cv-1448 (D. Conn.):
The form, content, and method of dissemination of Notice given to the Settlement Class were adequate and reasonable, and constituted the best notice practicable under the circumstances. The Notice, as given, provided valid, due, and sufficient notice of the proposed settlement, the terms and conditions set forth in the Settlement Agreement, and these proceedings to all persons entitled to such notice, and said notice fully satisfied the requirements of Rule 23 of the Federal Rules of Civil Procedure and due process.
Judge Ted Stewart, Miller v. Basic Research, LLC, (September 2, 2010) No. 2:07-cv-871 (D. Utah):
Plaintiffs state that they have hired a firm specializing in designing and implementing large scale, unbiased, legal notification plans. Plaintiffs represent to the Court that such notice will include: 1) individual notice by electronic mail and/or first-class mail sent to all reasonably identifiable Class members; 2) nationwide paid media notice through a combination of print publications, including newspapers, consumer magazines, newspaper supplements and the Internet; 3) a neutral, Court-approved, informational press release; 4) a neutral, Court-approved Internet website; and 5) a toll-free telephone number. Similar mixed media plans have been approved by other district courts post class certification. The Court finds this plan is sufficient to meet the notice requirement.
Judge Sara Loi, Pavlov v. Continental Casualty Co., (October 7, 2009) No. 5:07cv2580 (N.D. Ohio):
As previously set forth in this Memorandum Opinion, the elaborate notice program contained in the Settlement Agreement provides for notice through a variety of means, including direct mail to each class member, notice to the United States Attorney General and each State, a toll free number, and a website designed to provide information about the settlement and instructions on submitting claims. With a 99.9% effective rate, the Court finds that the notice program constituted the “best notice that is practicable under the circumstances,” Fed. R. Civ. P. 23(c)(2)(B), and clearly satisfies the requirements of Rule 23(c)(2)(B).
Judge James Robertson, In re Department of Veterans Affairs (VA) Data Theft Litigation, (September 23, 2009) MDL No. 1796 (D.D.C.):
The Notice Plan, as implemented, satisfied the requirements of due process and was the best notice practicable under the circumstances. The Notice Plan was reasonably calculated, under the circumstances, to apprise Class Members of the pendency of the action, the terms of the Settlement, and their right to appear, object to or exclude themselves from the Settlement. Further, the notice was reasonable and constituted due, adequate and sufficient notice to all persons entitled to receive notice.

Judge Lisa F. Chrystal, Little v. Kia Motors America, Inc., (August 27, 2009) No. UNN-L-0800-01 (N.J. Super. Ct.):
The Court finds that the manner and content of the notices for direct mailing and for publication notice, as specified in the Notice Plan (Exhibit 2 to the Affidavit of Lauran R. Schultz), provides the best practicable notice of judgment to members of the Plaintiff Class.
Judge Barbara Crowder, Dolen v. ABN AMRO Bank N.V., (March 23, 2009) No. 01-L-454, 01-L-493 (3rd Jud. Cir. Ill.):
The Court finds that the Notice Plan is the best notice practicable under the circumstances and provides the Eligible Members of the Settlement Class sufficient information to make informed and meaningful decisions regarding their options in this Litigation and the effect of the Settlement on their rights. The Notice Plan further satisfies the requirements of due process and 735 ILCS 5/2-803. That Notice Plan is approved and accepted. This Court further finds that the Notice of Settlement and Claim Form comply with 735 ILCS 5/2-803 and are appropriate as part of the Notice Plan and the Settlement, and thus they are hereby approved and adopted. This Court further finds that no other notice other than that identified in the Notice Plan is reasonably necessary in this Litigation.
Judge Robert W. Gettleman, In re Trans Union Corp., (September 17, 2008) MDL No. 1350 (N.D. Ill.):
The Court finds that the dissemination of the Class Notice under the terms and in the format provided for in its Preliminary Approval Order constitutes the best notice practicable under the circumstances, is due and sufficient notice for all purposes to all persons entitled to such notice, and fully satisfies the requirements of the Federal Rules of Civil Procedure, the requirements of due process under the Constitution of the United States, and any other applicable law… Accordingly, all objections are hereby OVERRULED.
Judge Steven D. Merryday, Lockwood v. Certegy Check Services, Inc., (September 3, 2008) No. 8:07-cv-1434-T- 23TGW (M.D. Fla.):
The form, content, and method of dissemination of the notice given to the Settlement Class were adequate and reasonable and constituted the best notice practicable in the circumstances. The notice as given provided valid, due, and sufficient notice of the proposed settlement, the terms and conditions of the Settlement Agreement, and these proceedings to all persons entitled to such notice, and the notice satisfied the requirements of Rule 23, Federal Rules of Civil Procedure, and due process.
Judge William G. Young, In re TJX Companies, (September 2, 2008) MDL No. 1838 (D. Mass.):
The form, content, and method of dissemination of notice provided to the Settlement Class were adequate and reasonable, and constituted the best notice practicable under the circumstances. The Notice, as given, provided valid, due, and sufficient notice of the proposed settlement, the terms and conditions set forth in the Settlement Agreement, and these proceedings to all Persons entitled to such notice, and said Notice fully satisfied the requirements of Fed. R. Civ. P. 23 and due process.
Judge Philip S. Gutierrez, Shaffer v. Continental Casualty Co., (June 11, 2008) SACV-06-2235-PSG (PJWx) (C.D. Cal.):
…was reasonable and constitutes due, adequate, and sufficient notice to all persons entitled to receive notice; and met all applicable requirements of the Federal Rules of Civil Procedure, the Class Action Fairness Act,

the United States Constitution (including the Due Process Clauses), the Rules of the Court, and any other applicable law.
Judge Robert L. Wyatt, Gunderson v. AIG Claim Services, Inc., (May 29, 2008) No. 2004-002417 (14th Jud. D. Ct. La.):
Notices given to Settlement Class members…were reasonably calculated under all the circumstances and have been sufficient, as to form, content, and manner of dissemination…Such notices complied with all requirements of the federal and state constitutions, including the due process clause, and applicable articles of the Louisiana Code of Civil Procedure, and constituted the best notice practicable under the circumstances and constituted due and sufficient notice to all potential members of the Settlement Class.
Judge Mary Anne Mason, Palace v. DaimlerChrysler Corp., (May 29, 2008) No. 01-CH-13168 (Ill. Cir. Ct.):
The form, content, and method of dissemination of the notice given to the Illinois class and to the Illinois Settlement Class were adequate and reasonable, and constituted the best notice practicable under the circumstances. The notice, as given, provided valid, due, and sufficient notice of the proposed Settlement, the terms and conditions set forth in the Settlement Agreement, and these proceedings, to all Persons entitled to such notice, and said notice fully satisfied the requirements of due process and complied with 735 ILCS §§5/2-803 and 5/2-806.
Judge David De Alba, Ford Explorer Cases, (May 29, 2008) JCCP Nos. 4226 & 4270 (Cal. Super. Ct.):
[T]he Court is satisfied that the notice plan, design, implementation, costs, reach, were all reasonable, and has no reservations about the notice to those in this state and those in other states as well, including Texas, Connecticut, and Illinois; that the plan that was approved-submitted and approved, comports with the fundamentals of due process as described in the case law that was offered by counsel.
Judge Kirk D. Johnson, Webb v. Liberty Mutual Ins. Co., (March 3, 2008) No. CV-2007-418-3 (Ark. Cir. Ct.):
The Court finds that there was minimal opposition to the settlement. After undertaking an extensive notice campaign to Class members of approximately 10,707 persons, mailed notice reached 92.5% of potential Class members.
Judge Carol Crafton Anthony, Johnson v. Progressive Casualty Ins. Co., (December 6, 2007) No. CV-2003-513 (Ark. Cir. Ct.):
Notice of the Settlement Class was constitutionally adequate, both in terms of its substance and the manner in which it was disseminated…Notice was direct mailed to all Class members whose current whereabouts could be identified by reasonable effort. Notice reached a large majority of the Class members. The Court finds that such notice constitutes the best notice practicable…The forms of Notice and Notice Plan satisfy all of the requirements of Arkansas law and due process.
Judge Kirk D. Johnson, Sweeten v. American Empire Insurance Co., (August 20, 2007) No. CV-2007-154-3 (Ark. Cir. Ct.):
The Court does find that all notices required by the Court to be given to class members was done within the time allowed and the manner best calculated to give notice and apprise all the interested parties of the litigation. It was done through individual notice, first class mail, through internet website and the toll-free telephone call center…The Court does find that these methods were the best possible methods to advise the class members of the pendency of the action and opportunity to present their objections and finds that these notices do comply with all the provisions of Rule 23 and the Arkansas and United States Constitutions.
Judge Robert Wyatt, Gunderson v. F.A. Richard & Associates, Inc., (July 19, 2007) No. 2004-2417-D (14th Jud. D. Ct. La.):
This is the final Order and Judgment regarding the fairness, reasonableness and adequacy. And I am satisfied in all respects regarding the presentation that’s been made to the Court this morning in the Class memberships, the representation, the notice, and all other aspects and I’m signing that Order at this time.
Judge Lewis A. Kaplan, In re Parmalat Securities Litigation, (July 19, 2007) MDL No. 1653-LAK (S.D.N.Y.):
The Court finds that the distribution of the Notice, the publication of the Publication Notice, and the notice methodology…met all applicable requirements of the Federal Rules of Civil Procedure, the United States Constitution, (including the Due Process clause), the Private Securities Litigation Reform Act of 1995 (15
U.S.C. 78u-4, et seq.) (the “PSLRA”), the Rules of the Court, and any other applicable law.
Judge Joe Griffin, Beasley v. The Reliable Life Insurance Co., (March 29, 2007) No. CV-2005-58-1 (Ark. Cir. Ct.):
[T]he Court has, pursuant to the testimony regarding the notification requirements, that were specified and adopted by this Court, has been satisfied and that they meet the requirements of due process. They are fair, reasonable, and adequate. I think the method of notification certainly meets the requirements of due process…So the Court finds that the notification that was used for making the potential class members aware of this litigation and the method of filing their claims, if they chose to do so, all those are clear and concise and meet the plain language requirements and those are completely satisfied as far as this Court is concerned in this matter.
Judge Lewis A. Kaplan, In re Parmalat Securities Litigation, (March 1, 2007) MDL No. 1653-LAK (S.D.N.Y.):
The court approves, as to form and content, the Notice and the Publication Notice, attached hereto as Exhibits 1 and 2, respectively, and finds that the mailing and distribution of the Notice and the publication of the Publication Notice in the manner and the form set forth in Paragraph 6 of this Order…meet the requirements of Rule 23 of the Federal Rules of Civil Procedure, the Securities Exchange Act of 1934, as emended by Section 21D(a)(7) of the Private Securities Litigation Reform Act of 1995, 15 U.S.C. § 78u- 4(a)(7), and due process, and is the best notice practicable under the circumstances and shall constitute due and sufficient notice to all persons and entities entitled thereto.
Judge Anna J. Brown, Reynolds v. The Hartford Financial Services Group, Inc., (February 27, 2007) No. CV-01- 1529-BR (D. Or):
[T]he court finds that the Notice Program fairly, fully, accurately, and adequately advised members of the Settlement Class and each Settlement Subclass of all relevant and material information concerning the proposed settlement of this action, their rights under Rule 23 of the Federal Rules of Civil Procedure, and related matters, and afforded the Settlement Class with adequate time and an opportunity to file objections to the Settlement or request exclusion from the Settlement Class. The court finds that the Notice Program constituted the best notice practicable under the circumstances and fully satisfied the requirements of Rule 23 and due process.
Judge Kirk D. Johnson, Zarebski v. Hartford Insurance Company of the Midwest, (February 13, 2007) No. CV- 2006-409-3 (Ark. Cir. Ct.):
Based on the Court’s review of the evidence admitted and argument of counsel, the Court finds and concludes that the Class Notice, as disseminated to members of the Settlement Class in accordance with provisions of the Preliminary Approval Order, was the best notice practicable under the circumstances to all members of the Settlement Class. Accordingly, the Class Notice and Claim Form as disseminated are finally approved as fair, reasonable, and adequate notice under the circumstances. The Court finds and concludes that due and adequate notice of the pendency of this Action, the Stipulation, and the Final Settlement Hearing has been provided to members of the Settlement Class, and the Court further finds and concludes that the notice campaign described in the Preliminary Approval Order and completed by the parties complied fully with the requirements of Arkansas Rule of Civil Procedure 23 and the requirements of due process under the Arkansas and United States Constitutions.
Judge Richard J. Holwell, In re Vivendi Universal, S.A. Securities Litigation, 2007 WL 1490466, at *34 (S.D.N.Y.):
In response to defendants’ manageability concerns, plaintiffs have filed a comprehensive affidavit outlining the effectiveness of its proposed method of providing notice in foreign countries. According to this…the Court is satisfied that plaintiffs intend to provide individual notice to those class members whose names and addresses are ascertainable, and that plaintiffs’ proposed form of publication notice, while complex, will prove both manageable and the best means practicable of providing notice.
Judge Samuel Conti, Ciabattari v. Toyota Motor Sales, U.S.A., Inc., (November 17, 2006) No. C-05-04289-SC (N.D. Cal.):
After reviewing the evidence and arguments presented by the parties…the Court finds as follows…The class members were given the best notice practicable under the circumstances, and that such notice meets the requirements of the Due Process Clause of the U.S. Constitution, and all applicable statutes and rules of court.
Judge Ivan L.R. Lemelle, In re High Sulfur Content Gasoline Prods. Liability Litigation, (November 8, 2006) MDL No. 1632 (E.D. La.):
This Court approved a carefully-worded Notice Plan, which was developed with the assistance of a nationally-recognized notice expert, Hilsoft Notifications…The Notice Plan for this Class Settlement was consistent with the best practices developed for modern-style “plain English” class notices; the Court and Settling Parties invested substantial effort to ensure notice to persons displaced by the Hurricanes of 2005; and as this Court has already determined, the Notice Plan met the requirements of Rule 23 and constitutional due process.
Judge Catherine C. Blake, In re Royal Ahold Securities and “ERISA” Litigation, (November 2, 2006) MDL No. 1539 (D. Md.):
The global aspect of the case raised additional practical and legal complexities, as did the parallel criminal proceedings in another district. The settlement obtained is among the largest cash settlements ever in a securities class action case and represents an estimated 40% recovery of possible provable damages. The notice process appears to have been very successful not only in reaching but also in eliciting claims from a substantial percentage of those eligible for recovery.
Judge Elaine E. Bucklo, Carnegie v. Household International, (August 28, 2006) No. 98 C 2178 (N.D. Ill.):
[T]he Notice was disseminated pursuant to a plan consisting of first class mail and publication developed by Plaintiff’s notice consultant, Hilsoft Notification[s]…who the Court recognized as experts in the design of notice plans in class actions. The Notice by first-class mail and publication was provided in an adequate and sufficient manner; constitutes the best notice practicable under the circumstances; and satisfies all requirements of Rule 23(e) and due process.
Judge Joe E. Griffin, Beasley v. Hartford Insurance Company of the Midwest, (June 13, 2006) No. CV-2005-58- 1 (Ark. Cir. Ct.):
Based on the Court’s review of the evidence admitted and argument of counsel, the Court finds and concludes that the Individual Notice and the Publication Notice, as disseminated to members of the Settlement Class in accordance with provisions of the Preliminarily Approval Order, was the best notice practicable under the circumstances…and the requirements of due process under the Arkansas and United States Constitutions.
Judge Norma L. Shapiro, First State Orthopedics et al. v. Concentra, Inc., et al., (May 1, 2006) No. 2:05-CV-04951- NS (E.D. Pa.):
The Court finds that dissemination of the Mailed Notice, Published Notice and Full Notice in the manner set forth here and in the Settlement Agreement meets the requirements of due process and Pennsylvania law. The Court further finds that the notice is reasonable, and constitutes due, adequate, and sufficient notice to all persons entitled to receive notice, is the best practicable notice; and is reasonably calculated, under the circumstances, to apprise members of the Settlement Class of the pendency of the Lawsuit and of their right to object or to exclude themselves from the proposed settlement.
Judge Thomas M. Hart, Froeber v. Liberty Mutual Fire Ins. Co., (April 19, 2006) No. 00C15234 (Or. Cir. Ct.):
The court has found and now reaffirms that dissemination and publication of the Class Notice in accordance with the terms of the Third Amended Order constitutes the best notice practicable under the circumstances.
Judge Catherine C. Blake, In re Royal Ahold Securities and “ERISA” Litigation, (January 6, 2006) MDL No. 1539 (D. Md.):
I think it’s remarkable, as I indicated briefly before, given the breadth and scope of the proposed Class, the global nature of the Class, frankly, that again, at least on a preliminary basis, and I will be getting a final report on this, that the Notice Plan that has been proposed seems very well, very well suited, both in terms of its plain language and in terms of its international reach, to do what I hope will be a very thorough and broad-ranging job of reaching as many of the shareholders, whether individual or institutional, as possibly can be done to participate in what I also preliminarily believe to be a fair, adequate and reasonable settlement.
Judge Catherine C. Blake, In re Royal Ahold Securities & “ERISA” Litigation, 437 F.Supp.2d 467, 472 (D. Md. 2006):
The court hereby finds that the Notice and Notice Plan described herein and in the Order dated January 9, 2006 provided Class Members with the best notice practicable under the circumstances. The Notice provided due and adequate notice of these proceedings and the matters set forth herein, including the Settlement and Plan of Allocation, to all persons entitled to such notice, and the Notice fully satisfied the requirements of Rule 23 of the Federal Rules of Civil Procedure and the requirements of due process.
Judge Robert H. Wyatt, Jr., Gray v. New Hampshire Indemnity Co., Inc., (December 19, 2005) No. CV-2002-952- 2-3 (Ark. Cir. Ct.):
Notice of the Settlement Class was constitutionally adequate, both in terms of its substance and the manner in which it was disseminated. The Notice contained the essential elements necessary to satisfy due process, including the Settlement Class definition, the identities of the Parties and of their counsel, a summary of the terms of the proposed settlement, Class Counsel’s intent to apply for fees, information regarding the manner in which objections could be submitted, and requests for exclusions could be filed. The Notice properly informed Class members of the formula for the distribution of benefits under the settlement…Notice was direct mailed to all Class members whose current whereabouts could be identified by reasonable effort. Notice was also effected by publication in many newspapers and magazines throughout the nation, reaching a large majority of the Class members multiple times. The Court finds that such notice constitutes the best notice practicable.
Judge Michael J. O’Malley, Defrates v. Hollywood Entm’t Corp., (June 24, 2005) No. 02 L 707 (Ill. Cir. Ct.):
[T]his Court hereby finds that the notice program described in the Preliminary Approval Order and completed by HEC complied fully with the requirements of due process, the Federal Rules of Civil Procedure and all other applicable laws.
Judge Wilford D. Carter, Thibodeaux v. Conoco Phillips Co., (May 26, 2005) No. 2003-481 F (14th J.D. Ct. La.):
Notice given to Class Members…were reasonably calculated under all the circumstances and have been sufficient, both as to the form and content…Such notices complied with all requirements of the federal and state constitutions, including the due process clause, and applicable articles of the Louisiana Code of Civil Procedure, and constituted the best notice practicable under the circumstances and constituted due process and sufficient notice to all potential members of the Class as Defined.
Judge Michael Canaday, Morrow v. Conoco Inc., (May 25, 2005) No. 2002-3860 G (14th J.D. Ct. La.):
The objections, if any, made to due process, constitutionality, procedures, and compliance with law, including, but not limited to, the adequacy of notice and the fairness of the proposed Settlement Agreement, lack merit and are hereby overruled.
Judge John R. Padova, Nichols v. SmithKline Beecham Corp., (April 22, 2005) No. 00-6222 (E.D. Pa.):
Pursuant to the Order dated October 18, 2004, End-Payor Plaintiffs employed Hilsoft Notifications to design and oversee Notice to the End-Payor Class. Hilsoft Notifications has extensive experience in class action notice situations relating to prescription drugs and cases in which unknown class members need to receive notice…After reviewing the individual mailed Notice, the publication Notices, the PSAs and the informational release, the Court concludes that the substance of the Notice provided to members of the End-Payor Class in this case was adequate to satisfy the concerns of due process and the Federal Rules.

Judge Douglas Combs, Morris v. Liberty Mutual Fire Ins. Co., (February 22, 2005) No. CJ-03-714 (D. Okla.):
I am very impressed that the notice was able to reach - be delivered to 97 ½ percent members of the class. That, to me, is admirable. And I’m also - at the time that this was initially entered, I was concerned about the ability of notice to be understood by a common, nonlawyer person, when we talk about legalese in a court setting. In this particular notice, not only the summary notice but even the long form of the notice were easily understandable, for somebody who could read the English language, to tell them whether or not they had the opportunity to file a claim.
Judge Joseph R. Goodwin, In re Serzone Products Liability Litigation, 231 F.R.D. 221, 231 (S.D. W. Va. 2005):
The Notice Plan was drafted by Hilsoft Notifications, a Pennsylvania firm specializing in designing, developing, analyzing and implementing large-scale, unbiased legal notification plans. Hilsoft has disseminated class action notices in more than 150 cases, and it designed the model notices currently displayed on the Federal Judicial Center’s website as a template for others to follow…To enhance consumer exposure, Hilsoft studied the demographics and readership of publications among adults who used a prescription drug for depression in the last twelve months. Consequently, Hilsoft chose to utilize media particularly targeting women due to their greater incidence of depression and heavy usage of the medication.
Judge Richard G. Stearns, In re Lupron® Marketing and Sales Practice Litigation, (November 24, 2004) MDL No. 1430 (D. Mass.):
After review of the proposed Notice Plan designed by Hilsoft Notifications…is hereby found to be the best practicable notice under the circumstances and, when completed, shall constitute due and sufficient notice of the Settlement and the Fairness Hearing to all persons and entities affected by and/or entitled to participate in the Settlement, in full compliance with the notice requirements of Rule 23 the Federal Rules of Civil Procedure and due process.
Judge Richard G. Stearns, In re Lupron®Marketing and Sales Practice Litigation, (November 23, 2004) MDL No. 1430 (D. Mass.):
I actually find the [notice] plan as proposed to be comprehensive and extremely sophisticated and very likely be as comprehensive as any plan of its kind could be in reaching those most directly affected.
Judge James S. Moody, Jr., Mantzouris v. Scarritt Motor Group Inc., (August 10, 2004) No. 8:03 CV- 0015-T-30 MSS (M.D. Fla.):
Due and adequate notice of the proceedings having been given and a full opportunity having been offered to the members of the Class to participate in the Settlement Hearing, or object to the certification of the Class and the Agreement, it is hereby determined that all members of the Class, except for Ms. Gwendolyn Thompson, who was the sole person opting out of the Settlement Agreement, are bound by this Order and Final Judgment entered herein.
Judge Robert E. Payne, Fisher v. Virginia Electric & Power Co., (July 1, 2004) No. 3:02CV431 (E.D. Va.):
The record here shows that the class members have been fully and fairly notified of the existence of the class action, of the issues in it, of the approaches taken by each side in it in such a way as to inform meaningfully those whose rights are affected and to thereby enable them to exercise their rights intelligently…The success rate in notifying the class is, I believe, at least in my experience, I share Ms. Kauffman’s experience, it is as great as I have ever seen in practicing or serving in this job…So I don’t believe we could have had any more effective notice.
Judge John Kraetzer, Baiz v. Mountain View Cemetery, (April 14, 2004) No. 809869-2 (Cal. Super. Ct.):
The notice program was timely completed, complied with California Government Code section 6064, and provided the best practicable notice to all members of the Settlement Class under the circumstances. The Court finds that the notice program provided class members with adequate instructions and a variety of means to obtain information pertaining to their rights and obligations under the settlement so that a full opportunity has been afforded to class members and all other persons wishing to be heard…The Court has determined that the Notice given to potential members of the Settlement Class fully and accurately informed potential Members of the Settlement Class of all material elements of the proposed settlement and constituted valid, due, and sufficient notice to all potential members of the Settlement Class, and that it constituted the best practicable notice under the circumstances.
Hospitality Mgmt. Assoc., Inc. v. Shell Oil Co., 356 S.C. 644, 663, 591 S.E.2d 611, 621 (Sup. Ct. S.C. 2004):
Clearly, the Cox court designed and utilized various procedural safeguards to guarantee sufficient notice under the circumstances. Pursuant to a limited scope of review, we need go no further in deciding the Cox court's findings that notice met due process are entitled to deference.
Judge Joseph R. Goodwin, In re Serzone Prods. Liability Litigation, 2004 U.S. Dist. LEXIS 28297, at *10 (S.D. W. Va.):
The Court has considered the Notice Plan and proposed forms of Notice and Summary Notice submitted with the Memorandum for Preliminary Approval and finds that the forms and manner of notice proposed by Plaintiffs and approved herein meet the requirements of due process and Fed.R.Civ.P. 23(c) and (e), are the best notice practicable under the circumstances, constitute sufficient notice to all persons entitled to notice, and satisfy the Constitutional requirements of notice.
Judge James D. Arnold, Cotten v. Ferman Mgmt. Servs. Corp., (November 26, 2003) No. 02-08115 (Fla. Cir. Ct.):
Due and adequate notice of the proceedings having been given and a full opportunity having been offered to the member of the Class to participate in the Settlement Hearing, or object to the certification of the Class and the Agreement…
Judge Judith K. Fitzgerald, In re Pittsburgh Corning Corp., (November 26, 2003) No. 00-22876-JKF (Bankr. W.D. Pa.):
The procedures and form of notice for notifying the holders of Asbestos PI Trust Claims, as described in the Motion, adequately protect the interests of the holders of Asbestos PI Trust Claims in a manner consistent with the principles of due process, and satisfy the applicable requirements of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure.
Judge Carter Holly, Richison v. American Cemwood Corp., (November 18, 2003) No. 005532 (Cal. Super. Ct.):

As to the forms of Notice, the Court finds and concludes that they fully apprised the Class members of the pendency of the litigation, the terms of the Phase 2 Settlement, and Class members’ rights and options…Not a single Class member-out of an estimated 30,000-objected to the terms of the Phase 2 Settlement Agreement, notwithstanding a comprehensive national Notice campaign, via direct mail and publication Notice…The notice was reasonable and the best notice practicable under the circumstances, was due, adequate, and sufficient notice to all Class members, and complied fully with the laws of the State of California, the Code of Civil Procedure, due process, and California Rules of Court 1859 and 1860.
Judge Thomas A. Higgins, In re Columbia/HCA Healthcare Corp., (June 13, 2003) MDL No. 1227 (M.D. Tenn.):
Notice of the settlement has been given in an adequate and sufficient manner. The notice provided by mailing the settlement notice to certain class members and publishing notice in the manner described in the settlement was the best practicable notice, complying in all respects with the requirements of due process.
Judge Harold Baer, Jr., Thompson v. Metropolitan Life Ins. Co., 216 F.R.D. 55, 68 (S.D.N.Y. 2003):
In view of the extensive notice campaign waged by the defendant, the extremely small number of class members objecting or requesting exclusion from the settlement is a clear sign of strong support for the settlement…The notice provides, in language easily understandable to a lay person, the essential terms of the settlement, including the claims asserted…who would be covered by the settlement…[T]he notice campaign that defendant agreed to undertake was extensive…I am satisfied, having reviewed the contents of the notice package, and the extensive steps taken to disseminate notice of the settlement, that the class notice complies with the requirements of Rule 23 (c)(2) and 23(e). In summary, I have reviewed all of the objections, and none persuade me to conclude that the proposed settlement is unfair, inadequate or unreasonable.
Judge Edgar E. Bayley, Dimitrios v. CVS, Inc., (November 27, 2002) No. 99-6209; Walker v. Rite Aid Corp., No. 99-6210; and Myers v. Rite Aid Corp., No. 01-2771 (Pa. Ct. C.P.):
The Court specifically finds that: fair and adequate notice has been given to the class, which comports with due process of law.
Judge Dewey C. Whitenton, Ervin v. Movie Gallery, Inc., (November 22, 2002) No. 13007 (Tenn. Ch.):
The content of the class notice also satisfied all due process standards and state law requirements…The content of the notice was more than adequate to enable class members to make an informed and intelligent choice about remaining in the class or opting out of the class.
Judge James R. Williamson, Kline v. The Progressive Corp., (November 14, 2002) No. 01-L-6 (Ill. Cir. Ct.):
Notice to the Settlement Class was constitutionally adequate, both in terms of its substance and the manner in which it was disseminated. The notice contained the essential elements necessary to satisfy due process…
Judge Marina Corodemus, Talalai v. Cooper Tire & Rubber Co., (September 13, 2002) No. L-008830.00 (N.J. Super. Ct.):
Here, the comprehensive bilingual, English and Spanish, court-approved Notice Plan provided by the terms of the settlement meets due process requirements. The Notice Plan used a variety of methods to reach potential class members. For example, short form notices for print media were placed…throughout the United States and in major national consumer publications which include the most widely read publications among Cooper Tire owner demographic groups.
Judge Harold Baer, Jr., Thompson v. Metropolitan Life Ins. Co., (September 3, 2002) No. 00 Civ. 5071-HB (S.D.N.Y.):
The Court further finds that the Class Notice and Publication Notice provided in the Settlement Agreement are written in plain English and are readily understandable by Class Members. In sum, the Court finds that the proposed notice texts and methodology are reasonable, that they constitute due, adequate and sufficient notice to all persons entitled to be provided with notice, and that they meet the requirements of the Federal Rules of Civil Procedure (including Fed. R. Civ. P. 23(c)(2) and (e)), the United States Constitution (including the Due Process Clause), the Rules of the Court, and any other applicable law.
Judge Milton Gunn Shuffield, Scott v. Blockbuster Inc., (January 22, 2002) No. D 162-535 (Tex. Jud. Dist. Ct.) ultimately withstood challenge to Court of Appeals of Texas. Peters v. Blockbuster 65 S.W.3d 295, 307 (Tex. App.- Beaumont, 2001):
In order to maximize the efficiency of the notice, a professional concern, Hilsoft Notifications, was retained. This Court concludes that the notice campaign was the best practicable, reasonably calculated, under all the circumstances, to apprise interested parties of the settlement and afford them an opportunity to present their objections…The notice campaign was highly successful and effective, and it more than satisfied the due process and state law requirements for class notice.
Judge Marina Corodemus, Talalai v. Cooper Tire & Rubber Co., (October 30, 2001) No. MID-L-8839-00-MT (N.J. Super. Ct.):
The parties have crafted a notice program which satisfies due process requirements without reliance on an unreasonably burdensome direct notification process…The form of the notice is reasonably calculated to apprise class members of their rights. The notice program is specifically designed to reach a substantial percentage of the putative settlement class members.
Judge Marina Corodemus, Talalai v. Cooper Tire & Rubber Co., (October 29, 2001) No. L-8830-00-MT (N.J. Super. Ct.):
I saw the various bar graphs for the different publications and the different media dissemination, and I think that was actually the clearest bar graph I’ve ever seen in my life…it was very clear of the time periods that you were doing as to each publication and which media you were doing over what market time, so I think that was very clear.
Judge Stuart R. Pollak, Microsoft I-V Cases, (April 1, 2001) J.C.C.P. No. CJC-00-004106 (Cal. Super. Ct.):
[C]oncerning dissemination of class notice; and I have reviewed the materials that have been submitted on that subject and basically I’m satisfied. I think it’s amazing if you’re really getting 80 percent coverage. That’s very reassuring. And the papers that you submitted responded to a couple things that had been mentioned before and I am satisfied with all that.
Judge Stuart R. Pollak, Microsoft I-V Cases, (March 30, 2001) J.C.C.P. No. 4106 (Cal. Super. Ct.):
Plaintiffs and Defendant Microsoft Corporation have submitted a joint statement in support of their request that the Court approve the plan for dissemination of class action notice and proposed forms of notice, and amend the class definition. The Court finds that the forms of notice to Class members attached hereto as Exhibits A and B fairly and adequately inform the Class members of their rights concerning this litigation. The Court further finds that the methods for dissemination of notice are the fairest and best practicable under the circumstances, and comport with due process requirements.
LEGAL NOTICE CASES
Hilsoft Notifications has served as a notice expert for planning, implementation and/or analysis in the following partial listing of cases:

Andrews v. MCI (900 Number Litigation)	S.D. Ga., CV 191-175
Harper v. MCI (900 Number Litigation)	S.D. Ga., CV 192-134
In re Bausch & Lomb Contact Lens Litigation	N.D. Ala., 94-C-1144-WW
In re Ford Motor Co. Vehicle Paint Litigation	E.D. La., MDL No. 1063
Castano v. Am. Tobacco	E.D. La., CV 94-1044
Cox v. Shell Oil (Polybutylene Pipe Litigation)	Tenn. Ch., 18,844
In re Amino Acid Lysine Antitrust Litigation	N.D. Ill., MDL No. 1083
In re Dow Corning Corp. (Breast Implant Bankruptcy)	E.D. Mich., 95-20512-11-AJS
Kunhel v. CNA Ins. Companies	N.J. Super. Ct., ATL-C-0184-94
In re Factor Concentrate Blood Prods. Litigation (Hemophiliac HIV)	N.D. Ill., MDL No. 986
In re Ford Ignition Switch Prods. Liability Litigation	D. N.J., 96-CV-3125
Jordan v. A.A. Friedman (Non-Filing Ins. Litigation)	M.D. Ga., 95-52-COL
Kalhammer v. First USA (Credit Card Litigation)	Cal. Cir. Ct., C96-45632010-CAL
Navarro-Rice v. First USA (Credit Card Litigation)	Or. Cir. Ct., 9709-06901
Spitzfaden v. Dow Corning (Breast Implant Litigation)	La. D. Ct., 92-2589
Robinson v. Marine Midland (Finance Charge Litigation)	N.D. Ill., 95 C 5635
McCurdy v. Norwest Fin. Alabama	Ala. Cir. Ct., CV-95-2601
Johnson v. Norwest Fin. Alabama	Ala. Cir. Ct., CV-93-PT-962-S
In re Residential Doors Antitrust Litigation	E.D. Pa., MDL No. 1039
Barnes v. Am. Tobacco Co. Inc.	E.D. Pa., 96-5903
Small v. Lorillard Tobacco Co. Inc.	N.Y. Super. Ct., 110949/96
Naef v. Masonite Corp (Hardboard Siding Litigation)	Ala. Cir. Ct., CV-94-4033
In re Synthroid Mktg. Litigation	N.D. Ill., MDL No. 1182
Raysick v. Quaker State Slick 50 Inc.	D. Tex., 96-12610
Castillo v. Mike Tyson (Tyson v. Holyfield Bout)	N.Y. Super. Ct., 114044/97
Avery v. State Farm Auto. Ins. (Non-OEM Auto Parts)	Ill. Cir. Ct., 97-L-114
Walls v. The Am. Tobacco Co. Inc.	N.D. Okla., 97-CV-218-H
Tempest v. Rainforest Café (Securities Litigation)	D. Minn., 98-CV-608
Stewart v. Avon Prods. (Securities Litigation)	E.D. Pa., 98-CV-4135
Goldenberg v. Marriott PLC Corp (Securities Litigation)	D. Md., PJM 95-3461
Delay v. Hurd Millwork (Building Products Litigation)	Wash. Super. Ct., 97-2-07371-0
Gutterman v. Am. Airlines (Frequent Flyer Litigation)	Ill. Cir. Ct., 95CH982
Hoeffner v. The Estate of Alan Kenneth Vieira (Un-scattered Cremated Remains Litigation)	Cal. Super. Ct., 97-AS 02993

In re Graphite Electrodes Antitrust Litigation	E.D. Pa., MDL No. 1244
In re Silicone Gel Breast Implant Prods. Liability Litigation, Altrichter v. INAMED	N.D. Ala., MDL No. 926
St. John v. Am. Home Prods. Corp. (Fen/Phen Litigation)	Wash. Super. Ct., 97-2-06368
Crane v. Hackett Assocs. (Securities Litigation)	E.D. Pa., 98-5504
In re Holocaust Victims Assets Litigation (Swiss Banks)	E.D.N.Y., CV-96-4849
McCall v. John Hancock (Settlement Death Benefits)	N.M. Cir. Ct., CV-2000-2818
Williams v. Weyerhaeuser Co. (Hardboard Siding Litigation)	Cal. Super. Ct., CV-995787
Kapustin v. YBM Magnex Int’l Inc. (Securities Litigation)	E.D. Pa., 98-CV-6599
Leff v. YBM Magnex Int’l Inc. (Securities Litigation)	E.D. Pa., 95-CV-89
In re PRK/LASIK Consumer Litigation	Cal. Super. Ct., CV-772894
Hill v. Galaxy Cablevision	N.D. Miss., 1:98CV51-D-D
Scott v. Am. Tobacco Co. Inc.	La. D. Ct., 96-8461
Jacobs v. Winthrop Financial Associates (Securities Litigation)	D. Mass., 99-CV-11363
Int’l Comm’n on Holocaust Era Ins. Claims - Worldwide Outreach Program	Former Secretary of State Lawrence Eagleburger Commission
Bownes v. First USA Bank (Credit Card Litigation)	Ala. Cir. Ct., CV-99-2479-PR
Whetman v. IKON (ERISA Litigation)	E.D. Pa., 00-87
Mangone v. First USA Bank (Credit Card Litigation)	Ill. Cir. Ct., 99AR672a
In re Babcock and Wilcox Co. (Asbestos Related Bankruptcy)	E.D. La., 00-10992
Barbanti v. W.R. Grace and Co. (Zonolite / Asbestos Litigation)	Wash. Super. Ct., 00201756-6
Brown v. Am. Tobacco	Cal. Super. Ct., J.C.C.P. 4042, 711400
Wilson v. Servier Canada Inc. (Canadian Fen/Phen Litigation)	Ont. Super. Ct., 98-CV-158832
In re Texaco Inc. (Bankruptcy)	S.D.N.Y. 87 B 20142, 87 B 20143, 87 B 20144
Olinde v. Texaco (Bankruptcy, Oil Lease Litigation)	M.D. La., 96-390
Gustafson v. Bridgestone/Firestone, Inc. (Recall Related Litigation)	S.D. Ill., 00-612-DRH
In re Bridgestone/Firestone Tires Prods. Liability Litigation	S.D. Ind., MDL No. 1373
Gaynoe v. First Union Corp. (Credit Card Litigation)	N.C. Super. Ct., 97-CVS-16536
Carson v. Daimler Chrysler Corp. (Fuel O-Rings Litigation)	W.D. Tenn., 99-2896 TU A
Providian Credit Card Cases	Cal. Super. Ct., J.C.C.P. 4085
Fields v. Great Spring Waters of Am., Inc. (Bottled Water Litigation)	Cal. Super. Ct., 302774
Sanders v. Great Spring Waters of Am., Inc. (Bottled Water Litigation)	Cal. Super. Ct., 303549
Sims v. Allstate Ins. Co. (Diminished Auto Value Litigation)	Ill. Cir. Ct., 99-L-393A
Peterson v. State Farm Mutual Auto. Ins. Co. (Diminished Auto Value Litigation)	Ill. Cir. Ct., 99-L-394A

Microsoft I-V Cases (Antitrust Litigation Mirroring Justice Dept.)	Cal. Super. Ct., J.C.C.P. 4106
Westman v. Rogers Family Funeral Home, Inc. (Remains Handling Litigation)	Cal. Super. Ct., C-98-03165
Rogers v. Clark Equipment Co.	Ill. Cir. Ct., 97-L-20
Garrett v. Hurley State Bank (Credit Card Litigation)	Miss. Cir. Ct., 99-0337
Ragoonanan v. Imperial Tobacco Ltd. (Firesafe Cigarette Litigation)	Ont. Super. Ct., 00-CV-183165 CP
Dietschi v. Am. Home Prods. Corp. (PPA Litigation)	W.D. Wash., C01-0306L
Dimitrios v. CVS, Inc. (PA Act 6 Litigation)	Pa. C.P., 99-6209
Jones v. Hewlett-Packard Co. (Inkjet Cartridge Litigation)	Cal. Super. Ct., 302887
In re Tobacco Cases II (California Tobacco Litigation)	Cal. Super. Ct., J.C.C.P. 4042
Scott v. Blockbuster, Inc. (Extended Viewing Fees Litigation)	136th Tex. Jud. Dist., D 162-535
Anesthesia Care Assocs. v. Blue Cross of Cal.	Cal. Super. Ct., 986677
Ting v. AT&T (Mandatory Arbitration Litigation)	N.D. Cal., C-01-2969-BZ
In re W.R. Grace & Co. (Asbestos Related Bankruptcy)	Bankr. D. Del., 01-01139-JJF
Talalai v. Cooper Tire & Rubber Co. (Tire Layer Adhesion Litigation)	N.J. Super. Ct.,, MID-L-8839-00 MT
Kent v. Daimler Chrysler Corp. (Jeep Grand Cherokee Park- to-Reverse Litigation)	N.D. Cal., C01-3293-JCS
Int’l Org. of Migration - German Forced Labour Compensation Programme	Geneva, Switzerland
Madsen v. Prudential Federal Savings & Loan (Homeowner’s Loan Account Litigation)	3rd Jud. Dist. Ct. Utah, C79-8404
Bryant v. Wyndham Int’l., Inc. (Energy Surcharge Litigation)	Cal. Super. Ct., GIC 765441, GIC 777547
In re USG Corp. (Asbestos Related Bankruptcy)	Bankr. D. Del., 01-02094-RJN
Thompson v. Metropolitan Life Ins. Co. (Race Related Sales Practices Litigation)	S.D.N.Y., 00-CIV-5071 HB
Ervin v. Movie Gallery Inc. (Extended Viewing Fees)	Tenn. Ch., CV-13007
Peters v. First Union Direct Bank (Credit Card Litigation)	M.D. Fla., 8:01-CV-958-T-26 TBM
National Socialist Era Compensation Fund	Republic of Austria
In re Baycol Litigation	D. Minn., MDL No. 1431
Claims Conference-Jewish Slave Labour Outreach Program	German Government Initiative
Wells v. Chevy Chase Bank (Credit Card Litigation)	Md. Cir. Ct., C-99-000202
Walker v. Rite Aid of PA, Inc. (PA Act 6 Litigation)	C.P. Pa., 99-6210
Myers v. Rite Aid of PA, Inc. (PA Act 6 Litigation)	C.P. Pa., 01-2771
In re PA Diet Drugs Litigation	C.P. Pa., 9709-3162
Harp v. Qwest Communications (Mandatory Arbitration Lit.)	Or. Circ. Ct., 0110-10986
Tuck v. Whirlpool Corp. & Sears, Roebuck & Co. (Microwave Recall Litigation)	Ind. Cir. Ct., 49C01-0111-CP-002701
Allison v. AT&T Corp. (Mandatory Arbitration Litigation)	1st Jud. D.C. N.M., D-0101-CV-20020041
Kline v. The Progressive Corp.	Ill. Cir. Ct., 01-L-6

Baker v. Jewel Food Stores, Inc. & Dominick’s Finer Foods, Inc. (Milk Price Fixing)	Ill. Cir. Ct., 00-L-9664
In re Columbia/HCA Healthcare Corp. (Billing Practices Litigation)	M.D. Tenn., MDL No. 1227
Foultz v. Erie Ins. Exchange (Auto Parts Litigation)	C.P. Pa., 000203053
Soders v. General Motors Corp. (Marketing Initiative Litigation)	C.P. Pa., CI-00-04255
Nature Guard Cement Roofing Shingles Cases	Cal. Super. Ct., J.C.C.P. 4215
Curtis v. Hollywood Entm’t Corp. (Additional Rental Charges)	Wash. Super. Ct., 01-2-36007-8 SEA
Defrates v. Hollywood Entm’t Corp.	Ill. Cir. Ct., 02L707
Pease v. Jasper Wyman & Son, Merrill Blueberry Farms Inc., Allen’s Blueberry Freezer Inc. & Cherryfield Foods Inc.	Me. Super. Ct., CV-00-015
West v. G&H Seed Co. (Crawfish Farmers Litigation)	27th Jud. D. Ct. La., 99-C-4984-A
Linn v. Roto-Rooter Inc. (Miscellaneous Supplies Charge)	C.P. Ohio, CV-467403
McManus v. Fleetwood Enter., Inc. (RV Brake Litigation)	D. Ct. Tex., SA-99-CA-464-FB
Baiz v. Mountain View Cemetery (Burial Practices)	Cal. Super. Ct., 809869-2
Stetser v. TAP Pharm. Prods, Inc. & Abbott Laboratories (Lupron Price Litigation)	N.C. Super. Ct., 01-CVS-5268
Richison v. Am. Cemwood Corp. (Roofing Durability Settlement)	Cal. Super. Ct., 005532
Cotten v. Ferman Mgmt. Servs. Corp.	13th Jud. Cir. Fla., 02-08115
In re Pittsburgh Corning Corp. (Asbestos Related Bankruptcy)	Bankr. W.D. Pa., 00-22876-JKF
Mostajo v. Coast Nat’l Ins. Co.	Cal. Super. Ct., 00 CC 15165
Friedman v. Microsoft Corp. (Antitrust Litigation)	Ariz. Super. Ct., CV 2000-000722
Multinational Outreach - East Germany Property Claims	Claims Conference
Davis v. Am. Home Prods. Corp. (Norplant Contraceptive Litigation)	D. La., 94-11684
Walker v. Tap Pharmaceutical Prods., Inc. (Lupron Price Litigation)	N.J. Super. Ct., CV CPM-L-682-01
Munsey v. Cox Communications (Late Fee Litigation)	Civ. D. La., Sec. 9, 97 19571
Gordon v. Microsoft Corp. (Antitrust Litigation)	4th Jud. D. Ct. Minn., 00-5994
Clark v. Tap Pharmaceutical Prods., Inc.	5th Dist. App. Ct. Ill., 5-02-0316
Fisher v. Virginia Electric & Power Co.	E.D. Va., 3:02-CV-431
Mantzouris v. Scarritt Motor Group, Inc.	M.D. Fla., 8:03-CV-0015-T-30-MSS
Johnson v. Ethicon, Inc. (Product Liability Litigation)	W. Va. Cir. Ct., 01-C-1530, 1531, 1533, 01-C-2491 to 2500
Schlink v. Edina Realty Title	4th Jud. D. Ct. Minn., 02-018380
Tawney v. Columbia Natural Res. (Oil & Gas Lease Litigation)	W. Va. Cir. Ct., 03-C-10E
White v. Washington Mutual, Inc. (Pre-Payment Penalty Litigation)	4th Jud. D. Ct. Minn., CT 03-1282
Acacia Media Techs. Corp. v. Cybernet Ventures Inc., (Patent Infringement Litigation)	C.D. Cal., SACV03-1803 GLT (Anx)
Bardessono v. Ford Motor Co. (15 Passenger Vans)	Wash. Super. Ct., 32494

Gardner v. Stimson Lumber Co. (Forestex Siding Litigation)	Wash. Super. Ct., 00-2-17633-3SEA
Poor v. Sprint Corp. (Fiber Optic Cable Litigation)	Ill. Cir. Ct., 99-L-421
Thibodeau v. Comcast Corp.	E.D. Pa., 04-CV-1777
Cazenave v. Sheriff Charles C. Foti (Strip Search Litigation)	E.D. La., 00-CV-1246
National Assoc. of Police Orgs., Inc. v. Second Chance Body Armor, Inc. (Bullet Proof Vest Litigation)	Mich. Cir. Ct., 04-8018-NP
Nichols v. SmithKline Beecham Corp. (Paxil)	E.D. Pa., 00-6222
Yacout v. Federal Pacific Electric Co. (Circuit Breaker)	N.J. Super. Ct., MID-L-2904-97
Lewis v. Bayer AG (Baycol)	1st Jud. Dist. Ct. Pa., 002353
In re Educ. Testing Serv. PLT 7-12 Test Scoring Litigation	E.D. La., MDL No. 1643
Stefanyshyn v. Consol. Indus. Corp. (Heat Exchanger)	Ind. Super. Ct., 79 D 01-9712-CT-59
Barnett v. Wal-Mart Stores, Inc.	Wash. Super. Ct., 01-2-24553-8 SEA
In re Serzone Prods. Liability Litigation	S.D. W. Va., MDL No. 1477
Ford Explorer Cases	Cal. Super. Ct., J.C.C.P. 4226 & 4270
In re Solutia Inc. (Bankruptcy)	S.D.N.Y., 03-17949-PCB
In re Lupron Marketing & Sales Practices Litigation	D. Mass., MDL No. 1430
Morris v. Liberty Mutual Fire Ins. Co.	D. Okla., CJ-03-714
Bowling, et al. v. Pfizer Inc. (Bjork-Shiley Convexo-Concave Heart Valve)	S.D. Ohio, C-1-91-256
Thibodeaux v. Conoco Philips Co.	D. La., 2003-481
Morrow v. Conoco Inc.	D. La., 2002-3860
Tobacco Farmer Transition Program	U.S. Dept. of Agric.
Perry v. Mastercard Int’l Inc.	Ariz. Super. Ct., CV2003-007154
Brown v. Credit Suisse First Boston Corp.	C.D. La., 02-13738
In re Unum Provident Corp.	D. Tenn., 1:03-CV-1000
In re Ephedra Prods. Liability Litigation	D.N.Y., MDL No. 1598
Chesnut v. Progressive Casualty Ins. Co.	Ohio C.P., 460971
Froeber v. Liberty Mutual Fire Ins. Co.	Or. Cir. Ct., 00C15234
Luikart v. Wyeth Am. Home Prods. (Hormone Replacement)	W. Va. Cir. Ct., 04-C-127
Salkin v. MasterCard Int’l Inc. (Pennsylvania)	Pa. C.P., 2648
Rolnik v. AT&T Wireless Servs., Inc.	N.J. Super. Ct., L-180-04
Singleton v. Hornell Brewing Co. Inc. (Arizona Ice Tea)	Cal. Super. Ct., BC 288 754
Becherer v. Qwest Commc’ns Int’l, Inc.	Ill. Cir. Ct., 02-L140
Clearview Imaging v. Progressive Consumers Ins. Co.	Fla. Cir. Ct., 03-4174
Mehl v. Canadian Pacific Railway, Ltd	D.N.D., A4-02-009
Murray v. IndyMac Bank. F.S.B	N.D. Ill., 04 C 7669
Gray v. New Hampshire Indemnity Co., Inc.	Ark. Cir. Ct., CV-2002-952-2-3
George v. Ford Motor Co.	M.D. Tenn., 3:04-0783
Allen v. Monsanto Co.	W. Va. Cir. Ct., 041465
Carter v. Monsanto Co.	W. Va. Cir. Ct., 00-C-300
Carnegie v. Household Int’l, Inc.	N. D. Ill., 98-C-2178
Daniel v. AON Corp.	Ill. Cir. Ct., 99 CH 11893

In re Royal Ahold Securities and “ERISA” Litigation	D. Md., MDL No. 1539
In re Pharmaceutical Industry Average Wholesale Price Litigation	D. Mass., MDL No. 1456
Meckstroth v. Toyota Motor Sales, U.S.A., Inc.	24th Jud. D. Ct. La., 583-318
Walton v. Ford Motor Co.	Cal. Super. Ct., SCVSS 126737
Hill v. State Farm Mutual Auto Ins. Co.	Cal. Super. Ct., BC 194491
First State Orthopaedics et al. v. Concentra, Inc., et al.	E.D. Pa. 2:05-CV-04951-AB
Sauro v. Murphy Oil USA, Inc.	E.D. La., 05-4427
In re High Sulfur Content Gasoline Prods. Liability Litigation	E.D. La., MDL No. 1632
Homeless Shelter Compensation Program	City of New York
Rosenberg v. Academy Collection Service, Inc.	E.D. Pa., 04-CV-5585
Chapman v. Butler & Hosch, P.A.	2nd Jud. Cir. Fla., 2000-2879
In re Vivendi Universal, S.A. Securities Litigation	S.D.N.Y., 02-CIV-5571 RJH
Desportes v. American General Assurance Co.	Ga. Super. Ct., SU-04-CV-3637
In re: Propulsid Products Liability Litigation	E.D. La., MDL No. 1355
Baxter v. The Attorney General of Canada (In re Residential Schools Class Action Litigation)	Ont. Super. Ct., 00-CV-192059 CPA
McNall v. Mastercard Int’l, Inc. (Currency Conversion Fees)	13th Tenn. Jud. Dist. Ct., CT-002506-03
Lee v. Allstate	Ill. Cir. Ct., 03 LK 127
Turner v. Murphy Oil USA, Inc.	E.D. La., 2:05-CV-04206-EEF-JCW
Carter v. North Central Life Ins. Co.	Ga. Super. Ct., SU-2006-CV-3764-6
Harper v. Equifax	E.D. Pa., 2:04-CV-03584-TON
Beasley v. Hartford Insurance Co. of the Midwest	Ark. Cir. Ct., CV-2005-58-1
Springer v. Biomedical Tissue Services, LTD (Human Tissue Litigation)	Ind. Cir. Ct., 1:06-CV-00332-SEB-VSS
Spence v. Microsoft Corp. (Antitrust Litigation)	Wis. Cir. Ct., 00-CV-003042
Pennington v. The Coca Cola Co. (Diet Coke)	Mo. Cir. Ct., 04-CV-208580
Sunderman v. Regeneration Technologies, Inc. (Human Tissue Litigation)	S.D. Ohio, 1:06-CV-075-MHW
Splater v. Thermal Ease Hydronic Systems, Inc.	Wash. Super. Ct., 03-2-33553-3-SEA
Peyroux v. The United States of America (New Orleans Levee Breech)	E.D. La., 06-2317
Chambers v. DaimlerChrysler Corp. (Neon Head Gaskets)	N.C. Super. Ct., 01:CVS-1555
Ciabattari v. Toyota Motor Sales, U.S.A., Inc. (Sienna Run Flat Tires)	N.D. Cal., C-05-04289-BZ
In re Bridgestone Securities Litigation	M.D. Tenn., 3:01-CV-0017
In re Mutual Funds Investment Litigation (Market Timing)	D. Md., MDL No. 1586
Accounting Outsourcing v. Verizon Wireless	M.D. La., 03-CV-161
Hensley v. Computer Sciences Corp.	Ark. Cir. Ct., CV-2005-59-3
Peek v. Microsoft Corporation	Ark. Cir. Ct., CV-2006-2612
Reynolds v. The Hartford Financial Services Group, Inc.	D. Or., CV-01-1529 BR
Schwab v. Philip Morris USA, Inc.	E.D.N.Y., CV-04-1945
Zarebski v. Hartford Insurance Co. of the Midwest	Ark. Cir. Ct., CV-2006-409-3

In re Parmalat Securities Litigation	S.D.N.Y., MDL No. 1653 (LAK)
Beasley v. The Reliable Life Insurance Co.	Ark. Cir. Ct., CV-2005-58-1
Sweeten v. American Empire Insurance Company	Ark. Cir. Ct., 2007-154-3
Govt. Employees Hospital Assoc. v. Serono Int., S.A.	D. Mass., 06-CA-10613-PBS
Gunderson v. Focus Healthcare Management, Inc.	14th Jud. D. Ct. La., 2004-2417-D
Gunderson v. F.A. Richard & Associates, Inc., et al.	14th Jud. D. Ct. La., 2004-2417-D
Perez v. Manor Care of Carrollwood	13th Jud. Cir. Fla., 06-00574-E
Pope v. Manor Care of Carrollwood	13th Jud. Cir. Fla., 06-01451-B
West v. Carfax, Inc.	Ohio C.P., 04-CV-1898 (ADL)
Hunsucker v. American Standard Ins. Co. of Wisconsin	Ark. Cir. Ct., CV-2007-155-3
In re Conagra Peanut Butter Products Liability Litigation	N.D. Ga., MDL No. 1845 (TWT)
The People of the State of CA v. Universal Life Resources (Cal DOI v. CIGNA)	Cal. Super. Ct., GIC838913
Burgess v. Farmers Insurance Co., Inc.	D. Okla., CJ-2001-292
Grays Harbor v. Carrier Corporation	W.D. Wash., 05-05437-RBL
Perrine v. E.I. Du Pont De Nemours & Co.	W. Va. Cir. Ct., 04-C-296-2
In re Alstom SA Securities Litigation	S.D.N.Y., 03-CV-6595 VM
Brookshire Bros. v. Chiquita (Antitrust)	S.D. Fla., 05-CIV-21962
Hoorman v. SmithKline Beecham	Ill. Cir. Ct., 04-L-715
Santos v. Government of Guam (Earned Income Tax Credit)	D. Guam, 04-00049
Johnson v. Progressive	Ark. Cir. Ct., CV-2003-513
Bond v. American Family Insurance Co.	D. Ariz., CV06-01249-PXH-DGC
In re SCOR Holding (Switzerland) AG Litigation (Securities)	S.D.N.Y., 04-cv-7897
Shoukry v. Fisher-Price, Inc. (Toy Safety)	S.D.N.Y., 07-cv-7182
In re: Guidant Corp. Plantable Defibrillators Prod’s Liab. Litigation	D. Minn., MDL No. 1708
Clark v. Pfizer, Inc (Neurontin)	C.P. Pa., 9709-3162
Angel v. U.S. Tire Recovery (Tire Fire)	W. Va. Cir. Ct., 06-C-855
In re TJX Companies Retail Security Breach Litigation	D. Mass., MDL No. 1838
Webb v. Liberty Mutual Insurance Co.	Ark. Cir. Ct., CV-2007-418-3
Shaffer v. Continental Casualty Co. (Long Term Care Ins.)	C.D. Cal., SACV06-2235-PSG
Palace v. DaimlerChrysler (Defective Neon Head Gaskets)	Ill. Cir. Ct., 01-CH-13168
Lockwood v. Certegy Check Services, Inc. (Stolen Financial Data)	M.D. Fla., 8:07-cv-1434-T-23TGW
Sherrill v. Progressive Northwestern Ins. Co.	18th D. Ct. Mont., DV-03-220
Gunderson v. F.A. Richard & Assocs., Inc. (AIG)	14th Jud. D. Ct. La., 2004-2417-D
Jones v. Dominion Resources Services, Inc.	S.D. W. Va., 2:06-cv-00671
Gunderson v. F.A. Richard & Assocs., Inc. (Wal-Mart)	14th Jud. D. Ct. La., 2004-2417-D
In re Trans Union Corp. Privacy Litigation	N.D. Ill., MDL No. 1350
Gudo v. The Administrator of the Tulane Ed. Fund	La. D. Ct., 2007-C-1959
Guidry v. American Public Life Insurance Co.	14th Jud. D. Ct. La., 2008-3465
McGee v. Continental Tire North America	D.N.J., 2:06-CV-06234 (GEB)
Sims v. Rosedale Cemetery Co.	W. Va. Cir. Ct., 03-C-506

Gunderson v. F.A. Richard & Assocs., Inc. (Amerisafe)	14th Jud. D. Ct. La., 2004-002417
In re Katrina Canal Breaches Consolidated Litigation	E.D. La., 05-4182
In re Department of Veterans Affairs (VA) Data Theft Litigation	D.D.C., MDL No. 1796
Dolen v. ABN AMRO Bank N.V. (Callable CD’s)	Ill. Cir. Ct., 01-L-454 and 01-L-493
Pavlov v. CNA (Long Term Care Insurance)	N.D. Ohio, 5:07cv2580
Steele v. Pergo( Flooring Products)	D. Or., 07-CV-01493-BR
Opelousas Trust Authority v. Summit Consulting	27th Jud. D. Ct. La., 07-C-3737-B
Little v. Kia Motors America, Inc. (Braking Systems)	N.J. Super. Ct., UNN-L-0800-01
Boone v. City of Philadelphia (Prisoner Strip Search)	E.D. Pa., 05-CV-1851
In re Countrywide Customer Data Breach Litigation	W.D. Ky., MDL No.1998
Miller v. Basic Research (Weight-loss Supplement)	D. Utah, 2:07-cv-00871-TS
Gunderson v. F.A. Richard & Assocs., Inc. (Cambridge)	14th Jud. D. Ct. La., 2004-002417
Weiner v. Snapple Beverage Corporation	S.D.N.Y., 07-CV-08742
Holk v. Snapple Beverage Corporation	D.N.J., 3:07-CV-03018-MJC-JJH
Coyle v. Hornell Brewing Co. (Arizona Iced Tea)	D.N.J., 08-CV-2797-JBS-JS
In re Heartland Data Security Breach Litigation	S.D. Tex., MDL No. 2046
Satterfield v. Simon & Schuster, Inc. (Text Messaging)	N.D. Cal., 06-CV-2893 CW
Schulte v. Fifth Third Bank (Overdraft Fees)	N.D. Ill., 1:09-CV-06655
Trombley v. National City Bank (Overdraft Fees)	D.D.C., 1:10-CV-00232
Vereen v. Lowe’s Home Centers (Defective Drywall)	Ga. Super. Ct., SU10-CV-2267B
Mathena v. Webster Bank, N.A. (Overdraft Fees)	D. Conn, 3:10-cv-01448
Delandro v. County of Allegheny (Prisoner Strip Search)	W.D. Pa., 2:06-cv-00927
Gunderson v. F.A. Richard & Assocs., Inc. (First Health)	14th Jud. D. Ct. La., 2004-002417
Williams v. Hammerman & Gainer, Inc. (Hammerman)	27th Jud. D. Ct. La., 11-C-3187-B
Williams v. Hammerman & Gainer, Inc. (Risk Management)	27th Jud. D. Ct. La., 11-C-3187-B
Williams v. Hammerman & Gainer, Inc. (SIF Consultants)	27th Jud. D. Ct. La., 11-C-3187-B
Gwiazdowski v. County of Chester (Prisoner Strip Search)	E.D. Pa., 2:08cv4463
Williams v. S.I.F. Consultants (CorVel Corporation)	27th Jud. D. Ct. La., 09-C-5244-C
Sachar v. Iberiabank Corporation (Overdraft Fees)	S.D. Fla., MDL No. 2036
LaCour v. Whitney Bank (Overdraft Fees)	M.D. Fla., 8:11cv1896
Lawson v. BancorpSouth (Overdraft Fees)	W.D. Ark., 1:12cv1016
McKinley v. Great Western Bank (Overdraft Fees)	S.D. Fla., MDL No. 2036
Wolfgeher v. Commerce Bank (Overdraft Fees)	S.D. Fla., MDL No. 2036
Harris v. Associated Bank (Overdraft Fees)	S.D. Fla., MDL No. 2036
Case v. Bank of Oklahoma (Overdraft Fees)	S.D. Fla., MDL No. 2036
Nelson v. Rabobank, N.A. (Overdraft Fees)	Cal. Super. Ct., RIC 1101391
Fontaine v. Attorney General of Canada (Stirland Lake and Cristal Lake Residential Schools)	Ont. Super. Ct., 00-CV-192059 CP
Opelousas General Hospital Authority v. FairPay Solutions	27th Jud. D. Ct. La., 12-C-1599-C
Marolda v. Symantec Corporation (Software Upgrades)	N.D. Cal., 3:08-cv-05701
In re Oil Spill by the Oil Rig “Deepwater Horizon” in the Gulf of Mexico, on April 20, 2010-Economic and Property Damages Settlement	E.D. La., MDL No. 2179

In re Oil Spill by the Oil Rig “Deepwater Horizon” in the Gulf of Mexico, on April 20, 2010-Medical Benefits Settlement	E.D. La., MDL No. 2179
Vodanovich v. Boh Brothers Construction (Hurricane Katrina Levee Breaches)	E.D. La., 05-cv-4191
Gessele et al. v. Jack in the Box, Inc.	D. Or., No. 3:10-cv-960
RBS v. Citizens Financial Group, Inc. (Overdraft Fees)	S.D. Fla., MDL No. 2036
Mosser v. TD Bank, N.A. (Overdraft Fees)	S.D. Fla., MDL No. 2036
In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation (Mastercard & Visa)	E.D.N.Y., MDL No. 1720
Saltzman v. Pella Corporation (Building Products)	N.D. Ill., 06-cv-4481
In re Zurn Pex Plumbing, Products Liability Litigation	D. Minn., MDL No. 1958
Blahut v. Harris, N.A. (Overdraft Fees)	S.D. Fla., MDL No. 2036
Eno v. M & I Marshall & Ilsley Bank (Overdraft Fees)	S.D. Fla., MDL No. 2036
Casayuran v. PNC Bank (Overdraft Fees)	S.D. Fla., MDL No. 2036
Anderson v. Compass Bank (Overdraft Fees)	S.D. Fla., MDL No. 2036
Evans, et al. v. TIN, Inc. (Environmental)	E.D. La., 2:11-cv-02067
Opelousas General Hospital Authority v. Qmedtrix Systems, Inc.	27th Jud. D. Ct. La., 12-C-1599-C
Williams v. SIF Consultants of Louisiana, Inc. et al.	27th Jud. D. Ct. La., 09-C-5244-C
Miner v. Philip Morris Companies, Inc. et al.	Ark. Cir. Ct., 60CV03-4661
Fontaine v. Attorney General of Canada (Mistassini Hostels Residential Schools)	Qué. Super. Ct., 500-06-000293-056 & No. 550-06-000021-056 (Hull)
Glube et al. v. Pella Corporation et al. (Building Products)	Ont. Super. Ct., CV-11-4322294-00CP
Yarger v. ING Bank	D. Del., 11-154-LPS
Price v. BP Products North America	N.D. Ill, 12-cv-06799
National Trucking Financial Reclamation Services, LLC et al. v. Pilot Corporation et al.	E.D. Ark., 4:13-cv-00250-JMM
Johnson v. Community Bank, N.A. et al. (Overdraft Fees)	M.D. Pa., 3:12-cv-01405-RDM
Rose v. Bank of America Corporation, et al. (TCPA)	N.D. Cal., 11-cv-02390-EJD
McGann, et al., v. Schnuck Markets, Inc. (Data Breach)	Mo. Cir. Ct., 1322-CC00800
Simmons v. Comerica Bank, N.A. (Overdraft Fees)	S.D. Fla., MDL No. 2036
George Raymond Williams, M.D., Orthopedic Surgery, a Professional Medical, LLC, et al. v. Bestcomp, Inc., et al.	27th Jud. D. Ct. La., 09-C-5242-B
Simpson v. Citizens Bank (Overdraft Fees)	E.D. Mich, 2:12-cv-10267
In re Plasma-Derivative Protein Therapies Antitrust Litigation	N.D. Ill, 09-CV-7666
In re Dow Corning Corporation (Breast Implants)	E.D. Mich., 00-X-0005
Mello et al v. Susquehanna Bank (Overdraft Fees)	S.D. Fla., MDL No. 2036
Wong et al. v. Alacer Corp. (Emergen-C)	Cal. Super. Ct., CGC-12-519221
In re American Express Anti-Steering Rules Antitrust Litigation (II) (Italian Colors Restaurant)	E.D.N.Y., 11-MD-2221, MDL No. 2221
Costello v. NBT Bank (Overdraft Fees)	Sup. Ct. Del Cnty., N.Y., 2011-1037
Gulbankian et al. v. MW Manufacturers, Inc.	D. Mass., No. 10-CV-10392
Hawthorne v. Umpqua Bank (Overdraft Fees)	N.D. Cal., 11-cv-06700-JST

Smith v. City of New Orleans	Civil D. Ct., Parish of Orleans, La., 2005- 05453
Adkins et al. v. Nestlé Purina PetCare Company et al.	N.D. Ill., 1:12-cv-02871
Given v. Manufacturers and Traders Trust Company a/k/a M&T Bank (Overdraft Fees)	S.D. Fla., MDL No. 2036
In re MI Windows and Doors Products Liability Litigation (Building Products)	D. S.C., MDL No. 2333
Childs et al. v. Synovus Bank, et al. (Overdraft Fees)	S.D. Fla., MDL No. 2036
Steen v. Capital One, N.A. (Overdraft Fees)	S.D. Fla., MDL No. 2036
Kota of Sarasota, Inc. v. Waste Management Inc. of Florida	12th Jud. Cir. Ct., Sarasota Cnty, Fla., 2011-CA-008020NC
In re Oil Spill by the Oil Rig “Deepwater Horizon” in the Gulf of Mexico, on April 20, 2010-Economic and Property Damages Settlement (Claim Deadline Notice)	E.D. La., MDL No. 2179
Dorothy Williams d/b/a Dot’s Restaurant v. Waste Away Group, Inc.	Cir. Ct., Lawrence Cnty, Ala., 42-cv-2012- 900001.00
In re: Energy Future Holdings Corp., et al. (Asbestos Claims Bar Notice)	Bankr. D. Del., 14-10979(CSS)
Gattinella v. Michael Kors (USA), Inc., et al.	S.D.N.Y., 14-civ-5731 (WHP)
Kerry T. Thibodeaux, M.D. (A Professional Medical Corporation) v. American Lifecare, Inc.	27th Jud. D. Ct. La., 13-C-3212
Ono v. Head Racquet Sports USA	C.D.C.A., 2:13-cv-04222-FMO(AGRx)
Opelousas General Hospital Authority v. PPO Plus, L.L.C., et al.	27th Jud. D. Ct. La., 13-C-5380
In re: Shop-Vac Marketing and Sales Practices Litigation	M.D. Pa., MDL No. 2380
In re: Caterpillar, Inc. C13 and C15 Engine Products Liability Litigation	D. N.J., MDL No. 2540
In Re: Citrus Canker Litigation	11th Jud. Cir., Flo., No. 03-8255 CA 13
Whitton v. Deffenbaugh Industries, Inc., et al. Gary, LLC v. Deffenbaugh Industries, Inc., et al.	D. Kan., 2:12-cv-02247 D. Kan., 2:13-cv-2634
Swift v. BancorpSouth Bank (Overdraft Fees)	N.D. Fla., No. 1:10-cv-00090
Forgione v. Webster Bank N.A. (Overdraft Fees)	Sup. Ct.Conn., X10-UWY-CV-12- 6015956-S
Small v. BOKF, N.A.	D. Col., 13-cv-01125
Anamaria Chimeno-Buzzi & Lakedrick Reed v. Hollister Co. & Abercrombie & Fitch Co.	S.D. Fla., 14-cv-23120-MGC
In re: HSBC Bank USA, N.A., Checking Account Overdraft Litigation	Sup. Ct. N.Y., No. 650562/11
In re: Volkswagen “Clean Diesel” Marketing, Sales Practices and Product Liability Litigation (Bosch)	N.D. Cal., MDL No. 2672
Hawkins v. First Tennessee Bank, N.A., et al. (Overdraft Fees)	13th Jud. Cir. Tenn., No. CT-004085-11
Greater Chautauqua Federal Credit Union v. Kmart Corp., et al. (Data Breach)	N.D. Ill., No. 1:15-cv-02228
Bias v. Wells Fargo & Company, et al. (Broker’s Price Opinions)	N.D. Cal., No 4:12-cv-00664-YGR
Klug v. Watts Regulator Company (Product Liability)	D. Neb., No. 8:15-cv-00061-JFB-FG3

Ratzlaff v. BOKF, NA d/b/a Bank of Oklahoma, et al. (Overdraft Fees)	Dist. Ct. Okla., No. CJ-2015-00859
Morton v. Greenbank (Overdraft Fees)	20th Jud. Dist. Tenn., No. 11-135-IV
Jacobs, et al. v. Huntington Bancshares Inc., et al. (FirstMerit Overdraft Fees)	Ohio C.P., No. 11CV000090
Farnham v. Caribou Coffee Company, Inc. (TCPA)	W.D. Wis., No. 16-cv-00295-WMC
Gottlieb v. Citgo Petroleum Corporation (TCPA)	S.D. Fla., No. 9:16-cv-81911
McKnight v. Uber Technologies, Inc.	N.D. Cal., No 3:14-cv-05615-JST
Lewis v. Flue-Cured Tobacco Cooperative Stabilization Corporation (n/k/a United States Tobacco Cooperative, Inc.)	N.C. Gen. Ct of Justice, Sup. Ct. Div., No. 05 CVS 188, No. 05 CVS 1938
T.A.N. v. PNI Digital Media, Inc.	S.D. GA., No. 2:16-cv-132-LGW-RSB.
In re: Syngenta Litigation	4th Jud. Dist. Minn., No. 27-CV-15-3785
The Financial Oversight and Management Board for Puerto Rico as representative of Puerto Rico Electric Power Authority (“PREPA”) (Bankruptcy)	D. Puerto Rico, No. 17-04780(LTS)
Callaway v. Mercedes-Benz USA, LLC (Seat Heaters)	C.D. Cal., No 14-cv-02011 JVS
In re: Takata Airbag Products Liability Litigation (OEMs - BMW, Mazda, Subaru, Toyota, Honda, and Nissan)	S.D. Fla, MDL No. 2599
Hilsoft-cv-141

Attachment 2

Trade, business & specialty publications in which the Publication Notice will appear

Crain's New York	Nashville Business Journal
Crain's Chicago	Orlando Business Journal
Crain's Detroit	Philadelphia Business Journal
Crain's Cleveland	Phoenix Business Journal
Convenience Store News	Pittsburgh Business Times
Mass Market Retailers	Portland Business Journal
Stores	Triangle Business Journal
Supermarket News	Sacramento Business Journal
Albany Business Review	San Antonio Business Journal
Albuquerque Business First	San Francisco Business Times
Atlanta Business Chronicle	Silicon Valley Business Journal
Austin Business Journal	Puget Sound Business Journal
Baltimore Business Journal	St. Louis Business Journal
Birmingham Business Journal	Tampa Bay Business Journal
Boston Business Journal	Washington Business Journal
Buffalo Business Journal	Wichita Business Journal
Charlotte Business Journal	Alaska Journal of Commerce
Cincinnati Business Courier	Central New York Business Journal
Columbus Business First	Business Record (Central Iowa)
Dallas Business Journal	Fairfield County Business Journal
Dayton Business Journal	Long Island Business News
Denver Business Journal	Los Angeles Business Journal
Triad Business Journal	Mississippi Business Journal (Jackson)
Pacific Business News	New Orleans City Business
Houston Business Journal	NJBIZ
Jacksonville Business Journal	Pacific Coast Business Times
Kansas City Business Journal	Rochester Business Journal
Louisville Business First	San Diego Business Journal
Memphis Business Journal	San Fernando Valley Business Journal
South Florida Business Journal	North Bay Business Journal
Milwaukee Business Journal	The Journal Record (Oklahoma)
Minneapolis/St. Paul Business Journal	Westchester County Business Journal

Attachment 3

Language & ethnic targeted publications in which the Publication Notice will appear

Publication	Distribution
Atlanta Inquirer	Atlanta
El Nuevo Georgia	Atlanta
La Vision	Atlanta
Mundo Hispanico	Atlanta
Atlanta Voice	Atlanta
Boston Banner (Baystate Banner)	Boston/Manchester
El Planeta	Boston/Manchester
El Mundo	Boston/Manchester
Vocero Hispano	Boston/Manchester
Chicago Citizen Newspaper Group	Chicago
Chicago Shimpo	Chicago
Crusader Group	Chicago
Epoch Times - Chicago (Chinese Edition)	Chicago
Korea Daily - Chicago	Chicago
Korea Times - Chicago	Chicago
La Raza	Chicago
Lawndale Group News	Chicago
North Lawndale Community News, The	Chicago
Pinoy News magazine (Formerly Pinoy Monthly)	Chicago
Reklama Russian Weekly Newspaper	Chicago
Sing Tao Daily - Chicago	Chicago
Svet	Chicago
US Asian Post (Chicago)	Chicago
Via Times	Chicago
World Journal - Midwest Edition	Chicago
A Chau Thoi Bao	Dallas/Ft. Worth
La Vida News -The Black Voice - Ft. Worth Edition	Dallas/Ft. Worth
Al Dia	Dallas/Ft. Worth
Dallas Chinese News	Dallas/Ft. Worth
Dallas Examiner	Dallas/Ft. Worth
La Estrella (En Casa)	Dallas/Ft. Worth
El Hispano News	Dallas/Ft. Worth
Epoch Times - Dallas (Chinese Edition)	Dallas/Ft. Worth
Korean Journal - North Texas Edition	Dallas/Ft. Worth
Forward Times	Houston
Houston Defender	Houston
Houston Sun, The	Houston
La Voz De Houston	Houston
La Informacion	Houston
Asian Journal (Las Vegas)	Las Vegas
Asian Journal (Los Angeles)	Los Angeles

Bridge USA	Los Angeles
California Journal	Los Angeles
Chinese Daily News	Los Angeles
Chinese L.A. Daily News	Los Angeles
LA Times en Espanol (formerly Hoy Fin de Semana)	Los Angeles
Korea Daily - Los Angeles	Los Angeles
Korea Times - Los Angeles	Los Angeles
Korean Sunday News - Los Angeles	Los Angeles
Los Angeles News Observer	Los Angeles
La Opinion	Los Angeles
Lighthouse (Los Angeles Edition)	Los Angeles
Nguoi Viet Daily News	Los Angeles
Pacific Citizen	Los Angeles
Philippine News - Los Angeles Edition	Los Angeles
Precinct Reporter/Tri-County Bulletin/Long Beach Leader	Los Angeles
Saigon Times	Los Angeles
Sereechai Newspaper	Los Angeles
Xinmin Evening News	Los Angeles
Siam Town US (formerly Thai Town USA News)	Los Angeles
Sing Tao Daily - Southern California	Los Angeles
US Asian Post (Los Angeles)	Los Angeles
Viet Bao Daily News - (Formerly Known as Viet Bao Kinh Te)	Los Angeles
Wave Community Newspapers	Los Angeles
New York Trend	New York
Rolling Out New York	New York
Daily Sun New York	New York
El Diario (Formerly El Diario La Prensa)	New York
El Especialito - Northern Jersey	New York
Epoch Times - New York (Chinese Edition)	New York
Filipino Reporter	New York
Korea Daily - New York	New York
Korea Times - New York Edition	New York
La Voz Hispana	New York
New York Amsterdam News	New York
Korean New York Daily	New York
Community Journal, The	New York
NY Japion	New York
Russkaya Reklama - New York Edition	New York
Seikatsu Press	New York
Sing Tao Daily - New York	New York
Reporter	New York
US Asian Post (New York)	New York
World Journal New York - Chinese Daily News (Su-Th Edition)	New York

Al Dia	Philadelphia
China Press - Philadelphia Edition	Philadelphia
El Sol Latino (Philadelphia)	Philadelphia
Epoch Times - Philadelphia (Chinese Edition)	Philadelphia
Impacto Latin Newspaper	Philadelphia
Korean Phila Times	Philadelphia
Korean Community News & Sunday Topic	Philadelphia
Metro Chinese Weekly	Philadelphia
Metro Viet News	Philadelphia
Philadelphia Asian News	Philadelphia
Philadelphia Observer	Philadelphia
Philadelphia Sunday Sun	Philadelphia
Philadelphia Tribune	Philadelphia
Russkaya Reklama - Philadelphia Edition	Philadelphia
La Opinion De La Bahia (Formerly El Mensajero)	San Francisco/ Oakland/San Jose
El Observador	San Francisco/ Oakland/San Jose
El Reportero	San Francisco/ Oakland/San Jose
El Aguila	San Francisco/Oakland/San Jose
Post News Group Newspaper Network	San Francisco/ Oakland/San Jose
San Francisco Bay View Newspaper	San Francisco/ Oakland/San Jose
Reporter Publications	San Francisco/ Oakland/San Jose
El Pregonero	Washington, DC
El Tiempo Latino	Washington, DC
Afro-American	Washington, DC
Washington Hispanic	Washington, DC
Washington Informer	Washington, DC
Metro Herald	Washington, DC

Attachment 4

Court to Notify Merchants about Multi-Billion Settlement
Providing Payments and Benefits to Merchants
Who Accepted Visa or MasterCard at any time since 2004

The U.S. District Court for the Eastern District of New York has ordered a notification program.
Merchants in the U.S. will be notified that the Court has preliminarily approved an agreement that merchants, Visa, MasterCard, and other defendants have reached in a class action lawsuit. The lawsuit claims that merchants paid excessive fees for accepting Visa and MasterCard because of an alleged conspiracy among the Defendants.
The Class Settlement is as much as approximately [$6.24] billion but no less than approximately [$5.54] billion. Any person, business, or other entity that accepted Visa or MasterCard credit or debit cards in the U.S. at any time between January 1, 2004 and the Settlement Preliminary Approval Date of [MM DD, 20YY] may be eligible to receive a payment from the fund.
The Settlement Class is:
All persons, businesses, and other entities that have accepted any Visa-Branded Cards and/or Mastercard-Branded Cards in the United States at any time from January 1, 2004 to the Settlement Preliminary Approval Date, except that the Rule 23(b)(3) Settlement Class shall not include (a) the Dismissed Plaintiffs, (b) the United States government, (c) the named Defendants in this Action or their directors, officers, or members of their families, or (d) financial institutions that have issued Visa-Branded Cards or Mastercard-Branded Cards or acquired Visa-Branded Card transactions or Mastercard-Branded Card transactions at any time from January 1, 2004 to the Settlement Preliminary Approval Date. The Dismissed Plaintiffs are plaintiffs that have previously settled individually with a Defendant.
On [DATE], there will be a court hearing to decide if the Class Settlement will be finally approved. Before the hearing date, known Settlement Class members will be mailed a notice about their legal rights and the release of their claims. This same information will be published online as well as in newspapers, and consumer, business, and trade publications.
Members of the Settlement Class can exclude themselves from that Class or object to the proposed Settlement. The deadline to object or ask to be excluded is [DATE].
If the Court grants final approval of the Class Settlement, eligible Settlement Class members may file claims for payment to share in the distribution of the settlement funds.
Claim Forms will be sent to all known Settlement Class members. Claim Forms will also be available at the Case Website or by calling the Class Administrator.
For more information about this case (In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation, MDL 1720), Class members may:
Call toll-free: 1-800-625-6440
Visit: www.PaymentCardSettlement.com
Write to the Class Administrator: PO Box 2530, Portland, OR 97208-2530, or
Email: info@PaymentCardSettlement.com.

The Court has appointed the law firms of Robins Kaplan LLP, Berger Montague PC, and Robbins Geller Rudman & Dowd LLP to represent the Class.
For the Press Only:
Class Counsel: K. Craig Wildfang, Robins Kaplan LLP, Tel.: (612) 349-8500
H. Laddie Montague, Jr., Berger Montague PC, Tel.: (215) 875-3000
Patrick Coughlin, Robbins Geller Rudman & Dowd LLP, Tel.: (619) 231-1058
SOURCE: U.S. District Court for the Eastern District of New York

APPENDIX G - Settlement Class Notices
Appendix G1 - Publication Notice
Legal Notice
To merchants who have accepted Visa and Mastercard at any time from January 1, 2004 to [the Settlement Preliminary Approval Date]: Notice of a class action settlement of approximately [$5.54-6.24] Billion.
Si desea leer este aviso en español, llámenos o visite nuestro sitio web, www.PaymentCardSettlement.com.
Notice of a class action settlement authorized by the U.S. District Court, Eastern District of New York.
This notice is authorized by the Court to inform you about an agreement to settle a class action lawsuit that may affect you. The lawsuit claims that Visa and Mastercard, separately, and together with certain banks, violated antitrust laws and caused merchants to pay excessive fees for accepting Visa and Mastercard credit and debit cards, including by:

•	Agreeing to set, apply, and enforce rules about merchant fees (called default interchange fees);

•	Limiting what merchants could do to encourage their customers to use other forms of payment; and

•	Continuing that conduct after Visa and Mastercard changed their corporate structures.
The defendants say they have done nothing wrong. They say that their business practices are legal and the result of competition, and have benefitted merchants and consumers. The Court has not decided who is right because the parties agreed to a settlement. The Court has given preliminary approval to this settlement.
THE SETTLEMENT
Under the settlement, Visa, Mastercard, and the bank defendants have agreed to provide approximately [$6.24] billion in class settlement funds. Those funds are subject to a deduction to account for certain merchants that exclude themselves from the Rule 23(b)(3) Settlement Class, but in no event will the deduction be greater than $700 million. The net class settlement fund will be used to pay valid claims of merchants that accepted Visa or Mastercard credit or debit cards at any time between January 1, 2004 and [the Settlement Preliminary Approval Date].
This settlement creates the following Rule 23(b)(3) Settlement Class: All persons, businesses, and other entities that have accepted any Visa-Branded Cards and/or Mastercard-Branded Cards in the United States at any time from January 1, 2004 to [the Settlement Preliminary Approval Date], except that the Rule 23(b)(3) Settlement Class shall not include (a) the Dismissed Plaintiffs, (b) the United States government, (c) the named Defendants in this Action or their directors, officers, or members of their families, or (d) financial institutions that have issued Visa-Branded Cards or Mastercard-Branded Cards or acquired Visa-Branded Card transactions or Mastercard-Branded Card transactions at any time from January 1, 2004 to the Settlement Preliminary Approval Date. The Dismissed Plaintiffs are plaintiffs that have previously settled individually with a Defendant.

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WHAT MERCHANTS WILL GET FROM THE SETTLEMENT
Every merchant in the Rule 23(b)(3) Settlement Class that does not exclude itself from the class by the deadline described below and files a valid claim will get money from the class settlement fund. The value of each claim will be based on the actual or estimated interchange fees attributable to the merchant’s Mastercard and Visa payment card transactions from January 1, 2004 to [the Settlement Preliminary Approval Date]. Pro rata payments to merchants who file valid claims for a portion of the class settlement fund will be based on:

•	The amount in the class settlement fund after the deductions described below,

•	The deduction to account for certain merchants who exclude themselves from the class,

•
Deductions for the cost of settlement administration and notice, applicable taxes on the settlement fund and any other related tax expenses, money awarded to the Rule 23(b)(3) Class Plaintiffs for their service on behalf of the Class, and attorneys’ fees and expenses, all as approved by the Court, and

•	The total dollar value of all valid claims filed.
Attorneys’ fees and expenses and service awards for the Rule 23(b)(3) Class Plaintiffs: For work done through final approval of the settlement by the district court, Rule 23(b)(3) Class Counsel will ask the Court for attorneys’ fees in an amount that is a reasonable proportion of the class settlement fund, not to exceed 10% of the class settlement fund, to compensate all of the lawyers and their law firms that have worked on the class case. For additional work to administer the settlement, distribute the funds, and litigate any appeals, Rule 23(b)(3) Class Counsel may seek reimbursement at their normal hourly rates. Rule 23(b)(3) Class Counsel will also request (i) an award of their litigation expenses (not including the administrative costs of settlement or notice), not to exceed $40 million and (ii) up to $250,000 per each of the eight Rule 23(b)(3) Class Plaintiffs in service awards for their efforts on behalf of the Rule 23(b)(3) Settlement Class.
HOW TO ASK FOR PAYMENT
To receive payment, merchants must fill out a claim form. If the Court finally approves the settlement, and you do not exclude yourself from the Rule 23(b)(3) Settlement Class, you will receive a claim form in the mail or by email. Or you may ask for one at: www.PaymentCardSettlement.com, or call: 1-800-625-6440.
LEGAL RIGHTS AND OPTIONS
Merchants who are included in this lawsuit have the legal rights and options explained below. You may:

•	File a claim to ask for payment. Once you receive a claim form, you can submit it via mail or email, or may file it online at www.PaymentCardSettlement.com.

•
Exclude yourself from the Rule 23(b)(3) Settlement Class. If you exclude yourself, you can individually sue the Defendants on your own at your own expense, if you want to. If you exclude yourself, you will not get any money from this settlement. If you are a merchant and wish to exclude yourself, you must make a written request, place it in an envelope, and mail it with postage prepaid and postmarked no later than [MM, DD, 2019], or send it by overnight delivery shown as sent by [MM,DD,2019], to Class Administrator, Payment Card Interchange Fee Settlement, P.O. Box 2530, Portland, OR 97208-2530. Your written request must be signed by a person authorized to do so and provide all of the following information: (1) the words “In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation,” (2) your full name, address, telephone number, and taxpayer

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identification number, (3) the merchant that wishes to be excluded from the Rule 23(b)(3) Settlement Class, and what position or authority you have to exclude the merchant, and (4) the business names, brand names, “doing business as” names, taxpayer identification number(s), and addresses of any stores or sales locations whose sales the merchant desires to be excluded. You also are requested to provide for each such business or brand name, if reasonably available: the legal name of any parent (if applicable), dates Visa or Mastercard card acceptance began (if after January 1, 2004) and ended (if prior to [the Settlement Preliminary Approval Date]), names of all banks that acquired the Visa or Mastercard card transactions, and acquiring merchant ID(s).

•
Object to the settlement. The deadline to object is: [MM DD, 2019]. To learn how to object, visit www.PaymentCardSettlement.com or call 1-800-625-6440. Note: If you exclude yourself from the Rule 23(b)(3) Settlement Class you cannot object to the settlement.

For more information about these rights and options, visit: www.PaymentCardSettlement.com.
IF THE COURT APPROVES THE FINAL SETTLEMENT
Members of the Rule 23(b)(3) Settlement Class who do not exclude themselves by the deadline will be bound by the terms of this settlement, including the release of claims against the released parties provided in the settlement agreement, whether or not the members file a claim for payment. The settlement will resolve and release any claims for monetary compensation or injunctive relief by merchants against Visa, Mastercard, or other defendants that were or could have been alleged in the lawsuit. This includes any claims based on interchange fees, network fees, merchant discount fees, no-surcharge rules, no-discounting rules, honor-all-cards rules, and certain other rules, including any continuing or future rules that are substantially similar to the above-mentioned rules. The release will bar claims that have accrued within five (5) years following the court’s approval of the settlement and the exhaustion of all appeals.
The release also will have the effect of extinguishing all similar or overlapping claims in any other actions, including but not limited to the claims asserted in a California state court class action brought on behalf of California citizen merchants and captioned Nuts for Candy v. Visa, Inc., et al., No. 17-01482 (San Mateo County Superior Court). Pursuant to an agreement between the parties in Nuts for Candy, subject to and upon final approval of the settlement of the Rule 23(b)(3) Settlement Class, the plaintiff in Nuts for Candy will request that the California state court dismiss the Nuts for Candy action. Plaintiff’s counsel in Nuts for Candy may seek an award in Nuts for Candy of attorneys’ fees not to exceed $6,226,640.00 and expenses not to exceed $493,697.56. Any fees or expenses awarded in Nuts for Candy will be separately funded and will not reduce the settlement funds available to members of the Rule 23(b)(3) Settlement Class. [Add any other language required by the California state court in Nuts for Candy.]
The release does not bar the injunctive relief claims asserted in the pending proposed Rule 23(b)(2) class action captioned Barry’s Cut Rate Stores, Inc., et. al. v. Visa, Inc., et al., MDL No. 1720, Docket No. 05-md-01720-MKB-JO (“Barry’s”). As to all such claims for injunctive relief in Barry’s, merchants will retain all rights pursuant to Rule 23 of the Federal Rules of Civil Procedure which they have as a named representative plaintiff or absent class member in Barry’s, except that merchants remaining in the Rule 23(b)(3) Settlement Class will release their right to initiate a new and separate action for the period up to five (5) years following the court’s approval of the settlement and the exhaustion of appeals.
The release also does not bar certain claims asserted in the class action captioned B&R Supermarket, Inc., et al. v. Visa, Inc., et al., No. 17-CV-02738 (E.D.N.Y.), or claims based on certain standard commercial disputes arising in the ordinary course of business.

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For more information on the release, see the full mailed Notice to Rule 23(b)(3) Settlement Class Members and the settlement agreement at: www.PaymentCardSettlement.com.
THE COURT HEARING ABOUT THIS SETTLEMENT
On [MM, DD, 2019], there will be a Court hearing to decide whether to approve the proposed settlement. The hearing also will address the Rule 23(b)(3) Class Counsel’s requests for attorneys’ fees and expenses, and awards for the Rule 23(b)(3) Class Plaintiffs for their representation of merchants in MDL 1720, which culminated in the settlement agreement. The hearing will take place at:
United States District Court for the
Eastern District of New York
225 Cadman Plaza
Brooklyn, NY 11201
You do not have to go to the Court hearing or hire an attorney. But you can if you want to, at your own cost. The Court has appointed the law firms of Robins Kaplan LLP, Berger Montague PC, and Robbins Geller Rudman & Dowd LLP as Rule 23(b)(3) Class Counsel to represent the Rule 23(b)(3) Settlement Class.
QUESTIONS?
For more information about this case (In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation, MDL 1720), you may:
Call toll-free: 1-800-625-6440.
Visit: www.PaymentCardSettlement.com
Write to the Class Administrator:
Payment Card Interchange Fee Settlement
P.O. Box 2530
Portland, OR 97208-2530
Email: info@PaymentCardSettlement.com
Please check www.PaymentCardSettlement.com for any updates relating to the settlement or the settlement approval process.
www.PaymentCard Settlement.com
1-800-625-6440• info@PaymentCardSettlement.com

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APPENDIX G2 - Long Form Notice
UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF NEW YORK

IN RE PAYMENT CARD INTERCHANGE FEE AND MERCHANT DISCOUNT ANTITRUST LITIGATION This Document Relates to: All Cases.	Case No. 05-md-01720 (MKB) (JO)
NOTICE OF CLASS ACTION SETTLEMENT
AUTHORIZED BY THE U.S. DISTRICT COURT, EASTERN DISTRICT OF NEW YORK
A settlement of as much as [$6.24] Billion and not less than [$5.54] Billion will provide payments to merchants that accepted Visa and Mastercard since 2004.
A federal court directed this Notice. This is not a solicitation from a lawyer.

•
The Court has preliminarily approved a proposed settlement of a maximum of approximately [$6.24] billion and a minimum of at least [$5.54] billion in a class action lawsuit, called In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation, MDL 1720 (MKB) (JO). The lawsuit is about claims that merchants paid excessive fees to accept Visa and Mastercard cards because Visa and Mastercard, individually, and together with their respective member banks, violated the antitrust laws.

•
The settlement creates the following Rule 23(b)(3) Settlement Class: All persons, businesses, and other entities that have accepted any Visa-Branded Cards and/or Mastercard-Branded Cards in the United States at any time from January 1, 2004 to the Settlement Preliminary Approval Date, except that the Rule 23(b)(3) Settlement Class shall not include (a) the Dismissed Plaintiffs, (b) the United States government, (c) the named Defendants in this Action or their directors, officers, or members of their families, or (d) financial institutions that have issued Visa-Branded Cards or Mastercard-Branded Cards or acquired Visa-Branded Card transactions or Mastercard-Branded Card transactions at any time from January 1, 2004 to the Settlement Preliminary Approval Date. The Dismissed Plaintiffs are plaintiffs that have previously settled individually with a Defendant.

•
This Notice has important information for merchants that accepted Visa and Mastercard at any time since January 1, 2004. It explains the settlement in a class action lawsuit. It also explains your rights and options in this case.

•
For the full terms of the settlement, you should look at the Superseding and Amended Definitive Class Settlement Agreement of the Rule 23(b)(3) Class Plaintiffs and the Defendants and its Appendices (the “Class Settlement Agreement”), available at www.PaymentCardSettlement.com or by calling 1-800-625-6440. In the event of any conflict between the terms of this Notice and the Class Settlement Agreement, the terms of the Class Settlement Agreement shall control.

•	Please check www.PaymentCardSettlement.com for any updates relating to the settlement or the settlement approval process.

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Legal Rights and Options
Your legal rights and options are described in this section. You may:
File a Claim: This is the only way to get money from the settlement.
Exclude Yourself: This is the only way you can be part of another lawsuit that asks for money for claims in this case. If you exclude yourself, you will not get a payment from this settlement.
This is also the only way you can sue individually for injunctive relief based on the claims in this lawsuit; however, if you do not exclude yourself, you may still get injunctive relief through the proposed Rule 23(b)(2) equitable relief class action which is pending in this Court captioned Barry’s Cut Rate Stores, Inc., et. al. v. Visa, Inc., et al., MDL No. 1720, Docket No. 05-md-01720-MKB-JO (“Barry’s”). The proposed Rule 23(b)(2) class is represented by other class representatives and other class counsel. (See Questions 10 and 13).
Object: If you do not agree with any part of this settlement, including the plan to distribute money to class members, or you do not agree with the requested award of attorneys’ fees and expenses, or service awards for the named Rule 23(b)(3) Class Plaintiffs, you may:
•    Write to the court to say why (See Questions 14 and 18), and
•    Ask to speak at the Court hearing about either the fairness of this settlement or about the requested attorneys’ fees or service awards. (See Question 21).
Do Nothing: If you do not file a claim, you will not get money. You will give up your rights to sue for damages about the claims in this case and to sue individually for injunctive relief about the claims in this case. You can get injunctive relief only as a member of the proposed Rule 23(b)(2) class action pending in this Court. (See Questions 10 and 13).
Deadlines: If you wish to exclude yourself from the settlement, or if you wish to be included in the settlement but want to object to the settlement, you must do so by [one hundred eighty days after the Settlement Preliminary Approval Date]. See Questions 10‑24 for more information about rights and options and all deadlines.

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INFORMATION
1. Why did I get this Notice?
2. What is this lawsuit about?
3. What is an interchange fee?
4. Why is this a class action?
5. Why is there a settlement?
6. Am I part of this settlement?
SETTLEMENT BENEFITS
7. How much money will be provided for in this settlement?
8. How do I ask for money from this settlement?
HOW TO FILE A CLAIM
9. How do I file a claim?
10. Am I giving up anything by filing a claim or not filing a claim?
11. How do I opt-out of the Rule 23(b)(3) Settlement Class?
12. If I exclude myself from the Rule 23(b)(3) Settlement Class, can I still get money from this settlement?
13. If I do not exclude myself from the Rule 23(b )(3) Settlement Class, can I individually sue these Defendants for damages or for injunctive relief?
HOW TO DISAGREE WITH THE SETTLEMENT
14. What if I disagree with the settlement?
15. Is objecting the same as being excluded?
THE LAWYERS REPRESENTING YOU
16. Who are the lawyers that represent the Rule 23(b)(3) Settlement Class?
17. How much will the lawyers and Rule 23(b)(3) Class Plaintiffs be paid?
18. How I disagree with the requested attorneys’ fees, expenses or service awards to Rule 23(b)(3) Class Plaintiffs?
THE COURT’S FAIRNESS HEARING
19. When and where will the Court decide whether to approve the settlement?
20. Do I have to come to the hearing to get my money?
21. What if I want to speak at the hearing?
IF YOU DO NOTHING
22. What happens if I do nothing?
GETTING MORE INFORMATION
23. How do I get more information?
THE FULL TEXT OF THE RELEASE
24. What is the full text of the Release for the Rule 23(b)(3) Settlement Class?

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BASIC INFORMATION
1. Why did I get this Notice?
This Notice tells you about your rights and options in a class action lawsuit in the U.S. District Court for the Eastern District of New York. Judge Margo K. Brodie and Magistrate Judge James Orenstein are overseeing this class action, which is called In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation, MDL No. 1720 (MKB) (JO). This Notice also explains the lawsuit, the proposed settlement, the benefits available, eligibility for those benefits, and how to get them.
The companies or entities who started this case are called the “Plaintiffs.” The companies they are suing are the “Defendants.”
This case has been brought on behalf of merchants. The specific merchants that filed the case are the Rule 23(b)(3) Class Plaintiffs and the Court has authorized them to act on behalf of all merchants in the class described below in connection with the proposed settlement of this case. The Rule 23(b)(3) Class Plaintiffs are:
30 Minute Photos Etc. Corporation; Traditions, Ltd.; Capital Audio Electronics, Inc.; CHS Inc.; Discount Optics, Inc.; Leon’s Transmission Service, Inc.; Parkway Corporation; and Payless Inc.
The companies that the plaintiffs have been suing are the “Defendants.” Defendants are:

•	Network Defendants:
“Visa”: Visa U.S.A. Inc., Visa International Service Association, and Visa Inc.;
“Mastercard”: Mastercard International Incorporated and Mastercard Incorporated; and

•
“Bank Defendants”: Bank of America, N.A.; BA Merchant Services LLC (formerly known as National Processing, Inc.); Bank of America Corporation; Barclays Bank plc; Barclays Delaware Holdings, LLC (formerly known as Juniper Financial Corporation); Barclays Bank Delaware (formerly known as Juniper Bank); Barclays Financial Corp.; Capital One Bank (USA), N.A.; Capital One F.S.B.; Capital One Financial Corporation; Chase Bank USA, N.A. (and as successor to Chase Manhattan Bank USA, N.A. and Bank One, Delaware, N.A.); Paymentech, LLC (and as successor to Chase Paymentech Solutions, LLC); JPMorgan Chase & Co. (and as successor to Bank One Corporation); JPMorgan Chase Bank, N.A. (and as successor to Washington Mutual Bank); Citibank, N.A.; Citigroup Inc.; Citicorp; Fifth Third Bancorp; First National Bank of Omaha; HSBC Finance Corporation; HSBC Bank USA, N.A.; HSBC North America Holdings Inc.; HSBC Holdings plc; HSBC Bank plc; The PNC Financial Services Group, Inc. (and as acquirer of National City Corporation); National City Corporation; National City Bank of Kentucky; SunTrust Banks, Inc.; SunTrust Bank; Texas Independent Bancshares, Inc.; and Wells Fargo & Company (and as successor to Wachovia Corporation).

2. What is this lawsuit about?

•
This lawsuit is principally about the interchange fees attributable to merchants that accepted Visa or Mastercard credit or debit cards between January 1, 2004 and [the Settlement Preliminary Approval Date], and Visa’s and Mastercard’s rules for merchants that have accepted those cards.

The Rule 23(b)(3) Class Plaintiffs claim that:

•	Visa, and its respective member banks, including the Bank Defendants, violated the law because they set interchange fees.

•	Mastercard and its respective member banks, including the Bank Defendants, violated the law because they set interchange fees.

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•
Visa and its respective member banks, including the Bank Defendants, violated the law because they imposed and enforced rules that limited merchants from steering their customers to other payment methods. Those rules include so-called no-surcharge rules, no-discounting rules, honor-all-cards rules, and certain other rules. Doing so insulated them from competitive pressure to lower the interchange fees.

•
Mastercard and its respective member banks, including the Bank Defendants, violated the law because they imposed and enforced rules that limited merchants from steering their customers to other payment methods. Those rules include so-called no-surcharge rules, no-discounting rules, honor-all-cards rules, and certain other rules. Doing so insulated them from competitive pressure to lower the interchange fees.

•	Visa and Mastercard conspired together about some of the business practices challenged.

•	Visa and its respective member banks continued in those activities despite the fact that Visa changed its corporate structure and became a publicly owned corporation after this case was filed.

•
Mastercard and its respective member banks continued in those activities despite the fact that Mastercard changed its corporate structure and became a publicly owned corporation after this case was filed.

•	The Defendants’ conduct caused the merchants to pay excessive interchange fees for accepting Visa and Mastercard cards.

•	But for Defendants’ conduct there would have been no interchange fee or those fees would have been lower.
The Defendants say they have done nothing wrong. They claim their business practices are legal, justified, the result of independent competition and have benefitted merchants and consumers.
3. What is an interchange fee?
When a cardholder makes a purchase with a credit or debit card, there is an interchange fee attributable to those transactions, which is usually around 1% to 2% of the purchase price. Interchange fees typically account for the greatest part of the fees paid by merchants for accepting Visa and Mastercard cards.
Visa and Mastercard set interchange fee rates for different kinds of transactions and publish them on their websites, usually twice a year.
4. Why is this a class action?
In a class action, people or businesses sue not only for themselves, but also on behalf of other people or businesses with similar legal claims and interests. Together all of these people or businesses with similar claims and interests form a class, and are class members.
When a court decides a case or approves a settlement, it is applicable to all members of the class (except class members who exclude themselves). In this case, the Court has given its preliminary approval to the settlement and the class defined below in Question 6, and approved the mailing of this Notice.
5. Why is there a settlement?
The Court has not decided which side was right or wrong or if any laws were violated. Instead, both sides agreed to settle the case and avoid the cost and risk of trial and appeals that would follow a trial.
In this case, the settlement is the product of extensive negotiations, including mediation before two experienced mediators, chosen by the parties. Settling this case allows class members to receive payments. The Rule 23(b)(3) Class Plaintiffs and their lawyers believe the settlement is best for all class members.

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The parties agreed to settle this case only after thirteen years of extensive litigation. During discovery, Rule 23(b)(3) Class Plaintiffs reviewed and analyzed more than 60 million pages of documents and participated in more than 550 depositions, including fact and expert depositions. Also, earlier in this litigation, motions to dismiss, motions for summary judgment, motions to exclude expert testimony, and the motion for class certification had been fully briefed and argued, but not decided by the Court.
6. Am I part of this settlement?
If this Notice was mailed to you, the Defendants’ records show that you are probably in the Rule 23(b)(3) Settlement Class, consisting of:
All persons, businesses, and other entities that have accepted any Visa-Branded Cards and/or Mastercard-Branded Cards in the United States at any time from January 1, 2004 to the Settlement Preliminary Approval Date, except that the Rule 23(b)(3) Settlement Class shall not include (a) the Dismissed Plaintiffs, (b) the United States government, (c) the named Defendants in this Action or their directors, officers, or members of their families, or (d) financial institutions that have issued Visa-Branded Cards or Mastercard-Branded Cards or acquired Visa-Branded Card transactions or Mastercard-Branded Card transactions at any time from January 1, 2004 to the Settlement Preliminary Approval Date.
The Dismissed Plaintiffs are plaintiffs that have previously settled individually with a Defendant. Dismissed Plaintiffs are identified in Appendix B to the Class Settlement Agreement, which is available on the case website.
The Settlement Preliminary Approval Date referenced in this class definition is [________ __, 20__].
If you are not sure whether you are part of this settlement, contact the Class Administrator at:
Call the toll-free number, 1-800-625-6440.
Visit www.PaymentCardSettlement.com.
Write to: P.O. Box 2530, Portland, OR 97208-2530, or
Email: info@PaymentCardSettlement.com.
SETTLEMENT BENEFITS
7. How much money will be provided for in this settlement?
Under the settlement, Visa, Mastercard and the Bank Defendants have agreed to provide a maximum of approximately [$6.24] billion, and a minimum of at least [$5.54] billion depending on the class members that exclude themselves from the Rule 23(b)(3) Settlement Class.
Every merchant in the Rule 23(b)(3) Settlement Class that does not exclude itself from the class by the deadline described below and files a valid claim (“Authorized Claimant”) will be paid from the settlement fund. This settlement fund will be reduced by an amount not to exceed $700 million to account for merchants who exclude themselves from the Rule 23(b)(3) Settlement Class (“opt-outs”). The money in this settlement fund after the reduction for excluded merchants will also be used to pay:

•	The cost of settlement administration and notice, and applicable taxes on the settlement fund and any other related tax expenses, as approved by the Court,

•	Money awards for Rule 23(b)(3) Class Plaintiffs for their service on behalf of the class, as approved by the Court, and

•	Attorneys’ fees and expenses, as approved by the Court.
The money in this settlement fund will only be distributed if the Court finally approves the settlement.

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8. How do I ask for money from the settlement?
You must file a valid claim to get money from this settlement. If the Court finally approves the settlement, and you do not exclude yourself from the Rule 23(b)(3) Settlement Class, you will receive a claim form in the mail or by email. If you do not receive a claim form and/or are not sure whether you are part of this settlement, contact the Class Administrator at:
Call the toll-free number: 1-800-625-6440 or
write to: Payment Card Interchange Fee Settlement, P.O. Box 2530, Portland, OR 97208-2530, or
Email: info@PaymentCardSettlement.com.
How much money will I get?
The amount paid from the settlement fund will be based on your actual or estimated interchange fees attributable to Visa and Mastercard card transactions (between you and your customers) from January 1, 2004 through [the Settlement Preliminary Approval Date].
The amount of money each Authorized Claimant will receive from the settlement fund depends on the money available to pay all claims, the total dollar value of all valid claims filed, the deduction for opt-outs described above not to exceed $700 million, the cost of class administration and notice, applicable taxes on the settlement fund and any other related tax expenses, attorneys’ fees and expenses, and money awards to the Rule 23(b)(3) Class Plaintiffs their representation of merchants in MDL 1720, which culminated in the Class Settlement Agreement, all as approved by the Court.
HOW TO FILE A CLAIM
9. How do I file a claim?
If the Court approves the settlement (see “The Court’s Fairness Hearing” below), the Court will approve a Claim Form and set a deadline for members of the Rule 23(b)(3) Settlement Class to submit claims. In order to receive a payment, you must submit a Claim Form.
If you received this Notice in the mail, a Claim Form will be mailed or emailed to you automatically. The Claim Form will also be posted on the website and available by calling the toll free number shown below. Class members will be able to submit claims electronically using this website or by email or by returning a paper Claim Form.
Who decides the value of my claim?
The Class Administrator will have data from Defendants and others which it expects will permit it to estimate the total value of interchange fees attributable to each Authorized Claimant on its Visa and Mastercard card transactions during the period from January 1, 2004 to [the Settlement Preliminary Approval Date] (“Interchange Fees Paid”). It is the current intention to utilize this data to the extent possible, to estimate the interchange fees attributable to members of the Rule 23(b)(3) Settlement Class.
Where the necessary data is not reasonably available to estimate a class member’s Interchange Fees Paid or if the Interchange Fees Paid claim value established by the Class Administrator is disputed by the class member, the class member will be required to submit information in support of its claim. This information will include, to the extent known, Interchange Fees Paid attributable to the class member, merchant discount fees paid, the class member’s merchant category code and/or a description of the class member’s business, and total Visa and Mastercard transaction volume and/or total sales volume. Based on these data, the Interchange Fees Paid attributable to the class member will be estimated for each known member of the Rule 23(b)(3) Settlement Class.
The Class Administrator also expects to provide class members the ability to access the claims website with a unique code to permit it to view the manner in which its claim value was calculated and may also provide this information on

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a pre-populated claim form. Class members may accept or disagree with data on the claim form or the website. The claim form and website will explain how to challenge the data.
More details about how all claims are calculated will be available at www.PaymentCardSettlement.com in Appendix I to the Class Settlement Agreement and in subsequent postings that may be made no later than [one hundred thirty‑five days after the Court’s entry of the Rules 23(b)(3) Settlement Class Preliminary Approval Order].
Claim Preregistration Form
Class members may also fill out a pre-registration form at the website. You do not have to pre-register but doing so may be helpful, and does not impact your rights in this case. If you previously pre-registered on the case website, you are encouraged to check your status on the website to update any information.
What if the Class Administrator doesn’t have my data?
The claim form also allows class members for whom no financial data is available or who were not identified as class members to file a claim. Those merchants will have to fill out and sign a claim form and return it by the deadline.
Can anyone else file a claim for me?
Some companies may offer to help you file your Claim Form in exchange for a portion of your recovery from the settlement. While you may choose to use such companies, you should know that you can file with the Claims Administrator on your own, free of charge. Additionally, you are entitled to contact the Claims Administrator or Rule 23(b)(3) Class Counsel for assistance with understanding and filing your Claim Form-again, at no cost to you. Prior orders of the Court regarding third-party claims filing companies are available for review on the case website
10. Am I giving anything up by filing a claim or not filing a claim?
Members of the Rule 23(b)(3) Settlement Class who do not exclude themselves by the deadline will be bound by the terms of the Class Settlement Agreement, including the release of claims against the Defendants and other released parties identified in Paragraph 30 of the Class Settlement Agreement, whether or not the members file a claim for payment.
The settlement will resolve and release any claims for monetary compensation or injunctive relief by merchants against Visa, Mastercard, or other defendants that were or could have been alleged in the lawsuit. This includes any claims based on interchange fees, network fees, merchant discount fees, no-surcharge rules, no-discounting rules, honor-all-cards rules, and certain other rules, including any continuing or future rules that are substantially similar to the above-mentioned rules. The release will bar claims that have accrued within five (5) years following the court’s approval of the settlement and the exhaustion of all appeals.
The release also will have the effect of extinguishing all similar or overlapping claims in any other actions, including but not limited to the claims asserted in a California state court class action brought on behalf of California citizen merchants and captioned Nuts for Candy v. Visa, Inc., et al., No. 17-01482 (San Mateo County Superior Court). Pursuant to an agreement between the parties in Nuts for Candy, subject to and upon final approval of the settlement of the Rule 23(b)(3) Settlement Class, the plaintiff in Nuts for Candy will request that the California state court dismiss the Nuts for Candy action. Plaintiff’s counsel in Nuts for Candy may seek an award in Nuts for Candy of attorneys’ fees not to exceed $6,226,640.00 and expenses not to exceed $493,697.56. Any fees or expenses awarded in Nuts for Candy will be separately funded and will not reduce the settlement funds available to members of the Rule 23(b)(3) Settlement Class. [Add any other language required by the California state court in Nuts for Candy.]
The release does not bar the injunctive relief claims asserted in the pending proposed Rule 23(b)(2) class action captioned Barry’s Cut Rate Stores, Inc., et. al. v. Visa, Inc., et al., MDL No. 1720, Docket No. 05-md-01720-MKB-JO (“Barry’s”). As to all such claims for injunctive relief in Barry’s, merchants will retain all rights pursuant to Rule 23 of the Federal Rules of Civil Procedure which they have as a named representative plaintiff or absent class member

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in Barry’s, except that merchants remaining in the Rule 23(b)(3) Settlement Class will release their right to initiate a new and separate action for the period up to five (5) years following the court’s approval of the settlement and the exhaustion of appeals.
The release also does not bar certain claims asserted in the class action captioned B&R Supermarket, Inc., et al. v. Visa, Inc., et al., No. 17-CV-02738 (E.D.N.Y.), or claims based on certain standard commercial disputes arising in the ordinary course of business.
The full text of the Release for the Rule 23(b)(3) Settlement Class is set forth at pages __ to __ of this Notice. The Release describes the released claims in legal language. You should carefully read the Release and if you have questions about the Release you may:

•	Call Rule 23(b)(3) Class Counsel listed in Question 16 at no charge,

•	Talk to a lawyer, at your own expense, about the release and what it means to you.

•	Read the complete Class Settlement Agreement and the complaints in the Barry’s, Nuts for Candy, and B&R Supermarket cases, which may be viewed on the website www.PaymentCardSettlement.com.
Important! If you want to keep your right to be part of any other lawsuit based on similar claims, you must opt-out (exclude yourself) from the Rule 23(b)(3) Settlement Class.
11. How do I opt out of the Rule 23(b)(3) Settlement Class?
To opt-out (exclude yourself) from the Rule 23(b)(3) Settlement Class, send a letter to:
Class Administrator
Payment Card Interchange Fee Settlement
P.O. Box 2530
Portland, OR 97208-2530
Your letter must be postmarked by [one hundred eighty days after the Settlement Preliminary Approval Date]. You cannot exclude yourself by phone, fax, email or online.
How should I send my letter?
You may send your letter by first-class mail and pay for the postage. You also may send your letter by overnight delivery. Keep a copy for your records.
What should my letter say?
Your letter must be signed by a person authorized to do so and state as follows:

•	I want to exclude [name of merchant] from the Rule 23(b)(3) Settlement Class in the case called In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation.

•	My personal information is:
Name (first, middle, last):
Position:
Name of Merchant:
Address:

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Phone No.:
Merchant’s taxpayer identification number:

•	The stores or sales locations that I want to exclude from the Rule 23(b)(3) Settlement Class are:

•	For each store or sales location, provide:
Business name:
Brand names and “doing business as” names:
Address:
Taxpayer identification number(s):

•	For each such business or brand name, also provide (if reasonably available):
Legal name of parent, if applicable:
Dates Visa or Mastercard card acceptance began (if after January 1, 2004) and ended (if prior to the Settlement Preliminary Approval Date):
Names of all banks that acquired the Visa or Mastercard card transactions:
Acquiring merchant ID(s):

•	My position at the business that gives me the authority to exclude it from the Rule 23(b)(3) Settlement Class is as follows:
Warning! If your letter is sent after the deadline it will be considered invalid. If this happens, you won’t be excluded from the Rule 23(b)(3) Settlement Class, and you will still be part of the settlement and will be bound by all of its terms.
12. If I exclude myself from the Rule 23(b)(3) Settlement Class, can I still get money from this settlement?
No. If you exclude yourself from the Rule 23(b)(3) Settlement Class:

•	You cannot get money from this settlement, and

•	You cannot object to the Rule 23(b)(3) Settlement.
The deadline to exclude yourself is: [one hundred eighty days after the Settlement Preliminary Approval Date]. To do this, see: www.PaymentCardSettlement.com.
Important! If you exclude yourself, do not file a claim form asking for payment.
13. If I do not exclude myself from the Rule 23(b)(3) Settlement Class, can I individually sue these Defendants for damages or for injunctive relief?
No. If you do not exclude yourself, you give up your right to sue any of the released parties described in the Class Settlement Agreement for released conduct until five years following the court’s approval of the settlement and the exhaustion of all appeals. You also give up your right to individually pursue injunctive relief for the same period of time except as a member of the pending proposed Rule 23(b)(2) class action (Barry’s Cut Rate Stores, Inc., et. al. v. Visa, Inc., et al., MDL No. 1720, Docket No. 05-md-01720-MKB-JO).

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HOW TO DISAGREE WITH THE SETTLEMENT
14. What if I disagree with the settlement?
You may object to the settlement for the Rule 23(b)(3) Settlement Class if you do not exclude yourself. The Court will consider your objection(s) when it decides whether or not to finally approve the settlement.
How do I tell the Court I disagree with the settlement?
You must file a Statement of Objections with the Court at this address:
United States District Court for the Eastern District of New York
Clerk of Court
225 Cadman Plaza
Brooklyn, New York 11201
You must also send a copy of your Statement of Objections to Rule 23(b)(3) Class Counsel and Counsel for the Defendants at the following addresses:
Designated Rule 23(b)(3) Class Counsel:
Alexandra S. Bernay
Robbins Geller Rudman & Dowd LLP
655 West Broadway, Suite 1900
San Diego, CA 92101
Designated Defendants’ Counsel:
Matthew A. Eisenstein
Arnold & Porter Kaye Scholer LLP
601 Massachusetts Ave., NW
Washington, DC 20001‑3743.
You must send your Statement of Objections postmarked no later than [one hundred eighty days after the Settlement Preliminary Approval Date].
What should my Statement of Objections say?
Your Statement of Objections must contain the following information:
UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF NEW YORK
_________________________________________
In re Payment Card Interchange Fee and : No. 05-MD-01720 (MKB) (JO)
Merchant Discount Antitrust Litigation :
_________________________________________:
Statement of Objections
(Merchant name) is a member of the Rule 23(b)(3) Settlement Class in the case called In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation.
(Merchant name) is a Class member because [List information that will prove you are a class member, such as your business name and address, and how long you have accepted Visa or Mastercard cards].

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(Merchant name) objects to the settlement in this lawsuit. It objects to (list what part(s) of the Settlement you disagree with, e.g. the cash settlement, Allocation Plan, notice procedures, other features.) [Note that you may also object to any requests for attorneys’ fees and expenses, or service awards for the named Rule 23(b)(3) Class Plaintiffs, as part of the same objection].
My reasons for objecting are:
The laws and evidence that support each of my objections are:
My personal information is:
Name (first, middle, last):
Address:
Phone No.:
The contact information for my lawyer (if any) is:
Can I call the Court or the Judge’s office about my objections?
No. If you have questions, you may visit the website for the settlement or call the Class Administrator.
www.PaymentCardSettlement.com
1-800-625-6440
15. Is objecting the same as being excluded?
No. Objecting means you tell the Court which part(s) of the settlement you disagree with (including the plan for distributing the settlement fund, request for attorneys’ fees and expenses, or service awards for the named Rule 23(b)(3) Class Plaintiffs).
Being excluded (also called opting-out) means you tell the Court you do not want to be part of the Rule 23(b)(3) Settlement Class.
THE LAWYERS REPRESENTING YOU
16. Who are the lawyers that represent the Rule 23(b)(3) Settlement Class?
The Court has appointed the lawyers listed below to represent you. These lawyers are called Rule 23(b)(3) Class Counsel. Many other lawyers have also worked with Rule 23(b)(3) Class Counsel to represent you in this case. Because you are a class member, you do not have to pay any of these lawyers. They will be paid from the settlement funds.
K. Craig Wildfang
Robins Kaplan LLP
2800 LaSalle Plaza
800 LaSalle Avenue
Minneapolis, MN 55402
H. Laddie Montague, Jr.
Berger Montague PC
1818 Market Street
Suite 3600
Philadelphia, PA 19103

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Patrick J. Coughlin
Robbins Geller Rudman & Dowd LLP
655 West Broadway, Suite 1900
San Diego, CA 92101
Should I hire my own lawyer?
You do not have to hire your own lawyer. But you can if you want to, at your own cost.
If you hire your own lawyer to appear in this case, you must tell the Court and send a copy of your notice to Rule 23(b)(3) Class Counsel at any of the addresses above.
17. How much will the lawyers and Rule 23(b)(3) Class Plaintiffs be paid?
For work done through final approval of the settlement by the district court, Rule 23(b)(3) Class Counsel will ask the Court for an amount that is a reasonable proportion of the settlement fund, not to exceed 10% of the settlement fund to compensate all of the lawyers and their law firms that have worked on the class case. For additional work to administer the settlement, distribute the settlement fund, and through any appeals, Rule 23(b)(3) Class Counsel may seek reimbursement at their normal hourly rates.
Rule 23(b)(3) Class Counsel will also request an award of their litigation expenses (not including the administrative costs of settlement or notice), not to exceed $40 million, and the reimbursement of each of the eight Rule 23(b)(3) Class Plaintiffs’ out of pocket expenses and a service award for each of them up to $250,000 for their representation of merchants in MDL 1720, which culminated in the Class Settlement Agreement.
The amounts to be awarded as attorneys’ fees, expenses, and Rule 23(b)(3) Class Plaintiffs’ service awards must be approved by the Court. Rule 23(b)(3) Class Counsel must file their requests for fees, expenses, and service awards with the Court by [one hundred thirty‑five days after the Settlement Preliminary Approval Date]. You can object to the requests for attorneys’ fees, expenses, and service awards in compliance with the instructions in Question 18 below.
Copies of the lawyers’ requests for fees, expenses, and service awards will be posted on the settlement website the same day they are filed.
18. How do I disagree with the requested attorneys’ fees, expenses or service awards to Rule 23(b)(3) Class Plaintiffs?
You may tell the Court you object to (disagree with) any request for attorneys’ fees and expenses or service awards to the Rule 23(b)(3) Class Plaintiffs. You may do so if you do not exclude yourself from the Rule 23(b)(3) Settlement Class. The Court will consider your objection(s) when it evaluates any request for attorneys’ fees and expenses and/or service awards to the Rule 23(b)(3) Class Plaintiffs in connection with its decision on final approval of the settlement.
To file an objection, you must file a Statement of Objections with the Court at this address:
United States District Court for the Eastern District of New York
Clerk of Court
225 Cadman Plaza
Brooklyn, New York 11201
You must also send a copy of your Statement of Objections to Rule 23(b)(3) Class Counsel and Counsel for the Defendants at the following addresses:
Designated Rule 23(b)(3) Class Counsel:
Alexandra S. Bernay
Robbins Geller Rudman & Dowd LLP

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655 West Broadway, Suite 1900
San Diego, CA 92101
Designated Defendants’ Counsel:
Matthew A. Eisenstein
Arnold & Porter Kaye Scholer LLP
601 Massachusetts Ave., NW
Washington, DC 20001‑3743.
The Clerk of Court, the attorneys for the class and defendants must receive your letter by [one hundred eighty days after the Settlement Preliminary Approval Date].
What should my Statement of Objections say?
Your Statement of Objections must contain the following information:
UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF NEW YORK
_________________________________________
In re Payment Card Interchange Fee and : No. 05-MD-01720 (MKB) (JO)
Merchant Discount Antitrust Litigation :
_________________________________________:
Statement of Objections
I am a member of the Rule 23(b)(3) Settlement Class in the case called In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation.
I am a Class member because [List information that will prove you are a class member, such as your business name and address, and how long you have accepted Visa or Mastercard cards].
I object to class counsel’s request for attorneys’ fees and expenses and/or to the request for service awards to the Rule 23(b)(3) Class Plaintiffs.
My reasons for objecting are:
The laws and evidence that support each of my objections are:
My personal information is:
Name (first, middle, last):
Address:
Phone No.:
The contact information for my lawyer (if any) is:
Can I call the Court or the Judge’s office about my objections?
No. If you have questions, you may visit the website for the settlement
www.PaymentCardSettlement.com or call the Class Administrator 1-800-625-6440

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THE COURT’S FAIRNESS HEARING
19. When and where will the Court decide whether to approve the settlement?
There will be a Fairness Hearing at __:__ _.m. on __________ __, 201_. The hearing will take place at:
United States District Court for the Eastern District of New York
225 Cadman Plaza
Brooklyn, NY 11201
We do not know how long the Court will take to make its decision.
Important! The time and date of this hearing may change without additional mailed or published notice. For updated information on the hearing, visit: www.PaymentCardSettlement.com.
Why is there a hearing?
The hearing is about whether or not the settlement is fair, adequate, and reasonable.
The Court will consider any objections and listen to class members who have asked to speak at the hearing.
The Court will also decide whether it should give its final approval of the Plaintiffs’ requests for attorneys’ fees and expenses, service awards, and other costs.
20. Do I have to come to the hearing to get my money?
No. You do not have to go to the hearing, even if you sent the Court an objection. But, you can go to the hearing or hire a lawyer to go the hearing if you want to, at your own expense.
21. What if I want to speak at the hearing?
You must file a Notice of Intention to Appear with the Court at this address:
United States District Court for the Eastern District of New York
Clerk of Court
225 Cadman Plaza
Brooklyn, New York 11201
Your Notice of Intention to Appear must be filed by [one hundred eighty days after the Settlement Preliminary Approval Date]. You must also mail a copy of your letter to Rule 23(b)(3) Class Counsel and Counsel for the Defendants at the addresses listed in Question 18.
What should my Notice of Intention to Appear say?
Your Notice of Intention to Appear must be signed and contain the following information:
UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF NEW YORK
_________________________________________
In re Payment Card Interchange Fee and : No. 05-MD-01720 (MKB) (JO)
Merchant Discount Antitrust Litigation :
_________________________________________:

•	Notice of Intention to Appear

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•	I want to speak on behalf of (Merchant name) at the Fairness Hearing for the case called In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation.
My personal information is:
Name (first, middle, last):
Address:
Phone No.:
Personal information for other people (including lawyers) who want to speak at the hearing:
IF YOU DO NOTHING
22. What happens if I do nothing?
If you do not file a claim, you cannot get money from this settlement.
If you do not exclude yourself from the Rule 23(b)(3) Settlement Class, you cannot be part of any other lawsuit against Defendants and other released parties listed in the Rule 23(b)(3) Class Settlement Agreement for released conduct. You will be bound by the Rule 23(b)(3) Settlement Class Release, except that as to the injunctive relief claims asserted in the pending proposed Rule 23(b)(2) class action captioned Barry’s Cut Rate Stores, Inc., et. al. v. Visa, Inc., et al., MDL No. 1720, Docket No. 05-md-01720-MKB-JO, you will continue to have all rights pursuant to Rule 23 of the Federal Rules of Civil Procedure which you have as a named representative plaintiff or absent class member in that action, except the right to initiate a new separate action before five (5) years following the court’s approval of the settlement and the exhaustion of all appeals.
GETTING MORE INFORMATION
23. How do I get more information?
There are several ways to get more information about the settlement.
You will find the following information at: www.PaymentCardSettlement.com:

•	The complete Superseding and Amended Class Settlement Agreement, including all attachments, and

•	Other documents related to this lawsuit.
To receive a copy of the Rule 23(b)(3) Class Settlement Agreement or other documents related to this lawsuit, you may:
Visit:         www.PaymentCardSettlement.com.
Write to:    P.O. Box 2530, Portland, OR 97208-2530, or
Email:         info@PaymentCardSettlement.com, or
Call :         1-800-625-6440 - toll-free
If you do not get a claim form in the mail or by email, you may download one at: www.PaymentCardSettlement.com, or call: 1-800-625-6440.
Please Do Not Attempt to Contact Judge Brodie or the Clerk of Court With Any Questions

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THE FULL TEXT OF THE RELEASE
24. What is the full text of the release for the Rule 23(b)(3) Settlement Class?
29.The “Rule 23(b)(3) Settlement Class Releasing Parties” are individually and collectively Rule 23(b)(3) Class Plaintiffs and each member of the Rule 23(b)(3) Settlement Class, on behalf of themselves and any of their respective past, present, or future officers, directors, stockholders, agents, employees, legal representatives, partners, associates, trustees, parents, subsidiaries, divisions, affiliates, heirs, executors, administrators, estates, purchasers, predecessors, successors, and assigns, whether or not they object to the settlement set forth in this Superseding and Amended Class Settlement Agreement, and whether or not they make a claim for payment from the Net Cash Settlement Fund.
30.The “Rule 23(b)(3) Settlement Class Released Parties” are all of the following:
(a)Visa U.S.A. Inc., Visa International Service Association, Visa International, Visa Inc., Visa Asia Pacific Region, Visa Canada Association, Visa Central & Eastern Europe, Middle East & Africa Region, Visa Latin America & Caribbean Region, Visa Europe, Visa Europe Limited, Visa Europe Services, Inc., and any other entity that now authorizes or licenses, or in the past has authorized or licensed, a financial institution to issue any Visa-Branded Cards or to acquire any Visa-Branded Card transactions.
(b)Mastercard International Incorporated, Mastercard Incorporated, and any other entity that now authorizes or licenses, or in the past has authorized or licensed, a financial institution to issue any Mastercard-Branded Cards or to acquire any Mastercard-Branded Card transactions.
(c)Bank of America, N.A.; BA Merchant Services LLC (formerly known as National Processing, Inc.); Bank of America Corporation; NB Holdings; MBNA America Bank, N.A.; and FIA Card Services, N.A.
(d)Barclays Bank plc; Barclays Delaware Holdings, LLC (formerly known as Juniper Financial Corporation); Barclays Bank Delaware (formerly known as Juniper Bank); and Barclays Financial Corp.
(e)Capital One Bank (USA), N.A.; Capital One F.S.B.; and Capital One Financial Corporation.
(f)Chase Bank USA, N.A. (and as successor to Chase Manhattan Bank USA, N.A. and Bank One, Delaware, N.A.); Paymentech, LLC (and as successor to Chase Paymentech Solutions, LLC); JPMorgan Chase & Co. (and as successor to Bank One Corporation); and JPMorgan Chase Bank, N.A. (and as successor to Washington Mutual Bank).
(g)Citibank (South Dakota), N.A.; Citibank, N.A.; Citigroup Inc.; and Citicorp.
(h)Fifth Third Bancorp.
(i)First National Bank of Omaha.
(j)HSBC Finance Corporation; HSBC Bank USA, N.A.; HSBC North America Holdings Inc.; HSBC Holdings plc; HSBC Bank plc; and HSBC U.S.A. Inc.
(k)National City Corporation and National City Bank of Kentucky.
(l)The PNC Financial Services Group, Inc. and PNC Bank, National Association.
(m)SunTrust Banks, Inc. and SunTrust Bank.
(n)Texas Independent Bancshares, Inc.

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(o)Wachovia Bank, N.A. and Wachovia Corporation.
(p)Washington Mutual, Inc.; Washington Mutual Bank; Providian National Bank (also known as Washington Mutual Card Services, Inc.); and Providian Financial Corporation.
(q)Wells Fargo & Company (and as successor to Wachovia Corporation) and Wells Fargo Bank, N.A. (and as successor to Wachovia Bank, N.A.).
(r)Each and every entity or person alleged to be a co-conspirator of any Defendant in the Third Consolidated Amended Class Action Complaint or any of the Class Actions.
(s)Each of the past, present, or future member or customer financial institutions of Visa U.S.A. Inc., Visa International Service Association, Visa Inc., Visa Europe, Visa Europe Limited, Mastercard International Incorporated, or Mastercard Incorporated.
(t)For each of the entities or persons in Paragraphs 30(a)‑(s) above, each of their respective past, present, and future, direct and indirect, parents (including holding companies), subsidiaries, affiliates, and associates (all as defined in SEC Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934), or any other entity in which more than 50% of the equity interests are held.
(u)For each of the entities or persons in Paragraphs 30(a)‑(t) above, each of their respective past, present, and future predecessors, successors, purchasers, and assigns (including acquirers of all or substantially all of the assets, stock, or other ownership interests of any of the Defendants to the extent a successor’s, purchaser’s, or acquirer’s liability is based on the Rule 23(b)(3) Settlement Class Released Parties as defined in Paragraphs 30(a)‑(t) above).
(v)For each of the entities or persons in Paragraphs 30(a)‑(u) above, each of their respective past, present, and future principals, trustees, partners, officers, directors, employees, agents, attorneys, legal or other representatives, trustees, heirs, executors, administrators, estates, shareholders, advisors, predecessors, successors, purchasers, and assigns (including acquirers of all or substantially all of the assets, stock, or other ownership interests of each of the foregoing entities to the extent a successor’s, purchaser’s, or acquirer’s liability is based on the Rule 23(b)(3) Settlement Class Released Parties as defined in Paragraphs 30(a)‑(u) above).
31.In addition to the effect of the Rule 23(b)(3) Class Settlement Order and Final Judgment entered in accordance with this Superseding and Amended Class Settlement Agreement, including but not limited to any res judicata effect, and except as provided hereinafter in Paragraphs 34 and 37 below:
(a)The Rule 23(b)(3) Settlement Class Releasing Parties hereby expressly and irrevocably waive, and fully, finally, and forever settle, discharge, and release the Rule 23(b)(3) Settlement Class Released Parties from, any and all manner of claims, demands, actions, suits, and causes of action, whether individual, class, representative, parens patriae, or otherwise in nature, for damages, restitution, disgorgement, interest, costs, expenses, attorneys’ fees, fines, civil or other penalties, or other payment of money, or for injunctive, declaratory, or other equitable relief, whenever incurred, whether directly, indirectly, derivatively, or otherwise, whether known or unknown, suspected or unsuspected, in law or in equity, that any Rule 23(b)(3) Settlement Class Releasing Party ever had, now has, or hereafter can, shall, or may have and that have accrued as of the Settlement Preliminary Approval Date or accrue no later than five years after the Settlement Final Date arising out of or relating to any conduct, acts, transactions, events, occurrences, statements, omissions, or failures to act of any Rule 23(b)(3) Settlement Class Released Party that are or have been alleged or otherwise raised in the Action, or that could have been alleged or raised in the Action relating to the subject matter thereof, or arising out of or relating to a continuation or continuing effect of any such conduct, acts, transactions, events, occurrences, statements, omissions, or failures to act. For avoidance of doubt, this release shall extend to, but only to, the fullest extent permitted by federal law.

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(b)It is expressly agreed, for purposes of clarity, that any claims arising out of or relating to any of the following conduct, acts, transactions, events, occurrences, statements, omissions, or failures to act are claims that were or could have been alleged in this Action and relate to the subject matter thereof:
(i)any interchange fees, interchange rates, or any Rule of any Visa Defendant or Mastercard Defendant relating to interchange fees, interchange rates, or to the setting of interchange fees or interchange rates with respect to any Visa-Branded Card transactions in the United States or any Mastercard-Branded Card transactions in the United States;
(ii)any Merchant Fee of any Rule 23(b)(3) Settlement Class Released Party relating to any Visa-Branded Card transactions in the United States or any Mastercard-Branded transactions in the United States;
(iii)any actual or alleged “no surcharge” rules, “honor all cards” rules, “honor all issuers” rules, “honor all devices” rules, rules requiring the honoring of all credentials or accounts, “no minimum purchase” rules, “no discounting” rules, “non-discrimination” rules, “anti-steering” rules, Rules that limit merchants in favoring or steering customers to use certain payment systems, “all outlets” rules, “no bypass” rules, “no multi-issuer” rules, “no multi-bug” rules, routing rules, cross-border acquiring rules, card authentication or cardholder verification rules, “cardholder selection” rules or requirements, PAVD rules, rules or conduct relating to routing options regarding acceptance technology for mobile, e-commerce, or online payments, or development and implementation of tokenization standards;
(iv)any reorganization, restructuring, initial or other public offering, or other corporate structuring of any Visa Defendant or Mastercard Defendant;
(v)any service of an employee or agent of any Rule 23(b)(3) Settlement Class Released Party on any board or committee of any Visa Defendant or Mastercard Defendant; or
(vi)any actual or alleged agreement (or alleged continued participation therein) (A) between or among any Visa Defendant and any Mastercard Defendant, (B) between or among any Visa Defendant or Mastercard Defendant and any other Rule 23(b)(3) Settlement Class Released Party or Parties, or (C) between or among any Defendant or Rule 23(b)(3) Settlement Class Released Party or Parties, relating to (i)‑(v) above or to any Rule 23(b)(3) Settlement Class Released Party’s imposition of, compliance with, or adherence to (i)‑(v) above.
(c)For purposes of clarity, references to the rules identified in this Paragraph 31 mean those rules as they are or were in place on or before the Settlement Preliminary Approval Date and rules in place thereafter that are substantially similar to those rules in place as of the Settlement Preliminary Approval Date.
32.Each Rule 23(b)(3) Settlement Class Releasing Party further expressly and irrevocably waives, and fully, finally, and forever settles and releases, any and all defenses, rights, and benefits that the Rule 23(b)(3) Settlement Class Releasing Party may have or that may be derived from the provisions of applicable law which, absent such waiver, may limit the extent or effect of the release contained in the preceding Paragraphs 29‑31. Without limiting the generality of the foregoing, each Rule 23(b)(3) Settlement Class Releasing Party expressly and irrevocably waives and releases any and all defenses, rights, and benefits that the Rule 23(b)(3) Settlement Class Releasing Party might otherwise have in relation to the release by virtue of the provisions of California Civil Code Section 1542 or similar laws of any other state or jurisdiction. SECTION 1542 PROVIDES: “CERTAIN CLAIMS NOT AFFECTED BY GENERAL RELEASE. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” In addition, although each Rule 23(b)(3) Settlement Class Releasing Party may hereafter discover facts other than, different from, or in addition to those that it or he or she knows or believes to be true with respect to any claims released in the preceding Paragraphs 29‑31, each Rule 23(b)(3) Settlement Class Releasing Party hereby expressly waives, and fully, finally, and forever settles,

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discharges, and releases, any known or unknown, suspected or unsuspected, contingent or non‑contingent claims within the scope of the preceding Paragraphs 29‑31, whether or not concealed or hidden, and without regard to the subsequent discovery or existence of such other, different, or additional facts. Rule 23(b)(3) Class Plaintiffs acknowledge, and the members of the Rule 23(b)(3) Settlement Class shall be deemed by operation of the Rule 23(b)(3) Class Settlement Order and Final Judgment to have acknowledged, that the foregoing waiver was separately bargained for and is a key element of this Superseding and Amended Class Settlement Agreement.
33.The release in Paragraphs 29‑32 above does not bar an investigation or action, whether denominated as parens patriae, law enforcement, or regulatory, by a state, quasi-state, or local governmental entity to vindicate sovereign or quasi-sovereign interests. The release shall bar a claim brought by a state, quasi-state, or local governmental entity to the extent that such claim is based on a state, quasi-state, or local government entity’s proprietary interests as a member of the Rule 23(b)(3) Settlement Class that has received or is entitled to receive a financial recovery in this action. The release shall also bar a claim, whether denominated as seeking damages, restitution, unjust enrichment, or other monetary relief, brought by a state, quasi-state, or local governmental entity for monetary harm sustained by natural persons, businesses, other non-state, non-quasi-state, and non-local governmental entities or private parties who themselves are eligible to be members of the Rule 23(b)(3) Settlement Class.
34.Notwithstanding anything to the contrary in Paragraphs 29‑33 above, the release in Paragraphs 29‑33 above shall not release:
(a)A Rule 23(b)(3) Settlement Class Releasing Party’s continued participation, as a named representative or non-representative class member, in Barry’s Cut Rate Stores, Inc., et al. v. Visa, Inc., et al., MDL No. 1720 Docket No. 05-md-01720-MKB-JO (“Barry’s”), solely as to injunctive relief claims alleged in Barry’s. As to all such claims for injunctive relief in Barry’s, the Rule 23(b)(3) Settlement Class Releasing Parties retain all rights pursuant to Rule 23 of the Federal Rules of Civil Procedure which they have as a named representative plaintiff or absent class member in Barry’s except the right to initiate a new separate action before five years after the Settlement Final Date. Nothing in this Paragraph shall be read to enlarge, restrict, conflict with, or affect the terms of any release or judgment to which any Rule 23(b)(3) Settlement Class Releasing Party may become bound in Barry’s, and nothing in the release in Paragraphs 29‑33 above shall be interpreted to enlarge, restrict, conflict with, or affect the request for injunctive relief that the plaintiffs in Barry’s may seek or obtain in Barry’s.
(b)Any claims asserted in B&R Supermarket, Inc., et al. v. Visa, Inc., et al., No. 17-CV-02738 (E.D.N.Y.), as of the date of the parties’ execution of this Superseding and Amended Class Settlement Agreement, that are based on allegations that payment card networks unlawfully agreed with one another to shift the liability of fraudulent payment card transactions from card-issuing financial institutions to merchants beginning in October 2015.
(c)Any claim of a Rule 23(b)(3) Settlement Class Releasing Party that is based on standard commercial disputes arising in the ordinary course of business under contracts or commercial relations regarding loans, lines of credit, or other related banking or credit relations, individual chargeback disputes, products liability, breach of warranty, misappropriation of cardholder data or invasion of privacy, compliance with technical specifications for a merchant’s acceptance of Visa-Branded Credit Cards or Debit Cards, or Mastercard-Branded Credit Cards or Debit Cards, and any other dispute arising out of a breach of any contract between any of the Rule 23(b)(3) Settlement Class Releasing Parties and any of the Rule 23(b)(3) Settlement Class Released Parties; provided, however, that Paragraphs 29‑33 above and not this Paragraph shall control in the event that any such claim challenges the legality of interchange rules, interchange rates, or interchange fees, or any other Rule, fee, charge, or other conduct covered by any of the claims released in Paragraphs 29‑33 above.
(d)Claims based only on an injury suffered as (i) a payment card network competitor of the Visa Defendants or the Mastercard Defendants, or (ii) an ATM operator that is not owned by, or directly or indirectly controlled by, one or more of the Rule 23(b)(3) Settlement Class Released Parties.

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35.Except as provided above in Paragraph 34, upon the Settlement Final Approval Date each of the Rule 23(b)(3) Settlement Class Releasing Parties agrees and covenants not to: (a) sue any of the Rule 23(b)(3) Settlement Class Released Parties on the basis of any claim released in Paragraphs 29‑33 above; (b) assist any third party in commencing or maintaining any private civil lawsuit against any Rule 23(b)(3) Settlement Class Released Party related in any way to any claim released in Paragraphs 29‑33 above; or (c) take any action or make any claim until five years after the Settlement Final Date that as of or after the Settlement Final Approval Date a Rule 23(b)(3) Settlement Class Released Party has continued to participate in, and failed to withdraw from, any alleged unlawful horizontal conspiracies or agreements relating to the claims released in Paragraphs 29‑33 above, which allegedly arise from or relate to the pre‑IPO structure or governance of any of the Visa Defendants or the pre‑IPO structure or governance of any of the Mastercard Defendants, or any Bank Defendant’s participation therein. For the avoidance of doubt, however, nothing in this Paragraph shall preclude a Rule 23(b)(3) Settlement Class Releasing Party from taking any action compelled by law or court order.
36.Each Rule 23(b)(3) Settlement Class Releasing Party further releases each of the Visa Defendants, Mastercard Defendants, and Bank Defendants, and their counsel and experts in this Action, from any claims relating to the defense and conduct of this Action, including the negotiation and terms of the Definitive Class Settlement Agreement or this Superseding and Amended Class Settlement Agreement, except for any claims relating to enforcement of this Superseding and Amended Class Settlement Agreement. Each Visa Defendant, Mastercard Defendant, and Bank Defendant releases the Rule 23(b)(3) Class Plaintiffs, the other plaintiffs in the Class Actions (except for the plaintiffs named in Barry’s), Rule 23(b)(3) Class Counsel, Rule 23(b)(3) Class Plaintiffs’ other counsel who have participated in any settlement conferences before the Court for a Class Plaintiff that executes this Superseding and Amended Class Settlement Agreement, and their respective experts in the Class Actions, from any claims relating to their institution or prosecution of the Class Actions, including the negotiation and terms of the Definitive Class Settlement Agreement or this Superseding and Amended Class Settlement Agreement, except for any claims relating to enforcement of this Superseding and Amended Class Settlement Agreement.
37.In the event that this Superseding and Amended Class Settlement Agreement is terminated pursuant to Paragraphs 61‑64 below, or any condition for the Settlement Final Approval Date is not satisfied, the release and covenant not to sue provisions of Paragraphs 29‑36 above shall be null and void and unenforceable.

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APPENDIX H - Rule 23(b)(3) Class Settlement Order and Final Judgment
UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF NEW YORK

IN RE PAYMENT CARD INTERCHANGE FEE AND MERCHANT DISCOUNT ANTITRUST LITIGATION This Document Applies to: All Cases.	No. 05‑MD‑1720 (MKB) (JO)

RULE 23(b)(3) Class Settlement Order and Final Judgment
On ________ __, 2019, the Court held a final approval hearing on (1) whether the terms and conditions of the Superseding and Amended Definitive Class Settlement Agreement of the Rule 23(b)(3) Class Plaintiffs and the Defendants, including all its Appendices, dated September 17, 2018 (the “Superseding and Amended Class Settlement Agreement”), are fair, reasonable, and adequate for the settlement of the Class Actions in MDL 1720 by the Rule 23(b)(3) Class Plaintiffs and the members of the Rule 23(b)(3) Settlement Class provisionally certified by the Court; (2) whether judgment should be entered dismissing the Defendants from the Class Actions with prejudice except from Barry’s Cut Rate Stores, Inc., et al. v. Visa, Inc., et al. (“Barry’s”); and (3) whether the terms of the Plan of Administration and Distribution in Appendix I to the Superseding and Amended Class Settlement Agreement are fair, reasonable, and adequate for allocating the settlement proceeds among the members of the Rule 23(b)(3) Settlement Class.
The Court having considered all papers filed concerning the Superseding and Amended Class Settlement Agreement, and all matters submitted to the Court at the final approval hearing and otherwise, hereby FINDS, with all terms used herein having the same meanings set forth and defined in the Superseding and Amended Class Settlement Agreement, that:

A.    This Court has jurisdiction over the Rule 23(b)(3)Class Plaintiffs, all members of the Rule 23(b)(3) Settlement Class, and the Defendants, and jurisdiction to finally approve the Superseding and Amended Class Settlement Agreement.
B.    The notice and exclusion procedures provided to the Rule 23(b)(3) Settlement Class, including but not limited to the methods of identifying and notifying members of the Rule 23(b)(3) Settlement Class, were fair, adequate, and sufficient, constituted the best practicable notice under the circumstances, and were reasonably calculated to apprise members of the Rule 23(b)(3) Settlement Class of the Action, the terms of the Superseding and Amended Class Settlement Agreement, and their objection rights, and to apprise members of the Rule 23(b)(3) Settlement Class of their exclusion rights, and fully satisfied the requirements of Federal Rule of Civil Procedure 23, any other applicable laws or rules of the Court, and due process.
C.    The notice requirements of the Class Action Fairness Act, 28 U.S.C. § 1715, have been met.
D.    The Court has held a final approval hearing to consider the fairness, reasonableness, and adequacy of the Superseding and Amended Class Settlement Agreement, and has been advised of all objections to the Superseding and Amended Class Settlement Agreement and has given due consideration thereto.
E.    The Superseding and Amended Class Settlement Agreement, including its consideration and release provisions:
(1)    was entered into in good faith, following arm’s-length negotiations, and was not collusive;
(2)    is fair, reasonable, and adequate, and is in the best interests of the Rule 23(b)(3) Settlement Class;

(3)    is consistent with the requirements of federal law and all applicable court rules, including Federal Rule of Civil Procedure 23; and
(4)    was entered into at a time when the record was sufficiently developed and complete to enable the Rule 23(b)(3) Class Plaintiffs and the Defendants to have adequately evaluated and considered all terms of the Superseding and Amended Class Settlement Agreement.
F.    The Plan of Administration and Distribution contained in Appendix I to the Superseding and Amended Class Settlement Agreement is fair, reasonable, and adequate, including for the submission, processing, and allocation of claims by members of the Rule 23(b)(3) Settlement Class.
ACCORDINGLY, pursuant to Federal Rule of Civil Procedure 23(e), the Superseding and Amended Class Settlement Agreement, the terms and conditions of which are hereby incorporated by reference, are hereby fully and finally APPROVED by the Court.
NOW, THEREFORE, based on good cause appearing therefor, [and as set forth in the accompanying opinion,] it is hereby ORDERED, ADJUDGED, and DECREED that:
1.    Based on and pursuant to the class action criteria of Federal Rules of Civil Procedure 23(a) and 23(b)(3), the Court finds that the requirements of Rule 23(a) and (b)(3) have been met and finally certifies, for settlement purposes only, a Rule 23(b)(3) Settlement Class, consisting of all persons, businesses, and other entities that have accepted any Visa-Branded Cards and/or Mastercard-Branded Cards in the United States at any time from January 1, 2004 to the Settlement Preliminary Approval Date, except that the Rule 23(b)(3) Settlement Class shall not include (a) the Dismissed Plaintiffs, (b) the United States government, (c) the named Defendants in this Action or their directors, officers, or members of their families, or (d) financial institutions that have issued Visa-Branded Cards or Mastercard-Branded Cards or acquired Visa-Branded Card transactions or Mastercard-Branded Card transactions at any time from January 1, 2004 to the Settlement Preliminary Approval Date.

2.    Attached as Exhibit 1 hereto is a list of the members of the Rule 23(b)(3) Settlement Class that timely and validly excluded themselves from that Class and became Opt Outs.
3.    In the event of termination of the Superseding and Amended Class Settlement Agreement as provided therein, certification of the Rule 23(b)(3) Settlement Class shall automatically be vacated and each Defendant may fully contest certification of any class as if no Rule 23(b)(3) Settlement Class had been certified.
4.    The Rule 23(b)(3) Class Plaintiffs shall continue to serve as representatives of the Rule 23(b)(3) Settlement Class. The law firms of Robins Kaplan LLP, Berger Montague PC, and Robbins Geller Rudman & Dowd LLP shall continue to serve as Rule 23(b)(3) Class Counsel for the Rule 23(b)(3) Settlement Class.
5.    The definition of the proposed class in the Third Consolidated Amended Class Action Complaint, filed in MDL 1720 on or about October 27, 2017, is hereby amended to be the same as the Rule 23(b)(3) Settlement Class finally certified above.
6.    Rule 23(b)(3) Class Counsel, the Visa Defendants, the Mastercard Defendants, and the Bank Defendants shall continue to maintain the Class Settlement Cash Escrow Account as provided in the Superseding and Amended Class Settlement Agreement and the Amended and Restated Class Settlement Cash Escrow Agreement and the Amended and Restated Class Settlement Interchange Escrow Agreement (attached as Appendices C and D to the Superseding and Amended Class Settlement Agreement).
7.    Within ten business days after the entry of this Rule 23(b)(3) Class Settlement Order and Final Judgment, the Escrow Agent shall (a) make a Class Exclusion Takedown Payment from the Class Settlement Cash Escrow Account of $___________ to an account that the Visa Defendants shall designate, and (b) make a Class Exclusion Takedown Payment from the Class Settlement Cash Escrow Account of $___________ to an account or accounts that the Mastercard Defendants and the Bank

Defendants shall designate. Both of those payments shall be made regardless of any appeal or other challenge made to the Class Exclusion Takedown Payments or their amounts, as provided in Paragraph 21 of the Superseding and Amended Class Settlement Agreement.
8.    Subject to Paragraphs 27‑28 and the other terms of the Superseding and Amended Class Settlement Agreement, as consideration for the settlement of the Class Actions in MDL 1720 except for Barry’s, members of the Rule 23(b)(3) Settlement Class shall be entitled to make claims for money payments from and enjoy the benefits of money payments from the Net Cash Settlement Fund. The Net Cash Settlement Fund will be the amount in the Class Settlement Cash Escrow Account, including the Additional Payment Amount and the amounts to be transferred from the Class Settlement Interchange Escrow Account to the Class Settlement Cash Escrow Account, as reduced by (i) the Taxes and administrative costs related to the Class Settlement Cash Escrow Account, (ii) the Class Exclusion Takedown Payments, and (iii) any other payments approved by the Court and that are permitted under Paragraphs 19‑26 of the Superseding and Amended Class Settlement Agreement, including for Attorneys’ Fee Awards, Expense Awards, Rule 23(b)(3) Class Plaintiffs’ Service Awards, and Settlement Administration Costs. The Net Cash Settlement Fund shall be distributed to eligible members of the Rule 23(b)(3) Settlement Class pursuant to the claims process specified in the Plan of Administration and Distribution contained in Appendix I to the Superseding and Amended Class Settlement Agreement.
9.    The terms and provisions of the Fourth Amended Protective Order, filed on October 29, 2009, and approved by the Court on October 30, 2009, and the terms and provisions of the Protective Order filed on April 3, 2015 on the 14-md-01720 docket and approved by the Court on April 9, 2015, shall survive and continue in effect through and after entry of this Rule 23(b)(3) Class Settlement Order and Final Judgment.
10.    Nothing in the Superseding and Amended Class Settlement Agreement or this Rule 23(b)(3) Class Settlement Order and Final Judgment is or shall be deemed or construed to be an admission or evidence of any violation of any statute or law or of any liability or wrongdoing by any of the Defendants, or of the truth or validity or lack of truth or validity of any of the claims or allegations alleged in any of the Class Actions in MDL 1720.
11.    Nothing in this Rule 23(b)(3) Class Settlement Order and Final Judgment is intended to or shall modify the terms of the Superseding and Amended Class Settlement Agreement.
12.    Rule 23(b)(3) Class Plaintiffs and Rule 23(b)(3) Class Counsel shall provide to the Visa Defendants, the MasterCard Defendants, and the Bank Defendants such information as they may reasonably request regarding the claims made by, and payments made to, members of the Rule 23(b)(3) Settlement Class from the Cash Settlement Cash Escrow Account, which information may be produced subject to the terms of the operative protective orders in this Action that address the production of confidential and highly confidential information.
13.    All the Class Actions consolidated in MDL 1720, listed in Appendix A to the Superseding and Amended Class Settlement Agreement and in Exhibit 2 hereto, including all claims against the Defendants in those Class Actions, are hereby dismissed with prejudice, with each party to bear its own costs, except for Barry’s.
14.    Each member of the Rule 23(b)(3) Settlement Class and each Rule 23(b)(3) Settlement Class Releasing Party unconditionally, fully, and finally releases and forever discharges the Defendants and each of the other Rule 23(b)(3) Settlement Class Released Parties from all claims released in the Superseding and Amended Class Settlement Agreement, and waives any rights to the protections afforded under California Civil Code §1542 and/or any other similar, comparable, or equivalent laws.
15.    Specifically, the members of the Rule 23(b)(3) Settlement Class provide the following release and covenant not to sue:
A.    The “Rule 23(b)(3) Settlement Class Releasing Parties” are individually and collectively Rule 23(b)(3) Class Plaintiffs and each member of the Rule 23(b)(3)

Settlement Class, on behalf of themselves and any of their respective past, present, or future officers, directors, stockholders, agents, employees, legal representatives, partners, associates, trustees, parents, subsidiaries, divisions, affiliates, heirs, executors, administrators, estates, purchasers, predecessors, successors, and assigns, whether or not they object to the settlement set forth in the Superseding and Amended Class Settlement Agreement, and whether or not they make a claim for payment from the Net Cash Settlement Fund.
B.    The “Rule 23(b)(3) Settlement Class Released Parties” are all of the following:
(a)    Visa U.S.A. Inc., Visa International Service Association, Visa International, Visa Inc., Visa Asia Pacific Region, Visa Canada Association, Visa Central & Eastern Europe, Middle East & Africa Region, Visa Latin America & Caribbean Region, Visa Europe, Visa Europe Limited, Visa Europe Services, Inc., and any other entity that now authorizes or licenses, or in the past has authorized or licensed, a financial institution to issue any Visa-Branded Cards or to acquire any Visa-Branded Card transactions.
(b)    Mastercard International Incorporated, Mastercard Incorporated, and any other entity that now authorizes or licenses, or in the past has authorized or licensed, a financial institution to issue any Mastercard-Branded Cards or to acquire any Mastercard-Branded Card transactions.
(c)    Bank of America, N.A.; BA Merchant Services LLC (formerly known as National Processing, Inc.); Bank of America Corporation; NB Holdings; MBNA America Bank, N.A.; and FIA Card Services, N.A.
(d)    Barclays Bank plc; Barclays Delaware Holdings, LLC (formerly known as Juniper Financial Corporation); Barclays Bank Delaware (formerly known as Juniper Bank); and Barclays Financial Corp.
(e)    Capital One Bank (USA), N.A.; Capital One F.S.B.; and Capital One Financial Corporation.
(f)    Chase Bank USA, N.A. (and as successor to Chase Manhattan Bank USA, N.A. and Bank One Delaware, N.A.); Paymentech, LLC (and as successor to Chase Paymentech Solutions, LLC); JPMorgan Chase & Co. (and as successor to Bank One Corporation); and JPMorgan Chase Bank, N.A. (and as successor to Washington Mutual Bank).
(g)    Citibank (South Dakota), N.A.; Citibank, N.A.; Citigroup Inc.; and Citicorp.
(h)    Fifth Third Bancorp.
(i)    First National Bank of Omaha.
(j)    HSBC Finance Corporation; HSBC Bank USA, N.A.; HSBC North America Holdings Inc.; HSBC Holdings plc; HSBC Bank plc; and HSBC U.S.A. Inc.
(k)    National City Corporation and National City Bank of Kentucky.

(l)    The PNC Financial Services Group, Inc. and PNC Bank, National Association.
(m)    SunTrust Banks, Inc. and SunTrust Bank.
(n)    Texas Independent Bancshares, Inc.
(o)    Wachovia Bank, N.A. and Wachovia Corporation.
(p)    Washington Mutual, Inc.; Washington Mutual Bank; Providian National Bank (also known as Washington Mutual Card Services, Inc.); and Providian Financial Corporation.
(q)    Wells Fargo & Company (and as successor to Wachovia Corporation) and Wells Fargo Bank, N.A. (and as successor to Wachovia Bank, N.A.).
(r)    Each and every entity or person alleged to be a co‑conspirator of any Defendant in the Third Consolidated Amended Class Action Complaint or any of the Class Actions.
(s)    Each of the past, present, or future member or customer financial institutions of Visa U.S.A. Inc., Visa International Service Association, Visa Inc., Visa Europe, Visa Europe Limited, Mastercard International Incorporated, or Mastercard Incorporated.
(t)    For each of the entities or persons in Paragraphs B(a)‑(s) above, each of their respective past, present, and future, direct and indirect, parents (including holding companies), subsidiaries, affiliates, and associates (all as defined in SEC Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934), or any other entity in which more than 50% of the equity interests are held.
(u)    For each of the entities or persons in Paragraphs B(a)‑(t) above, each of their respective past, present, and future predecessors, successors, purchasers, and assigns (including acquirers of all or substantially all of the assets, stock, or other ownership interests of any of the Defendants to the extent a successor’s, purchaser’s, or acquirer’s liability is based on the Rule 23(b)(3) Settlement Class Released Parties as defined in Paragraphs B(a)‑(t) above).
(v)    For each of the entities or persons in Paragraphs B(a)‑(u) above, each of their respective past, present, and future principals, trustees, partners, officers, directors, employees, agents, attorneys, legal or other representatives, trustees, heirs, executors, administrators, estates, shareholders, advisors, predecessors, successors, purchasers, and assigns (including acquirers of all or substantially all of the assets, stock, or other ownership interests of each of the foregoing entities to the extent a successor’s, purchaser’s, or acquirer’s liability is based on the Rule 23(b)(3) Settlement Class Released Parties as defined in Paragraphs B(a)‑(u) above).
C.    In addition to the effect of the Rule 23(b)(3) Class Settlement Order and Final Judgment entered in accordance with the Superseding and Amended Class Settlement Agreement, including but not limited to any res judicata effect, and except as provided hereinafter in Paragraphs F and I below:

(a)    The Rule 23(b)(3) Settlement Class Releasing Parties hereby expressly and irrevocably waive, and fully, finally, and forever settle, discharge, and release the Rule 23(b)(3) Settlement Class Released Parties from, any and all manner of claims, demands, actions, suits, and causes of action, whether individual, class, representative, parens patriae, or otherwise in nature, for damages, restitution, disgorgement, interest, costs, expenses, attorneys’ fees, fines, civil or other penalties, or other payment of money, or for injunctive, declaratory, or other equitable relief, whenever incurred, whether directly, indirectly, derivatively, or otherwise, whether known or unknown, suspected or unsuspected, in law or in equity, that any Rule 23(b)(3) Settlement Class Releasing Party ever had, now has, or hereafter can, shall, or may have and that have accrued as of the Settlement Preliminary Approval Date or accrue no later than five years after the Settlement Final Date arising out of or relating to any conduct, acts, transactions, events, occurrences, statements, omissions, or failures to act of any Rule 23(b)(3) Settlement Class Released Party that are or have been alleged or otherwise raised in the Action, or that could have been alleged or raised in the Action relating to the subject matter thereof, or arising out of or relating to a continuation or continuing effect of any such conduct, acts, transactions, events, occurrences, statements, omissions, or failures to act. For avoidance of doubt, this release shall extend to, but only to, the fullest extent permitted by federal law.
(b)    It is expressly agreed, for purposes of clarity, that any claims arising out of or relating to any of the following conduct, acts, transactions, events, occurrences, statements, omissions, or failures to act are claims that were or could have been alleged in this Action and relate to the subject matter thereof:
(i)    any interchange fees, interchange rates, or any Rule of any Visa Defendant or Mastercard Defendant relating to interchange fees, interchange rates, or to the setting of interchange fees or interchange rates with respect to any Visa-Branded Card transactions in the United States or any Mastercard-Branded Card transactions in the United States;
(ii)    any Merchant Fee of any Rule 23(b)(3) Settlement Class Released Party relating to any Visa-Branded Card transactions in the United States or any Mastercard-Branded transactions in the United States;
(iii)    any actual or alleged “no surcharge” rules, “honor all cards” rules, “honor all issuers” rules, “honor all devices” rules, rules requiring the honoring of all credentials or accounts, “no minimum purchase” rules, “no discounting” rules, “non-discrimination” rules, “anti-steering” rules, Rules that limit merchants in favoring or steering customers to use certain payment systems, “all outlets” rules, “no bypass” rules, “no multi-issuer” rules, “no multi-bug” rules, routing rules, cross-border acquiring rules, card authentication or cardholder verification rules, “cardholder selection” rules or requirements, PAVD rules, rules or conduct relating to routing options regarding acceptance technology for mobile, e-commerce, or online payments, or development and implementation of tokenization standards;
(iv)    any reorganization, restructuring, initial or other public offering, or other corporate structuring of any Visa Defendant or Mastercard Defendant;

(v)    any service of an employee or agent of any Rule 23(b)(3) Settlement Class Released Party on any board or committee of any Visa Defendant or Mastercard Defendant; or
(vi)    any actual or alleged agreement (or alleged continued participation therein) (A) between or among any Visa Defendant and any Mastercard Defendant, (B) between or among any Visa Defendant or Mastercard Defendant and any other Rule 23(b)(3) Settlement Class Released Party or Parties, or (C) between or among any Defendant or Rule 23(b)(3) Settlement Class Released Party or Parties, relating to (i)‑(v) above or to any Rule 23(b)(3) Settlement Class Released Party’s imposition of, compliance with, or adherence to (i)‑(v) above.
(c)    For purposes of clarity, references to the rules identified in this Paragraph C mean those rules as they are or were in place on or before the Settlement Preliminary Approval Date and rules in place thereafter that are substantially similar to those rules in place as of the Settlement Preliminary Approval Date.
D.    Each Rule 23(b)(3) Settlement Class Releasing Party further expressly and irrevocably waives, and fully, finally, and forever settles and releases, any and all defenses, rights, and benefits that the Rule 23(b)(3) Settlement Class Releasing Party may have or that may be derived from the provisions of applicable law which, absent such waiver, may limit the extent or effect of the release contained in the preceding Paragraphs A‑C. Without limiting the generality of the foregoing, each Rule 23(b)(3) Settlement Class Releasing Party expressly and irrevocably waives and releases any and all defenses, rights, and benefits that the Rule 23(b)(3) Settlement Class Releasing Party might otherwise have in relation to the release by virtue of the provisions of California Civil Code Section 1542 or similar laws of any other state or jurisdiction. SECTION 1542 PROVIDES: “CERTAIN CLAIMS NOT AFFECTED BY GENERAL RELEASE. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” In addition, although each Rule 23(b)(3) Settlement Class Releasing Party may hereafter discover facts other than, different from, or in addition to those that it or he or she knows or believes to be true with respect to any claims released in the preceding Paragraphs  A‑C, each Rule 23(b)(3) Settlement Class Releasing Party hereby expressly waives, and fully, finally, and forever settles, discharges, and releases, any known or unknown, suspected or unsuspected, contingent or non‑contingent claims within the scope of the preceding Paragraphs  A‑C, whether or not concealed or hidden, and without regard to the subsequent discovery or existence of such other, different, or additional facts. Rule 23(b)(3) Class Plaintiffs acknowledge, and the members of the Rule 23(b)(3) Settlement Class shall be deemed by operation of the Rule 23(b)(3) Class Settlement Order and Final Judgment to have acknowledged, that the foregoing waiver was separately bargained for and is a key element of this Superseding and Amended Class Settlement Agreement.
E.    The release in Paragraphs A‑D above does not bar an investigation or action, whether denominated as parens patriae, law enforcement, or regulatory, by a state, quasi-state, or local governmental entity to vindicate sovereign or quasi-sovereign interests. The release shall bar a claim brought by a state, quasi-state, or local governmental entity to the extent that such claim is based on a state, quasi-state, or local government entity’s proprietary interests as a member of the Rule 23(b)(3) Settlement Class that has received or is entitled to receive a financial recovery in this action. The release shall also bar a claim, whether denominated as seeking damages, restitution, unjust enrichment, or other monetary relief, brought by a state, quasi-state, or local governmental entity for monetary harm sustained by natural persons, businesses, other non-state, non-quasi-state, and non-local governmental entities or private parties who themselves are eligible to be members of the Rule 23(b)(3) Settlement Class.
F.    Notwithstanding anything to the contrary in Paragraphs A‑E above, the release in Paragraphs A‑E above shall not release:
(a)    A Rule 23(b)(3) Settlement Class Releasing Party’s continued participation, as a named representative or non-representative class member, in Barry’s Cut Rate Stores, Inc., et al. v. Visa, Inc., et al., MDL No. 1720 Docket No. 05-md-01720-MKB-JO (“Barry’s”), solely as to injunctive relief claims alleged in Barry’s. As to all such claims for injunctive relief in Barry’s, the Rule 23(b)(3) Settlement Class Releasing Parties retain all rights pursuant to Rule 23 of the Federal Rules of Civil Procedure which they have as a named representative plaintiff or absent class member in Barry’s except the right to initiate a new separate action before five years after the Settlement Final Date. Nothing in this Paragraph shall be read to enlarge, restrict, conflict with, or affect the terms of any release or judgment to which any Rule 23(b)(3) Settlement Class Releasing Party may become bound in Barry’s, and nothing in the release in Paragraphs A‑E above shall be interpreted to enlarge, restrict, conflict with, or affect the request for injunctive relief that the plaintiffs in Barry’s may seek or obtain in Barry’s.
(b)    Any claims asserted in B&R Supermarket, Inc., et al. v. Visa, Inc., et al., No. 17-CV-02738 (E.D.N.Y.), as of the date of the parties’ execution of this Superseding and Amended Class Settlement Agreement, that are based on allegations that payment card networks unlawfully agreed with one another to shift the liability of fraudulent payment card transactions from card-issuing financial institutions to merchants beginning in October 2015.
(c)    Any claim of a Rule 23(b)(3) Settlement Class Releasing Party that is based on standard commercial disputes arising in the ordinary course of business under contracts or commercial relations regarding loans, lines of credit, or other related banking or credit relations, individual chargeback disputes, products liability, breach of warranty, misappropriation of cardholder data or invasion of privacy, compliance with technical specifications for a merchant’s acceptance of Visa-Branded Credit Cards or Debit Cards, or Mastercard-Branded Credit Cards or Debit Cards, and any other dispute arising out of a breach of any contract between any of the Rule 23(b)(3) Settlement Class Releasing Parties and any of the Rule 23(b)(3) Settlement Class Released Parties; provided, however, that Paragraphs A‑E above and not this Paragraph shall control in the event that any such claim challenges the legality of interchange rules, interchange rates, or interchange fees, or any other Rule, fee, charge, or other conduct covered by any of the claims released in Paragraphs A‑E above.
(d)    Claims based only on an injury suffered as (i) a payment card network competitor of the Visa Defendants or the Mastercard Defendants, or (ii) an ATM operator that is not owned by, or directly or indirectly controlled by, one or more of the Rule 23(b)(3) Settlement Class Released Parties.

G.    Except as provided above in Paragraph F, upon the Settlement Final Approval Date each of the Rule 23(b)(3) Settlement Class Releasing Parties agrees and covenants not to: (a) sue any of the Rule 23(b)(3) Settlement Class Released Parties on the basis of any claim released in Paragraphs A‑E above; (b) assist any third party in commencing or maintaining any private civil lawsuit against any Rule 23(b)(3) Settlement Class Released Party related in any way to any claim released in Paragraphs A‑E above; or (c) take any action or make any claim until five years after the Settlement Final Date that as of or after the Settlement Final Approval Date a Rule 23(b)(3) Settlement Class Released Party has continued to participate in, and failed to withdraw from, any alleged unlawful horizontal conspiracies or agreements relating to the claims released in Paragraphs A‑E above, which allegedly arise from or relate to the pre‑IPO structure or governance of any of the Visa Defendants or the pre‑IPO structure or governance of any of the Mastercard Defendants, or any Bank Defendant’s participation therein. For the avoidance of doubt, however, nothing in this Paragraph shall preclude a Rule 23(b)(3) Settlement Class Releasing Party from taking any action compelled by law or court order.
H.    Each Rule 23(b)(3) Settlement Class Releasing Party further releases each of the Visa Defendants, Mastercard Defendants, and Bank Defendants, and their counsel and experts in this Action, from any claims relating to the defense and conduct of this Action, including the negotiation and terms of the Definitive Class Settlement Agreement or the Superseding and Amended Class Settlement Agreement, except for any claims relating to enforcement of the Superseding and Amended Class Settlement Agreement. Each Visa Defendant, Mastercard Defendant, and Bank Defendant releases the Rule 23(b)(3) Class Plaintiffs, the other plaintiffs in the Class Actions (except for the plaintiffs named in Barry’s), Rule 23(b)(3) Class Counsel, Rule 23(b)(3) Class Plaintiffs’ other counsel who have participated in any settlement conferences before the Court for a Class Plaintiff that executes the Superseding and Amended Class Settlement Agreement, and their respective experts in the Class Actions, from any claims relating to their institution or prosecution of the Class Actions, including the negotiation and terms of the Definitive Class Settlement Agreement or the Superseding and Amended Class Settlement Agreement, except for any claims relating to enforcement of the Superseding and Amended Class Settlement Agreement.
I.    In the event that the Superseding and Amended Class Settlement Agreement is terminated pursuant to Paragraphs 61‑64 of the Superseding and Amended Class Settlement Agreement, or any condition for the Settlement Final Approval Date is not satisfied, the release and covenant not to sue provisions of Paragraphs A‑H above shall be null and void and unenforceable.
16.    All members of the Rule 23(b)(3) Settlement Class, and those subject to their control, are hereby enjoined and forever barred from commencing, maintaining, or participating in, or permitting another to commence, maintain, or participate in on its behalf, any claims released against Rule 23(b)(3) Settlement Class Released Parties, as set for the in the release and covenant not to sue provisions in Paragraph 15 above; provided, however, for purposes of clarity, that members of the Rule 23(b)(3)

Settlement Class may continue to prosecute or participate in injunctive relief claims in Barry’s as provided in Paragraph 15(F)(a) above.
17.    Without affecting the finality of this judgment in any way, and as further provided in Paragraphs 65‑68 of the Superseding and Amended Class Settlement Agreement, this Court hereby retains continuing jurisdiction in MDL 1720 over the Rule 23(b)(3) Class Plaintiffs, the members of the Rule 23(b)(3) Settlement Class, and the Defendants to implement, administer, consummate, and enforce the Superseding and Amended Class Settlement Agreement and this Rule 23(b)(3) Class Settlement Order and Final Judgment, including any disputes relating to, or arising out of, the release and covenant not to sue of the Rule 23(b)(3) Settlement Class or any claim for payment from the Class Settlement Cash Escrow Account.
18.    The Rule 23(b)(3) Class Plaintiffs, members of the Rule 23(b)(3) Settlement Class, and the Defendants irrevocably submit to the exclusive jurisdiction of this Court for the resolution of any matter covered by the Superseding and Amended Class Settlement Agreement, this Rule 23(b)(3) Class Settlement Order and Final Judgment, or the applicability of the Superseding and Amended Class Settlement Agreement or this Rule 23(b)(3) Class Settlement Order and Final Judgment. All applications to the Court with respect to any aspect of the Superseding and Amended Class Settlement Agreement or this Rule 23(b)(3) Class Settlement Order and Final Judgment shall be presented to and determined by United States District Court Judge Margo K. Brodie for resolution as a matter within the scope of MDL 1720, or, if she is not available, any other District Court Judge designated by the Court.
19.    In the event that the provisions of this Superseding and Amended Class Settlement Agreement or the Rule 23(b)(3) Class Settlement Order and Final Judgment are asserted by any Defendant or other Rule 23(b)(3) Settlement Class Released Party as a ground for a defense, in whole or in part, to any claim or cause of action, or are otherwise raised as an objection in any other suit, action, or proceeding by a Rule 23(b)(3) Class Plaintiff or member of the Rule 23(b)(3) Settlement Class, the Rule

23(b)(3) Settlement Class Released Party shall be entitled to an immediate stay of that suit, action, or proceeding until after this Court has entered an order or judgment determining any issues relating to the defense or objections based on such provisions, and no further judicial review of such order or judgment is possible.
20.    This Rule 23(b)(3) Class Settlement Order and Final Judgment terminates and disposes of all claims against the Defendants in the Class Actions in MDL 1720, except for the injunctive relief claims alleged by the named plaintiffs in Barry’s. There is no just reason for delay in entering final judgment. The Court hereby directs the Clerk to enter judgment forthwith in accordance with the terms of this Rule 23(b)(3) Class Settlement Order and Final Judgment, which judgment shall be final and appealable.

DATED: _________________________        ____________________________________
THE HONORABLE JUDGE MARGO K. BRODIE
UNITED STATES DISTRICT JUDGE

APPENDIX I - Plan of Administration and Distribution

I.	Introduction
This Plan of Administration and Distribution (“Plan”) shall govern the administration and distribution of the Net Cash Settlement Fund (the “Cash Fund”). The procedures the Class Administrator will use to administer and pay claims made by members of the Rule 23(b)(3) Settlement Class to the Cash Fund are described in Section II below.1

II.	Funds to Be Distributed to Class Members

A.	Cash Fund
The Cash Fund shall consist of the funds in the Class Settlement Escrow Account, plus an additional $900,000,000 to be paid by Defendants to the Class Settlement Cash Escrow Account, plus the funds in the Class Settlement Interchange Escrow Account that are to be transferred to the Class Settlement Cash Escrow Account, and any interest earned, less, as approved by the Court: (i) the Taxes and administrative costs related to the Class Settlement Cash Escrow Account and the Class Settlement Interchange Escrow Account; (ii) the Class Exclusion Takedown Payments2; and (iii) any other payments approved by the Court, including for Attorneys’ Fee Awards, Expense Awards, Rule 23(b)(3) Class Plaintiffs’ Service Awards, and Settlement Administration Costs.

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1 All capitalized words have the meanings set forth in the Definitions section of the Superseding and Amended Class Settlement Agreement, or as defined in this Plan.
2 Class Exclusions Takedown Payments shall be made to the Visa Defendants, and to the Mastercard Defendants and Bank Defendants, to account for certain Opt Outs, in a total amount not to exceed $700,000,000, as calculated in the manner set forth in Paragraphs 21‑23 of the Superseding and Amended Class Settlement Agreement.

B.	Distribution of Cash Fund to Claimants
Rule 23(b)(3) Class Counsel propose distributing the Cash Fund to members of the Rule 23(b)(3) Settlement Class entitled to receive a payment from the Cash Fund (“Claimants”) through a process that: (a) is fair and equitable; (b) distributes the Cash Fund in accordance with the relative economic interests of the Claimants as measured by the Interchange Fee amounts attributable to their Visa- and Mastercard-Branded Card transactions during the Class Period (“Interchange Fees Paid”); and (c) ensures that the administration is as simple and cost-effective and imposes as minimal a burden on Claimants as possible. The Plan will rely, to the extent possible, on data available to Rule 23(b)(3) Class Counsel and the Class Administrator to achieve these goals.
Rule 23(b)(3) Class Plaintiffs claim that the Defendants’ challenged conduct damaged class members by increasing the amount of Interchange Fees Paid attributable to class members on their Visa- and Mastercard-Branded Credit and Debit Card transactions during the Class Period. Thus, the Plan proposes to determine the amount of Interchange Fees Paid attributable to each Claimant during the Class Period based upon the best available information or a reasonable estimate and allocate the settlement fund based on Interchange Fees Paid, with no reductions based on rebates, marketing support or promotional payments, or other consideration received.

C.	Pro Rata Distribution
Once the Class Administrator estimates Interchange Fees Paid attributable to each Claimant on Visa- and Mastercard-Branded Card transactions during the Class Period in the manner described below, it will be able to calculate the total of such Interchange Fees Paid attributable to all Claimants. Each Claimant will receive its pro rata share of the Cash Fund based on the Claimant’s Interchange Fees Paid as compared to the total amount of Interchange Fees Paid attributable to all Claimants. Distribution will be made to Claimants, after the Settlement Final Date (i.e., after all appeals are concluded) and after substantially all claims have been processed and approved by the Court.

D.	Claim Determination
Based on prior review of the available sources of data, as explained below, data produced by Visa will be the initial source used for estimating or determining Interchange Fees Paid to each Claimant. Data obtained by Rule 23(b)(3) Class Counsel from Mastercard, the Bank Defendants, non-defendant acquiring banks and independent service organizations (“ISO’s”) subpoenaed by Rule 23(b)(3) Class Counsel, and from Claimants themselves may also be used for estimating or determining Interchange Fees Paid for Claimants.

E.	Data Used to Value Claims
Pursuant to the prior Definitive Class Settlement Agreement, in 2012 Class Counsel received data to effectuate a notice plan and begin a settlement class claims process. Based on a review that data, as well as analysis conducted by experts, the Class Administrator, and Rule 23(b)(3) Class Counsel, it is believed that the transactional data obtained from Visa contains the vast majority of Interchange Fees Paid attributable to Visa-Branded Card transactions by members of the Rule 23(b)(3) Settlement Class during the Class Period. The initial database on which the Class Administrator will rely to determine and estimate Interchange Fees Paid is a Visa database known as the SQL-AIM Database (also referred to as the “Visa Transactional Database”). This database generally identifies, among other things, the amount of Interchange Fees Paid on Visa-Branded Card transactions during the Class Period. Visa has produced the SQL-AIM Database for the period commencing in January 2004, and will be supplementing that production with data through the end of the Class Period. The SQL-AIM Database includes all U.S. Visa-Branded Card transactions processed through the Visa system. For some merchants, the SQL-AIM Database also provides merchant identifying information. For most Claimants the Class Administrator will also rely on other data, when reasonably available, produced by Visa, Mastercard, certain Bank Defendants, non-defendant acquiring banks, ISO’s and Claimants, to supply or supplement merchant identifying information, and will combine that identifying information with the Interchange Fees Paid information in the SQL-AIM Database. For example, Visa also has produced a second database, known as the Visa Merchant Profile Database, or VMPD, that provides some merchant identifying information in the Class Period for a large portion of the Rule 23(b)(3) Settlement Class.
The Class Administrator may also use the transactional database maintained by Mastercard and additional available data to determine a Claimant’s Interchange Fees Paid. The Class Administrator may well determine that due to limitations in available data, many Claimants’ Interchange Fees Paid on Mastercard-Branded Card transactions will need to be estimated using data from Visa databases and reasonable assumptions concerning Mastercard-Branded Card transaction volume relative to Visa-Branded Card transaction volume and other pertinent information. Claimants also may submit information regarding Interchange Fees Paid on their Mastercard-Branded Card transactions or Visa-Branded Card transactions or regarding their Mastercard-Branded Card transaction volume relative to their Visa-Branded Card transaction volume.
In order to link transactional information to individual members of the Rule 23(b)(3) Settlement Class, the Class Administrator will rely on merchant identifying information produced by Visa, Mastercard, and various acquirers.
Where the Claimant is located in the data obtained by Rule 23(b)(3) Class Counsel, the face value of its claim will be equal to the amount of actual Interchange Fees Paid on Visa-Branded Card transactions and Mastercard-Branded Card transactions, as reflected in that data, or if needed, the amount of Interchange Fees Paid on either Visa-Branded Card transactions or Mastercard-Branded Card transactions plus the relative estimated Interchange Fees Paid on the other. Once ascertained, the Class Administrator will provide the actual or estimated amount of Interchange Fees Paid attributable to each Claimant to the Claimant, who will be able to elect to accept or contest the accuracy of the Interchange Fees Paid information.

If a Claimant’s data is not located in the Visa databases and cannot otherwise be located with reasonable effort, the Class Administrator will request and consider information provided by the Claimant in conjunction with other available information to make reasonable estimates of Visa-Branded Card Interchange Fees Paid in order to value such Claimant’s claim in the following manner based on the nature of information which is available to estimate the claim:
1.    Where Visa-Branded Card sales transaction volume and the average default Visa interchange rates for the Claimant are both known based on information provided by the Claimant, Visa-Branded Card Interchange Fees Paid will be determined by multiplying the Claimant’s Visa-Branded Card sales transaction volume by the known average default Visa interchange rates;
2.    Where the Visa-Branded Card sales transaction volume is known, but the actual average default Visa interchange rates are not known based on information provided by the Claimant, Visa-Branded Card Interchange Fees Paid will be determined by multiplying the Visa-Branded Card sales transaction volume by the average annual default interchange rates applicable to the Claimant’s merchant category as calculated by the Class Administrator3;
3.    Where the Visa-Branded Card sales transaction volume is not known, but total payment card sales volume is known based on information provided by the Claimant, Visa-Branded Card Interchange Fees Paid will be determined first by estimating Visa-Branded Card volume using annual credit and debit card sales share figures from The Nilson Report for each year during which the Claimant accepted payment cards and then by multiplying the estimated Visa-Branded Card sales transaction volume by the average annual default Visa interchange rate applicable to the Claimant’s merchant category; and
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3 Average annual default Visa interchange rates applicable to merchant categories will be computed from the Visa Transactional Database.

4.    Where a Claimant’s total payment card volume is not known, but a Claimant’s total annual retail sales volumes, including all payment methods, and period of acceptance of Visa- and/or Mastercard- Branded Cards, is known based on information provided by the Claimant, the Claimant’s annual Visa-Branded Card sales transaction volume will be estimated based on Visa-Branded Card information from the annual Visa Payment Systems Panel (PSP) studies.4 The Claimant’s annual Visa-Branded Card sales volume will be estimated based on annual credit and debit card sales share figures obtained from The Nilson Report and the Claimant’s estimated annual Interchange Fees Paid on Visa-Branded Cards will be determined by multiplying that amount by the average interchange rate applicable to the Claimant’s merchant category.
If necessary, the same procedures can be used to estimate a Claimant’s Mastercard-Branded Card Interchange Fees Paid when the Claimant can provide the information described in 1‑4 above.

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4 The Visa PSP studies include data by merchant category including the percentage of sales volume accounted for by credit and debit card sales. The Visa PSP study data are collected annually through surveys of 19,200 consumers located across the continental U.S. The PSP survey participants’ record information about their purchases for specified periods, including the type of payment method used and the category of merchant the purchased was made. The types of merchant categories included in the Visa PSP survey are broad, and include 100 total categories, including 37 retail categories (such as automotive, grocery, drug stores, department stores), 33 travel and entertainment categories (such as restaurants, airlines, hotels/motels, and movie theatres) , and 33 service categories (such as charities, insurance, postal service, and telephone companies).

If a Claimant believes that the total Interchange Fees Paid as reflected in data provided by the Class Administrator to the Claimant is incomplete or if the Class Administrator is unable to provide any Interchange Fees Paid data for a Claimant based on the information then known to it, the Class Administrator may solicit additional information from the Claimant to assist it in querying the Visa or Mastercard databases in an effort to supplement or locate the relevant information for the Claimant. This additional information may include, but is not limited to: (a) location address; (b) payment processor name; and (c) card acceptor identifier for each location at which the Claimant accepted Visa or Mastercard for payment during the Class Period. The Class Administrator will inform each Claimant of its actual or estimated Visa and Mastercard Interchange Fees Paid as well as the Claimant’s actual or estimated Visa- and Mastercard-Branded Card sales transaction volumes. It is anticipated that this information will be provided in a subsequent mailing or email to the Claimant as part of the Claim Form package and/or will be made accessible over a secure website operated by the Class Administrator. To the extent reasonably practical, the secure website will provide the Claimant the opportunity to view its Interchange Fees Paid and sales transaction volume data broken down by year, merchant location and card acceptor identifier. Claimants will be given the opportunity to accept the claim values as represented by the actual or estimated Interchange Fees Paid amount provided by the Class Administrator on the Claim Form or on the Class Administrator’s secure website.
Alternatively, Claimants will be given the opportunity to contest the accuracy of the statement or estimates of Interchange Fees Paid determined by the Class Administrator. A Claimant contesting the accuracy of the statement or estimate of Interchange Fees Paid provided by the Class Administrator may then be required to provide additional information which may assist the Class Administrator in locating relevant information, including, but not limited to: (a) location address; (b) payment processor name; (c) card acceptor identifier for each location at which the Claimant accepted Visa or Mastercard during the Class Period; and (d) such other information as may be of assistance, including information detailing the nature of the asserted inaccuracy. The Class Administrator may then re-query the Visa Transactional

Database or other data using such additional information provided by the Claimant and notify the Claimant of any revised estimate of Interchange Fees Paid.
For known potential members of the Rule 23(b)(3) Settlement Class for whom the Class Administrator has not been able to determine or estimate Interchange Fees Paid, based on the data available to the Class Administrator, a form will be sent by postal mail and/or email and/or made available on the Case Website requesting: (a) location address; (b) payment processor name; and (c) card acceptor identifier for each location at which the Claimant accepted Visa or Mastercard during the Class Period to the extent known. The Class Administrator will then query the Visa Transactional Database or other data using the information provided by the Claimant and notify the Claimant of its estimated Interchange Fees Paid, if possible. If the Class Administrator still cannot locate Interchange Fees Paid in the Visa Transactional Database or other data, the Claimant will be requested to supply such information as is available to the Claimant which will support a reasonable estimate of its claim value.
Any Claimant that still disagrees with the Class Administrator’s estimate of Interchange Fees Paid must state what it believes is a more accurate estimate and/or explain how it can be more accurately calculated, and include supporting documentation. The information to be supplied by the Claimant will consist of some or all of the following, by year, for the period commencing January 1, 2004 through the Settlement Preliminary Approval Date, to the extent known:

•	Interchange Fees Paid

•	Merchant default interchange rates (including the date of each change of rate);

•	Sales volume on which interchange fees were applied (to the extent known, broken out by network brand, credit card and debit card types);

•	Merchant category code(s) used to process merchant’s sales transactions; and

•
Any such challenge must be in writing and must be mailed or emailed to the Class Administrator within thirty days after the date of the notice of the Class Administrator’s revised estimate of Interchange Fees Paid.

To the extent needed, Rule 23(b)(3) Class Counsel may direct the Class Administrator to engage one or more experts to assist with activities such as assigning appropriate merchant categories and/or determining appropriate default interchange rates or particular claims or groups of claims. Upon review of the Claimant’s challenge and supporting documentation, the Class Administrator will make a determination whether the Interchange Fees Paid estimate should be adjusted and will notify the Claimant of its determination, together with information about how the Claimant can appeal such determination to Rule 23(b)(3) Class Counsel, and subsequently the Court. All claims based upon Claimant supplied information will be subject to audit.
The Class Administrator may require Claimants to provide supporting documentation and/or additional information as appropriate in connection with: (i) a challenge to a claim estimate based upon Defendant information; (ii) a request to aggregate claims; (iii) a claim submitted by a third party; (iv) a disputed claim (e.g., sale of business, dissolution or bankruptcy); or (v) an audit.
It will be the responsibility of each Claimant to provide the Class Administrator with any change in its postal and/or email address and there will be a facility on the Case Website for doing so.
Prior to the dissemination of Claim Forms, the Class Administrator has established a preregistration system on the Case Website for potential Claimants to provide information to assist the Class Administrator in the preparation of the class member’s Claim Form. The requested preregistration information consists of the following:

•	Contact information;

•	Business information;

•	Location of each operation;

•	Information on each acquiring account;

•	Franchise relationship, if any; and

•	Best method for the Class Administrator to provide a Claim Form (by email or postal mail, or both).
An automated Excel utility allows Claimants to upload their location and payment processor data via an Excel workbook. If their information changes, the Claimant may securely return to the preregistration system at any time and update their submission.5

F.	Claim Form
If, and as soon as practicable after, the Court grants final approval of the proposed settlement and claim values are estimated, the Class Administrator will disseminate a claim form (“Claim Form”) to known members of the Rule 23(b)(3) Settlement Class. To the extent known or reasonably estimated, the Claim Form will include each respective class member’s estimated Interchange Fees Paid and transaction volumes on Visa- and Mastercard-Branded Card transactions during the Class Period.
If the Claimant agrees with the Class Administrator’s estimate of Interchange Fees Paid, the Claimant can so indicate, sign the Claim Form, indicate whether it continued to accept Visa and Mastercard credit cards until that date or the date upon which it stopped accepting Visa and Mastercard credit cards, and return the Claim Form to the Class Administrator prior to the deadline stated on the Claim Form - electronically or by mail - for processing.
__________________________________________
5 Any entity who previously preregistered with the Claims Administrator is encouraged to review the materials previously submitted and, if necessary, update those materials with the Class Administrator.

If the Claimant does not agree with the Class Administrator’s estimation of the Interchange Fees Paid, the Claimant can attach (or upload where possible) documentation to show the dollar amount of Visa- and Mastercard-Branded Card Interchange Fees Paid during the Class Period (including, e.g., records of default interchange rates applicable, interchange fees charged or assessed, merchant discount fees paid, volume of Visa- and Mastercard-Branded Card transactions, Merchant Category Codes, etc.). The Claimant will then indicate its request to have its claim value determined based on the provided information (subject to audit), indicate whether it continued to accept Visa and Mastercard credit cards until that date or the date upon which it stopped accepting Visa and Mastercard credit cards, and sign the Claim Form and return it and the documentation to the Class Administrator prior to the deadline stated on the Claim Form - electronically or by mail - for processing.

G.	Distribution of Remaining Balance of Cash Fund
If there is any balance remaining in the Cash Fund after eight months following the date of the initial distribution of the Cash Fund to Claimants (by reason of tax refunds, un-cashed checks or otherwise), then funds will be re-distributed to Claimants who have cashed their initial distributions and who would receive a payment no less than a minimum payment threshold amount from such re-distribution, after payment of any unpaid costs or fees incurred in administering the Cash Fund for such redistribution, including any applicable taxes and any other related tax expenses. The minimum payment threshold amount shall be determined by Rule 23(b)(3) Class Counsel after consultation with the Class Administrator regarding factors bearing on the economic feasibility of re-distribution (such as the costs of mailing checks, the total amount of funds to be distributed, and the number of Claimants that cashed their initial distributions) but shall be no less than $25.00 and no more than $100.00. Six months after such redistribution any remaining balance shall be distributed as the Court may direct in accordance with Paragraph 28 of the Superseding and Amended Class Settlement Agreement.

III.	Class Administrator
Subject to Court approval, Rule 23(b)(3) Class Counsel have determined it is in the best interests of the class to continue using Epiq Class Action and Claims Solutions, Inc. (“Epiq”) as the Class Administrator. Epiq’s continuation as the Class Administrator is subject to Epiq’s ongoing compliance with all provisions of the Superseding and Amended Class Settlement Agreement and Appendices thereto, including this Notice Plan and the Plan of Administration and Distribution.
If the Court denies the approval of Epiq, or if Rule 23(b)(3) Class Counsel determines that Epiq cannot satisfy the conditions set forth above, then Rule 23(b)(3) Class Counsel will select a different entity to serve as the Class Administrator, subject to Court approval.

IV.	The Claims Process

A.	Timing of Claim Form Submissions
In order to be considered valid, all Claim Forms must be submitted to the Class Administrator, addressed in accordance with the instructions on the Claim Form, by or before the deadline specified in the Claim Form unless such deadline is extended by order of the Court. If sent by mail, a Claim Form shall be deemed submitted when posted, provided that the envelope: (a) shows that first-class postage was affixed or prepaid; and (b) bears a postmark or postage meter with a date no later than the deadline. If sent by private or commercial carrier (e.g., Federal Express, UPS, etc.), a Claim Form shall be deemed submitted on the shipping date reflected on the shipping label. If sent electronically, a Claim Form shall be deemed submitted when uploaded to the Case Website. If sent by fax, a Claim Form shall be deemed submitted when received by the Class Administrator.

B.	Claim Review and Analysis
All Claim Forms shall be subject to anti-fraud procedures and random and/or selective audits. The Class Administrator shall be responsible for developing an appropriate plan to audit Claims Forms (an “Audit Plan”). The Class Administrator shall provide its Audit Plan to Rule 23(b)(3) Class Counsel before beginning any audits.

C.	Challenges to the Class Administrator’s Calculations
All members of the Rule 23(b)(3) Settlement Class that file claims will be entitled to challenge decisions by the Class Administrator regarding the amount or denial of any claim. Claimants may challenge the Class Administrator’s estimate of Interchange Fees Paid, and may appeal the Class Administrator’s determination of such challenge, as provided above in Section II. Claimants whose claims are denied, or who disagree with the final calculation of their claims, may challenge such denials or final calculations in writing, together with supporting documentation, mailed or emailed to the Class Administrator within thirty days after receipt of the notice of the denial or final calculation of the claim. Upon review of the Claimant’s challenge and supporting documentation, the Class Administrator will make a determination whether the claim should be denied, approved or adjusted, and will notify the Claimant of its determination, together with information about how the Claimant can appeal such determination to Rule 23(b)(3) Class Counsel, and subsequently the Court.

V.	Notice and Claims Administration Website
The website www.PaymentCardSettlement.com, which has been operational since approximately December 7, 2012, will be updated to reflect information concerning the Settlement and to, inter alia: (i) permit persons to read and/or download the Notice of Settlement of Class Action, Claim Forms, the Operative Complaints, the Class Settlement Agreement, certain Court orders or decisions, and Rule 23(b)(3) Class Counsel’s names, address(es), and contact information, and other pertinent documents or information agreed to by the parties or ordered by the Court; (ii) facilitate a pre-registration process for class members that intend to file claims, as discussed in Section II.F., supra; (iii) facilitate the dissemination of Claim Forms to members of the class; (iv) facilitate the submission of Claim Forms by enabling class members to print paper Claim Forms and by allowing the electronic submission of Claim Forms; and (v) facilitate the answering of FAQs regarding claims and/or to provide any updates agreed upon by the parties. The Case Website is currently available in multiple languages. The website shall offer English, Spanish, and other language versions of the Notice of Settlement of Class Action and the Claim Form.

VI.	Telephone Support
The Class Administrator has set up an automated IVR telephone system that Claimants can reach through a toll-free number to, inter alia, obtain information and request documents related to the claims process. This system has been operational since approximately December 18, 2012. The IVR system shall be updated to permit callers to hear options in English, Spanish and potentially other languages, and shall offer callers who choose a non-English option certain case-related documents in that requested language. In addition, the IVR telephone system will include updated recorded information stating that the parties have entered into a settlement agreement, that the parties are seeking Court approval of the settlement, and that further details will available in the future.
To assist class members, the Class Administrator will continue to provide trained staff to respond to questions by telephone during normal business hours and by email.

VII.	Modification
Rule 23(b)(3) Class Counsel may apply to the Court to modify this Plan on notice to members of the Rule 23(b)(3) Settlement Class and the Defendants.

APPENDIX J - Counsel Names and Contact Information

Co-Lead Counsel for Class Plaintiffs
K. Craig Wildfang
Thomas J. Undlin
Ryan W. Marth
Robins Kaplan LLP
800 LaSalle Avenue, Suite 2800
Minneapolis, MN 55402
Telephone: 612-349-8500
Facsimile: 612-339-4181
E-Mail: kcwildfang@robinskaplan.com
E-Mail: tundlin@robinskaplan.com
E-Mail: rmarth@robinskaplan.com

H. Laddie Montague, Jr.
Merrill G. Davidoff
Michael J. Kane
Berger Montague PC
1818 Market Street, Suite 3600
Philadelphia, PA 19103
Telephone: 215-875-3000
Facsimile: 215-875-4604
E-Mail: hlmontague@bm.net
E-Mail: mdavidoff@bm.net
E-Mail: mkane@bm.net

Patrick J. Coughlin
Alexandra S. Bernay
Carmen A. Medici
Robbins Geller Rudman & Dowd LLP
655 West Broadway, Suite 1900
San Diego, CA 92101
Telephone: 619-231-1058
Facsimile: 619-231-7423
E-Mail: patc@rgrdlaw.com
E-Mail: xanb@rgrdlaw.com
E-Mail: cmedici@rgrdlaw.com

Attorneys for Defendants Visa Inc., Visa U.S.A. Inc.,
and Visa International Service Association

Robert J. Vizas
Arnold & Porter Kaye Scholer LLP
Three Embarcadero Center, 10th Floor
San Francisco, CA 94111-4024
Telephone: 415-471-3100
Facsimile: 415-471-3400
E-Mail: robert.vizas@arnoldporter.com

Mark R. Merley
Matthew A. Eisenstein
Arnold & Porter Kaye Scholer LLP
601 Massachusetts Avenue, NW
Washington, DC 20001-3743
Telephone: 202-942-5000
Facsimile: 202-942-5999
E-Mail: mark.merley@arnoldporter.com
E-Mail: matthew.eisenstein@arnoldporter.com

Robert C. Mason
Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, NY 10019-9710
Telephone: 212-836-8000
Facsimile: 212-836-8689
E-Mail: robert.mason@arnoldporter.com

Michael S. Shuster
Demian A. Ordway
Blair E. Kaminsky
Holwell Shuster & Goldberg LLP
425 Lexington Avenue
New York, NY 10017
Telephone: 646-837-5151
Facsimile: 646-837-5153
E-Mail: mshuster@hsgllp.com
E-Mail: dordway@hsgllp.com
E-Mail: bkaminsky@hsgllp.com

Attorneys for Defendants Mastercard Incorporated
and Mastercard International Incorporated

Kenneth A. Gallo
Zachary A. Dietert
Paul, Weiss, Rifkind, Wharton & Garrison LLP
2001 K Street, NW
Washington, DC 20006-1047
Telephone: 202-223-7300
Facsimile: 202-223-7420
E-Mail: kgallo@paulweiss.com
E-Mail: zdietert@paulweiss.com

Gary R. Carney
Paul, Weiss, Rifkind, Wharton & Garrison, LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Telephone: 212-373-3000
Facsimile: 212-757-3990
E-Mail: gcarney@paulweiss.com

Attorneys for Defendants Bank of America, N.A.,
BA Merchant Services LLC (f/k/a National
Processing, Inc.), and Bank of America Corporation

Mark P. Ladner
Michael B. Miller
Morrison & Foerster LLP
250 West 55th Street
New York, NY 10019-9601
Telephone: 212-468-8000
Facsimile: 212-468-7900
E-Mail: mladner@mofo.com
E-Mail: mbmiller@mofo.com

Attorneys for Defendants Barclays Bank plc, Barclays
Delaware Holdings, LLC, (f/k/a Juniper Financial Corporation),
Barclays Bank Delaware (f/k/a Juniper Bank), and Barclays Financial Corp.

Wayne D. Collins
James P. Tallon
Shearman & Sterling
599 Lexington Avenue
New York, NY 10022-6069
Telephone: 212-848-4000
Facsimile: 212-848-7179
E-Mail: wcollins@shearman.com
E-Mail: jtallon@shearman.com

Attorneys for Defendants Capital One Bank (USA), N.A.,
Capital One F.S.B., and Capital One Financial Corporation

Andrew J. Frackman
Abby F. Rudzin
O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY 10036
Telephone: 212-326-2000
Facsimile: 212-326-2061
E-Mail: afrackman@omm.com
E-Mail: arudzin@omm.com

Attorneys for Defendants JPMorgan Chase & Co. (and as successor to Bank
One Corporation), JPMorgan Chase Bank, N.A., Chase Bank USA, N.A. (and as successor to Chase Manhattan Bank USA, N.A. and Bank One Delaware, N.A.),
and Paymentech, LLC (and as successor to Chase Paymentech Solutions, LLC)

Peter E. Greene
Boris Bershteyn
Kamali P. Willett
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Telephone: 212-735-3000
Facsimile: 212-735-2000
E-Mail: peter.greene@skadden.com
E-Mail: boris.bershteyn@skadden.com
E-Mail: kamali.willett@skadden.com

Attorneys for Defendants Citibank, N.A., Citigroup Inc., and Citicorp.

David F. Graham
Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Telephone: 312-853-7000
Facsimile: 312-853-7036
E-Mail: dgraham@sidley.com

Benjamin R. Nagin
Sidley Austin LLP
787 Seventh Ave
New York, NY 10019
Telephone: 212-839-5300
Facsimile: 212-839-5599
E-Mail: bnagin@sidley.com

Attorneys for Defendant Fifth Third Bancorp

Richard L. Creighton, Jr.
Drew M. Hicks
Keating Muething & Klekamp PLL
One East Fourth Street, Suite 1400
Cincinnati, OH 45202
Telephone: 513-579-6400
Facsimile: 513-579-6457
E-Mail: rcreighton@kmklaw.com
E-Mail: dhicks@kmklaw.com

Attorneys for Defendant First National Bank of Omaha

John P. Passarelli
James M. Sulentic
Kutak Rock LLP
1650 Farnam Street
The Omaha Building
Omaha, NE 68102
Telephone: 402-346-6000
Facsimile: 420-346-1148
E-Mail: John.Passarelli@KutakRock.com
E-Mail: James.Sulentic@KutakRock.com

Attorneys for HSBC Finance Corporation, HSBC Bank USA, N.A.,
HSBC North America Holdings Inc., HSBC Holdings plc, and HSBC Bank plc

David S. Lesser
Wilmer Cutler Pickering Hale and Dorr LLP
7 World Trade Center
250 Greenwich Street
New York, NY 10007
Telephone: 212-230-8800
Facsimile: 212-230-8888
E-Mail: david.lesser@wilmerhale.com

Attorneys for Defendants The PNC Financial Services
Group, Inc. (and as acquirer of National City Corporation),
National City Corporation, and National City Bank of Kentucky

Frederick N. Egler
Reed Smith LLP
Redd Smith Center
225 Fifth Avenue
Pittsburgh, PA 15222
Telephone: 412-288-3396
Facsimile: 412-288-3063
Email: fegler@reedsmith.com

Attorneys for Defendants SunTrust Banks, Inc. and SunTrust Bank

Teresa T. Bonder
Valarie C. Williams
Kara F. Kennedy
Alston & Bird LLP
1201 West Peachtree Street NW
Atlanta GA 30309
Telephone: 404-881-7000
Facsimile: 404-881-7777
E-Mail: Teresa.Bonder@alston.com
E-Mail: Valarie.Williams@alston.com
E-Mail: Kara.Kennedy@alston.com

Attorneys for Defendant Texas Independent Bancshares, Inc.

Jonathan B. Orleans
Adam S. Mocciolo
Pullman & Comley, LLC
850 Main Street
PO Box 7006
Bridgeport, CT 06601-7006
Telephone: 203-330-2000
Facsimile: 203-576-8888
E-Mail: jborleans@pullcom.com
E-Mail: amocciolo@pullcom.com

Attorneys for Defendants Wells Fargo &
Company (and as successor to Wachovia Corporation)

Robert P. LoBue
William F. Cavanaugh
Patterson Belknap Webb & Tyler LLP
1133 Avenue of the Americas
New York, NY 10036
Telephone: 212-336-2000
Facsimile: 212-336-2222
E-Mail: rplobue@pbwt.com
E-Mail: wfcavanaugh@pbwt.com